Form 10-K405, Exhibit 13
period 1999-12-31
LINCOLN BANCORP /IN/
filed 2000-03-30
CIK 1070259

Message to Shareholders....................................................    2

Selected Consolidated Financial Data.......................................    3

Management's Discussion and Analysis.......................................    4

Report of Independent Auditor..............................................   20

Consolidated Balance Sheet.................................................   21

Consolidated Statement of Income...........................................   22

Consolidated Statement of Comprehensive Income.............................   23

Consolidated Statement of Shareholders' Equity.............................   24

Consolidated Statement of Cash Flows.......................................   25

Notes to Consolidated Financial Statements.................................   26

Directors and Executive Officers...........................................   46

Shareholder Information....................................................   47

Officers and Branch Locations of Lincoln Federal Savings Bank..............   48







         Lincoln Bancorp (the "Holding Company" and together with the Bank, as defined below, the "Company") is an Indiana corporation organized in September, 1998 to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Lincoln Federal Savings Bank ("Lincoln Federal" or the "Bank") in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on December 30, 1998. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of the Bank. Lincoln Federal was originally organized in 1884 as Ladoga Federal Savings and Loan Association, located in Ladoga, Indiana. In 1979, Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, the Bank changed its name to Lincoln Federal Savings and Loan Association and, in 1984, adopted its current name, Lincoln Federal Savings Bank. At December 31, 1999, Lincoln Federal conducted its business from six full-service offices located in Hendricks, Montgomery, Clinton and Morgan Counties, Indiana, with its main office located in Plainfield. Lincoln Federal opened its newest offices in Avon, Indiana in January, 1999 and in Mooresville, Indiana in April, 1999. The Bank's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Lincoln Federal's deposit accounts are insured up to applicable limits by the SAIF of the FDIC.

         Lincoln Federal offers a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) commercial real estate loans; (iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts; and
(xii) certificates of deposit.

To our shareholders and friends,

Lincoln Bancorp celebrated its first year as a publicly traded company in 1999 with great success. Our original earnings estimate was $.63 per share and we finished the year at $.71 per share. Our first stock repurchase program resulted in the repurchase of 10% of the total shares outstanding, or 700,925 shares. Dividends were paid each quarter and increased by 33 1/3% in the third quarter. Our accomplishments and our commitment to positioning the bank for the future are the results of an excellent staff, who make our bank a special place to work and do business.

Lincoln Federal Savings Bank's significant accomplishments during the past year included new facilities, products, technology, and staff. Our new offices in Avon and Mooresville have exceeded our expectations while increasing our customer base. Several new products, with new technology and a new deposit operations department, were developed during the year to allow us to compete on a direct level with even our largest competitors. New key staff additions included a Human Resource Director, Retail Sales Manager and Residential Lending Manager.

Our team looks forward to the year ahead and we intend to increase our market share by enhancing our existing products and services, developing our commercial lending capabilities and expanding our mortgage lending products. We also plan to reach out into new markets surrounding Indianapolis and continue developing a presence on the Internet at www.lincolnfederal.com.

As always, there will be a strong community commitment in all Lincoln Federal markets. The Lincoln Federal Charitable Foundation will continue to provide grants to help support community programs.

We are dedicated to increasing the long-term value of our company by expanding through acquisition and/or branching, and are equally committed to providing excellent service to our customers. We hope you share the pride of our directors and employees in our first year as a publicly traded company and we appreciate your continued support and confidence.


Very truly yours,


/s/ Tim Unger
Tim Unger
President and CEO

         The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

                                                                                 At December 31,
                                                            ---------------------------------------------------------
                                                            1999          1998         1997         1996         1995
                                                           -------       -------      -------      -------      -------
                                                                                 (In thousands)

Summary of Financial Condition Data:
Total assets............................................  $410,828      $366,448     $321,391     $345,552     $319,777
Cash and interest bearing deposits in other banks (1)...    10,819        22,907       18,958       10,394        8,882
Investment securities available for sale................   145,875       129,276       29,399          118          116
Investment securities held to maturity..................       500         1,250        9,635       15,185       11,600
Mortgage loans held for sale............................       ---           ---          ---       24,200       15,534
Loans...................................................   234,761       197,433      249,996      282,813      270,933
Allowance for loan losses...............................    (1,761)       (1,512)      (1,361)      (1,241)      (1,121)
Net loans...............................................   233,000       195,921      248,635      281,572      269,812
Investment in limited partnerships......................     2,064         2,387        2,706        3,187        3,583
Deposits................................................   204,982       212,010      203,852      210,823      196,117
Borrowings..............................................   110,252        35,466       72,827       94,412       85,604
Shareholders' equity....................................    91,743       106,108       41,978       37,919       34,930

                                                                             Year Ended December 31,
                                                           ------------------------------------------------------------
                                                            1999          1998         1997         1996          1995
                                                           -------       -------      -------      -------      -------
                                                                                 (In thousands)

Summary of Operating Data:
Total interest income...................................   $27,742    $   22,999    $  25,297    $  24,453    $  22,065
Total interest expense..................................    13,947        13,827       15,652       15,119       14,486
                                                           -------       -------      -------      -------      -------
   Net interest income..................................    13,795         9,127        9,645        9,334        7,579
Provision for loan losses...............................       384           173          298          120          100
                                                           -------       -------      -------      -------      -------
   Net interest income after provision for loan losses .    13,411         8,999        9,347        9,214        7,479
                                                           -------       -------      -------      -------      -------
Other income (losses):
   Net realized-and unrealized-gain (loss)
     on loans held for sale.............................        11           (61)         299         (160)       1,463
   Net realized- and unrealized-gains on securities
     available for sale.................................        (4)          113          118          ---          ---
   Equity in losses of limited partnerships.............      (323)         (514)        (681)        (596)      (1,595)
   Other................................................       930           833          674          503          473
                                                           -------       -------      -------      -------      -------
     Total other income (loss)..........................       614           371          410         (253)         341
                                                           -------       -------      -------      -------      -------
Other expenses:
   Salaries and employee benefits.......................     3,859         2,724        2,247        1,719        1,529
   Net occupancy expenses...............................       357           249          272          236          272
   Equipment expenses...................................       541           626          526          361          176
   Deposit insurance expense............................       150           188          194        1,725          438
   Data processing expense..............................       736           658          581          313          228
   Professional fees....................................       209           201          238           69           48
   Director and committe fees...........................       224           319          227          110          102
   Mortgage servicing rights amortization...............       124           280           67           12            9
   Charitable contributions.............................        22         2,023           32           18           37
   Other................................................     1,109           842          701          540          405
                                                           -------       -------      -------      -------      -------
     Total  other expenses..............................     7,331         8,110        5,085        5,103        3,244
                                                           -------       -------      -------      -------      -------
   Income before income taxes and extraordinary item....     6,694         1,260        4,672        3,858        4,576
   Income taxes (benefit)...............................     2,346            (7)       1,159          870        1,193
                                                           -------       -------      -------      -------      -------
Income before extraordinary item........................     4,348         1,267        3,513        2,988        3,383
Extraordinary item-early extinguishment of debt,
   net of income taxes of $99...........................       ---          (150)         ---          ---          ---
     Net income.........................................    $4,348   $     1,117   $    3,513   $    2,988   $    3,383
                                                           =======       =======      =======      =======      =======
                                                                                                             (Continued)

                                                                             Year Ended December 31,
                                                            1999         1998         1997         1996          1995
                                                           -------       -------      -------      -------      -------
                                                                                 (In thousands)

Supplemental Data:
Basic earnings per share................................      $.71           ---          ---          ---          ---
Diluted earnings per share..............................       .71           ---          ---          ---          ---
Divendends per share....................................       .28           ---          ---          ---          ---
Dividend payout ratio...................................     39.44%          ---          ---          ---          ---
Return on assets (2)....................................      1.09           .35%        1.02%         .90%        1.09%
Return on equity (3)....................................      4.29          2.58         8.71         8.08         9.92
Equity to assets (4)....................................     22.33         28.96        13.06        10.97        10.92
Interest rate spread during period (5)..................      2.32          2.24         2.41         2.36         1.99
Net yield on interest-earning assets (6)................      3.57          3.02         2.92         2.91         2.55
Efficiency ratio (7)....................................     50.88         84.98        50.57        56.19        40.96
Other expenses to average assets (8)....................      1.84          2.55         1.47         1.54         1.05
Average interest-earning assets to average
   interest-bearing liabilities.........................    134.83        117.02       110.88       111.80       111.31
Non-performing assets to total assets (4)...............       .28           .38         1.14          .73          .75
Allowance for loan losses to total
   loans outstanding (4) (9)............................       .75           .77          .54          .40          .39
Allowance for loan losses to non-performing loans (4)...    159.37        117.03        37.56        50.80        46.81
Net charge-offs to average total loans outstanding .....       .06           .01          .06          ---          .01
Number of full service offices (4)......................         6             4            4            4            4


(1)  Includes certificates of deposit in other financial institutions.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5) Interest rate spread is calculated by substracting combined average interest cost from combined average interest rate earned for the period indicated.
(6)  Net interest income divided by average interest-earning assets.
(7) Other expenses (excluding income tax expense) divided by the sum of net interest income and noninterest income. Excluding the effect of the $2.0 million contribution to the charitable foundation, the efficiency ratio would have been 64.03% for the year ended December 31, 1998. Excluding the effect of the one-time SAIF assessment, the efficiency ratio would have been 42.28% for the year ended December 31, 1996.
(8)  Other expenses divided by average total assets.
(9)  Total loans include loans held for sale.


           Management's Discussion and Analysis of Financial Condition
                            and Results of Operation

General

         The Holding Company was incorporated for the purpose of owning all of the outstanding shares of Lincoln Federal. The following discussion and analysis of the Holding Company's financial condition as of December 31, 1999 and Lincoln Federal's results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

         In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Holding Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Holding Company's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

          1.   Management's determination of the amount of loan loss allowance;

          2.   The effect of changes in interest rates;

          3.   Changes in deposit insurance premiums; and

          4. Proposed legislation that would eliminate the federal thrift charter and the separate federal regulation of thrifts.

Average Balances and Interest Rates and Yields

      The following tables present the years ended December 31, 1999, 1998 and 1997, the average daily balances, of each category of Lincoln Federal's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.


                                                                           Year Ended December 31,
                                         -------------------------------------------------------------------------------------------
                                                    1999                            1998                          1997
                                         -----------------------------  -----------------------------  -----------------------------
                                         Average              Average   Average               Average  Average              Average
                                         Balance Interest(6)Yield/Cost  Balance  Interest(6)Yield/Cost Balance Interest(6)Yield/Cost
                                         ------- ---------- ----------  -------  ---------- ---------- ------- ---------- ----------
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-bearing deposits............ $6,614     $263      3.98%    $29,949    $1,544      5.16%    $11,853  $   653     5.51%
   Mortgage-backed securities
     available for sale (1)............. 89,385    5,903      6.60      41,011     2,962      7.22      13,089    1,086     8.30
   Other investment securities

     available for sale (1)............. 64,526    4,234      6.56      11,940       785      6.57          66        5     7.58
   Other investment securities

     held to maturity ..................    649       40      6.16       4,176       248      5.94      12,758      768     6.02
   Loans receivable (2) (5) (6).........219,312   16,866      7.69     211,260    17,024      8.06     286,912   22,369     7.80
   Stock in FHLB of Indianapolis........  5,447      436      8.00       5,447       436      8.00       5,199      416     8.00
                                       --------   ------               -------    ------               -------   ------
     Total interest-earning assets......385,933   27,742      7.19     303,783    22,999      7.57     329,877   25,297     7.67
                                                  ------                          ------                         ------
Non-interest earning assets,
   net of allowance for loan losses
   and unrealized gain/loss
   on securities available for sale..... 12,107                         14,587                          15,694
                                       --------                       --------                        --------
     Total assets......................$398,040                       $318,370                        $345,571
                                       ========                       ========                        ========
Liabilities and equity capital:
Interest-bearing liabilities:
   Interest-bearing demand deposits..... $9,296      137      1.47      $7,905       150      1.90  $    7,438      154     2.07
   Savings deposits..................... 17,940      499      2.78      20,691       625      3.02      25,159      781     3.10
   Money market savings deposits........ 39,614    1,759      4.44      29,883     1,440      4.82      21,278    1,044     4.91
   Certificates of deposit..............136,840    7,184      5.25     151,344     8,757      5.79     151,507    8,425     5.56
   FHLB advances and securities sold
     under repurchase agreements........ 82,554    4,368      5.29      49,773     2,855      5.74      92,121    5,248     5.70
                                       --------   ------               -------    ------               -------   ------
     Total interest-bearing
        liabilities.....................286,244   13,947      4.87     259,596    13,827      5.33     297,503   15,652     5.26
                                                  ------                          ------                         ------
Other liabilities....................... 10,495                         15,497                           7,729
                                       --------                       --------                        --------
       Total liabilities................296,739                        275,093                         305,232
Shareholders' equity....................101,301                         43,277                          40,339
                                       --------                       --------                        --------
         Total liabilities and
           equity capital..............$398,040                       $318,370                        $345,571
                                       ========                       ========                        ========
Net interest-earning assets............ $99,689                       $ 44,187                        $ 32,374
Net interest income.....................         $13,795                         $ 9,172                        $ 9,645
                                                 =======                         =======                        =======
Interest rate spread (3)................                      2.32%                           2.24%                         2.41%
                                                              ====                            ====                          ====
Net yield on weighted average
   interest-earning assets (4)..........                      3.57%                           3.02%                         2.92%
                                                              ====                            ====                          ====
Average interest-earning
   assets to average
   interest-bearing liabilities........  134.83%                        117.02%                         110.88%
                                       ========                       ========                        ========

(1)  Mortgage-backed   securities   available  for  sale  and  other  investment
     securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.

(2)  Total loans, including loans held for sale, less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

(5)  The balances include nonaccrual loans.

(6) Interest income on loans receivable includes loan fee income of $394,000, $511,000 and $554,000 for the years ended December 31, 1999, 1998 and 1997.

Interest Rate Spread

      The Company's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

      The following table sets forth the weighted average effective interest rate that the Company earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, its interest rate spread and the net yield on weighted average interest-earning assets for the periods shown. Average balances are based on average daily balances.

                                                                               Year Ended December 31,
                                                              --------------------------------------------------------
                                                              1999                      1998                      1997
                                                              ----                      ----                      ----
Weighted average interest rate earned on:
   Interest-earning deposits.........................         3.98%                      5.16%                    5.51%
   Mortgage-backed securities available for sale.....         6.60                       7.22                     8.30
   Other investment securities available for sale....         6.56                       6.57                     7.58
   Other investment securities held to maturity......         6.16                       5.94                     6.02
   Loans.............................................         7.69                       8.06                     7.80
   FHLB stock........................................         8.00                       8.00                     8.00
     Total interest-earning assets...................         7.19                       7.57                     7.67
Weighted average interest rate cost of:
   Interest-bearing demand deposits..................         1.47                       1.90                     2.07
   Savings deposits..................................         2.78                       3.02                     3.10
   Money market savings deposits.....................         4.44                       4.82                     4.91
   Certificates of deposit...........................         5.25                       5.79                     5.56
   FHLB advances and securities sold under
     repurchase agreements...........................         5.29                       5.74                     5.70
     Total interest-bearing liabilities..............         4.87                       5.33                     5.26
Interest rate spread (1).............................         2.32                       2.24                     2.41
Net yield on weighted average
   interest-earning assets (2).......................         3.57                       3.02                     2.92


(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                                        Increase (Decrease) in Net Interest Income
                                                                   ---------------------------------------------------
                                                                                                                 Total
                                                                    Due to                Due to                  Net
                                                                     Rate                 Volume                Change
                                                                     ----                 ------                ------
                                                                                      (In thousands)

Year ended December 31, 1999 compared
to year ended December 31, 1998
   Interest-earning assets:
     Interest-earning deposits..................................     $(291)                 $(990)              $(1,281)
     Mortgage-backed securities available for sale..............      (274)                 3,215                 2,941
     Other investment securities available for sale.............        (2)                 3,451                 3,449
     Other investment securities held to maturity...............         9                   (217)                 (208)
     Loans receivable...........................................      (793)                   635                  (158)
     FHLB stock.................................................       ---                    ---                   ---
                                                                 ---------            -----------           -----------
       Total....................................................    (1,351)                 6,094                 4,743
                                                                 ---------            -----------           -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................       (37)                    24                   (13)
     Savings deposits...........................................       (47)                   (79)                 (126)
     Money market savings deposits..............................      (120)                   439                   319
     Certificates of deposit....................................      (773)                  (800)               (1,573)
     FHLB advances and securities sold
          under repurchase agreements...........................      (237)                 1,750                 1,513
                                                                 ---------            -----------           -----------
       Total....................................................    (1,214)                 1,334                   120
                                                                 ---------            -----------           -----------
   Net change in net interest income............................     $(137)                $4,760                $4,623
                                                                     =====                 ======                ======
Year ended December 31, 1998 compared
to year ended December 31, 1997
   Interest-earning assets:
     Interest-earning deposits.................................. $     (45)             $     936            $      891
     Mortgage-backed securities available for sale..............      (158)                 2,034                 1,876
     Other investment securities available for sale.............        (1)                   781                   780
     Other investment securities held to maturity...............       (10)                  (510)                 (520)
     Loans receivable...........................................       729                 (6,074)               (5,345)
     FHLB stock.................................................       ---                     20                    20
                                                                 ---------            -----------           -----------
       Total....................................................       515                 (2,813)               (2,298)
                                                                 ---------            -----------           -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................       (13)                     9                    (4)
     Savings deposits...........................................       (21)                  (135)                 (156)
     Money market savings deposits..............................       (19)                   415                   396
     Certificates of deposit....................................       341                     (9)                  332
     FHLB advances..............................................        36                 (2,429)               (2,393)
                                                                 ---------            -----------           -----------
       Total....................................................       324                 (2,149)               (1,825)
                                                                 ---------            -----------           -----------
   Net change in net interest income............................ $     191              $    (664)           $     (473)
                                                                 =========              =========            ==========
Year ended December 31, 1997 compared
to year ended December 31, 1996
   Interest-earning assets:
     Interest-earning deposits.................................. $      (42)            $     439            $      397
     Mortgage-backed securities available for sale..............       ---                  1,086                 1,086
     Other investment securities available for sale.............       ---                     (4)                   (4)
     Other investment securities held to maturity...............        (9)                  (156)                 (165)
     Loans receivable...........................................       197                   (730)                 (533)
     FHLB stock.................................................         9                     54                    63
                                                                 ---------            -----------           -----------
       Total....................................................       155                    689                   844
                                                                 ---------            -----------           -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (2)                     5                     3
     Savings deposits...........................................       (85)                  (226)                 (311)
     Money market savings deposits..............................        25                    699                   724
     Certificates of deposit....................................      (200)                   (50)                 (250)
     FHLB advances..............................................       112                    255                   367
                                                                 ---------            -----------           -----------
       Total....................................................      (150)                   683                   533
                                                                 ---------            -----------           -----------
   Net change in net interest income............................ $     305            $         6           $       311
                                                                 =========            ===========           ===========

Financial Condition at December 31, 1999 Compared to Financial Condition at December 31, 1998

         Total assets increased $44.4 million, or 12.1% at December 31, 1999, compared to December 31, 1998. The increase was primarily in investment securities available for sale and net loans. Investment securities available for sale increased $16.6 million, or 12.8%, while net loans increased $37.1 million, or 18.9%. These increases in investment securities available for sale and net loans were offset by a decrease in cash and cash equivalents. Cash and cash equivalents decreased by $12.1 million, or 52.8%. These balance sheet changes were a result of a leverage strategy to increase interest income and improve the Company's return on average equity.

         Loans and Allowance for Loan Losses. The increase in net loans from $195.9 million at December 31, 1998 to $233.0 million at December 31, 1999 was due in part to the funding of one- to four-family residential mortgage loans that were in process at December 31, 1998 and the purchase of approximately $4.0 million of one- to four-family residential mortgage loans from another financial institution during the first quarter of 1999. Loan growth continued throughout 1999 in nearly all loan categories. The allowance for loan losses as a percentage of total loans decreased slightly to .75% from .77%. The allowance for loan losses as a percentage of non-performing loans was 159.4% and 117.0% at December 31, 1999 and December 31, 1998, respectively. Non-performing loans were $1.1 million and $1.3 million at each date, respectively. Included in non-performing loans at December 31, 1999 were impaired loans of approximately $300,000. Impaired loans at December 31, 1999 consisted of two loans to one borrower collateralized by residential acquisition and development real estate.

         Deposits. Deposits decreased $7.0 million, or 3.3%, at December 31, 1999, compared to December 31, 1998. Certificates of deposit decreased approximately $15.0 million, or 10.0%, while other deposits increased approximately $8.0 million, or 12.0%. The increase in other deposits was primarily due to an increase in money market accounts of approximately $9.0 million, or 27.0%.

         Borrowed Funds. FHLB advances increased $70.7 million at December 31, 1999 compared to December 31, 1998. During 1999, the Company sold securities under repurchase agreements of $4.6 million which was outstanding at December 31, 1999. The additional borrowed funds were primarily used to fund loan growth.

         Shareholders' Equity. Shareholders' equity decreased $14.4 million from $106.1 million at December 31, 1998 to $91.7 million at December 31, 1999. The decrease was due to unrealized losses of $5.4 million on investment securities available for sale, a contribution of $3.7 million to fund the Recognition and Retention Plan ("RRP"), stock repurchases of $8.7 million, cash dividends of $1.7 million and additional stock conversion costs of $16,000. Net income for the year of $4.3 million, Employee Stock Ownership Plan ("ESOP") shares earned of $448,000 and unearned compensation amortization of $292,000 offset these decreases. The Company has obtained approval from the OTS to purchase an additional 10% of its shares and is currently in the process of repurchasing these shares.

Financial Condition at December 31, 1998 Compared to Financial Condition at December 31, 1997

         Total assets increased $45.1 million, or 14.0%, at December 31, 1998, compared to December 31, 1997. The primary increases were in investment securities available for sale and held to maturity which increased $91.5 million and cash and interest-bearing deposits in other banks which increased $3.9 million. These increases were primarily due to net proceeds from the conversion and the loan securitization and sales. Net proceeds of the Holding Company's stock issuance, after costs and excluding the shares issued for the ESOP, were $61.3 million. These increases were in part offset by a $52.7 million decrease in net loans. The decrease was primarily due to the securitization of approximately $39.9 million of one- to four- family residential loans and the subsequent sale of approximately $21.1 million of these mortgage-backed securities. In addition, $19.6 million of portfolio loans were transferred to loans held for sale during 1998 and $17.2 million were subsequently sold.

         Loans, Loans Held for Sale and Allowance for Loan Losses. The decrease in net loans including loans held for sale of $52.7 million, or 21.2%, from December 31, 1997 to December 31, 1998 was due primarily to the securitization of $39.9 million of loans in the second quarter of 1998 and the sale of $17.2 million of loans in the third quarter of 1998. The loans securitized were one- to four- family residential loans. The strategy behind the securitization and sale of mortgage-backed securities was to change the mix of assets on the balance sheet to reduce interest rate risk and to improve liquidity. Lincoln Federal has no plans to securitize or sell additional portfolio loans and will continue to service all loans sold and securitized. The allowance for loan losses as a percentage of total loans increased to .77% from .54%. The allowance for loan losses as a percentage of non-performing loans was 117.0% and 37.6% at December 31, 1998 and December 31, 1997, respectively. Non-performing loans were $1.3 million and $3.6 million at each date, respectively. The decline in non-performing loans was a result of a combination of factors including improved collection efforts on one- to four- family residential and consumer loans, payoffs of non-performing loans totaling $1.1 million and receipt of additional collateral on loans totaling $218,000 allowing these loans to be removed from non-accrual status. Included in non-performing loans at December 31, 1998 were impaired loans of approximately $300,000. Impaired loans at December 31, 1998 consisted of two loans to one borrower collateralized by residential acquisition and development real estate.

         Deposits. Deposits increased $8.2 million, or 4.0%, at December 31, 1998, compared to December 31, 1997. Certificates of deposit increased $1.5 million, or 1.0%, while other deposits increased $6.7 million, or 11.6%. The increase in deposits was primarily due to an increase in money market accounts of $6.9 million, or 26.7%.

         Borrowed Funds. FHLB advances decreased $36.9 million, or 52.6%, at December 31, 1998 compared to December 31, 1997. Proceeds from the sales of mortgage-backed securities available for sale and loans were used to repay a portion of FHLB advances.

         Shareholders' Equity. Shareholders' equity increased $64.1 million from $42.0 million at December 31, 1997 to $106.1 million at December 31, 1998. The increase was due to net proceeds of the Holding Company's stock issuance after costs and excluding the shares issued for the ESOP, of $61.3 million, stock contributed to the charitable foundation of $2.0 and net income for 1998 of $1.1 million. These increases were offset by a decrease in the unrealized gains on securities available for sale of $258,000.

Comparison of Operating Results For Years Ended December 31, 1999 and 1998

         General. Net income for the year ended December 31, 1999 increased $3.2 million to $4.3 million compared to $1.1 million for the year ended December 31, 1998. The increase in net income was primarily a result of an increase in net interest income and a decrease in other expenses offset by an increase in tax expense. The largest single reason for the increase was the $2.0 million contribution to the Lincoln Federal Charitable Foundation, Inc. (the "Foundation") made in 1998 in connection with the stock conversion. Return on average assets for the year ended December 31, 1999 and 1998 was 1.09% and .35%, respectively. Return on average equity was 4.29% for the year ended December 31, 1999 and 2.58% for the year ended December 31, 1998.

         Interest  Income.  Total  interest  income was $27.7  million  for 1999 compared to $23.0 million for 1998. The increase in interest income was due primarily to an increase in average interest-earning assets. Average interest-earning assets increased $82.2 million, or 27.0%, primarily due to a increase in average securities available for sale of $101.0 million and average loans of $8.1 million offset by a decrease in interest-bearing deposits of $23.3 million. The average yield on interest-earning assets was 7.19% and 7.57% for the years ended December 31, 1999 and 1998, respectively.

         Interest Expense. Interest expense increased $120,000 during the year ended December 31, 1999 as compared to 1998. While average interest-bearing liabilities increased $26.6 million, or 10.3%, the average cost of interest bearing liabilities decreased from 5.33% for the 1998 period to 4.87% for the 1999 period.

         Net Interest Income. Net interest income increased $4.7 million, or 51.1%, during the year ended December 31, 1999 as compared to 1998. Net interest income increased $4.8 million due to an increase in volume of net interest earning assets and liabilities and decreased $137,000 as a result of the average rate of the net interest earning assets and liabilities. The interest rate spread was 2.32% and 2.24% for 1999 and 1998, respectively. The net yield on interest-earning assets was 3.57% and 3.02% for the 1999 and 1998 periods, respectively. The increase in net yield on interest-earning assets was greater than the increase in the interest rate spread because average interest-earning assets as a percentage of interest-bearing liabilities increased from 117.0% for 1998 to 134.8% for 1999.

         Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1999 was $384,000 as compared to $173,000 for 1998. During the year ended December 31, 1999, net charge-offs were $135,000 as compared to net charge-offs of $22,000 for 1998. The 1999 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized gains on loans held for sale of $11,000 were recorded during the year ended December 31, 1999 as compared to net realized and unrealized losses of $61,000 recorded during 1998.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during the years ended
December 31, 1999 and 1998 amounted to $10.3 million and $21.1 million, respectively. Net losses of $4,000 and net gains of $113,000 were realized on those sales during the years ended December 31, 1999 and 1998, respectively.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships decreased $191,000, or 37.2%, from $514,000 for the year ended December 31, 1998 to $323,000 for 1999 due to the operating results of the limited partnership investments.

         Other Income. Other income increased $97,000, or 11.6%, from $833,000 for the year ended December 31, 1998 to $930,000 for 1999. This increase was due to increases in a variety of other income categories and was not attributable to any one item.

         Salaries and Employee Benefits. Salaries and employee benefits were $3.9 million for the year ended December 31, 1999 compared to $2.7 million for 1998, an increase of approximately 42.0%. This increase resulted primarily from compensation expense incurred by the Company in connection with the ESOP and the RRP. Also, the Company's compensation expense increased as a result of additional staffing for the two branches opened in 1999. There were 89 full-time equivalent employees at December 31, 1999 compared to 76 at December 31, 1998.

         Net Occupancy and Equipment Expenses. Combined occupancy expenses and equipment expenses increased $23,000, or 2.6%, from $875,000 in 1998 to $898,000 in 1999 due primarily to the addition of two new branches opened during 1999.

         Deposit Insurance Expense. Deposit insurance expense decreased $38,000, or 20.2%, from $188,000 in 1998 to $150,000 in 1999.

         Data Processing Expense. Data processing expense increased $78,000, or 11.9%, from the year ended December 31, 1998 to the same period in 1999.

         Professional Fees. Professional fees increased $8,000, or 4.0%, from the year ended December 31, 1998 to the same period in 1999.

         Director and Committee fees. Director and committee fees decreased $95,000, or 29.8%, from the year ended December 31, 1998 to 1999. This decrease was due primarily to additional meetings held during 1998 in connection with the stock conversion.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization decreased $156,000 from $280,000 for the year ended December 31, 1998 to $124,000 for the same period in 1999. The decrease from 1998 to 1999 relates to a reduction in prepayment speeds.

         Charitable Contributions. Charitable contributions decreased $2.0 million from the year ended December 31, 1998 to 1999 due to the $2.0 million contribution to the Foundation made in 1998 in connection with the stock conversion.

         Other Expenses. Other expenses, consisting primarily of expenses related to advertising, loan expenses, supplies, and postage increased $267,000, or 31.7%, from 1998 to 1999. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense increased $2.4 million from the year ended December 31, 1998 to 1999. These variations in income tax expense are directly related to taxable income and the low income housing income tax credits earned during those years. The effective tax rate was 35.1% and (.5)% for 1999 and 1998, respectively.

Comparison of Operating Results For Years Ended December 31, 1998 and 1997

         General. Net income for the year ended December 31, 1998 decreased $2.4 million to $1.1 million compared to $3.5 million for the year ended December 31, 1997. The decline in net income was primarily a result of a reduction in net interest income, an increase in other expenses, an extraordinary item related to the prepayment of FHLB advances offset by a reduction in the provision for loan losses and tax expense. The largest single reason for the decrease was the $2.0 million contribution to the Lincoln Federal Charitable Foundation, Inc. (the "Foundation") made in connection with the stock conversion. Return on average assets for the year ended December 31, 1998 and 1997 was .35% and 1.02%, respectively. Return on average equity was 2.58% for the year ended December 31, 1998 and 8.71% for the year ended December 31, 1997.

         Interest  Income.  Total  interest  income was $23.0  million  for 1998 compared to $25.3  million  for 1997.  The  decrease in interest  income was due primarily to a decrease in average interest-earning assets. Average interest-earning assets decreased $26.1 million, or 7.9%, primarily due to a decrease in average loans of $75.7 million offset by an increase in average mortgage-backed securities and other investment securities available for sale and held to maturity of $31.2 million. The average yield on interest-earning assets was 7.57% and 7.67% for the years ended December 31, 1998 and 1997, respectively.

         Interest Expense. Interest expense decreased $1.8 million, or 11.7%, during the year ended December 31, 1998 as compared to 1997. The decrease in interest expense was primarily the result of a decrease in average interest-bearing liabilities of $37.9 million, or 12.7%. The decline in average interest-bearing liabilities was primarily attributable to the repayment of FHLB advances. The average balances of FHLB advances decreased $42.3 million. The average cost of interest-bearing liabilities increased from 5.26% for the 1997 period to 5.33% for the 1998 period resulting primarily from a 23 basis points increase in the cost of certificates of deposit offset by decreases in the remaining deposit applications.

         Net Interest Income. Net interest income decreased $473,000, or 4.9%, during the year ended December 31, 1998 as compared to 1997. Net interest income declined $664,000 due to a decrease in volume of net interest earning assets and liabilities and increased $191,000 as a result of an improvement in net yield on interest earning assets. The interest rate spread was 2.24% and 2.41% for 1998 and 1997, respectively. The net yield on interest-earning assets was 3.02% and 2.92% for the 1998 and 1997 periods, respectively. Although the interest rate spread decreased during 1998, the yield on interest-earning assets improved because average interest-earning asset as a percentage of interest-bearing liabilities increased from 110.9% for 1997 to 117.0% for 1998.

         Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1998 was $173,000 as compared to $298,000 for 1997. During the year ended December 31, 1998, net charge-offs were $22,000 as compared to net charge-offs of $178,000 for 1997. The 1998 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized losses on loans held for sale of $61,000 were recorded during the year ended December 31, 1998 as compared to net realized and unrealized gains of $299,000 recorded during 1997. The primary reason for the change was due to the recovery during 1997 of an unrealized loss of $266,000 recorded during 1996.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during the years ended
December 31, 1998 and 1997 amounted to $21.1 million and $54.5 million, respectively. Net gains of $113,000 and $118,000 were realized on those sales during the years ended December 31, 1998 and 1997, respectively.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships decreased $167,000, or 24.5%, from $681,000 for the year ended December 31, 1997 to $514,000 for 1998 due to the operating results of the limited partnership investments.

         Other Income. Other income increased $159,000, or 23.6%, from $674,000 for the year ended December 31, 1997 to $833,000 for 1998. This increase was due to increases in a variety of other income categories and was not attributable to any one item.

         Salaries and Employee Benefits. Salaries and employee benefits were $2.7 million for the year ended December 31, 1998 compared to $2.2 million for 1997, an increase of approximately 22.0%. These increases were primarily a result of additional personnel. Lincoln Federal had 76 full time equivalent employees at December 31, 1998 compared to 72 full time equivalent employees at December 31, 1997. Lincoln Federal increased its number of employees and added personnel with the specialized skills to more effectively service existing customers and to position itself for future customer and product growth.

         Net Occupancy and Equipment Expenses. Occupancy expenses decreased $23,000, or 8.5%, and equipment expenses increased $100,000, or 19.0%, from the year ended December 31, 1997 compared to 1998. The increases in equipment expenses were primarily attributable to increased deprecation and amortization on computers, software and other equipment and fees associated with computer equipment maintenance.

         Deposit Insurance Expense. Deposit insurance expense decreased $6,000, or 3.1%, from $194,000 in 1997 to $188,000 in 1998.

         Data Processing Expense. Data processing expense increased $77,000, or 13.3%, from the year ended December 31, 1997 to the same period in 1998. This increase was primarily due to additional costs associated with Year 2000 compliance and testing.

         Professional Fees. Professional fees decreased $37,000, or 15.5%, from the year ended December 31, 1997 to the same period in 1998. This decrease was due to a variety of decreased expenses and was not attributable to any one item.

         Director and Committee fees. Director and committee fees increased $92,000, or 40.5%, from the year ended December 31, 1997 to 1998. This increase was due to the addition of one director in 1998, an increase in the fee paid per meeting and additional meetings held during 1998 in connection with the stock conversion.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization increased $213,000 from $67,000 for the year ended December 31, 1997 to $280,000 for the same period in 1998 due to increased servicing activity and the adoption of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Serving Rights", and SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities". Average mortgage loans serviced for others were approximately $91.6 million for the 1998 period as compared to $60.9 million for the 1997 period.

         Charitable  Contributions.   Charitable  contributions  increased  $2.0
million from the year ended December 31, 1997 to 1998 due to the $2.0 million contribution to the Foundation made in connection with the stock conversion.

         Other Expenses. Other expenses, consisting primarily of expenses related to advertising, loan expenses, supplies, and postage increased $141,000, or 20.1%, from 1997 to 1998. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense decreased $1.2 million, or 100.6%, from the year ended December 31, 1997 to 1998. These variations in income tax expense are directly related to taxable income and the low income housing income tax credits earned during those years. The effective tax rate was (.5)% and 24.8% for 1998 and 1997, respectively. The effective rate declined in 1998 as compared to 1997 because the low-income housing income tax credits remained relatively constant while the level of income declined. The effective tax rate is expected to increase in future periods.

         Extraordinary Item - Early Extinguishment of Debt, Net of Income Taxes. Prepayment penalties of $249,000 on FHLB advances were recorded during the year ended December 31, 1998. Due to the securitization of loans and loans held for sale and the subsequent sales of a portion of these mortgage-backed securities, funds were available to prepay a portion of FHLB advances.

Liquidity and Capital Resources

         Lincoln Federal's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans and mortgage-backed securities and the sales of loans and mortgage-backed securities available for sale. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

         Lincoln Federal's primary investing activity is the origination of loans. During the years ended December 31, 1999, 1998 and 1997, cash used to originate loans exceeded repayments and other changes by $30.5 million, $6.9 million and $20.0 million, respectively. The growth in loans in 1999 was primarily funded by cash flow generated from monthly repayments of mortgage-backed securities, and in 1998 was funded by growth in deposits, while proceeds from the sale of mortgage-backed securities available for sale funded Lincoln Federal's 1997 loan growth.

         During the years ended December 31, 1999, 1998 and 1997, Lincoln Federal purchased mortgage-backed securities and other securities available for sale and held to maturity in the amounts of $64.8 million, $81.5 million and $7.8 million, respectively. These purchases were funded primarily with borrowings. During the years ended December 31, 1999, 1998 and 1997, Lincoln Federal received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $20.2 million, $18.4 million and $6.8 million, respectively. During the years ended December 31,
1999, 1998 and 1997, Lincoln Federal received proceeds for the sale of mortgage-backed and other securities available for sale of $10.3 million, $21.1 million and $54.5 million which funds were used to fund its loan growth. During 1997 and 1998, the funds were also used to reduce the level of FHLB advances.

         Lincoln Federal had outstanding loan commitments and unused lines of credit of $23.4 million and standby letters of credit outstanding of $86,000 at December 31, 1999. Management anticipates that Lincoln Federal will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 1999 totaled $74.9 million. Management believes that a significant portion of such deposits will remain with Lincoln Federal based upon historical deposit flow data and Lincoln Federal's competitive pricing in its market area.

         Liquidity management is both a daily and long-term function of Lincoln Federal's management strategy. In the event that Lincoln Federal should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. Lincoln Federal had outstanding FHLB advances in the amount of $103.9 million at December 31, 1999. As an additional funding source, Lincoln Federal has also sold securities under repurchase agreements. Lincoln Federal had outstanding securities sold under repurchase agreements in the amount of $4.6 million at December 31, 1999.

         Federal law requires that savings associations maintain an average daily balance of liquid assets in a minimum amount not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first-lien residential mortgage loans. The OTS regulation that implements this statutory liquidity requirement requires a savings association to hold liquid assets in a minimum amount of 4% of the association's net withdrawable accounts and short-term borrowings. A savings association may calculate its compliance with this requirement based upon its average daily balance of liquid assets during each quarter. The OTS may impose monetary penalties on savings associations that fail to meet these liquidity requirements. As of December 31, 1999, Lincoln Federal had liquid assets of $89.3 million, and a regulatory liquidity ratio of 45.7%.

      Pursuant to OTS capital regulations in effect at December 31, 1999, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 1999, Lincoln Federal's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Federal's capital ratios as of December 31, 1999:


                                                 At December 31, 1999
                            OTS Requirement                         Lincoln Federal's Capital Level
                       ------------------------               --------------------------------------------
                        % of                                   % of                               Amount
Capital Standard       Assets            Amount               Assets(1)         Amount           of Excess
----------------       ------            ------               ---------         ------           ---------
                                              (Dollars in thousands)
Tangible capital         1.5%             $6,289                18.5%           $77,569           $71,280
Core capital (2)         4.0              16,771                18.5             77,569            60,798
Risk-based capital       8.0              17,931                35.4             79,330            61,399

(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The OTS has adopted a core capital requirement for savings associations comparable to that required by the OCC for national banks. The regulation requires core capital of at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Lincoln Federal is in compliance with this requirement.

Current Accounting Issues

         The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

     o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

     o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

     o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

         The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

         SFAS No. 133 amends SFAS No. 52 and  supercedes  SFAS Nos. 80, 105, and
119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

         SFAS No. 133 was to be effective for all fiscal years beginning after June 15, 1999. The implementation date has been deferred and SFAS No. 133 will now be effective for all fiscal quarters beginning after June 15, 2000. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods.

Impact of Inflation

         The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         The Company's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that Lincoln Federal has made. Lincoln Federal is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.

Quarterly Results of Operations

         The following table sets forth certain quarterly results for the years ended December 31, 1999 and 1998.



                                         Net      Provision                Basic      Diluted
    Quarter     Interest    Interest   Interest    For Loan       Net    Earnings    Earnings      Dividends
     Ended       Income      Expense    Income      Losses      Income   Per Share   Per Share     Per Share
-------------------------------------------------------------------------------------------------------------
1999:
March             $6,474     $3,128     $3,346        $31      $1,244      $.19         $.19         $.06
June               6,980      3,488      3,492        200       1,013       .16          .16          .06
September          7,072      3,570      3,502         59       1,145       .19          .19          .08
December           7,216      3,761      3,455         94         946       .17          .17          .08
                 -------    -------    -------       ----      ------      ----         ----         ----
                 $27,742    $13,947    $13,795       $384      $4,348      $.71         $.71         $.28
                 =======    =======    =======       ====      ======      ====         ====         ====
1998:
March            $ 5,788    $ 3,448     $2,340      $  45      $  731
June               5,625      3,407      2,218        365          86
September          5,564      3,384      2,180         41         681
December           6,022      3,588      2,434       (278)       (381)
                 -------    -------    -------       ----      ------
                 $22,999    $13,827     $9,172       $173      $1,117
                 =======    =======    =======       ====      ======


Earnings per share information for the periods before Lincoln Federal's conversion to a stock savings bank on Decmeber 31, 1998 is not meaningful.

Quantitative and Qualitative Disclosures about Market Risks

An important component of Lincoln Federal's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Federal's assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if Lincoln Federal's assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Federal's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Federal's earnings to material and prolonged changes in interest rates.

         ALCO   Committee.   The  Bank's  board  of  directors   has   delegated
responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of its President, T. Tim Unger, Chief Financial Officer John M. Baer, Vice President-Secondary Marketing Maxwell O. Magee, Retail Sales Manager Rebecca Morgan, Residential Lending Manager Steve Schilling, and Marketing Director Angela Coleman. The ALCO Committee meets weekly to manage and review Lincoln Federal's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

         Loan Portfolio Restructuring. The Bank's principal strategy to reduce exposure to fluctuating market interest rates is to manage the interest-rate sensitivity of its interest-earning assets and interest-bearing liabilities. In early 1997, the Bank's new management concluded that its asset portfolio exposed the Bank to significant risks in the event of a material and prolonged increase or decrease in interest rates. To address this problem, in 1997 the Bank securitized and sold certain one- to four-family residential loans in its portfolio in order to reduce its exposure to interest rate risk. The Bank presented to FHLMC pools of one- to four-family residential mortgage loans with either fixed interest rates or variable interest rates pegged to the 11th District Cost of Funds Index ("COFI"). COFI loans increase the Bank's exposure to interest rate risk because the COFI index does not follow, and usually lags behind, the U.S. Treasury yield curve, which is the index the Bank uses to establish the interest rates for its deposits. In addition, many of the COFI loans did not adjust quickly enough to changes in market interest rates as the result of annual rate adjustment limitations in the loan agreements.

         Many of the loans the Bank securitized did not include all of the documentation required by FHLMC. The Bank was able to securitize these loans by representing to FHLMC that, other than the loans with the missing documentation specifically identified in the FHLMC Master Commitment, the loans that the Bank securitized did not otherwise vary from FHLMC's standard underwriting and mortgage eligibility requirements.

         After grouping these loans into pools with similar loans that it originated, the Bank assigned the notes and mortgages to FHLMC in consideration for several mortgage-backed securities representing the different loan pools. In August, 1997, the Bank securitized approximately $76.2 million of one- to four-family residential mortgage loans in this manner, consisting of $26.9 million in COFI loans and $49.3 million in fixed-rate loans. The Bank immediately sold on the secondary market all of the mortgage-backed securities representing the COFI loans and $27.4 million of the securities backed by lower-yielding fixed-rate loans for a gain of $118,000. The Bank retained in its investment portfolios mortgage-backed securities representing $21.9 million of higher-yielding fixed-rate loans.

         In April, 1998, the Bank securitized an additional $39.9 million of its one- to four-family residential mortgage loans, consisting of $14.2 million of COFI loans and $25.7 million of fixed-rate loans for a gain of $105,000. The Bank sold on the secondary market the mortgage-backed security representing the COFI loans and $6.9 million of lower-yielding fixed-rate loans. The Bank retained in its investment portfolio mortgage-backed securities representing $18.8 million of higher-yielding fixed-rate loans.

         The Bank continues to service all of the loans that it originated that have been securitized by FHLMC in consideration of a fee of .25% and .375% of the outstanding loan balance for fixed-rated and variable-rate loans, respectively. Investors who purchased the mortgage-backed securities are repaid from the regular principal and interest payments made by the borrowers on the underlying loans, which "pass through" to the investors. FHLMC acts as a guarantor with respect to these regular payments to the investors in consideration of a fee that varies up to .375% of the outstanding balance on loans in the different loan pools.

         Although the loans that the Bank securitized were sold without recourse, the Bank agreed to indemnify FHLMC pursuant to the Master Commitment in the event that FHLMC makes a payment to an investor pursuant to its guarantee on certain loans noted in the Master Commitment as lacking the documentation required by FHLMC's underwriting standards. The Bank's indemnification to FHLMC pursuant to this provision is limited, however, solely to losses that arise as a result of the documentation exception or discrepancy noted in the Master
Commitment. FHLMC may also require the Bank to repurchase a loan upon a borrower's default if the due diligence information contained in the loan data report that the Bank provided to FHLMC was not accurate, true or complete, if the Bank fails to provide additional information or documentation to FHLMC upon request, or if the Bank breaches any representation or warranty in the Master Commitment. The Bank has not experienced any significant losses on these loans in the past and do not anticipate any significant losses as a result of this indemnification.

         In June, 1998, the Bank sold an additional $19.3 million of its adjustable-rate COFI loans in a whole-loan sale to a private investor that closed in July, 1998. The Bank recognized a loss of $218,000 from this transaction. The securitization of certain of the Bank's loans and the whole loan sale reduced the heavy concentration of fixed-rate and adjustable-rate COFI mortgages in its portfolio while converting those assets to more liquid and marketable mortgage-backed securities. In the aggregate, the Bank has sold $75.4 million of the securities generated from the securitization and have retained securities with a face value of $40.7 million in its available-for-sale securities portfolio. The Bank used the proceeds from these sales of mortgage-backed securities to repay outstanding FHLB advances from a balance of $106.9 million at June 30, 1997 to $45.7 million at June 30, 1998. The Bank also used some of the proceeds from these sales to purchase interest rate-sensitive securities. The Bank also restructured its remaining FHLB debt by prepaying advances with higher interest rates and extending the repayment terms of other debt, thereby reducing the Bank's exposure to interest rate risk and reducing its cost of funds.

         Because of the lack of customer demand for adjustable rate loans in its market area, Lincoln Federal primarily originates fixed-rate real estate loans, which accounted for approximately 77.3% of its loan portfolio at December 31, 1999. Lincoln Federal continues to offer and attempts to increase its volume of adjustable rate loans when market interest rates make these type loans more attractive to customers.

         During the first quarter of 1999, the Company initiated a leverage strategy that involved buying approximately $53 million of marketable securities and loans funded by an increase in securities sold under repurchase agreements and Federal Home Loan Bank advances. The purpose of this strategy was to utilize the high equity position of the Company to support additional earning assets in order to increase operating income. Investments were made in collateralized mortgage obligations, mortgage backed securities, agency notes and corporate notes as well as a package of variable rate whole mortgage loans. The leverage positions from these transactions are monitored regularly and no other leverage transactions were done during the remainder of the year.

         Loan growth continued through 1999 in all categories. Most of this growth was funded by cash flow generated from monthly payments of mortgage backed securities and collateralized mortgage obligations purchased with funds generated from the conversion to a stock institution at the end of 1998 and from the leverage transaction discussed above.

         The Bank manages the relationship between interest rates and the effect on Lincoln Federal's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Lincoln Federal manages assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by Lincoln Federal's Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

         The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Because Lincoln Federal's assets exceed $300 million, it is required to file Schedule CMR. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) the institution's "normal" level of exposure which is 2% of the present value of its assets.

         It is estimated that at December 31, 1999, NPV would decrease 28% and 42% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 17% and 27% for the same increases at December 31, 1998. Lincoln Federal's NPV at December 31, 1999 would increase 18% and 21% in the event of 200 and 300 basis point decreases in market rates, respectively. A year earlier, 200 and 300 basis point decreases in market rates would have increased NPV 6% and 10%, respectively.

      Presented below, as of December 31, 1999, is an analysis performed by the OTS of Lincoln Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points and in accordance with the proposed regulations. At December 31, 1999, 2% of the present value of Lincoln Federal's assets was approximately $8.2 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $21.2 million at December 31, 1999, Lincoln Federal would have been required to deduct $6.5 million from its capital if the OTS' NPV methodology had been in effect. Lincoln Federal's exposure to interest rate risk results primarily from the concentration of fixed rate mortgage loans in its portfolio.


      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)

     +300  bp*               $43,966           $(31,847)                (42)%                  11.85%                (661)bp
     +200  bp                 54,354            (21,458)                (28)                   14.16                 (431)bp
     +100  bp                 65,284            (10,528)                (14)                   16.43                 (204)bp
       0   bp                 75,812                                                           18.46
     -100  bp                 84,772              8,960                  12                    20.07                  161bp
     -200  bp                 89,722             13,910                  18                    20.86                  239bp
     -300  bp                 91,506             15,694                  21                    21.04                  257bp

*  Basis points.


         In contrast,  the following  chart presents the  calculation of Lincoln
Federal's exposure to interest rate risk as of December 31, 1998, as determined by the OTS.

      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)

     +300  bp*               $61,270           $(22,722)                (27)%                  17.65%                (483)bp
     +200  bp                 69,565            (14,427)                (17)                   19.51                 (297)bp
     +100  bp                 77,499             (6,494)                 (8)                   21.19                 (130)bp
       0   bp                 83,993                                                           22.48
     -100  bp                 87,115              3,123                   4                    23.03                   55bp
     -200  bp                 89,343              5,350                   6                    23.38                   90bp
     -300  bp                 92,108              8,116                  10                    23.83                  135bp


*  Basis points.

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

                          INDEPENDENT AUDITORS REPORT


Board of Directors
Lincoln Bancorp
Plainfield, Indiana

We have audited the accompanying consolidated balance sheet of Lincoln Bancorp and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Lincoln Bancorp and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Olive LLP

Indianapolis, Indiana
February 8, 2000

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

December 31                                                                     1999             1998
----------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                 $   2,576,080     $   4,245,128
   Interest-bearing demand deposits in other banks                             8,242,552        18,662,229
                                                                            ------------      ------------
       Cash and cash equivalents                                              10,818,632        22,907,357
   Investment securities

     Available for sale                                                      145,875,328       129,275,575
     Held to maturity (market value $497,813 and $1,264,375)                     500,000         1,250,000
                                                                            ------------      ------------
       Total investment securities                                           146,375,328       130,525,575
   Loans, net of allowance for loan losses of
     $1,760,706 and $1,512,205                                               233,000,179       195,920,792
   Premises and equipment                                                      3,672,650         3,379,460
   Investments in limited partnerships                                         2,063,661         2,386,994
   Federal Home Loan Bank stock                                                5,446,700         5,446,700
   Interest receivable

     Loans                                                                       930,963           745,584
     Mortgage-backed securities                                                  469,904           446,786
     Other investment securities and interest-bearing deposits                   846,003           580,693
   Deferred income tax                                                         5,026,690         2,034,327
   Other assets                                                                2,177,333         2,073,836
                                                                            ------------      ------------
       Total assets                                                         $410,828,043      $366,448,104
                                                                            ============      ============

Liabilities

   Deposits

     Noninterest bearing                                                  $    3,395,618     $   2,484,444
     Interest bearing                                                        201,586,609       209,525,347
                                                                            ------------      ------------
       Total deposits                                                        204,982,227       212,009,791
   Securities sold under repurchase agreements                                 4,600,000
   Federal Home Loan Bank advances                                           103,937,608        33,263,455
   Note payable                                                                1,714,001         2,202,501
   Due to broker                                                                                10,025,000
   Interest payable                                                            1,096,519         1,108,514
   Other liabilities                                                           2,754,552         1,731,061
                                                                            ------------      ------------
       Total liabilities                                                     319,084,907       260,340,322
                                                                            ------------      ------------
Commitments and Contingencies

Shareholders' Equity
   Preferred stock, without par value
     Authorized and unissued--2,000,000 shares
   Common stock, without par value
     Authorized--20,000,000 shares

     Issued and outstanding--6,308,325 and 7,009,250 shares                    61,853,916        68,879,373
   Retained earnings                                                          43,575,208        42,548,260
   Accumulated other comprehensive income (loss)                              (5,065,649)          287,549
   Unearned recognition and retention plan (RRP) shares                       (3,407,119)
   Unearned employee stock ownership plan (ESOP) shares                       (5,213,220)       (5,607,400)
                                                                            ------------      ------------
       Total shareholders' equity                                             91,743,136       106,107,782
                                                                            ------------      ------------
       Total liabilities and shareholders' equity                           $410,828,043      $366,448,104
                                                                            ============      ============


See notes to consolidated financial statements.


                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Year Ended December 31                                                     1999              1998                1997
------------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
   Loans receivable, including fees                                      $16,865,580      $17,024,353       $22,369,033
   Investment securities

     Mortgage-backed securities                                            5,903,252        2,961,611         1,086,165
     Other investment securities                                           4,273,404        1,033,105           773,033
   Deposits with financial institutions                                      263,459        1,543,391           652,814
   Dividend income                                                           435,736          436,148           415,502
                                                                        ------------     ------------      ------------
       Total interest and dividend income                                 27,741,431       22,998,608        25,296,547
                                                                        ------------     ------------      ------------
Interest Expense

   Deposits                                                                9,578,692       10,971,993        10,403,452
   Short-term borrowings                                                     189,914
   Federal Home Loan Bank advances                                         4,178,146        2,854,876         5,248,400
                                                                        ------------     ------------      ------------
       Total interest expense                                             13,946,752       13,826,869        15,651,852
                                                                        ------------     ------------      ------------
Net Interest Income                                                       13,794,679        9,171,739         9,644,695
   Provision for loan losses                                                 383,902          172,757           297,555
                                                                        ------------     ------------      ------------
Net Interest Income After Provision for Loan Losses                       13,410,777        8,998,982         9,347,140
                                                                        ------------     ------------      ------------
Other Income
   Net realized and unrealized gains (losses) on loans                        10,539          (61,074)          299,020
   Net realized gains (losses) on sales of available-for-sale securities      (3,904)         112,554           118,283
   Equity in losses of limited partnerships                                 (323,333)        (514,003)         (681,426)
   Other income                                                              930,667          833,400           674,139
                                                                        ------------     ------------      ------------
       Total other income                                                    613,969          370,877           410,016
                                                                        ------------     ------------      ------------
Other Expenses

   Salaries and employee benefits                                          3,859,409        2,724,332         2,247,436
   Net occupancy expenses                                                    357,135          248,935           272,101
   Equipment expenses                                                        541,007          625,653           525,734
   Deposit insurance expense                                                 150,433          187,775           193,672
   Data processing fees                                                      735,771          657,991           581,087
   Professional fees                                                         209,387          200,796           237,819
   Director and committee fees                                               223,634          319,404           226,538
   Mortgage servicing rights amortization                                    124,340          280,214            66,784
   Charitable contributions                                                   21,537        2,022,567            31,912
   Other expenses                                                          1,108,454          842,197           702,305
                                                                        ------------     ------------      ------------
       Total other expenses                                                7,331,107        8,109,864         5,085,388
                                                                        ------------     ------------      ------------
Income Before Income Tax and Extraordinary Item                            6,693,639        1,259,995         4,671,768
   Income tax expense (benefit)                                            2,346,116           (6,894)        1,158,560
                                                                        ------------     ------------      ------------
Income Before Extraordinary Item                                           4,347,523        1,266,889         3,513,208
   Extraordinary item--early extinguishment of debt,
     net of income taxes of $98,583                                                          (150,303)
                                                                        ------------     ------------      ------------
Net Income                                                              $  4,347,523     $  1,116,586      $  3,513,208
                                                                        ============     ============      ============

Basic Earnings per Share                                                $        .71
                                                                        ============

Diluted Earnings per Share                                                       .71
                                                                        ============

See notes to consolidated financial statements.



                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Year Ended December 31                                                     1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------
Net income                                                                $4,347,523       $1,116,586        $3,513,208
                                                                         -----------      -----------        ----------
Other comprehensive income, net of tax
   Unrealized gains (losses) on securities available for sale
     Unrealized holding gains (losses) arising during the
       period, net of tax expense (benefit) of $(3,512,727),
       $(124,935) and $404,318                                            (5,355,556)        (190,478)          616,429

   Less:  Reclassification adjustment for gains (losses)
     included in net income, net of tax expense (benefit)
     of $(1,546), $44,583 and $46,852                                         (2,358)          67,971            71,431
                                                                         -----------      -----------        ----------
                                                                          (5,353,198)        (258,449)          544,998
                                                                         -----------      -----------        ----------
Comprehensive income                                                     $(1,005,675)     $   858,137        $4,058,206
                                                                         ===========      ===========        ==========


See notes to consolidated financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana


                                                                               Accumulated
                                                                                  Other
                                             Common Stock                     Comprehensive                   Unearned
                                          Shares                  Retained       Income       Unearned          ESOP
                                        Outstanding   Amount      Earnings       (Loss)     Compensation       Shares       Total
                                       --------------------------------------------------------------------------------------------
Balances, January 1, 1997                                       $37,918,466    $  1,000                                 $37,919,466
   Net income                                                     3,513,208                                               3,513,208
   Unrealized gains on securities,
      net of reclassification adjustment                                        544,998                                     544,998
                                       --------------------------------------------------------------------------------------------
Balances, December 31, 1997                                      41,431,674     545,998                                  41,977,672
   Net income                                                     1,116,586                                               1,116,586
   Unrealized losses on securities,
     net of reclassification adjustment                                        (258,449)                                   (258,449)
   Stock issued in conversion,
     net of costs                      6,809,250    $66,879,373                                                          66,879,373
   Stock contributed to
     charitable foundation               200,000      2,000,000                                                           2,000,000
   Contribution of unearned ESOP shares                                                                    $(5,607,400)  (5,607,400)
                                       --------------------------------------------------------------------------------------------
Balances, December 31, 1998            7,009,250      68,879,373  42,548,260     287,549                    (5,607,400) 106,107,782
   Net income                                                      4,347,523                                              4,347,523
   Unrealized gains on securities, net of
     reclassification adjustment                                              (5,353,198)                                (5,353,198)
   Purchase of common stock             (700,925)     (7,009,250) (1,663,342)                                            (8,672,592)
   ESOP shares earned                                                 53,904                                  394,180       448,084
   Contribution for unearned RRP shares                                                      $(3,716,977)                (3,716,977)
   Amortization of unearned
     compensation expense                                            (17,702)                    309,858                    292,156
   Additional conversion costs                           (16,207)                                                           (16,207)
   Cash dividends ($.28 per share)                                (1,693,435)                                            (1,693,435)
                                       --------------------------------------------------------------------------------------------
Balances, December 31, 1999            6,308,325     $61,853,916 $43,575,208 $(5,065,649)    $(3,407,119) $(5,213,220)  $91,743,136
                                       ============================================================================================


See notes to consolidated financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Year Ended December 31                                                       1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                           $  4,347,523     $  1,116,586      $  3,513,208
   Adjustments to reconcile net income to net
        cash provided by operating activities
     Provision for loan losses                                               383,902          172,757           297,555
     Common stock contributed to Lincoln Federal Charitable Foundation                      2,000,000
     Gain on sale of foreclosed real estate                                   (2,498)         (10,550)          (17,297)
     Loss on disposal of premises and equipment                                4,219           13,190
     Investment securities accretion, net                                   (393,358)         (43,449)             (173)
     Investment securities (gains) losses                                      3,904         (112,554)         (118,283)
     Equity in losses of limited partnerships                                323,333          514,003           681,426
     Amortization of net loan origination fees                              (321,642)        (417,831)         (318,087)
     Depreciation and amortization                                           476,818          478,784           441,824
     Deferred income tax benefit                                             518,817         (890,363)          (48,394)
     Amortization of unearned compensation expense                           292,156
     ESOP shares earned                                                      448,084
     Change in
       Loans held for sale                                                                 19,502,357         1,353,983
       Interest receivable                                                  (473,807)        (240,098)          358,839
       Interest payable                                                      (11,995)         (45,003)          669,785
       Other liabilities                                                     210,274          313,544           242,329
       Other assets                                                         (309,970)          98,626           143,797
       Income taxes receivable/payable                                       356,049           98,386          (604,950)
                                                                         -----------      -----------       -----------
         Net cash provided by operating activities                         5,851,809       22,548,385         6,595,562
                                                                         -----------      -----------       -----------

Investing Activities
   Net change in interest-bearing deposits                                                                      595,000
   Purchases of securities available for sale                            (64,794,311)     (81,482,573)       (7,798,838)
   Proceeds from sales of securities available for sale                   10,259,375       21,088,545        54,532,285
   Proceeds from maturities of securities available for sale              19,435,259        9,998,768         1,236,765
   Proceeds from maturities of securities held to maturity                   750,000        8,385,000         5,550,000
   Purchase of loans                                                      (6,768,743)                          (999,737)
   Other net changes in loans                                            (30,533,720)      (6,920,309)      (20,033,888)
   Purchase of premises and equipment                                       (774,227)      (1,046,344)         (677,841)
   Purchase of FHLB of Indianapolis stock                                                                      (650,000)
   Proceeds from sale of foreclosed real estate                              224,378          318,017           157,901
   Improvements to foreclosed real estate                                                                          (151)
   Contribution to limited partnership                                                       (195,000)         (200,000)
   Other investing activities                                                                (650,000)         (378,759)
                                                                         -----------      -----------       -----------
         Net cash provided (used) by investing activities                (72,201,989)     (50,503,896)       31,332,737
                                                                         -----------      -----------       -----------
Financing Activities
   Net change in
     Noninterest-bearing, interest-bearing demand,
        money market and savings deposits                                  7,825,832        6,694,106         4,449,683
     Certificates of deposit                                             (14,853,396)       1,463,861       (11,421,208)
     Short-term borrowings                                                 4,600,000
   Proceeds from FHLB advances                                           105,634,899       15,000,000        73,400,000
   Repayment of FHLB advances                                            (34,960,746)     (51,872,693)      (94,496,337)
   Payment on note payable to limited partnership                           (488,500)        (488,500)         (488,500)
   Net change in advances by borrowers for taxes and insurance               142,770         (163,560)         (213,140)
   Cash dividends                                                         (1,233,628)
   Contribution of unearned compensation                                  (3,716,977)
   Purchase of common stock                                               (8,672,592)
   Additional conversion costs                                               (16,207)
   Proceeds from sale of common stock, net of costs                                        61,271,973
                                                                         -----------      -----------       -----------
         Net cash provided (used) by financing activities                 54,261,455       31,905,187       (28,769,502)
                                                                         -----------      -----------       -----------
Net Change in Cash and Cash Equivalents                                  (12,088,725)       3,949,676         9,158,797

Cash and Cash Equivalents, Beginning of Year                              22,907,357       18,957,681         9,798,884
                                                                         -----------      -----------       -----------
Cash and Cash Equivalents, End of Year                                   $10,818,632      $22,907,357       $18,957,681
                                                                         ===========      ===========       ===========

Additional Cash Flows and Supplementary Information

   Interest paid                                                         $13,958,747      $13,871,872       $14,982,067
   Income tax paid                                                         1,471,250          686,500         1,814,998
   Loan balances transferred to foreclosed real estate                       218,416          365,108           110,767
   Securitization of loans and loans held for sale                                         39,903,448        76,229,830
   Common stock issued to ESOP leveraged with an employee loan                              5,607,400
   Transfer of loans to loans held for sale                                                19,611,025         3,137,084
   Due to broker                                                                           10,025,000

See notes to consolidated financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield Indiana
                       (Table Dollar Amounts in Thousands)

Note 1 --    Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Lincoln Bancorp (Company) and its wholly owned subsidiary, Lincoln Federal Savings Bank (Bank), and the Bank's wholly owned subsidiary, L-F Service Corporation (L-F Service), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. L-F Service invests in low income housing partnerships.

Consolidation--The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loan securitizations--The Company securitized certain mortgage loans and created mortgage-backed securities for sale in the secondary market. Because the resulting securities were collateralized by the identical loans previously held, no gain or loss was recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1999, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 39 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share have been computed based upon the weighted average common shares outstanding during the year. Unearned ESOP shares have been excluded from the computation of average shares outstanding. For the year ended December 31, 1999, basic and diluted earnings per share were $.71 based on shares outstanding of 6,115,522 for both basic and diluted earnings per share. Options to purchase 596,095 shares of common stock at prices ranging from $11.47 to $12.50 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. Net income per share for the periods before the conversion to a stock savings bank on December 30, 1998, is not meaningful.

Reclassifications of certain amounts in the 1998 and 1997 consolidated financial statements have been made to conform to the 1999 presentation.

Note 2 --       Conversion

On December 30, 1998, the Bank completed the conversion from a federally chartered mutual institution to a federally chartered stock savings bank and the formation of the Company as the holding company of the Bank. As part of the conversion, the Company issued 6,809,250 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs of $1,213,000 and excluding the shares issued for the ESOP, were $61,272,000, of which $33,440,000 was used to acquire 100% of the stock and ownership of the Bank. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests. In connection with the Conversion, the Company contributed 200,000 shares of common stock to Lincoln Federal Charitable Foundation, Inc. (Foundation), a charitable foundation dedicated to community development activities in the Company's market areas. This resulted in the recognition of an additional $2,000,000 charitable contribution expense for the year ended December 31, 1998.

Note 3 --       Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1999, was $223,000.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 4 --       Investment Securities


                                                                                      1999
                                                       ---------------------------------------------------------------
                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies                                     $  45,992                             $4,386         $  41,606
   Mortgage-backed securities
     Federal Home Loan Mortgage Corporation                23,003              $112              313            22,802
     Federal National Mortgage Association                  4,593                                 42             4,551
     Government National Mortgage Association               9,417                                545             8,872
     Collateralized mortgage obligations                   48,003                              2,632            45,371
   Corporate obligations                                   23,256                32              615            22,673
                                                       ---------------------------------------------------------------
       Total available for sale                           154,264               144            8,533           145,875
Held to maturity

   Federal agencies                                           500                                  2               498
                                                       ---------------------------------------------------------------
       Total investment securities                       $154,764              $144           $8,535          $146,373
                                                       ===============================================================


                                                                                      1998
                                                       ---------------------------------------------------------------
                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------
Available for sale

   Federal agencies                                     $  15,598           $    72                          $  15,670
   Mortgage-backed securities
     Federal Home Loan Mortgage Corporation                31,939               970                             32,909
     Federal National Mortgage Corporation                  6,013                52                              6,065
     Collateralized mortgage obligations                   51,706                 3            $  74            51,635
   Corporate obligations                                   23,544                59              606            22,997
                                                       ---------------------------------------------------------------
       Total available for sale                           128,800             1,156              680           129,276

Held to maturity
   Federal agencies                                         1,250                14                              1,264
                                                       ---------------------------------------------------------------
       Total investment securities                       $130,050            $1,170             $680          $130,540
                                                       ===============================================================

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       1999
                               -----------------------------------------------------------
                                 Available for Sale                  Held to Maturity
                               -----------------------------------------------------------
                               Amortized           Fair          Amortized          Fair
December 31                      Cost              Value            Cost            Value
------------------------------------------------------------------------------------------
One to five years             $   8,003         $   7,834             $500           $498
Five to ten years                25,650            23,818
Over ten years                   35,595            32,627
                               -----------------------------------------------------------
                                 69,248            64,279              500            498
Mortgage-backed securities       85,016            81,596
                               -----------------------------------------------------------
       Totals                  $154,264          $145,875             $500           $498
                               ===========================================================


Securities with a carrying value of $4,700,000 were pledged at December 31, 1999 to secure securities sold under agreements to repurchase. Securities with a carrying value of $119,002,000 and $97,503,000 were pledged at December 31, 1999 and 1998 to secure FHLB advances.

Proceeds from sales of securities available for sale during the years ended December 31, 1999 and 1998 were $10,259,000, $21,089,000 and $54,500,000. Gross gains of $77,000,  $113,000 and  $208,000  and gross  losses of $81,000,  $0 and
$90,000 for the years ended December 31, 1999, 1998 and 1997 were realized on those sales.

Note 5 --       Loans and Allowance

December 31                                            1999            1998
--------------------------------------------------------------------------------
Real estate mortgage loans
   One-to-four family                                  $175,095        $152,893
   Multi-family                                           1,029           1,022
Real estate construction loans                           18,127           7,411
Commercial, industrial and agricultural loans            19,773          17,334
Consumer loans                                           28,554          22,014
                                                       --------        --------
                                                        242,578         200,674
Less

   Undisbursed portion of loans                           6,995           2,348
   Deferred loan fees                                       822             893
   Allowance for loan losses                              1,761           1,512
                                                       --------        --------
       Total loans                                     $233,000        $195,921
                                                       ========        ========

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Year Ended December 31              1999             1998              1997
--------------------------------------------------------------------------------
Allowance for loan losses
   Balances, January 1               $1,512           $1,361            $1,241
   Provision for losses                 384              173               298
   Recoveries on loans                    6              335
   Loans charged off                   (141)            (357)             (178)
                                     -----------------------------------------
   Balances, December 31             $1,761           $1,512            $1,361
                                     =========================================

Information on impaired loans is summarized below.

December 31                                                    1999         1998
--------------------------------------------------------------------------------
Impaired loans for which the discounted cash flows or
   collateral value exceeds the carrying value of the loan     $300         $300
                                                               ====         ====


Year Ended December 31                        1999         1998         1997
--------------------------------------------------------------------------------
Average balance of impaired loans              $300          $951       $1,933
Interest income recognized on impaired loans                    9           64
Cash-basis interest included above                              9           64


Note 6 --       Premises and Equipment

December 31                                                1999        1998
--------------------------------------------------------------------------------
Land                                                      $   881      $   881
Buildings and land improvements                             3,572        2,720
Furniture and equipment                                     2,177        1,778
Construction in progress                                       10          495
                                                           ------       ------
     Total cost                                             6,640        5,874
Accumulated depreciation                                   (2,967)      (2,495)
                                                           ------       ------

     Net                                                   $3,673       $3,379
                                                           ======       ======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 7 --       Investments In Limited Partnerships

The Company's investments in limited partnership of $2,064,000 and $2,387,000 at December 31, 1999 and 1998 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor
Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $373,000, $597,000 and $655,000 for the years ended December 31, 1999, 1998 and 1997. Condensed combined financial statements of the partnerships are as follows:

December 31                                               1999         1998
--------------------------------------------------------------------------------
Assets
     Cash                                              $      115     $     202
     Note receivable--limited partner                       1,714         2,203
     Land and property                                      9,219         9,339
     Other assets                                           1,118         1,347
                                                          -------       -------
              Total assets                                $12,166       $13,091
                                                          -------       -------
Liabilities

     Notes payable                                      $   8,771      $  9,041
     Other liabilities                                        710           706
                                                          -------       -------
              Total liabilities                             9,481         9,747

Partners' equity                                            2,685         3,344
                                                          -------       -------
              Total liabilities and partners' equity      $12,166       $13,091
                                                          =======       =======


Year Ended December 31                  1999           1998          1997
--------------------------------------------------------------------------------
Condensed statement of operations
   Total revenue                        $1,601         $1,575         $1,677
   Total expenses                       (2,261)        (2,644)        (2,633)
                                       -------        -------        -------
       Net loss                        $  (660)       $(1,069)       $  (956)
                                       =======        =======        =======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 8 --       Deposits

December 31                                          1999             1998
--------------------------------------------------------------------------------
Noninterest-bearing demand deposits               $    3,396        $    2,484
Interest-bearing demand                               10,729             8,541
Money market savings deposits                         41,745            32,942
Savings deposits                                      16,505            20,582
Certificates and other time
        deposits of $100,000 or more                  15,771            16,333
Other certificates and time deposits                 116,836           131,128
                                                    --------          --------
              Total deposits                        $204,982          $212,010
                                                    ========          ========

Certificates and other time deposits
   maturing in years ending December 31
2000                                                                   $ 74,942
2001                                                                     38,284
2002                                                                     17,336
2003                                                                      1,056
2004                                                                        989
                                                                       --------
                                                                       $132,607
                                                                       ========

Note 9 --       Securities Sold Under Repurchase Agreements

Securities sold under agreements to repurchase were $4,600,000 at December 31, 1999 and consist of obligations of the Company to other parties. The obligations are secured by federal agencies and such collateral is held by a financial services company. The maximum amount of outstanding agreements at any month-end during 1999 totaled $4,6000,000, and the daily average of such agreements totaled $3,680,000. The agreements at December 31, 1999, mature March 15, 2000.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 10 --      Federal Home Loan Bank Advances

                                                       1999                              1998
                                            -------------------------------------------------------------
                                                               Weighted-                        Weighted-
                                                               Average                          Average
December 31                                   Amount             Rate            Amount           Rate
---------------------------------------------------------------------------------------------------------
Maturities in years ending December 31
1999                                                                             $  7,000        5.21%
2000                                        $  23,250            4.05%
2002                                           10,000            5.67              10,000         5.67
2003                                              688            5.36               1,263         5.36
2008                                           15,000            5.53              15,000         5.53
2009                                           55,000            5.02
                                             --------                             -------
                                             $103,938            4.94%            $33,263         5.50%
                                             ========                             =======


The FHLB advances are secured by first mortgage loans and investment securities totaling $289,949,000 and $245,344,000 at December 31, 1999 and 1998. Advances
are subject to restrictions or penalties in the event of prepayment.

During 1998, the Company prepaid FHLB advances of $16,450,000. The early repayments resulted in prepayment penalties of $150,000, net of income taxes of $99,000, which has been accounted for as an extraordinary item as required by generally accepted accounting principles.

Note 11 --      Note Payable

The note payable to Bloomington Housing dated August 18, 1992 in the original amount of $4,945,000 bears no interest so long as there exists no event of default. In the instance where an event of default has occurred, interest shall be calculated at a rate of five percent above the Indiana base rate as described in the note. The following table summarizes the payment terms of the note.

December 31
Payments due in years ending
--------------------------------------------------------------------------------
   2000                                                              $    489
   2001                                                                   489
   2002                                                                   489
   2003                                                                   247
                                                                       ------
                                                                       $1,714
                                                                       ======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 12 --      Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans consist of the following:

December 31                              1999            1998           1997
--------------------------------------------------------------------------------
Mortgage loan portfolio serviced for
   FHLMC                                 $71,991         $82,815        $84,879
   Other investors                        11,541          15,346             84
                                         -------         -------        -------
                                         $83,532         $98,161        $84,963
                                         =======         =======        =======

The aggregate fair value of capitalized mortgage servicing rights at December 31, 1999 and 1998 totaled $487,000 and $605,000. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

December 31                               1999            1998           1997
--------------------------------------------------------------------------------
Mortgage Servicing Rights

   Balances, January 1                     $605            $530          $  85
   Servicing rights capitalized               6             355            512
   Amortization of servicing rights        (124)           (280)           (67)
                                           ----            ----           ----
   Balances, December 31                   $487            $605           $530
                                           ====            ====           ====

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 13 --      Income Tax

Year Ended December 31                                        1999          1998       1997
-----------------------------------------------------------------------------------------------
Income tax expense (benefit)
   Currently payable
     Federal                                                   $1,196        $532       $   841
     State                                                        631         351           366
   Deferred
     Federal                                                      552        (881)          (58)
     State                                                        (33)         (9)           10
                                                               ------      ------        ------
       Total income tax expense (benefit)                      $2,346       $  (7)       $1,159
                                                               ======      ======        ======
Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                         $2,276        $428        $1,588
   Effect of state income taxes                                   395         226           248
   Tax credits                                                   (373)       (597)         (655)
   Other                                                           48         (64)          (22)
                                                               ------      ------        ------
       Actual tax expense  (benefit)                           $2,346      $   (7)       $1,159
                                                               ======      ======        ======
Effective tax rate                                               35.1%        (.5)%        24.8%

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

The components of the deferred tax asset are as follows at:

December 31                                            1999            1998
--------------------------------------------------------------------------------
Assets
   Depreciation                                     $     45          $     38
   Allowance for loan losses                             748               643
   Loan fees                                              19                58
   Deferred director fees                                414               375
   Loss on limited partnerships                          259               377
   Business tax credits                                   95               549
   Charitable contributions                              374               591
   Employee benefits                                     173
   Securities available for sale                       3,323
                                                      ------            ------
       Total assets                                    5,450             2,631
                                                      ------            ------
Liabilities

   State income tax                                      (91)              (79)
   FHLB stock dividends                                  (78)              (79)
   Mortgage servicing rights                            (203)             (250)
   Securities available for sale                                          (189)
   Other                                                 (32)
                                                      ------            ------
       Total liabilities                                (404)             (597)
                                                      ------            ------
                                                       5,046             2,034
   Valuation Allowance                                   (19)
                                                      ------            ------
                                                      $5,027            $2,034
                                                      ======            ======

The valuation allowance of December 31, 1999 is $19,000, all of which arose during the current year.

At December 31, 1999, the Company had an unused business income tax credit carryforward of $95,000 expiring in 2013 and a charitable contribution carryover of $1,101,000 expiring in 2003.

Income tax expense (benefit) attributable to securities gains (losses) was $(1,500), $45,000 and $47,000 for the years ended December 31, 1999, 1998 and
1997.

Retained earnings include approximately $5,928,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts at December 31, 1999 was approximately $2,348,000.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 14 --   Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk were as follows:

December 31                                             1999            1998
--------------------------------------------------------------------------------
Loan commitments                                       $23,397          $21,293
Standby letters of credit                                   86              366

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 15 --     Dividend and Capital Restrictions

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

At the time of conversion, a liquidation account was established in an amount equal to the Banks' net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Banks after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $42,800,000.

At December 31, 1999, the shareholder's equity of the Bank was $72,503,000, of which approximately $6,129,000 was available for the payment of dividends to the Company.

Note 16 --      Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1999 that management believes have changed the Bank's classification.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

The Bank's actual and required capital amounts and ratios are as follows:


                                                                            December 31, 1999
                                                    ------------------------------------------------------------------
                                                                                Required for             To Be Well
                                                          Actual             Adequate Capital 1         Capitalized 1
                                                    ------------------------------------------------------------------
                                                    Amount        Ratio      Amount       Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
   (to risk-weighted assets)                        $79,330      35.4%      $17,931        8.0%      $22,414      10.0%
Tier I capital 1 (to risk-weighted assets)           77,569      34.6%        8,966        4.0%       13,448       6.0%
Core capital 1 (to adjusted total assets)            77,569      18.5%       16,771        4.0%       20,964       5.0%
Core capital 1 (to adjusted tangible assets)         77,569      18.5%        8,385        2.0%                    N/A
Tangible capital 1 (to adjusted total assets)        77,569      18.5%        6,289        1.5%                    N/A

1 As defined by regulatory agencies

                                                                            December 31, 1998
                                                    ------------------------------------------------------------------
                                                                                Required for             To Be Well
                                                          Actual             Adequate Capital 1         Capitalized 1
                                                    ------------------------------------------------------------------
                                                    Amount        Ratio      Amount       Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
        (to risk-weighted assets)                   $78,815      41.4%      $15,222        8.0%      $19,027      10.0%
Tier I capital 1 (to risk-weighted assets)           77,303      40.6%        7,611        4.0%       11,416       6.0%
Core capital 1 (to adjusted total assets)            77,303      21.1%       14,624        4.0%       18,279       5.0%
Core capital 1 (to adjusted tangible assets)         77,303      21.1%        7,312        2.0%                     N/A
Tangible capital 1 (to adjusted total assets)        77,303      21.1%        5,484        1.5%                     N/A

1 As defined by regulatory agencies


Note 17 --      Employee Benefits

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan. There was no pension expense or benefit for the year ended December 31, 1999 and 1998. Pension benefit was $26,000 for the year ended December 31, 1997. This plan provides pension benefits for substantially all of the Bank's employees.

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $47,000, $29,000 and $19,000 for the years ended December 31, 1999, 1998 and 1997.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

As part of the conversion in 1998, the Company established an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $5,607,000 of common stock acquired by the ESOP is shown as a reduction of shareholders' equity. Unearned ESOP shares totaled 521,322 and 560,740 at December 31, 1999 and 1998 and had a fair value of $5,474,000 and $6,098,000 at December 31, 1999 and 1998. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for the year ended December 31, 1999 was $448,000. There was no expense under the ESOP for the year ended December 31, 1998. At December 31, 1999, the ESOP had 39,418 allocated shares, 521,322 suspense shares and no committed-to-be released shares. At December 31, 1998, the ESOP had no allocated shares, 560,740 suspense shares and no committed-to-be released shares.

In connection with the conversion, the Board of Directors approved a Recognition and Retention Plan (RRP). The Bank contributed $3,717,000 to the RRP for the purchase of 280,370 shares of Company common stock, and effective July 6, 1999, awards of grants for 233,724 of these shares were issued to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing July 6, 2000. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. RRP expense for the year ended December 31, 1999 was $292,000. There was no RRP expense for the year ended December 31, 1998.

Note 18 --     Stock Option Plan

Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which generally vest at a rate of 20 percent a year. During 1999, the Company authorized the grant of options for up to 700,925 shares of the Company's common stock. The exercise price of each option, which has a 10-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                     1999
--------------------------------------------------------------------------------
Risk-free interest rates                                           6.0 and 6.4%
Dividend yields                                                        2.5%
Volatility factors of expected market price of common stock           11.5%
Weighted-average expected life of the options                       8 years

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                                        1999
--------------------------------------------------------------------------------
Net income                                      As reported              $4,348
                                                Pro forma                 4,085
Basic earnings per share                        As reported                 .71
                                                Pro forma                   .67
Diluted earnings per share                      As reported                 .71
                                                Pro forma                   .67

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 1999.

Year Ended December 31                                     1999
--------------------------------------------------------------------------------
                                                   Weighted-
                                                    Average
   Options                                          Shares       Exercise Price
--------------------------------------------------------------------------------
Outstanding, beginning of year
Granted                                              596,095           $12.47
                                                     -------
Outstanding, end of year                             596,095            12.47
                                                     =======
Options exercisable at year end                            0
Weighted-average fair value of
        options granted during the year                                 $3.98

As of December 31, 1999, the 596,095 options outstanding have exercise prices ranging from $11.47 to $12.50 and a weighted-average remaining contractual life of 9.5 years.

Note 18 --      Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Interest    Receivable/Payable--The    fair    value   of    accrued    interest
receivable/payable approximates carrying values.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Securities Sold Under Repurchase Agreements--Securities sold under repurchase agreements are short-term borrowing arrangements. The rates at December 31, 1999, approximate market rates, thus the fair value approximates carrying value.

FHLB Advances--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

The estimated fair values of the Company's financial instruments are as follows:


                                                                     1999                               1998
                                                          --------------------------------------------------------------
                                                          Carrying            Fair           Carrying            Fair
December 31                                                Amount             Value           Amount             Value
------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                               $10,819           $10,819           $22,907          $22,907
   Securities available for sale                           145,875           145,875           129,276          129,276
   Securities held to maturity                                 500               498             1,250            1,264
   Loans, net                                              233,000           226,939           195,921          198,972
   Stock in FHLB                                             5,447             5,447             5,447            5,447
   Interest receivable                                       2,247             2,247             1,773            1,773

Liabilities
   Deposits                                                204,982           203,819           212,010          212,903
   Borrowings
     Securities sold under repurchase agreements             4,600             4,600
     FHLB advances                                         103,938           101,529            33,263           33,409
     Note payable--limited partnership                       1,714             1,456             2,203            1,872
Interest payable                                             1,097             1,097             1,109            1,109
Advances by borrowers for taxes and insurance                  703               703               560              560

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 20 --     Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

December 31                                                  1999          1998
--------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                               $      4
   Short-term interest-bearing deposit with subsidiary       19,426     $ 27,900
                                                           --------     --------
   Total cash and cash equivalents                           19,430       27,900
   Investment in common stock of subsidiary                  72,503       77,590
   Other assets                                                 506          717
                                                           --------     --------
       Total assets                                        $ 92,439     $106,207
                                                           ========     ========

Liabilities--other                                         $    696     $     99

Shareholders' Equity                                         91,743      106,108
                                                           --------     --------

       Total liabilities and shareholders' equity          $ 92,439     $106,207
                                                           ========     ========


                          Condensed Statement of Income

Year Ended December 31                                     1999         1998
--------------------------------------------------------------------------------
Income
   Interest income on short-term interest-bearing
        deposit with subsidiary                            $1,105      $    215
   Other income                                               267
                                                          -------      --------
                                                            1,372           215
                                                          -------      --------
Expenses
   Interest expense                                                         206
   Charitable contribution                                                2,000
   Other expenses                                             261
                                                          -------      --------
       Total expenses                                         261         2,206
                                                          -------      --------

Income (loss) before income tax benefit and equity
   in undistributed income of subsidiary                    1,111        (1,991)

Income tax expense (benefit)                                  461          (677)
                                                          -------      --------
Income (loss) before equity in
        undistributed income of subsidiary                    650        (1,314)

Equity in undistributed income of subsidiary                3,698         2,431
                                                          -------      --------
Net Income                                                 $4,348        $1,117
                                                           ======        ======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

                        Condensed Statement of Cash Flows

Year Ended December 31                                          1999              1998
--------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                   $  4,348          $  1,117
   Adjustments to reconcile net income to net cash
       provided by operating activities
     Charitable contribution of Company's common stock                               2,000
     Other                                                        (2,895)           (3,049)
                                                                 -------           -------
       Net cash provided by operating activities                   1,453                68
                                                                 -------           -------
Investing Activity--capital contribution to subsidiary                             (33,440)
                                                                 -------           -------
Financing Activities
   Proceeds from sale of common stock, net of costs                                 61,272
   Repurchase of common stock                                     (8,673)
   Cash dividend                                                  (1,234)
   Conversion costs                                                  (16)
                                                                 -------           -------
       Net cash provided (used) by financing activities           (9,923)           61,272
                                                                 -------           -------
Net Change in Cash and Cash Equivalents                           (8,470)           27,900

Cash and Cash Equivalents at Beginning of Year                    27,900
                                                                 -------           -------
Cash and Cash Equivalents at End of Year                         $19,430           $27,900
                                                                 =======           =======

Additional Cash Flow and Supplementary Information
   Common stock issued to ESOP leveraged with an employer loan                      $5,607


Board of Directors

                                  T. Tim Unger
                              Chairman of the Board
                      President and Chief Executive Officer

                              Lester N. Bergum, Jr.
                                    Attorney

                                 Dennis W. Dawes
                        President/Chief Executive Officer
                          Hendricks Community Hospital

                                W. Thomas Harmon
                            Co-owner, Crawfordsville
                                Town and Country
                                Homecenter, Inc.

                                 Jerry Holifield
                           Superintendent, Plainfield
                          Community School Corporation

                                Wayne E. Kessler
                                Farmer (Retired)

                               David E. Mansfield
                           Administrative Supervisor,
                              Marthon Oil Company
                               John C. Milholland
                           Principal, Frankfort Senior
                                   High School

                                  John L. Wyatt
                          District Agent, Northwestern
                          Mutal Life Insurance Company

                                Edward E. Whalen
                                    Emeritus


Executive Officers of Lincoln Bancorp

            T. Tim Unger                                      John M. Baer
       Chairman of the Board,                            Secretary and Treasurer
President and Chief Executive Officer


Executive Officers of Lincoln Federal Savings Bank

    T. Tim Unger              Jerry R. Holifield             John M. Baer
President and Chief          Chairman of the Board      Chief Financial Officer,
Executive Officer                                       Secretary and Treasurer

         Lester N. Bergum, Jr. (age 51) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

         Dennis W. Dawes (age 54) has been President and Chief Executive Officer of Hendricks Community Hospital since 1974.

         W. Thomas Harmon (age 60) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

         Jerry Holifield (age 58) has been the Superintendent of the Plainfield Community School Corporation since 1991.

         Wayne  E.  Kessler  (age  69)  has  been  a  self-employed   farmer  in
Crawfordsville, Indiana since 1949. Mr. Kessler is currently semi-retired.

         David E. Mansfield (age 57) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

         John C. Milholland (age 63) has been Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

         T. Tim Unger (age 59) has been President and Chief Executive Officer of Lincoln Federal since January, 1996. Before then, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

         John L. Wyatt (age 63) is a District Agent for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

         The Holding Company's common stock, without par value ("Common Stock"), is listed on the NASDAQ National Market System under the symbol "LNCB." The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 1999 to December 31, 1999, were $13 5/8 and $9 11/16, respectively. On February 21, 2000, there were 1,044 shareholders of record.

         Under current federal income tax law, dividend distributions to the Holding Company, to the extent that such dividends paid are from the current or accumulated earnings and profits of Lincoln Federal (as calculated for federal income tax purposes), will be taxable as ordinary income to the Holding Company and will not be deductible by Lincoln Federal. Any dividend distributions in excess of current or accumulated earnings and profits will be treated for federal income tax purposes as a distribution from Lincoln Federal's accumulated bad debt reserves, which could result in increased federal income tax liability for Lincoln Federal.

         Since the Holding Company has no independent operation or other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to shareholders directly depends upon the ability of Lincoln Federal to pay dividends to the Holding Company and upon the earnings on Lincoln Federal's investment securities. Applicable law restricts the amount of dividends Lincoln Federal may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed Lincoln Federal's year-to-date net income plus its retained net income for the preceding two years. Moreover, Lincoln Federal may not pay dividends to the Holding Company if such dividends would result in the impairment of the liquidation account established in connection with the Conversion. The FDIC also has authority under current law to prohibit a financial institution from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the financial institution.

         Generally, there is no OTS regulatory restriction on the payment of dividends by the Holding Company unless there is a determination by the Director of the OTS that there is reasonable cause to believe that the payment of dividends constitutes a serious risk to the financial safety, soundness or stability of Lincoln Federal. Indiana law, however, would prohibit the Holding Company from paying a dividend if, after giving effect to the payment of that dividend, the Holding Company would not be able to pay its debts as they become due in the usual course of business or the Holding Company's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any.

                            Stock Price      Dividends
Month Ended              High        Low     Per Share
January 31, 1999        11 7/16    10 3/4
February 28, 1999       11 1/8     10 3/16
March 31, 1999          10 3/4     10 3/8        .06
April 30, 1999          11          9 11/16
May 31, 1999            12         10 13/16
June 30, 1999           12 1/2     11 9/16       .06
July 31, 1999           13 5/8     12 1/4
August 31, 1999         12 7/8     12 1/8
September 30, 1999      12 3/8     11 5/8        .08
October 31, 1999        12 1/4     10 3/8
November 30, 1999       12 1/8     10 7/8
December 31, 1999       11 3/4      9 7/8        .08

Transfer Agent and Registrar

The Fifth Third Bank
Corporate Trust Operations
38 Fountain Square Plaza, MD - 1090F5
Cincinnati, Ohio 45202
(513) 579-5320 or (800) 837-2755

GENERAL COUNSEL

Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

INDEPENDENT AUDITOR

Olive LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46204

SHAREHOLDERS AND GENERAL INQUIRIES

     The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 1999 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     T. Tim Unger
     President and Chief Executive Officer
     Lincoln Bancorp
     1121 East Main Street
     P.O. Box 510
     Plainfield, Indiana 46168-0510

         The following officers were elected/re-elected at the January 18, 2000, Board of Directors Meeting:

         President/Chief Executive Officer..................T. Tim Unger
         Chief Financial Officer/Secretary/Treasurer........John M. Baer
         Retail Sales Manager...............................Rebecca Morgan
         Residential Lending Manager........................Steve Schilling
         Vice President/Secondary Marketing.................Maxwell O. Magee
         Technology Manager.................................Roger S. Chalkley
         Vice President.....................................James W. Hiatt
         Vice President/Crawfordsville Branch...............Donald A. Peterson
         Vice President.....................................Jay H. Oxley
         Assistant Vice President/Mooresville Branch........Rebecca S. Henderson
         Assistant Vice President/Commercial Lender.........M. Steve Johnson
         Human Resource Officer.............................Ronald Love
         Compliance Officer.................................Sidnye Georgette
         Plainfield Branch Manager..........................Sonja White
         Marketing Director.................................Angela S. Coleman
         Frankfort Branch Manager...........................Deborah L. Graves
         Loan Servicing Manager.............................Patti A. Wilcher
         Collections Manager................................Tonda L. Mucho
         Financial Analyst..................................Andrew J. LoCascio
         Accounting Manager.................................Helen Pipkin
         Deposit Operations Manager.........................Donna Coulson
         Avon Branch Manager................................Melissa Yetter
         Brownsburg Branch Manager..........................Paul Ross
         Loan Operations Manager............................Sara Vermillion


                                      Avon
                              7648 E. US Highway 36
                                 Avon, IN 46123
                                  317-272-0467
                                Fax 317-272-7838

                                 Crawfordsville
                                134 S. Washington
                            Crawfordsville, IN 47933
                                  765-362-0200
                                Fax 765-392-9216

                                   Brownsburg
                               975 E. Main Street
                              Brownsburg, IN 46112
                                  317-852-3134
                                Fax 317-852-9472

                                    Frankfort
                              1900 E. Wabash Street
                               Frankfort, IN 46041
                                  765-654-8742
                                Fax 765-654-9885

                                   Main Office
                               1121 E. Main Street
                              Plainfield, IN 46168
                                  317-839-6539
                                Fax 317-839-6775

                                   Mooresville
                               590 S. State Rd. 67
                              Mooresville, IN 46158
                                  317-834-4100
                                Fax 317-834-4114

                                 Lincoln Online
                             www.lincolnfederal.com
                            newest banking location!
                                    TELEBANK
                                 1-888-655-LFSB
                                          (5372)
                                 24 hours a day