Form 10-K, Exhibit 13
period 2001-12-31
LINCOLN BANCORP /IN/
filed 2002-03-29
CIK 1070259

Exhibit 13
                                                                      ----------
                                                               TABLE OF CONTENTS


Letter to Shareholders.....................................................   2
Selected Consolidated Financial Data.......................................   3
Management's Discussion and Analysis.......................................   4
Independent Accountants' Report............................................  19
Consolidated Balance Sheets................................................  20
Consolidated Statements of Income..........................................  21
Consolidated Statements of Comprehensive Income............................  22
Consolidated Statements of Shareholders' Equity............................  23
Consolidated Statements of Cash Flows......................................  24
Notes to Consolidated Financial Statements.................................  25
Directors and Executive Officers...........................................  44
Shareholder Information....................................................  45
Officers of Lincoln Federal Savings Bank...................................  46
Branch Locations of Lincoln Federal Savings Bank...........................  47


                                COMPANY OVERVIEW

     Lincoln Bancorp (the "Holding Company" and together with the Bank, as defined below, the "Company") is an Indiana corporation organized in September 1998 to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Lincoln Federal Savings Bank ("Lincoln Federal" or the "Bank") in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on December 30, 1998. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of the Bank. Lincoln Federal was originally organized in 1884 as Ladoga Federal Savings and Loan Association ("Ladoga Federal"), located in Ladoga, Indiana. In 1979, Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, the Bank changed its name to Lincoln Federal Savings and Loan Association and, in 1984, adopted its current name, Lincoln Federal Savings Bank. On September 26, 2000, the Company acquired Citizens Bancorp ("Citizens"), the holding company of Citizens Savings Bank of Frankfort ("Citizens Savings"), a federally chartered savings bank. Citizens was merged into the Company and Citizens Savings was merged into the Bank. Citizens Loan and Service Corporation ("CLSC"), an Indiana corporation and wholly-owned subsidiary of Citizens Savings, will continue as a subsidiary of the Bank. See Consolidated Financial Statements -- Note 2. At December 31, 2001, Lincoln Federal conducted its business from eight full-service offices located in Hendricks, Montgomery, Clinton, Johnson and Morgan Counties, Indiana, with its main office located in Plainfield. Lincoln Federal opened its newest office in Greenwood, Indiana in September 2000. Also, in connection with the acquisition of Citizens, Lincoln Federal added a second branch office in Frankfort, Indiana. During 2001, Lincoln Federal purchased land in Greenwood for a new branch to open in September 2002. The Bank's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Lincoln Federal's deposit accounts are insured up to applicable limits required by the SAIF of the FDIC.

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

LETTER TO SHAREHOLDERS

To our Shareholders, Customers and Friends:

Our outstanding staff accomplished many significant goals in 2001. Specifically, net income increased 15% to $4.088 million and diluted per share earnings increased 22% to $.84 per share. Our dividend increased 11%, to $.40 annualized. This represents the third dividend increase since we became a publicly traded company at the end of 1998. Although we could list several additional 2001 highlights, we thought you might prefer to know the various goals embodied in our vision statement, which guides our strategic planning.


Growth
--------------------------------------------------------------------------------

Over the next two years, we intend to transform our bank into a financially strong and independent financial services provider. By the end of 2004, Lincoln Federal plans to grow to become a larger community bank in our market areas. Strategic acquisitions, branching and branding efforts will play a role in asset growth and the utilization of capital.

We intend to increase our commercial lending and expand the percentage of commercial loans held in our loan portfolio. We also plan to increase our retail lending, attract more deposits and introduce profitable, nontraditional services that add value to our product offerings. Our well-trained team of banking professionals are focused on accomplishing these goals.


Customers, Communities and Commitment
--------------------------------------------------------------------------------

Our Bank remains committed to continuing its leadership role in the communities we serve through donations made by our Charitable Foundation and our staff's volunteerism. We will promote a service culture focused on customers' needs and relationship management. Our Officer Calling Program will help enable us to communicate new product offerings and educate our customers on a more personal level.


Technology
--------------------------------------------------------------------------------

Advances in technology will enable our organization to efficiently provide customers with accurate and convenient access to products and services. Online Banking will continue to offer a secure distribution channel for our customers who prefer to conduct transactions via the internet.

The future of our Bank is exciting and we believe our goals are achievable! This
journey  will  prove  rewarding  to  our  staff,   customers,   communities  and
shareholders.

Thank you for your continued support!





Sincerely,


/s/ Tim Unger

Tim Unger
Chairman of the Board, President and CEO

                                            SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

                                                                                 At December 31,
                                                          -------------------------------------------------------------
                                                            2001          2000         1999         1998         1997
                                                          --------      --------     --------     --------     --------
                                                                                  (In thousands)
Summary of Financial Condition Data:
Total assets............................................  $492,670      $500,071     $410,828     $366,448     $321,391
Cash and interest bearing deposits in other banks (1)...    12,303        11,976       10,819       22,907       18,958
Investment securities available for sale................    97,859       133,658      145,875      129,276       29,399
Investment securities held to maturity..................     1,800           500          500        1,250        9,635
Mortgage loans held for sale............................     2,330           ---          ---          ---          ---
Loans...................................................   355,334       328,558      234,761      197,433      249,996
Allowance for loan losses...............................    (2,648)       (2,367)      (1,761)      (1,512)      (1,361)
Net loans...............................................   355,017       326,191      233,000      195,921      248,635
Investment in limited partnerships......................     1,535         1,693        2,064        2,387        2,706
Deposits................................................   252,106       251,859      204,982      212,010      203,852
Borrowings..............................................   148,858       154,248      110,252       35,466       72,827
Shareholders' equity....................................    86,243        88,589       91,743      106,108       41,978

                                                                             Year Ended December 31,
                                                        ---------------------------------------------------------------
                                                            2001          2000         1999         1998         1997
                                                          --------      --------     --------     --------     --------
                                                                                 (In thousands)
Summary of Operating Data:
Total interest income...................................  $ 35,610      $ 32,258     $ 27,742     $ 22,999     $ 25,297
Total interest expense..................................    19,655        18,545       13,947       13,827       15,652
                                                          --------      --------     --------     --------     --------
   Net interest income..................................    15,955        13,713       13,795        9,127        9,645
Provision for loan losses...............................       488           283          384          173          298
                                                          --------      --------     --------     --------     --------
   Net interest income after provision for loan losses .    15,467        13,430       13,411        8,999        9,347
                                                          --------      --------     --------     --------     --------
Other income (losses):
   Service charges on deposit accounts..................       680           369          216          174          142
   Net realized and unrealized gains (losses)
     on loans...........................................       688           121           11          (61)         299
   Net realized gains (losses) on sales of securities
     available for sale.................................         8           101           (4)         113          118
   Equity in losses of limited partnerships.............      (159)         (370)        (323)        (514)        (681)
   Other................................................     1,053           767          714          659          532
                                                          --------      --------     --------     --------     --------
     Total other income.................................     2,270           988          614          371          410
                                                          --------      --------     --------     --------     --------
Other expenses:
   Salaries and employee benefits.......................     6,376         5,201        3,859        2,724        2,247
   Net occupancy expenses...............................       624           458          357          249          272
   Equipment expenses...................................       608           596          541          626          526
   Data processing fees.................................     1,040           901          736          658          581
   Professional fees....................................       461           322          209          201          238
   Director and committee fees..........................       245           240          224          319          227
   Advertising and business development.................       470           376          259          129          128
   Charitable contributions.............................        18            16           22        2,023           32
   Other................................................     1,897         1,357        1,124        1,181          834
                                                          --------      --------     --------     --------     --------
     Total  other expenses..............................    11,739         9,467        7,331        8,110        5,085
                                                          --------      --------     --------     --------     --------
   Income before income taxes and extraordinary item....     5,998         4,951        6,694        1,260        4,672
   Income taxes (benefit)...............................     1,910         1,386        2,346           (7)       1,159
                                                          --------      --------     --------     --------     --------
Income before extraordinary item........................     4,088         3,565        4,348        1,267        3,513
Extraordinary item-early extinguishment of debt,
   net of income taxes of $99...........................       ---           ---          ---         (150)         ---
                                                          --------      --------     --------     --------     --------
Net income..............................................  $  4,088      $  3,565     $  4,348     $  1,117     $  3,513
                                                          ========      ========     ========     ========     ========

                                                                          Year Ended December 31,
                                                          -------------------------------------------------------------
                                                            2001         2000         1999         1998          1997
                                                          --------     --------     --------     ---------     --------
                                                                                 (In thousands)
Supplemental Data:
Basic earnings per share................................      $.85          $.69         $.71          ---          ---
Diluted earnings per share..............................       .84           .69          .71          ---          ---
Dividends per share.....................................       .37           .33          .28          ---          ---
Dividend payout ratio...................................     44.05%        47.83%       39.44%         ---          ---
Return on assets (2)....................................       .81           .81         1.09          .35%        1.02%
Return on equity (3)....................................      4.58          4.03         4.29         2.58         8.71
Equity to assets (4)....................................     17.51         17.72        22.33        28.96        13.06
Average equity to average assets........................     17.61         20.09        25.45        13.59        11.67
Interest rate spread during period (5)..................      2.42          2.04         2.32         2.24         2.41
Net yield on interest-earning assets (6)................      3.26          3.17         3.57         3.02         2.92
Efficiency ratio (7)....................................     64.41         64.40        50.88        84.98        50.57
Other expenses to average assets (8)....................      2.32          2.15         1.84         2.55         1.47
Average interest-earning assets to average
   interest-bearing liabilities.........................    120.95        126.30       134.83       117.02       110.88
Non-performing assets to total assets (4)...............       .34           .47          .28          .38         1.14
Allowance for loan losses to total
   loans outstanding (4) (9)............................       .74           .72          .75          .77          .54
Allowance for loan losses to non-performing loans (4)...    204.16        104.60       159.37       117.03        37.56
Net charge-offs to average total loans outstanding .....       .06           ---          .06          .01          .06
Number of full service offices (4)......................         8             8            6            4            4


(1)  Includes certificates of deposit in other financial institutions.

(2)  Net income divided by average total assets.

(3)  Net income divided by average total equity.

(4)  At end of period.

(5) Interest rate spread is calculated by subtracting combined average interest cost from combined average interest rate earned for the period indicated.

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



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

General

     The Holding Company was incorporated for the purpose of owning all of the outstanding shares of Lincoln Federal. The following discussion and analysis of the Company's financial condition as of December 31, 2001 and results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

     In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

     1.   Management's determination of the amount of loan loss allowance;

     2.   The effect of changes in interest rates; and

     3.   Changes in deposit insurance premiums.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

Average Balances and Interest Rates and Yields

     The following tables present the years ended December 31, 2001, 2000 and 1999, the average daily balances of each category of the Company's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.

                                                                          Year Ended December 31,
                                        --------------------------------------------------------------------------------------------
                                                   2001                            2000                          1999
                                        ------------------------------ ------------------------------ ------------------------------
                                        Average              Average   Average              Average   Average              Average
                                        Balance Interest(6) Yield/Cost Balance Interest(6) Yield/Cost Balance Interest(6) Yield/Cost
                                        ------- ----------- ---------- ------- ----------- ---------- ------- ----------- ----------
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-bearing deposits............$16,856     $547      3.25%     $7,247      $344      4.75%     $6,614     $263     3.98%
   Mortgage-backed securities
     available for sale (1)............. 62,249    4,040      6.49      81,052     5,369      6.62      89,385    5,903     6.60
   Other investment securities
     available for sale (1)............. 61,305    3,738      6.10      69,522     4,730      6.80      64,526    4,234     6.56
   Other investment securities
     held to maturity ..................    701       39      5.56         500        31      6.20         649       40     6.16
   Loans receivable (2) (5) (6).........340,235   26,671      7.84     268,625    21,288      7.92     219,312   16,866     7.69
   Stock in FHLB of Indianapolis........  7,734      575      7.43       6,002       496      8.26       5,447      436     8.00
                                        -------   ------               -------    ------               -------   ------
     Total interest-earning assets......489,080   35,610      7.28     432,948    32,258      7.45     385,933   27,742     7.19
                                                  ------                          ------                         ------
Non-interest earning assets, net of
   allowance for loan losses and
   unrealized gain/loss on securities
   available for sale................... 17,433                          7,787                          12,107
                                       --------                       --------                        --------
     Total assets......................$506,513                       $440,735                        $398,040
                                       ========                       ========                        ========

Liabilities and shareholders' equity:
Interest-bearing liabilities:
   Interest-bearing demand deposits.....$15,512      157      1.01     $12,705       176      1.39      $9,296      137     1.47
   Savings deposits..................... 31,297      821      2.62      21,099       671      3.18      17,940      499     2.78
   Money market savings deposits........ 47,004    1,774      3.77      42,476     2,270      5.34      39,614    1,759     4.44
   Certificates of deposit..............166,990    9,195      5.51     144,440     8,089      5.60     136,840    7,184     5.25
   FHLB advances and securities sold
     under repurchase agreements........143,577    7,708      5.37     122,086     7,339      6.01      82,554    4,368     5.29
                                        -------   ------               -------    ------               -------   ------
     Total interest-bearing liabilities.404,380   19,655      4.86     342,806    18,545      5.41     286,244   13,947     4.87
                                                  ------                          ------                         ------
Other liabilities....................... 12,931                          9,375                          10,495
                                        -------                        -------                         -------
       Total liabilities................417,311                        352,181                         296,739
Shareholders' equity.................... 89,202                         88,554                         101,301
                                        -------                        -------                         -------
         Total liabilities and
           shareholders' equity........$506,513                       $440,735                        $398,040
                                       ========                       ========                        ========
Net interest-earning assets............$ 84,700                        $90,142                         $99,689
Net interest income.....................         $15,955                         $13,713                        $13,795
                                                 =======                         =======                        =======
Interest rate spread (3)................                      2.42%                           2.04%                         2.32%
                                                              ====                            ====                          ====
Net yield on weighted average
   interest-earning assets (4)..........                      3.26%                           3.17%                         3.57%
Average interest-earning  assets to                           ====                            ====                          ====
   average interest-bearing
   liabilities........................   120.95%                        126.30%                        134.83%
                                         ======                         ======                         ======

---------------------------
(1)  Mortgage-backed   securities   available  for  sale  and  other  investment
     securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.

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

(6) Interest income on loans receivable includes loan fee income of $760,000, $412,000 and $394,000 for the years ended December 31, 2001, 2000 and 1999.



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

                                                                               Year Ended December 31,
                                                              2001                      2000                      1999
                                                              --------------------------------------------------------
Weighted average interest rate earned on:
   Interest-earning deposits.........................         3.25%                      4.75%                    3.98%
   Mortgage-backed securities available for sale.....         6.49                       6.62                     6.60
   Other investment securities available for sale....         6.10                       6.80                     6.56
   Other investment securities held to maturity......         5.56                       6.20                     6.16
   Loans.............................................         7.84                       7.92                     7.69
   FHLB stock........................................         7.43                       8.26                     8.00
     Total interest-earning assets...................         7.28                       7.45                     7.19
Weighted average interest rate cost of:
   Interest-bearing demand deposits..................         1.01                       1.39                     1.47
   Savings deposits..................................         2.62                       3.18                     2.78
   Money market savings deposits.....................         3.77                       5.34                     4.44
   Certificates of deposit...........................         5.51                       5.60                     5.25
   FHLB advances and securities sold under
     repurchase agreements...........................         5.37                       6.01                     5.29
     Total interest-bearing liabilities..............         4.86                       5.41                     4.87
Interest rate spread (1).............................         2.42                       2.04                     2.32
Net yield on weighted average
   interest-earning assets (2).......................         3.26                       3.17                     3.57

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

                                                                        Increase (Decrease) in Net Interest Income
                                                                   ----------------------------------------------------
                                                                                                                 Total
                                                                    Due to                Due to                  Net
                                                                     Rate                 Volume                Change
                                                                   --------               ------                ------
                                                                                      (In thousands)
Year ended December 31, 2001 compared
to year ended December 31, 2000
   Interest-earning assets:
     Interest-earning deposits..................................   $  (137)             $     340            $      203
     Mortgage-backed securities available for sale..............      (107)                (1,222)               (1,329)
     Other investment securities available for sale.............      (464)                  (528)                 (992)
     Other investment securities held to maturity...............        (3)                    11                     8
     Loans receivable...........................................      (233)                 5,616                 5,383
     FHLB stock.................................................       (53)                   132                    79
                                                                   -------              ---------            ----------
       Total....................................................      (997)                 4,349                 3,352
                                                                   -------              ---------            ----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................       (53)                    34                   (19)
     Savings deposits...........................................      (133)                   283                   150
     Money market savings deposits..............................      (719)                   223                  (496)
     Certificates of deposit....................................      (138)                 1,244                 1,106
     FHLB advances and securities sold under repurchase
       agreements...............................................      (837)                 1,206                   369
                                                                   -------              ---------            ----------
         Total..................................................    (1,880)                 2,990                 1,110
                                                                   -------              ---------            ----------
   Net change in net interest income............................   $   883              $   1,359            $    2,242
                                                                   =======              =========            ==========
Year ended December 31, 2000 compared
to year ended December 31, 1999
   Interest-earning assets:
     Interest-earning deposits..................................   $    54              $      27            $       81
     Mortgage-backed securities available for sale..............        18                   (552)                 (534)
     Other investment securities available for sale.............       160                    336                   496
     Other investment securities held to maturity...............       ---                     (9)                   (9)
     Loans receivable...........................................       528                  3,894                 4,422
     FHLB stock.................................................        14                     46                    60
                                                                   -------              ---------            ----------
       Total....................................................       774                  3,742                 4,516
                                                                   -------              ---------            ----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (9)                    48                    39
     Savings deposits...........................................        77                     95                   172
     Money market savings deposits..............................       377                    134                   511
     Certificates of deposit....................................       494                    411                   905
     FHLB advances and securities sold under repurchase
       agreements...............................................       658                  2,313                 2,971
                                                                   -------              ---------            ----------
         Total..................................................     1,597                  3,001                 4,598
                                                                   -------              ---------            ----------
   Net change in net interest income............................   $  (823)             $     741            $      (82)
                                                                   =======              =========            ==========

Financial Conditions at December 31, 2001 Compared to Financial condition at December 31, 2000.

     Total assets were $492.7 million at December 31, 2001, a decrease of $7.4 million, or 1.5%, compared to December 31, 2000. Cash and cash equivalents were $10.4 million at December 31, 2001 compared to $11.0 million at year end 2000. Interest-bearing deposits totaled $1.9 million at December 31, 2001 while the Company had $1.0 million interest-bearing deposits at December 31, 2000.

     Investment Securities. Total investment securities declined by $34.5 million to $99.7 million at December 31, 2001 compared to the same date in 2000. This was primarily the result of principal paydowns and bonds called during the year.

     Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2001 were $355.0 million, an increase of $28.8 million from December 31, 2000. Loan growth was funded primarily by cash flow from investments and increases in borrowings from the Federal Home Loan Bank ("FHLB"). Loan growth was experienced in nearly every category of loans, except one- to four-family real estate mortgage loans, with the largest increase in commercial lending. In January 2001, the Bank adopted a policy of selling nearly all of its eligible loan volume in the secondary market while retaining the local servicing of those loans. This new policy was adopted as a result of the reduced spreads available on residential mortgages; however, we still prefer to maintain local contact with our customer by retaining the servicing of their loan. Our continued emphasis will be on increasing the percentage mix of commercial and consumer loans we keep in our loan portfolio while decreasing the percentage of one- to four-family real estate mortgage loans. The allowance for loan losses as a percentage of total loans increased from .72% to .74%. The increase in the allowance as a percentage of total loans resulted from a higher mix of commercial loans in the loan portfolio versus residential real estate loans that have lower risk characteristics. The allowance for loan losses as a percentage of non-performing loans was 204.1% and 104.6% at December 31, 2001 and 2000, respectively. Nonperforming loans were $1.3 million and $2.3 million at each date, respectively.

     Deposits. Deposits totaled $252.1 million at December 31, 2001, an increase of $.2 million from December 31, 2000. Deposits grew in nearly every major category except certificates of deposit were down $13.8 million or 8.8%. This decline in certificates of deposit was due to allowing some higher priced funds to leave the Bank. Excess cash generated from the investment portfolio provided more liquidity than we had opportunities to invest the funds profitably.

     Borrowed Funds. Securities sold under repurchase agreements and FHLB advances were $148.1 million at December 31, 2001, a decrease of $4.9 million from December 31, 2000.

     Shareholders' Equity. Shareholders' equity decreased by $2.4 million from $88.6 million at December 31, 2000 to $86.2 million at December 31, 2001. The decrease was the result of the $8.1 million repurchase of 554,078 shares of common stock and cash dividends of $1.8 million partially offset by the amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and RRP of $1.5 million, unrealized gains on securities of $1.9 million and net income of $4.1 million.


Financial Conditions at December 31, 2000 Compared to Financial condition at December 31, 1999.

     Total assets were $500.1 million at December 31, 2000, an increase of $89.3 million, or 21.7%, compared to December 31, 1999. The acquisition of Citizens on September 26, 2000 added approximately $66 million to total assets. Cash and cash equivalents were $11.0 million at December 31, 2000 compared to $10.8 million at year end 1999. Interest-bearing deposits totaled $1.0 million at December 31, 2000 while the Company had no interest-bearing deposits at December 31, 1999.

     Investment Securities. Total investment securities declined by $12.2 million to $134.2 million at December 31, 2000 compared to the same date in
1999. This was primarily the result of the sale of $11.7 million of available-for-sale securities in December 2000. The sale was in response to lower market interest rates and the potential effect of early prepayment on the mortgages that collateralized those securities. During 2000 Lincoln Federal securitized $5.0 million of its one- to four-family real estate mortgage loans and held those securities in the available-for-sale investment portfolio.

     Loans and Allowances for Loan Losses. Net loans were $326.2 million, an increase of $93.2 million from December 1, 1999 of which Citizens added approximately $56 million. Loan growth was funded primarily by growth of deposits, cash flow from investments and increases in borrowings from securities sold under repurchase agreements and the Federal Home Loan Bank ("FHLB"). Loan growth was experienced in nearly every category of loans with the largest increases in one- to four-family real estate mortgage loans and commercial real estate loans. By the end of the fourth quarter of 2000, the Bank discontinued the policy of retaining all loan volume on its balance sheet and adopted a policy in January 2001 of selling nearly all of its eligible loan volume in the secondary market while retaining the local servicing of those loans. This new policy was adopted as a result of the reduced spreads available on residential mortgages; however, we still prefer to maintain local contact with our customer by retaining the servicing of their loan. Our continued emphasis will be on increasing the percentage mix of commercial and consumer loans we keep in our loan portfolio while decreasing the percentage of one- to four-family real estate mortgage loans. The allowance for loan losses as a percentage of total loans decreased from .75% to .72%. The reduction in the allowance as a percentage of total loans resulted from the addition of Citizens' loans, which required a lower allowance percentage rate than Lincoln's loans. The allowance for loan losses as a percentage of non-performing loans was 104.6% and 159.4% at December 31, 2000 and 1999, respectively. Nonperforming loans were $2.3 million and $1.1 million at each date, respectively.

     Deposits. Deposits totaled $251.9 million at December 31, 2000, an increase of $46.9 million from December 31, 1999, and included approximately $33 million from Citizens. Excluding the effect of the Citizens acquisition, deposits grew in nearly every category with overall growth over 1999 of nearly 7%.

     Borrowed Funds. Securities sold under repurchase agreements and FHLB advances were $153.0 million at December 31, 2000, an increase of $44.5 million from December 31, 1999 of which Citizens added approximately $14 million. The primary reason for the increase in borrowings was due to needed funding for loan growth and to finance two common stock repurchases completed by the Company during 2000 totaling 1,515,719 shares and costing $17.6 million. In addition, net cash paid in the acquisition of Citizens totaled $7.8 million.

     Shareholders' Equity. Shareholders' equity decreased by $3.1 million from $91.7 million at December 31, 1999 to $88.6 million at December 31, 2000. The decrease was the result of the $17.6 million repurchase of 1,515,719 shares of common stock and cash dividends of $1.8 million partially offset by the issuance of 884,887 shares of common stock to holders of Citizens Bancorp common stock of $8.5 million, amortization of unearned compensation expense and ESOP shares earned of $1.1 million, unrealized gains on securities of $3.1 million and net income of $3.6 million.


Comparison of Operating Results For Years Ended December 31, 2001 and 2000

     General. Net income for the year ended December 31, 2001 increased $.5 million to $4.1 million compared to $3.6 million for the year ended December 31, 2000. The primary reasons for the increase in net income were the result of increased net interest income, up $2.2 million, and total other income, up $1.3 million partially offset by a $2.2 million increase in total other expenses and a $.5 million increase in tax expense for the year ended December 31, 2001 over the prior year. Return on average assets for both years ended December 31, 2001 and 2000 was .81%. Return on average equity was 4.58% for the year ended December 31, 2001 and 4.03% for the year ended December 31, 2000.

     Interest Income. Total interest income was $35.6 million for 2001 compared to $32.3 million for 2000. The increase in interest income was due primarily to an increase in interest-earning assets. Average interest-earning assets increased $56.1 million, or 13.0%. This was the result of a $71.6 million increase in average loans receivable partially offset by an $18.8 million decrease in mortgage-backed securities available for sale. The average yield on interest-earning assets was 7.28% and 7.45% for the years ended December 31, 2001 and 2000, respectively.

     Interest Expense. Interest expense was $19.7 million for the year ended December 31, 2001 compared to $18.5 million for the same period in 2000, an increase of $1.2 million, or 6.5%. Average interest-bearing liabilities increased $61.6 million, or 18.0% to $404.4 million at the end of 2001 from $342.8 million at the end of 2000.

     Net Interest Income. Net interest income increased $2.2 million, or 16.3%, during the year ended December 31, 2001 as compared to 2000. Net interest income increased $1.3 million due to an increase in volume of net interest-earning assets and liabilities and increased $.9 million as a result of the average rate of the net interest-earning assets and interest-bearing liabilities. The interest rate spread was 2.42% and 2.04% for 2001 and 2000, respectively. The net yield on interest-earning assets was 3.26% and 3.17% for the 2001 and 2000 periods, respectively.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2001 was $488,000 compared to $283,000 for 2000. During the year ended December 31, 2001, net charge-offs were $207,000 compared to net charge-offs of $20,000 for 2000. The 2001 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

     Service Charges on Deposit Accounts. Service charges on deposit accounts increased $311,000 or 84.3% from $369,000 for the year ended December 31, 2000 to $680,000 for 2001. This was the result of our efforts to increase checking accounts during 2001.

     Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $688,000 were recorded during the year ended December 31, 2001 as compared to $121,000 during 2000. In 2001, loan sales totaled approximately $41.2 million while in 2000 loan sales approximated $8.2 million.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the years ended December 31, 2001 and 2000 amounted to $6.0 million and $11.7 million, respectively. Net gains of $8,000 and $101,000 were realized on those sales during the years ended December 31, 2001 and 2000, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships decreased $211,000, or 57.0%, from $370,000 for the year ended December 31, 2000 to $159,000 for 2001 due to the operating results of the limited partnership investments.

     Other Income. Other income increased $286,000, or 37.3%, from $767,000 for the year ended December 31, 2000 to $1,053,000 for 2001. This increase was due primarily to increases in ATM/debit card fee income, which increased $100,000, or 60.1%, from $165,000 for 2000 to $265,000 for 2001.

     Salaries and Employee Benefits. Salaries and employee benefits were $6.4 million for the year ended December 31, 2001 compared to $5.2 million for 2000, an increase of $1.2 million, or approximately 23.1%. Salaries increased $.8 million to $4.1 million in 2001 from $3.3 million in 2000. This increase resulted primarily from compensation expense incurred by the Company in connection with the acquisition of Citizens Bancorp September 26, 2000 and the addition of a new branch in Greenwood at the beginning of September 2000. The Bank also added key management and other staff additions to keep pace with the growing organization. Employee benefits increased $.4 million from $1.9 million in 2000 to $2.3 million in 2001. This was primarily the result of increased pension costs and higher health insurance costs. There were 113 full-time equivalent employees at December 31, 2001, compared to 111 at the end of 2000.

     Net Occupancy and Equipment Expenses. Combined occupancy expenses increased $177,000, or 16.8%, from $1,055,000 in 2000 to $1,232,000 in 2001 due primarily to the addition of Citizens and the new Greenwood branch.

     Data Processing Fees. Data processing fees increased $139,000, or 15.4%, from $901,000 in 2000 to $1,040,000 in 2001. This was primarily due to new locations and increased customer account activity.

     Professional Fees. Professional fees increased $139,000, or 43.2%, from $322,000 in 2000 to $461,000 in 2001. Consulting expenses regarding the Citizens acquisition and other business opportunities were the primary reason for the increase.

     Director and Committee Fees. Director and committee fees increased $5,000, or 2.1%, from $240,000 in 2000 to $245,000 in 2001.

     Advertising and Business Development. Advertising and business development expenses increased $94,000, or 25.0%, from $376,000 in 2000 to $470,000 in 2001.
Use of commercial television advertising and the addition of a de novo branch in Greenwood were additional costs in 2001.

     Other  Expenses.   Other  expenses  increased  $542,000,   or  39.5%,  from
$1,373,000 for the year ended December 31, 2000, to $1,915,000 for the year ended December 31, 2001. Major increases included an increase of amortization of goodwill and core deposit intangibles of $141,000, a $76,000 increase in OREO expenses, a $91,000 increase in waived/refunded check charges and an $86,000 increase in unreimbursed loan expenses. Expenses relating to supplies, telephone, postage and regulatory assessments are also included in other expenses. The remaining increase in other expenses of $148,000, from the 2000 period to the 2001 period resulted from increases in a variety of expense categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense increased $524,000 from the year ended December 31, 2000 to 2001. Income taxes were 32% of pre-tax income for the year ended December 31, 2001 compared to 28% for the same period in 2000. This increase was the result of a revision to the Indiana Code that permits financial institutions incorporated in Indiana to apportion income in the same manner as financial institutions incorporated in other states. This revision to the statute was made retroactive to January 1, 1999 and was recognized as a single adjustment in the second quarter of 2000. For both 2001 and 2000, the primary differences between the effective tax rate and the statutory tax rate relate to the benefit received from low income housing credits.


Comparison of Operating Results For Years Ended December 31, 2000 and 1999

     General. Net income for the year ended December 31, 2000 decreased $.7 million to $3.6 million compared to $4.3 million for the year ended December 31, 1999. The primary reason for the decline in net income was the result of increased operating expenses, up $2.1 million, or 28.8% to $9.5 million for the year ended December 31, 2000 over the prior year. Return on average assets for the year ended December 31, 2000 and 1999 was .81% and 1.09%, respectively. Return on average equity was 4.03% for the year ended December 31, 2000 and 4.29% for the year ended December 31, 1999.

     Interest Income. Total interest income was $32.3 million for 2000 compared to $27.7 million for 1999. The increase in interest income was due primarily to an increase in interest-earning assets. Average interest-earning assets increased $47.0 million, or 12.2%. This was the result of a $49.3 million increase in average loans receivable partially offset by an $8.3 million decrease in mortgage-backed securities available for sale. Part of this increase was attributable to the Citizens acquisition effective September 26, 2000. The average yield on interest-earning assets was 7.45% and 7.19% for the years ended December 31, 2000 and 1999, respectively.

     Interest Expense. Interest expense was $18.5 million for the year ended December 31, 2000 compared to $13.9 million for the same period in 1999, an increase of $4.6 million, or 33.1%. Average interest-bearing liabilities increased $56.6 million, or 19.8% to $342.8 million at the end of 2000 from $286.2 million at the end of 1999. A portion of the increase was the result of the Citizens acquisition.

     Net Interest Income. Net interest income decreased $100,000, or .6%, during the year ended December 31, 2000 as compared to 1999. Net interest income increased $700,000 due to an increase in volume of net interest-earning assets and interest-bearing liabilities and decreased $800,000 as a result of the average rate of the net interest-earning assets and interest-bearing liabilities. The interest rate spread was 2.04% and 2.32% for 2000 and 1999, respectively. The net yield on interest-earning assets was 3.17% and 3.57% for the 2000 and 1999 periods, respectively. The decrease in net yield on interest-earning assets was greater than the decrease in interest spread because average interest-earning assets as a percentage of interest-bearing liabilities decreased from 134.8% in 1999 to 126.3% for 2000.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2000 was $283,000 compared to $384,000 for 1999. During the year ended December 31, 2000, net charge-offs were $20,000 compared to net charge-offs of $135,000 for 1999. The 2000 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

     Service Charges on Deposit Accounts. Service charges on deposit accounts were $369,000 for the year ended December 31, 2000 compared to $216,000 for 1999. This was a $153,000 or 70.8% increase. During 1999 two new branches were opened for only part of the year. During 2000 the Greenwood branch and the Citizens acquisition also added to service charge income.

     Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $121,000 were recorded during the year ended December 31, 2000 as compared to $11,000 during 1999.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the years ended December 31, 2000 and 1999 amounted to $11.7 million and $10.3 million, respectively. Net gains of $101,000 and net losses of $4,000 were realized on those sales during the years ended December 31, 2000 and 1999, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships increased $47,000, or 14.6%, from $323,000 for the year ended December 31, 1999 to $370,000 for 2000 due to the operating results of the limited partnership investments.

     Other Income. Other income increased $53,000, or 7.4%, from $714,000 for the year ended December 31, 1999 to $767,000 for 2000.

     Salaries and Employee Benefits. Salaries and employee benefits were $5.2 million for the year ended December 31, 2000 compared to $3.9 million for 1999, an increase of $1.3 million, or approximately 33.3%. Salaries increased $.7 million to $3.3 million in 2000 from $2.6 million in 1999. This increase resulted primarily from compensation expense incurred by the Company in connection with the addition of management staff during 1999 and 2000, a new branch added in April of 1999, a new branch in September 2000 and the acquisition of Citizens at the end of September 2000. Employee benefits increased $.6 million from $1.3 million in 1999 to $1.9 million in 2000. This was primarily the result of increased compensation expense incurred with the Company's recognition and retention plan ("RRP"). The RRP began in July 1999 and therefore had only a half-year of expense in 1999 compared to a full-year in 2000. Additional expenses were incurred in 2000 as a result of the acquisition of Citizens. Also contributing to increased benefit expense was higher health insurance costs. There were 111 full-time equivalent employees at December 31, 2000, compared to 89 at the end of 1999.

     Net Occupancy and Equipment Expenses. Combined occupancy expenses increased $157,000, or 17.5%, from $898,000 in 1999 to $1,055,000 in 2000 due primarily to the addition of a new branch in April 1999, a new branch in September 2000 and the Citizens facility acquired at the end of September 2000.

     Data Processing Fees. Data processing fees increased $165,000, or 22.4%, from $736,000 in 1999 to $901,000 in 2000. This was primarily due to new locations and increased customer account activity.

     Professional Fees. Professional fees increased $113,000, or 54.1%, from $209,000 in 1999 to $322,000 in 2000. Consulting expenses regarding the Citizens acquisition and other business opportunities were the primary reason for the increase. Additionally, new SEC reporting requirements resulted in additional costs.

     Director and Committee Fees. Director and committee fees increased $16,000, or 7.1%, from the year ended December 31, 1999 to 2000.

     Advertising and Business Development. Advertising and business development expenses increased $117,000 or 45.2% from $259,000 in 1999 to $376,000 in 2000.
The Company entered a new market in Greenwood, Indiana, added television advertisements and introduced a new logo during the year.

     Other  Expenses.   Other  expenses  increased  $233,000,   or  20.7%,  from
$1,124,000 for the year ended December 31, 1999, to $1,357,000 for the year ended December 31, 2000. Amortization of goodwill and core deposit intangibles resulting from the Citizens acquisition contributed $47,000 to the increase for 2000. Expenses relating to amortization of mortgage servicing rights, supplies, telephone, postage, organization dues and regulatory assessments are included in other expenses. The remaining increase in other expenses of $186,000 from the 1999 period to 2000 period resulted primarily from increases in these categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense decreased $960,000 from the year ended December 31, 1999 to 2000. Income taxes were 28% of pre-tax income for the year ended December 31, 2000 compared to 35% for the same period in 1999. This decline was the result of a recent revision to the Indiana Code that permits financial institutions incorporated in Indiana to apportion income in the same manner as financial institutions incorporated in other states. This revision to the statute was made retroactive to January 1, 1999 and was recognized as a single adjustment to the second quarter of 2000. For both 2000 and 1999, the primary difference between the effective tax rate and the statutory tax rate relates to the benefit received from low income housing credits.


Liquidity and Capital Resources

     The Company's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans and mortgage-backed securities and the sales of loans and mortgage-backed securities available for sale. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The Company's primary investing activity is the origination of loans. During the years ended December 31, 2001, 2000 and 1999, cash used to originate loans exceeded repayments and other changes by $29.1 million, $42.4 million and $37.3 million, respectively. Loan growth has been funded by a combination of cash flow generated from monthly repayments of mortgage-backed securities, proceeds from sales and maturities of securities available for sale, deposit growth and borrowings.

     During the year ended December 31, 2001, the Company purchased $17.7 million of securities available for sale and held to maturity. During the year ended December 31, 2000 the Company did not purchase any securities available for sale or held to maturity, and during 1999, the Company purchased $64.8 million of securities available for sale. During 2001, these purchases were funded by proceeds from maturities of securities available for sale. During 1999, these purchases were funded primarily with borrowings. During the years ended December 31, 2001, 2000 and 1999, Lincoln Federal received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $49.7 million, $11.3 million and $20.2 million, respectively. During the years ended December 31, 2001, 2000 and 1999, Lincoln Federal received proceeds for the sale of mortgage-backed and other securities available for sale of $6.0 million, $11.7 million and $10.3 million which funds were used to fund its loan growth.

     The Company had outstanding loan commitments and unused lines of credit of $56.2 million and standby letters of credit outstanding of $457,000 at December 31, 2001. Management anticipates that the Company will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2001 totaled $87.4 million. Management believes that a significant portion of such deposits will remain with the Company based upon historical deposit flow data and the Company's competitive pricing in its market area.

     Liquidity management is both a daily and long-term function of the Company's management strategy. In the event that the Company should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. The Company had outstanding FHLB advances in the amount of $133.1 million at December 31, 2001. As an additional funding source, the Company has also sold securities under repurchase agreements. The Company had outstanding securities sold under repurchase agreements in the amount of $15.0 million at December 31, 2001.

     Other significant investing and financing activities for the Company included the acquisition of Citizens during 2000 and repurchases of common stock during 2001, 2000 and 1999. Net cash paid in the acquisition of Citizens amounted to approximately $7.8 million. During 2001, 2000 and 1999, the Company repurchased common stock for $8.1 million, $17.6 million and $8.7 million, respectively. These transactions were funded by cash generated by the stock conversion at the end of 1998 plus dividends from the Bank.

     The Financial Regulatory Relief and Economic Efficiency Act of 2000, which was signed into law on December 27, 2000, repealed the former statutory requirement that all savings associations maintain an average daily balance of liquid assets in a minimum amount of not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. The OTS adopted an interim final rule in March 2001 that implemented this revised statutory requirement, although savings associations remain subject to the OTS regulation that requires them to maintain sufficient liquidity to ensure their safe and sound operation.

     Pursuant to OTS capital regulations in effect at December 31, 2001, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 2001, Lincoln Federal's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Federal's capital ratios as of December 31, 2001:

                                                           At December 31, 2001
                                           OTS Requirement                          Lincoln Federal's Capital Level
                                     ------------------------               --------------------------------------------
                                      % of                                   % of                               Amount
Capital Standard                     Assets            Amount               Assets(1)         Amount           of Excess
----------------                     ------            ------               ---------         ------           ---------
                                                            (Dollars in thousands)
Tangible capital                       1.5%           $  7,360                14.1%           $69,249           $61,889
Core capital (2)                       4.0              19,627                14.1             69,249            49,622
Risk-based capital                     8.0              27,126                21.2             71,897            44,771

---------------------
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

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

Current Accounting Issues

     Accounting for a Business Combination. Statement of Financial Accounting Standards ("SFAS") No. 141 requires that all business combinations should be accounted for using the purchase method of accounting; use of the pooling method is prohibited.

     This Statement requires that goodwill be initially recognized as an asset in the financial statement and measured as the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. In addition, SFAS No. 141 requires all other intangibles, such as core deposit intangibles for a financial institution, to be identified.

     The provisions of Statement No. 141 are effective for any business combination that is initiated after June 30, 2001.

     Accounting for Goodwill. Under the provisions of SFAS No. 142, goodwill should not be amortized but should be tested for impairment at the reporting unit level. Impairment test of goodwill should be done on an annual basis unless events or circumstances indicate impairment has occurred in the interim period. The annual impairment test can be performed at any time during the year as long as the measurement date is used consistently from year to year.

     Impairment testing is a two step process, as outlined within the statement. If the fair value of the goodwill is less than its carrying value, then the goodwill is deemed impaired and a loss recognized. Any impairment loss recognized as a result of completing the transitional impairment test should be treated as a change in accounting principle and recognized in the first interim period financial statements.

     The provisions of Statement No. 142 would be effective for fiscal years beginning after December 15, 2001. Early adoption would be permitted for companies with a fiscal year beginning after March 15, 2001 provided that the first quarter financial statements have not been previously issued. In all cases, the Statement must be adopted as of the beginning of a fiscal year. Goodwill and intangible assets acquired in a transaction completed after June 30, 2001 but before this Statement is initially applied would be accounted for in accordance with the amortization and nonamortization provisions of the Statement. The useful economic life of previously recognized intangible assets should be reassessed upon adoption of the Statement, and remaining amortization periods should be adjusted accordingly. Intangible assets deemed to have an indefinite life would no longer be amortized.

     The Company adopted these new accounting rules on January 1, 2002. As a result, the Company will not amortize the goodwill it has recorded prior to June 30, 2001, but will make an annual assessment of any impairment in goodwill and, if necessary, recognize an impairment loss at that time. The Company had goodwill of $1,564,000 at December 31, 2001 and amortization of $88,000 for the year ended December 31, 2001.








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

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that the Company has made. The Company is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.


Quarterly Results of Operations

     The following table sets forth certain quarterly results for the years ended December 31, 2001 and 2000.

                                                          Provision
                                               Net       (Adjustment)                Basic          Diluted
    Quarter     Interest        Interest     Interest      For Loan      Net        Earnings        Earnings      Dividends
     Ended       Income          Expense      Income        Losses      Income      Per Share      Per Share      Per Share
    -------     --------        --------     --------      --------     ------      ---------      ---------      ---------
                                      (In thousands except for per share data)

2001:
March           $  9,301       $  5,349     $  3,952         $114      $1,005         $.20            $.20         $.09
June               9,258          5,217        4,041           24       1,033          .21             .21          .09
September          8,864          4,838        4,026           90       1,000          .21             .21          .09
December           8,187          4,251        3,936          260       1,050          .23             .22          .10
                 -------        -------      -------         ----      ------         ----            ----         ----
                 $35,610        $19,655      $15,955         $488      $4,088         $.85            $.84         $.37
                 =======        =======      =======         ====      ======         ====            ====         ====

2000:
March           $  7,338       $  3,972     $  3,366         $(22)       $930         $.17            $.17         $.08
June               7,685          4,266        3,419           71       1,069          .22             .22          .08
September          7,865          4,639        3,226          119         654          .13             .13          .08
December           9,370          5,668        3,702          115         912          .17             .17          .09
                 -------        -------      -------         ----      ------         ----            ----         ----
                 $32,258        $18,545      $13,713         $283      $3,565         $.69            $.69         $.33
                 =======        =======      =======         ====      ======         ====            ====         ====





     Provision for loan losses increased during the fourth quarter of 2001 due primarily to an increase in net charge-offs and a higher mix of commercial loans requiring a higher reserve in the allowance for loan losses. Net income as a percent of average assets was .79%, .80%, .78% and .86% for the first through fourth quarters, respectively. Net income as a percentage of average assets increased during the fourth quarter of 2001 primarily due to a planned reduction in total assets as reinvestment rates decreased. Lincoln Federal was able to improve spreads and net interest margin during this time.


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

     The Bank's board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of its President and CEO T. Tim Unger, Senior Vice President and Chief Financial Officer John M. Baer, Senior Vice President and Retail Sales Manager Rebecca J. Morgan, Senior Vice President and Chief Lending Officer Paul S. Siebenmorgen, Loan Servicing Manager Maxwell O. Magee, and Assistant Vice President and Marketing Director Angela Coleman. The ALCO Committee meets weekly to manage and review Lincoln Federal's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

     Because of the lack of customer demand for adjustable rate loans in its market area, Lincoln Federal primarily originates fixed-rate real estate loans, which accounted for approximately 66% of its loan portfolio at December 31, 2001. Lincoln Federal continues to offer and attempts to increase its volume of adjustable rate loans when market interest rates make these type loans more attractive to customers.

     During the first quarter of 1999, the Company initiated a leverage strategy that involved buying approximately $53 million of marketable securities and loans funded by an increase in securities sold under repurchase agreements and Federal Home Loan Bank advances. The purpose of this strategy was to utilize the high equity position of the Company to support additional earning assets in order to increase operating income. Investments were made in collateralized mortgage obligations, mortgage backed securities, agency notes and corporate notes as well as a package of variable rate whole mortgage loans. The leverage positions from these transactions are monitored regularly and no other leverage transactions were done during the remainder of the year or in 2000.

     Loan growth continued through 2001 in all categories except one- to four-family real estate loans. Most of this growth was funded by cash flow generated from monthly payments of mortgage backed securities and collateralized mortgage obligations purchased with funds generated from the conversion to a stock institution at the end of 1998 and from the leverage transaction discussed above.

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

     The OTS issued a final rule in 1993 which uses a net market value methodology to measure the interest rate risk exposure of savings associations. However, the OTS waived the effective date of this rule, and the rule has never gone into effect. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Because Lincoln Federal's assets exceed $300 million, it is required to file Schedule CMR. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) the institution's "normal" level of exposure which is 2% of the present value of its assets.

     It is estimated that at December 31, 2001, NPV would decrease 24% and 36% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 24% and 36% for the same increases at December 31, 2000. At December 31, 2001, information was not available for 200 and 300 basis point decreases. A year earlier, 200 and 300 basis point decreases in market rates would have increased NPV 10% and 13%, respectively.

     Presented below, as of December 31, 2001, is an analysis performed by the OTS of Lincoln Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 100 basis points. At December 31, 2001, 2% of the present value of Lincoln Federal's assets was approximately $10.2 million. The interest rate risk of a 200 basis point increase in market rates was $18.5 million at December 31, 2001. Lincoln Federal would have been required to deduct $4.2 million from its capital if the OTS' NPV methodology had been in effect. As noted, information regarding a 200 basis point decrease in market rates is not available. Lincoln Federal's exposure to interest rate risk results primarily from the concentration of fixed rate mortgage loans in its portfolio.

      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
     --------              --------              --------              --------              ---------              ------
                                                   (Dollars in thousands)
     +300  bp*               $49,487              $(28,045)              (36)%                 10.51%                (475)bp
     +200  bp                 59,001               (18,531)              (24)                  12.22                 (304)bp
     +100  bp                 68,621                (8,912)              (11)                  13.85                 (141)bp
       0   bp                 77,532                                                           15.26
     -100  bp                 81,023                 3,490                 5                   15.68                    42bp
     -200  bp                      0                     0                 0                    0.00                     0bp
     -300  bp                      0                     0                 0                    0.00                     0bp

*  Basis points.

     In contrast, presented below, as of December 31, 2000, is an analysis performed by the OTS of Lincoln Federal's exposure to interest rate risk as measured in 100 basis point increments, up and down 300 basis points.

      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
     --------              --------              --------              --------              ---------              ------
                                                   (Dollars in thousands)
     +300  bp*               $57,751              $(32,365)              (36)%                 12.52%                (541)bp
     +200  bp                 68,665               (21,450)              (24)                  14.46                 (347)bp
     +100  bp                 79,812               (10,303)              (11)                  16.32                 (161)bp
       0   bp                 90,116                                                           17.93
     -100  bp                 96,787                 6,672                 7                   18.88                    95bp
     -200  bp                 99,165                 9,049                10                   19.12                   120bp
     -300  bp                101,713                11,597                13                   19.39                   146bp

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

                                                 INDEPENDENT ACCOUNTANTS' REPORT




Board of Directors
Lincoln Bancorp
Plainfield, Indiana


We have audited the accompanying consolidated balance sheets of Lincoln Bancorp as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Lincoln Bancorp as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/ BKD, LLP

Indianapolis, Indiana
February 14, 2002

CONSOLIDATED BALANCE SHEETS

                                                           LINCOLN BANCORP
                                                          Plainfield, Indiana

December 31                                                                                 2001                2000
-----------------------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                              $   2,434,342     $   1,998,763
   Interest-bearing demand deposits in other banks                                          7,968,681         8,987,080
                                                                                        -------------------------------
       Cash and cash equivalents                                                           10,403,023        10,985,843
   Interest-bearing deposits                                                                1,900,030           989,975
   Investment securities
     Available for sale                                                                    97,858,831       133,658,742
     Held to maturity (market value $1,800,000 and $499,825)                                1,800,000           500,000
                                                                                        -------------------------------
       Total investment securities                                                         99,658,831       134,158,742
   Loans held for sale                                                                      2,330,181               ---
   Loans, net of allowance for loan losses of $2,648,111 and $2,366,777                   352,686,332       326,190,743
   Premises and equipment                                                                   5,486,033         5,397,384
   Investments in limited partnerships                                                      1,534,777         1,693,477
   Federal Home Loan Bank stock                                                             7,734,400         7,734,400
   Interest receivable                                                                      2,459,230         3,110,580
   Core deposit intangibles and goodwill                                                    2,395,704         2,602,602
   Other assets                                                                             6,081,892         7,207,630
                                                                                        -------------------------------
       Total assets                                                                      $492,670,433      $500,071,376
                                                                                        ===============================
Liabilities
   Deposits
     Noninterest-bearing                                                                $   9,229,089     $   4,143,904
     Interest-bearing                                                                     242,877,247       247,714,971
                                                                                        -------------------------------
       Total deposits                                                                     252,106,336       251,858,875
   Securities sold under repurchase agreements                                             15,000,000        14,600,000
   Federal Home Loan Bank advances                                                        133,120,613       138,422,524
   Note payable                                                                               737,001         1,225,501
   Interest payable                                                                         1,159,166         1,519,277
   Other liabilities                                                                        4,304,012         3,856,545
                                                                                        -------------------------------
       Total liabilities                                                                  406,427,128       411,482,722
                                                                                        -------------------------------
Commitments and Contingencies

Shareholders' Equity
   Common stock, without par value
     Authorized - 20,000,000 shares
     Issued and outstanding - 5,154,920 and 5,677,493 shares                               50,342,175        55,496,031
   Retained earnings                                                                       42,712,497        42,922,034
   Accumulated other comprehensive loss                                                       (56,790)       (1,978,595)
   Unearned recognition and retention plan (RRP) shares                                    (2,293,777)       (3,019,796)
   Unearned employee stock ownership plan (ESOP) shares                                    (4,460,800)       (4,831,020)
                                                                                        -------------------------------
       Total shareholders' equity                                                          86,243,305        88,588,654
                                                                                        -------------------------------
       Total liabilities and shareholders' equity                                        $492,670,433      $500,071,376
                                                                                        ===============================


See Notes to Consolidated Financial Statements

                                               CONSOLIDATED STATEMENTS OF INCOME

                                                            LINCOLN BANCORP
                                                          Plainfield, Indiana

Years Ended December 31                                                    2001              2000               1999
-----------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
   Loans receivable, including fees                                      $26,671,243      $21,288,110       $16,865,580
   Investment securities
     Mortgage-backed securities                                            4,039,631        5,368,935         5,903,252
     Other investment securities                                           3,776,635        4,761,233         4,273,404
   Deposits with financial institutions                                      547,227          343,716           263,459
   Dividend income                                                           574,942          496,243           435,736
                                                                         ----------------------------------------------
       Total interest and dividend income                                 35,609,678       32,258,237        27,741,431
                                                                         ----------------------------------------------
Interest Expense
   Deposits                                                               11,947,089       11,205,987         9,578,692
   Repurchase agreements                                                     868,451          341,044           189,914
   Federal Home Loan Bank advances                                         6,839,128        6,997,839         4,178,146
                                                                         ----------------------------------------------
       Total interest expense                                             19,654,668       18,544,870        13,946,752
                                                                         ----------------------------------------------
Net Interest Income                                                       15,955,010       13,713,367        13,794,679
   Provision for loan losses                                                 487,608          283,164           383,902
                                                                         ----------------------------------------------
Net Interest Income After Provision for Loan Losses                       15,467,402       13,430,203        13,410,777
                                                                         ----------------------------------------------
Other Income
   Service charges on deposit accounts                                       679,282          369,203           216,223
   Net realized and unrealized gains on loans                                688,293          121,349            10,539
   Net realized gains (losses) on sales of available-for-sale securities       8,220          100,852            (3,904)
   Equity in losses of limited partnerships                                 (158,700)        (370,183)         (323,333)
   Other income                                                            1,052,829          766,851           714,444
                                                                         ----------------------------------------------
       Total other income                                                  2,269,924          988,072           613,969
                                                                         ----------------------------------------------
Other Expenses
   Salaries and employee benefits                                          6,375,613        5,200,917         3,859,409
   Net occupancy expenses                                                    623,950          458,411           357,135
   Equipment expenses                                                        608,224          596,131           541,007
   Data processing fees                                                    1,040,389          901,351           735,771
   Professional fees                                                         461,120          322,395           209,387
   Director and committee fees                                               244,532          239,776           223,634
   Advertising and business development                                      470,407          375,976           258,510
   Other expenses                                                          1,914,647        1,372,521         1,146,254
                                                                         ----------------------------------------------
Total other expenses                                                      11,738,882        9,467,478         7,331,107
                                                                         ----------------------------------------------
Income Before Income Tax                                                   5,998,444        4,950,797         6,693,639
   Income tax expense                                                      1,910,400        1,385,766         2,346,116
                                                                         ----------------------------------------------
Net Income                                                               $ 4,088,044     $  3,565,031      $  4,347,523
                                                                         ==============================================
Basic Earnings per Share                                                 $       .85     $        .69      $        .71
                                                                         ==============================================
Diluted Earnings per Share                                               $       .84     $        .69      $        .71
                                                                         ==============================================

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                            LINCOLN BANCORP
                                                          Plainfield, Indiana

Years Ended December 31                                                    2001              2000               1999
-----------------------------------------------------------------------------------------------------------------------
Net income                                                                $4,088,044       $3,565,031        $4,347,523
                                                                          ---------------------------------------------
Other comprehensive income, net of tax
   Unrealized gains (losses) on securities available for sale
     Unrealized holding gains (losses) arising during the
       period, net of tax expense (benefit) of $1,263,774,
       $2,064,757 and $(3,512,727)                                         1,926,769        3,147,959        (5,355,556)

     Less:  Reclassification adjustment for gains (losses)
       included in net income, net of tax expense (benefit)
       of $3,256, $39,947 and $(1,546)                                         4,964           60,905            (2,358)
                                                                          ---------------------------------------------
                                                                           1,921,805        3,087,054        (5,353,198)
                                                                          ---------------------------------------------
Comprehensive income                                                      $6,009,849       $6,652,085       $(1,005,675)
                                                                          =============================================


See Notes to Consolidated Financial Statements

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                              LINCOLN BANCORP
                                                            Plainfield, Indiana

                                                                          Accumulated
                                           Common Stock                      Other
                                           ------------                  Comprehensive                Unearned
                                      Shares                 Retained       Income      Unearned        ESOP
                                    Outstanding   Amount     Earnings       (Loss)    Compensation     Shares       Total
----------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1999          7,009,250  $68,879,373   $42,548,260   $  287,549               $(5,607,400)  $106,107,782
   Net income                                                 4,347,523                                             4,347,523
   Unrealized losses on securities,
     net of reclassification
     adjustment                                                           (5,353,198)                              (5,353,198)
   Purchase of common stock         (700,925)  (7,009,250)   (1,663,342)                                           (8,672,592)
   ESOP shares earned                                            53,904                                394,180        448,084
   Contribution for unearned
     RRP shares                                                                       $(3,716,977)                 (3,716,977)
   Amortization of unearned
     compensation expense                                       (17,702)                  309,858                     292,156
   Additional conversion costs                    (16,207)                                                            (16,207)
   Cash dividends ($.28 per share)                           (1,693,435)                                           (1,693,435)
                                   ------------------------------------------------------------------------------------------
Balances, December 31, 1999        6,308,325   61,853,916    43,575,208   (5,065,649)  (3,407,119)  (5,213,220)    91,743,136
   Net income                                                 3,565,031                                             3,565,031
   Unrealized gains on securities,
     net of reclassification
     adjustment                                                            3,087,054                                3,087,054
   Purchase of common stock       (1,515,719) (15,157,190)   (2,460,015)                                          (17,617,205)
   ESOP shares earned                                            30,098                                382,200        412,298
   Amortization of unearned
     compensation expense                                       (35,404)                  692,483                     657,079
   Shares issued in acquisition,
     net of cost                     884,887    8,799,305                                (305,160)                  8,494,145
   Cash dividends ($.33 per share)                           (1,752,884)                                           (1,752,884)
                                   ------------------------------------------------------------------------------------------
Balances, December 31, 2000        5,677,493   55,496,031    42,922,034   (1,978,595)  (3,019,796)  (4,831,020)    88,588,654
   Net income                                                 4,088,044                                             4,088,044
   Unrealized gains on securities,
     net of reclassification
     adjustment                                                            1,921,805                                1,921,805
   Purchase of common stock         (554,078)  (5,534,693)   (2,573,783)                                           (8,108,476)
   Stock options exercised            31,505      285,677                                                             285,677
   Tax benefit on stock options
     and RRP                                       95,160                                                              95,160
   ESOP shares earned                                           125,782                                370,220        496,002
   Amortization of unearned
     compensation expense                                       (33,074)                  726,019                     692,945
   Cash dividends ($.37 per share)                           (1,816,506)                                           (1,816,506)
                                   ------------------------------------------------------------------------------------------
Balances, December 31, 2001        5,154,920  $50,342,175   $42,712,497   $  (56,790) $(2,293,777) $(4,460,800)  $ 86,243,305
                                   ==========================================================================================

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    LINCOLN BANCORP AND SUBSIDIARY
                                                          Plainfield, Indiana

Year Ended December 31                                                         2001               2000             1999
------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                           $  4,088,044     $  3,565,031      $  4,347,523
   Items not requiring (providing) cash
     Provision for loan losses                                               487,608          283,164           383,902
     Gain on sale of foreclosed real estate                                   35,635          (21,898)           (2,498)
     Loss on disposal of premises and equipment                                  ---            5,867             4,219
     Investment securities accretion, net                                   (301,227)        (401,889)         (393,358)
     Investment securities (gains) losses                                     (8,220)        (100,852)            3,904
     Equity in losses of limited partnerships                                158,700          370,183           323,333
     Amortization of net loan origination fees                              (653,310)        (320,755)         (321,642)
     Mortgage servicing rights amortization                                  182,263          151,636           124,340
     Depreciation and amortization                                           576,716          512,154           476,818
     Deferred income tax expense                                              89,464          193,761           518,817
     Amortization of purchase accounting adjustments                         121,179           30,296
     Amortization of unearned compensation expense                           692,945          657,079           292,156
     ESOP shares earned                                                      496,002          412,298           448,084
     Change in
       Loans held for sale                                                (2,330,181)             ---               ---
       Interest receivable                                                   651,350         (387,788)         (473,807)
       Interest payable                                                     (360,111)         187,561           (11,995)
     Other adjustments                                                       164,907          558,306           132,013
                                                                         ----------------------------------------------
         Net cash provided by operating activities                         4,091,764        5,694,154         5,851,809
                                                                         ----------------------------------------------
Investing Activities
   Net change in interest-bearing deposits                                  (910,055)         396,997               ---
   Purchases of securities available for sale                            (15,933,358)             ---       (64,794,311)
   Proceeds from sales of securities available for sale                    6,038,957       11,733,804        10,259,375
   Proceeds from maturities of securities available for sale              49,203,665       11,314,077        19,435,259
   Proceeds of securities held to maturity                                (1,800,000)             ---               ---
   Proceeds from maturities of securities held to maturity                   500,000              ---           750,000
   Net changes in loans                                                  (26,724,347)     (42,427,235)      (37,302,463)
   Net cash paid in acquisition                                                  ---       (7,801,982)              ---
   Purchase of premises and equipment                                       (665,364)      (1,472,109)         (774,227)
   Purchase of FHLB of Indianapolis stock                                        ---       (1,561,200)              ---
   Proceeds from sale of foreclosed real estate                              232,568          430,911           224,378
   Other investing activities                                                109,128          (11,190)              ---
                                                                         ----------------------------------------------
         Net cash provided by (used in) investing activities              10,051,194      (29,397,927)      (72,201,989)
                                                                         ----------------------------------------------
Financing Activities
   Net change in
     Noninterest-bearing, interest-bearing demand, money market
        and savings deposits                                              14,081,460         8,060,386    7,825,832
     Certificates of deposit                                             (13,860,901)       5,503,197       (14,853,396)
     Short-term repurchase agreements                                            ---              ---         4,600,000
   Proceeds from repurchase agreements                                     5,000,000       10,000,000               ---
   Repayment of repurchase agreements                                     (4,600,000)             ---               ---
   Proceeds from FHLB advances                                            31,855,000      194,000,000       105,634,899
   Repayment of FHLB advances                                            (37,191,097)    (173,750,143)      (34,960,746)
   Payment on note payable to limited partnership                           (488,500)        (488,500)         (488,500)
   Net change in advances by borrowers for taxes and insurance               117,878          (91,555)          142,770
   Cash dividends                                                         (1,816,819)      (1,745,196)       (1,233,628)
   Contribution of unearned compensation                                         ---              ---        (3,716,977)
   Purchase of common stock                                               (8,108,476)     (17,617,205)       (8,672,592)
   Exercise of stock options                                                 285,677              ---               ---
   Additional conversion costs                                                   ---              ---           (16,207)
                                                                         ----------------------------------------------
         Net cash provided by (used in) financing activities             (14,725,778)      23,870,984        54,261,455
                                                                         ----------------------------------------------
Net Change in Cash and Cash Equivalents                                     (582,820)         167,211       (12,088,725)

Cash and Cash Equivalents, Beginning of Year                              10,985,843       10,818,632        22,907,357
                                                                         ----------------------------------------------
Cash and Cash Equivalents, End of Year                                   $10,403,023      $10,985,843       $10,818,632
                                                                         ==============================================

Additional Cash Flows and Supplementary Information
   Interest paid                                                         $20,014,779      $18,122,112       $13,958,747
   Income tax paid                                                         2,265,000        1,484,700         1,471,250
   Loan balances transferred to foreclosed real estate                       521,932          411,884           218,416
   Securitization of loans                                                       ---        5,020,232               ---



See Notes to Consolidated Financial Statements

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 LINCOLN BANCORP
                               Plainfield, Indiana
                        December 31, 2001, 2000 and 1999
                       (Table Dollar Amounts in Thousands)


Note 1:  Nature of Operations and Summary of Significant Accounting Policies

     The accounting and reporting policies of Lincoln Bancorp (Company) and its wholly owned subsidiary, Lincoln Federal Savings Bank (Bank), and the Bank's wholly owned subsidiaries, L-F Service Corporation (L-F Service) and Citizens Loan and Service Corporation (CLSC), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

     Consolidation - The consolidated financial statements include the accounts of the Company and the Bank and its subsidiaries after elimination of all material intercompany transactions and accounts.

     Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

     Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income (loss), net of tax.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     Loan securitizations - The Company securitized certain mortgage loans and created mortgage-backed securities for sale in the secondary market. Because the resulting securities were collateralized by the identical loans previously held, no gain or loss was recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

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

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2001, the allowance for loan losses is based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

     Intangible assets consisting of core deposit intangibles and goodwill are being amortized on a straight-line or accelerated basis over periods ranging from 10 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

     The Financial Accounting Standards Board (FASB) recently adopted Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. This Statement establishes new financial accounting and reporting standards for acquired goodwill and other intangible assets. The Statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. It also addresses how goodwill and other intangible assets (including those acquired in a business combination) should be accounted for after they have been initially recognized in the financial statements. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company will first apply SFAS 142 in the first quarter of its fiscal year ending December 31, 2002. In adopting SFAS 142, goodwill will no longer be amortized after 2001, but will be subject to testing for impairment.

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

     Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average shares outstanding.

     Reclassifications of certain amounts in the 2000 and 1999 consolidated financial statements have been made to conform to the 2001 presentation.


Note 2: Business Combination

     On September 26, 2000, the Company acquired Citizens Bancorp (Citizens), the holding company of Citizens Savings Bank of Frankfort (Citizens Savings), a federally chartered savings bank. Citizens was merged into the Company and Citizens Savings was merged into the Bank. Citizens Loan and Service Corporation (CLSC), an Indiana corporation and wholly owned subsidiary of Citizens Savings, continued as a subsidiary of the Bank.

     On September 26, 2000, shareholders of Citizens received .9375 shares of the Company's common stock and $9.375 in cash for each share of Citizens' common stock. The Company issued 884,887 shares of its common stock at a cost of $8,799,000, net of registration costs of $106,000, and assumed Citizens' unearned Recognition and Retention Plan liability of $305,000. The Company paid $8,854,000 in cash to Citizens' shareholders. The Company paid an additional $166,000 in merger expenses and $99,000 for Citizens common stock purchased by the Company during 2000 and cancelled as part of this transaction.

     The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at date of acquisition. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated lives of the related assets and liabilities. Core deposit intangibles with a balance of $832,000 at December 31, 2001, are being amortized over 10 years using the 125% declining balance method. The excess of the purchase price over the estimated fair value of the underlying net assets allocated to goodwill with a balance of $1,564,000 at December 31, 2001, was being amortized over 20 years using the straight-line method. Amortization of goodwill, which will no longer be recorded after 2001, was $88,000 for 2001. Citizens' results of operations and financial position were included in the Company's consolidated financial statements beginning September 27, 2000. The following unaudited pro forma information, including the effect of the purchase accounting adjustments, depicts the results of operations for 2000 and 1999 as though the merger had taken place at the beginning of each period.

                                                         2000             1999
                                                      -------------------------
     Net interest income                              $15,649           $16,385
     Net income                                         2,493             5,026
     Net income per share
       Basic                                              .43               .72
       Diluted                                            .43               .72

     The pro forma results of operations do not purport to be indicative of the results which would actually have been obtained had the merger occurred on the dates indicated or which may be obtained in the future.


Note 3: Restriction on Cash and Due From Banks

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2001 was $504,000.


Note 4: Investment Securities

                                                                                        2001
                                                         --------------------------------------------------------------
                                                                               Gross             Gross
                                                            Amortized       Unrealized        Unrealized         Fair
                                                              Cost             Gains            Losses           Value
                                                         --------------------------------------------------------------
     Available for sale
       Federal agencies                                    $16,191          $      2          $    31           $16,162
       Mortgage-backed securities
         Federal Home Loan Mortgage
             Corporation                                    13,517               448              ---            13,965
         Government National Mortgage
             Association                                     6,777                 8              ---             6,785
         Collateralized mortgage obligations                37,965               321               19            38,267
       Marketable equity securities                            252               ---              ---               252
       Corporate obligations                                23,251               236            1,059            22,428
                                                          -------------------------------------------------------------
             Total available for sale                       97,953             1,015            1,109            97,859

     Held to maturity
       Federal agencies                                      1,800               ---              ---             1,800
                                                          -------------------------------------------------------------
             Total investment securities                   $99,753            $1,015           $1,109           $99,659
                                                          =============================================================

                                                                                        2000
                                                         --------------------------------------------------------------
                                                                               Gross             Gross
                                                            Amortized       Unrealized        Unrealized         Fair
                                                              Cost             Gains            Losses           Value
                                                         --------------------------------------------------------------
     Available for sale
       Federal agencies                                  $  46,376            $  ---         $  1,761         $  44,615
       Mortgage-backed securities
         Federal Home Loan Mortgage
             Corporation                                    20,084               272              ---            20,356
         Government National Mortgage
             Association                                     8,549               ---              103             8,446
         Collateralized mortgage obligations                38,439               ---              823            37,616
       Marketable equity securities                            234               ---              ---               234
       Corporate obligations                                23,253                69              930            22,392
                                                          -------------------------------------------------------------
             Total available for sale                      136,935               341            3,617           133,659

     Held to maturity
       Federal agencies                                        500               ---              ---               500
                                                          -------------------------------------------------------------
             Total investment securities                  $137,435              $341         $  3,617          $134,159
                                                          =============================================================

     The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                        2001
                                                        ----------------------------------------------------------------
                                                               Available for Sale                  Held to Maturity
                                                           Amortized           Fair            Amortized         Fair
                                                              Cost             Value             Cost            Value
                                                        ----------------------------------------------------------------
     Within one year                                    $      ---        $      ---          $    20           $    20
     One to five years                                      13,144            13,365              220               220
     Five to ten years                                       1,031             1,015              545               545
     Over ten years                                         25,267            24,210            1,015             1,015
                                                          -------------------------------------------------------------
                                                            39,442            38,590            1,800             1,800

     Mortgage-backed securities                             58,259            59,017              ---               ---
     Marketable equity securities                              252               252              ---               ---
                                                          -------------------------------------------------------------
       Totals                                              $97,953           $97,859           $1,800            $1,800
                                                          =============================================================


     Securities with a carrying value of $16,163,000 and $16,645,000 were pledged at December 31, 2001 and 2000 to secure securities sold under agreements to repurchase. Securities with a carrying value of $49,618,000 and $96,820,000 were pledged at December 31, 2001 and 2000 to secure FHLB advances.

     Proceeds from sales of securities available for sale during the years ended December 31, 2001, 2000 and 1999 were $6,039,000, $11,734,000 and
     $10,259,000.  Gross gains of $8,000,  $206,000 and $77,000 and gross losses of $0, $105,000 and $81,000 for the years ended December 31, 2001, 2000 and 1999 were realized on those sales.

Note 5: Loans and Allowance
                                                         2001           2000
                                                     ---------------------------
     Real estate mortgage loans
       One-to-four family                              $212,572        $231,157
       Multi-family                                       5,795           2,606
     Real estate construction loans                      26,681          24,843
     Commercial, industrial and agricultural loans       67,157          38,163
     Consumer loans                                      48,951          40,968
                                                      -------------------------
                                                        361,156         337,737

     Less
       Undisbursed portion of loans                       5,307           8,243
       Unamortized deferred loan fees, net                  515             936
       Allowance for loan losses                          2,648           2,367
                                                      -------------------------
         Total loans                                   $352,686        $326,191
                                                      =========================


                                             2001          2000           1999
                                          --------------------------------------
     Allowance for loan losses
       Balances, January 1                 $2,367        $1,761         $1,512
       Transfer in from Citizens merger       ---           343            ---
       Provision for losses                   488           283            384
       Recoveries on loans                    119           124              6
       Loans charged off                     (326)         (144)          (141)
                                          ------------------------------------
       Balances, December 31               $2,648        $2,367         $1,761
                                          ====================================
Note 6: Premises and Equipment
                                                           2001          2000
                                                        ------------------------
     Land                                                $1,251         $1,251
     Buildings and land improvements                      4,942          4,832
     Furniture and equipment                              3,114          2,659
     Construction in progress                               433             45
                                                        ----------------------
       Total cost                                         9,740          8,787
     Accumulated depreciation                            (4,254)        (3,390)
                                                        ----------------------
       Net                                               $5,486         $5,397
                                                        ======================

Note 7: Investments In Limited Partnerships

     The Company's investments in limited partnerships of $1,535,000 and $1,693,000 at December 31, 2001 and 2000 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $355,000, $355,000 and $373,000 for the years ended December 31, 2001, 2000 and 1999. Condensed combined financial statements of the partnerships are as follows:

                                                         2001             2000
                                                   -----------------------------
     Assets
       Cash                                           $    48           $   109
       Note receivable - limited partner                  737             1,226
       Land and property                                8,581             8,909
       Other assets                                       730               884
                                                   ----------------------------
         Total assets                                 $10,096           $11,128
                                                   ============================
     Liabilities
       Notes payable                                  $ 7,858           $ 8,334
       Other liabilities                                  668               715
                                                   ----------------------------
         Total liabilities                              8,526             9,049

     Partners' equity                                   1,570             2,079
                                                   ----------------------------
       Total liabilities and partners' equity         $10,096           $11,128
                                                   ============================


                                            2001           2000           1999
                                         -------------------------------------
     Condensed statement of operations
       Total revenue                      $1,735         $1,658         $1,601
       Total expenses                     (2,242)        (2,287)        (2,261)
                                         -------------------------------------
         Net loss                         $ (507)        $ (629)        $ (660)
                                         =====================================
Note 8: Deposits

                                                                            2001             2000
                                                                       ----------------------------
     Noninterest-bearing demand deposits                                 $  9,229          $  4,144
     Interest-bearing demand                                               16,315            16,808
     Money market savings deposits                                         50,899            44,346
     Savings deposits                                                      32,766            29,831
     Certificates and other time deposits of $100,000 or more              23,130            27,333
     Other certificates and time deposits                                 119,767           129,397
                                                                        ---------------------------
     Total deposits                                                      $252,106          $251,859
                                                                        ===========================


     Certificates and other time deposits maturing in

       2002                                                         $ 87,380
       2003                                                           32,444
       2004                                                           16,130
       2005                                                            4,121
       2006                                                            2,822
                                                                  ----------
                                                                    $142,897
                                                                  ==========

Note 9: Securities Sold Under Repurchase Agreements

     Securities sold under agreements to repurchase were $15,000,000 and $14,600,000 at December 31, 2001 and 2000 and consist of obligations of the Company to other parties. The obligations are secured by federal agency securities, and such collateral is held by a financial services company. The maximum amount of outstanding agreements at any month-end during 2001 and 2000 totaled $15,000,000 and $14,600,000, and the daily average of such agreements totaled $14,921,000 and $5,365,000. The agreements at December 31, 2001 mature in 2002.


Note 10: Federal Home Loan Bank Advances

                                                                        2001                               2000
                                                                             Weighted-                         Weighted-
                                                                              Average                           Average
                                                             Amount            Rate             Amount           Rate
                                                         ----------------------------------------------------------------
     Maturities in years ending
       2001                                                                                    $  32,000         6.3 %
       2002                                                 $  10,000          6.3%               10,000         6.9
       2003                                                       497          5.4                   688         5.4
       2004                                                     5,000          4.5                   ---         ---
       2006                                                     1,855          5.1                   ---         ---
       2008                                                    20,769          5.6                20,735         5.6
       2009                                                    35,000          5.2                35,000         5.3
       2010                                                    40,000          4.9                40,000         4.9
       2011                                                    20,000          4.2                   ---         ---
                                                           ----------                         ----------
                                                             $133,121          5.1%             $138,423         5.6 %
                                                           ==========                         ==========

     The FHLB advances are secured by mortgage loans and investment securities totaling $247,831,000. Advances are subject to restrictions or penalties in the event of prepayment.

     FHLB advances totaling $110,000,000 are subject to various options for the FHLB to convert the rates. If the FHLB exercises its option, the advance will be prepayable at the Bank's option, at par and without a penalty fee.



Note 11: Note Payable

     The note payable to Bloomington Housing dated August 18, 1992 in the original amount of $4,945,000 bears no interest so long as there exists no event of default. In the instance where an event of default has occurred, interest shall be calculated at a rate of five percent above the Indiana base rate as described in the note. The following table summarizes the payment terms of the note.

     Payments due in years ending
       2002                                                        $489
       2003                                                         248
                                                                 ------
                                                                   $737
                                                                 ======
Note 12: Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans consist of the following:


                                                      2001              2000             1999
                                                 ----------------------------------------------
     Mortgage loan portfolio serviced for
       FHLMC                                        $78,504          $71,795           $71,991
       Other investors                                7,271           10,237            11,541
                                                   -------------------------------------------
                                                    $85,775          $82,032           $83,532
                                                   ===========================================

     The aggregate fair value of capitalized mortgage servicing rights at December 31, 2001 and 2000 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights. No valuation allowance was necessary at December 31, 2001 or 2000.

                                               2001         2000        1999
                                             ----------------------------------
     Mortgage Servicing Rights
       Balances, January 1                     $399        $487         $605
       Servicing rights capitalized             247          64            6
       Amortization of servicing rights        (182)       (152)        (124)
                                             -------------------------------
       Balances, December 31                   $464        $399         $487
                                             ===============================

Note 13: Income Tax

                                                                                2001              2000             1999
                                                                           ------------------------------------------------
     Income tax expense
       Currently payable
         Federal                                                              $1,428           $1,134            $1,196
         State                                                                   392               58               631
       Deferred
         Federal                                                                 126              119               552
         State                                                                   (36)              75               (33)
                                                                             ------------------------------------------
     Total income tax expense                                                 $1,910           $1,386            $2,346
                                                                             ==========================================
     Reconciliation of federal statutory to actual tax expense
       Federal statutory income tax at 34%                                    $2,039           $1,683            $2,276
       Effect of state income taxes                                              235               88               395
       Tax credits                                                              (355)            (355)             (373)
       Other                                                                      (9)             (30)               48
                                                                             ------------------------------------------
         Actual tax expense                                                   $1,910           $1,386            $2,346
                                                                             ==========================================
     Effective tax rate                                                        31.8%            28.0%             35.1%

     The components of the deferred tax asset are as follows at:

                                                     2001             2000
                                              -------------------------------
     Assets
       Depreciation                             $    ---           $    32
       Allowance for loan losses                   1,070               932
       Loan fees                                      26                39
       Deferred director fees                        606               564
       Loss on limited partnerships                  134               200
       Charitable contributions                       16               196
       Employee benefits                             276               226
       Securities available for sale                  37             1,298
       Other                                          66                66
                                               ---------------------------
         Total assets                              2,231             3,553
                                               ---------------------------
     Liabilities
       Depreciation                                  (26)              ---
       State income tax                              (83)              (90)
       FHLB stock dividends                          (75)              (74)
       Mortgage servicing rights                    (188)             (158)
       Core deposit intangible                      (336)             (370)
       Other                                         (13)              ---
                                               ---------------------------
         Total liabilities                          (721)             (692)
                                               ---------------------------
                                                  $1,510            $2,861
                                               ===========================

     No valuation allowance was necessary for the years ended December 31, 2001 and 2000.

     At December 31, 2001, the Company had a charitable contribution carryover of $48,000 expiring in 2003.

     Income tax expense (benefit) attributable to securities gains (losses) was $3,000, $40,000 and $(1,500) for the years ended December 31, 2001, 2000 and 1999.

     Retained earnings include approximately $7,277,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2001, the unrecorded deferred income tax liability on the above amount was approximately $2,474,000.


Note 14: Commitments and Contingent Liabilities

     In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

     Financial instruments whose contract amount represents credit risk were as follows:

                                                         2001             2000
                                                    ----------------------------
     Loan commitments                                 $56,160           $36,544
     Standby letters of credit                            457               155

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


Note 15: Dividend and Capital Restrictions

     Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years.

     At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $48,491,000.

     At December 31, 2001, the shareholder's equity of the Bank was $71,606,000. Although well capitalized, under current regulations in effect, the Bank is required to apply to the Office of Thrift Supervision to pay dividends to the Company.


Note 16: Regulatory Capital

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2001 and 2000, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2001 that management believes have changed the Bank's classification.

     The Bank's actual and required capital amounts and ratios are as follows:

                                                                                      2001
                                                                                  Required for               To Be Well
                                                            Actual             Adequate Capital(1)           Capitalized(1)
                                                     Amount         Ratio      Amount        Ratio      Amount        Ratio
                                                   --------------------------------------------------------------------------
     Total risk-based capital(1)
       (to risk-weighted assets)                     $71,897       21.2%       $27,126       8.0%       $33,908      10.0%
     Tier I capital(1)(to risk-weighted assets)       69,249       20.4         13,563       4.0         20,345       6.0
     Core capital(1)(to adjusted total assets)        69,249       14.1         19,627       4.0         24,534       5.0
     Core capital(1)(to adjusted tangible assets)     69,249       14.1          9,814       2.0            ---        N/A
     Tangible capital(1)(to adjusted total assets)    69,249       14.1          7,360       1.5            ---        N/A
     (1)As defined by regulatory agencies

                                                                                      2000
                                                                                  Required for               To Be Well
                                                            Actual             Adequate Capital(1)         Capitalized(1)
                                                     Amount         Ratio      Amount        Ratio      Amount        Ratio
                                                   --------------------------------------------------------------------------
     Total risk-based capital(1)
       (to risk-weighted assets)                     $85,909       27.3%       $25,224       8.0%       $31,530      10.0%
     Tier I capital(1)(to risk-weighted assets)       83,542       26.5         12,612       4.0         18,918       6.0
     Core capital(1)(to adjusted total assets)        83,542       16.6         20,083       4.0         25,103       5.0
     Core capital(1)(to adjusted tangible assets)     83,542       16.6         10,041       2.0            ---        N/A
     Tangible capital(1)(to adjusted total assets)    83,542       16.6          7,531       1.5            ---        N/A
     (1)As defined by regulatory agencies

Note 17: Employee Benefits

     The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan. Pension expense for the year ended December 31, 2001 was $120,000. There was no pension expense or benefit for the years ended December 31, 2000 and 1999. This plan provides pension benefits for substantially all of the Bank's employees.

     The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $82,000, $66,000 and $47,000 for the years ended December 31, 2001, 2000 and 1999.

     The Company has a supplemental retirement plan for directors which provides for continuation of director fees upon events specified under the plan. Expense under the plan was $71,000, $75,000 and $57,000 for the years ended December 31, 2001, 2000 and 1999.

     As part of the conversion in 1998, the Company established an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $5,607,000 of common stock acquired by the ESOP was shown as a reduction of shareholders' equity. Unearned ESOP shares totaled 446,080 and 483,102 at December 31, 2001 and 2000 and had a fair value of $7,940,000 and
     $6,220,000 at December 31, 2001 and 2000. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for the years ended December 31, 2001, 2000 and 1999 was $496,000, $412,000 and $448,000. At December 31, 2001 and 2000, the ESOP
     had 114,660 and 77,638 allocated shares, 446,080 and 483,102 suspense shares and no committed-to-be released shares.

     In connection with the conversion, the Board of Directors approved a Recognition and Retention Plan (RRP). The Bank contributed $3,717,000 to the RRP for the purchase of 280,370 shares of Company common stock, and effective July 6, 1999, awards of grants for 233,724 of these shares were issued to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing July 6, 2000. In connection with the acquisition of Citizens, the Company assumed Citizens' unearned RRP liability. In exchange for Citizens' common stock held by the trustee, the RRP received 15,464 shares of the Company's common stock and $155,000 in cash, which was used to purchase 13,029 of the Company's common stock. Awards granted on March 24, 1998, under the former Citizens' RRP, continue to generally vest and be earned by the recipient at a rate of 20 percent per year, commencing one year after grant date. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. RRP expense for the years ended December 31, 2001, 2000 and 1999 was $693,000, $657,000 and $292,000.


Note 18: Stock Option Plan

     Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which generally vest at a rate of 20 percent a year. During 1999, the Company authorized the grant of options for up to 700,925 shares of the Company's common stock. The exercise price of each option, which has a 10-year life, is equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense is recognized. Except for 79,674 options issued in exchange for Citizens' outstanding options as part of the acquisition of Citizens, no options were granted under the plan in 2000.

     Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                              2001                  1999
                                                                          -----------------------------------
     Risk-free interest rates                                                 5.3%              6.0 and 6.4%
     Dividend yields                                                          2.6%                  2.5%
     Volatility factors of expected market price of common stock               9.5                  11.5
     Weighted-average expected life of the options                           8 years               8 years

     Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                                                2001              2000             1999
                                                                        --------------------------------------------------
     Net income                                  As reported                  $4,088           $3,565            $4,348
                                                 Pro forma                     3,861            3,302             4,085
     Basic earnings per share                    As reported                     .85              .69               .71
                                                 Pro forma                       .81              .64               .67
     Diluted earnings per share                  As reported                     .84              .69               .71
                                                 Pro forma                       .79              .64               .67


     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2001, 2000 and 1999.

                                                2001                         2000                         1999
                                                      Weighted-                   Weighted-                    Weighted-
                                                       Average                     Average                      Average
     Options                            Shares     Exercise Price    Shares    Exercise Price    Shares     Exercise Price
--------------------------------------------------------------------------------------------------------------------------
     Outstanding, beginning of
         year                          675,769          $12.04      596,095         $12.47          ---        $   ---
     Granted                            28,000           13.06          ---            ---      596,095          12.47
     Exercised                         (31,505)           9.07          ---            ---          ---            ---
     Forfeited                         (41,300)          12.55          ---            ---          ---            ---
     Issued in connection with
         Citizens' acquisition             ---             ---       79,674           8.81          ---            ---
                                       -------                      -------                     -------
     Outstanding, end of year          630,964           12.20      675,769          12.04      596,095          12.47
                                       =======                      =======                     =======

     Options exercisable at
        year end                       230,754                      115,213                         ---
     Weighted-average fair
         value of options granted
         during the year                               $  2.35                    $    ---                      $ 2.84

     As of December 31, 2001, other information in exercise price ranges for options outstanding and exercisable is as follows:

                                                                   Outstanding                       Exercisable
                                                                             Weighted-
                                                             Number           Average           Number         Weighted-
                                                               of            Remaining            of            Average
Exercise Price Ranges                                        Shares      Contractual Life       shares      Exercise Price
--------------------------------------------------------------------------------------------------------------------------
     $8.81                                                   50,369          6.2 years
     11.45 - 13.06                                          580,595          7.6 years          230,754         $12.22
                                                            -------
                                                            630,964          7.5 years

                                                            =======
Note 19: Fair Values of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

     Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

     Interest-bearing Deposits - The fair value of interest-bearing deposits approximates carrying values.

     Securities - Fair values are based on quoted market prices.

     Loans - The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     Interest   Receivable/Payable   -  The  fair  value  of  accrued   interest
     receivable/payable approximates carrying values.

     Deposits - Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

     Securities Sold Under Repurchase Agreements and FHLB Advances - The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

     Note Payable - Limited Partnership - The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

     Advance Payments by Borrowers for Taxes and Insurance - The fair value approximates carrying value.

     Off-Balance Sheet Commitments - Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

     The estimated fair values of the Company's financial instruments are as follows:

                                                                      2001                               2000
                                                            Carrying           Fair            Carrying          Fair
                                                             Amount            Value            Amount           Value
                                                        ---------------------------------------------------------------
     Assets
       Cash and cash equivalents                         $  10,403         $  10,403        $  10,986         $  10,986
       Interest-bearing deposits                             1,900             1,900              990               990
       Securities available for sale                        97,859            97,859          133,659           133,659
       Securities held to maturity                           1,800             1,800              500               500
       Loans, including loans held for sale, net           355,017           359,917          326,191           328,118
       Stock in FHLB                                         7,734             7,734            7,734             7,734
       Interest receivable                                   2,459             2,459            3,111             3,111

     Liabilities
       Deposits                                            252,106           254,706          251,859           252,116
       Borrowings
         Securities sold under repurchase
            agreements                                      15,000            15,507           14,600            14,496
         FHLB advances                                     133,121           139,393          138,423           137,739
         Note payable - limited partnership                    737               553            1,226             1,008
       Interest payable                                      1,159             1,159            1,519             1,519
       Advances by borrowers for taxes
         and insurance                                         729               729              611               611

Note 20: Earnings Per Share

     Earnings per share (EPS) were computed as follows:

                                                                                             2001
                                                                                           Weighted-
                                                                                            Average        Per Share
                                                                            Income          Shares           Amount
                                                                        -----------------------------------------------
     Basic Earnings Per Share
       Income available to common shareholders                              $4,088          4,789,607        $.85

     Effect of Dilutive Securities
       Stock options                                                                           76,917
                                                                           --------------------------------------
     Diluted Earnings Per Share
       Income available to common shareholders
         and assumed conversions                                            $4,088          4,866,524        $.84
                                                                           ======================================


                                                                                             2000
                                                                                           Weighted-
                                                                                            Average        Per Share
                                                                            Income          Shares           Amount
                                                                        -----------------------------------------------
     Basic Earnings Per Share
       Income available to common shareholders                              $3,565          5,134,172        $.69

     Effect of Dilutive Securities
       Stock options                                                                           18,094
                                                                           --------------------------------------
     Diluted Earnings Per Share
       Income available to common shareholders
         and assumed conversions                                            $3,565          5,152,266        $.69
                                                                           ======================================

     Options to purchase 577,095 shares of common stock at $12.50 per share were outstanding at December 31, 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                                             1999
                                                                                           Weighted-
                                                                                            Average        Per Share
                                                                            Income          Shares           Amount
                                                                        -----------------------------------------------
     Basic Earnings Per Share
       Income available to common shareholders                              $4,348          6,115,522        $.71

     Effect of Dilutive Securities
       Stock options                                                                              ---
                                                                           --------------------------------------
     Diluted Earnings Per Share
       Income available to common shareholders
         and assumed conversions                                            $4,348          6,115,522        $.71
                                                                           ======================================

     Options to purchase 596,095 shares of common stock at $11.45 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


Note 21: Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
     position, results of operations and cash flows of the Company:

                                                          Condensed Balance Sheets

                                                                                                2001              2000
                                                                                        ----------------------------------
     Assets
       Cash and cash equivalents on deposit with subsidiary                                   $13,410          $  3,220
       Investment securities available for sale                                                   252               234
       Investment in common stock of subsidiary                                                71,606            83,796
       Other assets                                                                             1,442             1,894
                                                                                           ----------------------------
         Total assets                                                                         $86,710           $89,144
                                                                                           ============================
     Liabilities - other                                                                      $   467          $    555

     Shareholders' Equity                                                                      86,243            88,589
                                                                                           ----------------------------
         Total liabilities and shareholders' equity                                           $86,710           $89,144
                                                                                           ============================

                                                       Condensed Statements of Income

                                                                                2001              2000            1999
                                                                      ----------------------------------------------------
     Income
       Interest income on investment securities                           $       12       $        3        $      ---
       Interest income on short-term interest-     bearing deposit
         with subsidiary                                                          92              539             1,105
       Dividends from subsidiary                                              18,939            8,503               ---
       Other income                                                              193              280               267
                                                                         ----------------------------------------------
         Total income                                                         19,236            9,325             1,372

     Expenses                                                                    303              317               261
                                                                         ----------------------------------------------
     Income before income tax benefit and equity in
       undistributed income of subsidiary                                     18,933            9,008             1,111
     Income tax expense                                                            2              197               461
                                                                         ----------------------------------------------
     Income before equity in undistributed income of
       subsidiary                                                             18,931            8,811               650
     Equity in undistributed (distribution in excess of)
       income of subsidiary                                                  (14,843)          (5,246)            3,698
                                                                         ----------------------------------------------
     Net Income                                                            $   4,088         $  3,565          $  4,348
                                                                         ==============================================


                                                     Condensed Statements of Cash Flows
                                                                                2001              2000              1999
                                                                        ----------------------------------------------------
     Operating Activities
       Net income                                                           $  4,088         $  3,565          $  4,348
       Items not requiring (providing) cash
         Distributions in excess of (equity in undistributed) income
             of subsidiary                                                    14,843            5,246            (3,698)
         Other                                                                   898             (422)              803
                                                                         ----------------------------------------------
            Net cash provided by operating activities                         19,829            8,389             1,453
                                                                         ----------------------------------------------
     Investing Activity - net cash paid in acquisition                           ---           (5,237)              ---
                                                                         ----------------------------------------------
     Financing Activities
       Repurchase of common stock                                             (8,108)         (17,617)           (8,673)
       Stock options exercised                                                   286              ---               ---
       Cash dividends                                                         (1,817)          (1,745)           (1,234)
       Conversion costs                                                          ---              ---               (16)
                                                                         ----------------------------------------------
            Net cash used in financing activities                             (9,639)         (19,362)           (9,923)
                                                                         ----------------------------------------------
     Net Change in Cash and Cash Equivalents                                  10,190          (16,210)           (8,470)

     Cash and Cash Equivalents at Beginning of Year                            3,220           19,430            27,900
                                                                         ----------------------------------------------
     Cash and Cash Equivalents at End of Year                                $13,410         $  3,220           $19,430
                                                                         ==============================================

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

            Lester N. Bergum, Jr.                      Fred W. Carter                         Dennis W. Dawes
                  Attorney                   Prior President and Chief Executive     President/Chief Executive Officer
                                                Officer of  Citizens Bancorp           Hendricks Community Hospital

              W. Thomas Harmon                         Jerry Holifield                       Wayne E. Kessler
      Co-owner, Crawfordsville Town and          Superintendent, Plainfield                      Emeritus
          Country Homecenter, Inc.              Community School Corporation

             David E. Mansfield                      John C. Milholland                        T. Tim Unger
         Administrative Supervisor,                  Retired Principal,                    Chairman of the Board
            Marathon Oil Company                Frankfort Senior High School       President and Chief Executive Officer

              Edward E. Whalen                                                                 John L. Wyatt
                  Emeritus                                                     Senior Financial Representative, Northwestern
                                                                                       Mutual Life Insurance Company

Executive Officers of Lincoln Bancorp

                T. Tim Unger                              John M. Baer
           Chairman of the Board,                    Secretary and Treasurer
    President and Chief Executive Officer

              Rebecca J. Morgan                       Paul S. Siebenmorgen
               Vice President                            Vice President

Executive Officers of Lincoln Federal Savings Bank

                T. Tim Unger                         Jerry R. Holifield                        John M. Baer
    President and Chief Executive Officer           Chairman of the Board         Senior Vice President, Chief  Financial
                                                                                     Officer, Secretary and Treasurer

              Rebecca J. Morgan                                                            Paul S. Siebenmorgen
Senior Vice President and Retail Sales Manager                                Senior Vice President and Chief Lending Officer


     Lester N. Bergum, Jr. (age 53) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

     Fred W. Carter (age 70) is a consultant to the Bank. He previously served as President and Chief Executive Officer of Citizens Bancorp and Citizens Savings Bank of Frankfort until their acquisition by the Holding Company and the Bank in September 2000.

     Dennis W. Dawes (age 56) has been President and Chief Executive Officer of Hendricks Community Hospital and President of Hendricks Community Hospital Foundation in Danville, Indiana since 1974.

     W. Thomas Harmon (age 62) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

     Jerry Holifield (age 60) became Chairman of the Board of the Bank in December 1999 and has been the Superintendent of the Plainfield Community School Corporation since 1991.

     David E. Mansfield (age 59) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

     John C. Milholland (age 65) retired in 2001. He previously served as Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

     T. Tim Unger (age 61) has been President and Chief Executive Officer of Lincoln Federal since January, 1996. Before then, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

     John  L.  Wyatt  (age  65)  is  a  Senior  Financial   Representative   for
Northwestern  Mutual Life  Insurance  Company where he has been  employed  since
1960.

                                                         SHAREHOLDER INFORMATION

     The Holding Company's common stock, without par value ("Common Stock"), is listed on the NASDAQ National Market System under the symbol "LNCB." The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 2001 to December 31, 2001, were $18.1300 and $12.4375, respectively. On February 18, 2002, there were 1,177 shareholders of record.

     Any dividends paid by the Holding Company will be subject to determination and declaration by the Board of Directors in its discretion. In determining the level of any future dividends, the Board of Directors will consider, among other factors, the following: tax considerations; industry standards; economic conditions; capital levels; regulatory restrictions on dividend payments by the Bank to the Holding Company; and general business practices.

     The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Bank. Applicable law restricts the amount of dividends the Bank may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed the Bank's year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company's common stock.

     In addition to the foregoing, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include any federal income taxes attributable to the distribution. The Holding Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create federal tax liabilities.



                               Stock Price         Dividends
Quarter Ended            High             Low      Per Share
2001:
   March               $13.3125        $12.4375      $.09
   June                 14.3000         12.5000       .09
   September            15.6000         13.8500       .09
   December             18.1300         14.5000       .10

2000:
   March               $10.6875         $9.5000      $.08
   June                 10.3750          9.1875       .08
   September            11.9375         10.0000       .08
   December             13.7500         11.5000       .09


Transfer Agent and Registrar

The Fifth Third Bank
Corporate Trust Operations
38 Fountain Square Plaza, MD - 10AT66
Cincinnati, Ohio 45202
(513) 579-5320 or (800) 837-2755

GENERAL COUNSEL

Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

INDEPENDENT AUDITOR

BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46244

SHAREHOLDER AND GENERAL INQUIRIES

     The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2001 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     T. Tim Unger
     President and Chief Executive Officer
     Lincoln Bancorp
     1121 East Main Street
     P.O. Box 510
     Plainfield, Indiana 46168-0510

OFFICERS OF LINCOLN FEDERAL SAVINGS BANK

     The following officers were elected/re-elected at the January 22, 2002, Board of Directors Meeting:

     Chairman..............................................Jerry R. Holifield
     President/Chief Executive Officer.....................T. Tim Unger
     Senior Vice President/Chief Financial Officer/
        Secretary/Treasurer ...............................John M. Baer
     Senior Vice President/Retail Sales Manager     .......Rebecca J. Morgan
     Senior Vice President & Chief Lending Officer.........Paul S. Siebenmorgen
     Vice President/Secondary Marketing & Loan Servicing
        Manager ...........................................Maxwell O. Magee
     Technology Manager/Information Security Officer.......Ryan Eldridge
     Vice President/Loan Officer...........................James W. Hiatt
     Assistant Vice President & Centerville Branch Manager.Rori S. Chaney Assistant Vice President/Plainfield & Mooresville
        Branch Manager.....................................Rebecca S. Henderson
     Vice President/Commercial Loan Officer................M. Steve Johnson
     Human Resource Director...............................Ronald E. Love
     Assistant Vice President/Compliance Officer...........Sidnye Georgette
     Avon Branch Manager...................................Sonja White
     Assistant Vice President/Marketing Director...........Angela S. Coleman-Rao
     Vice President/Frankfort Market Manager...............Deborah L. Graves
     Collections Manager...................................Tonda L. Mucho
     Financial Analyst.....................................Linda Quillen
     Accounting Manager....................................James C. Terry
     Deposit Operations Manager............................Donna J. Coulson
     Brownsburg Branch Manager.............................Elizabeth Boltz
     Assistant Vice President & Greenwood Branch Manager...Paul Ross
     Residential Mortgage Manager..........................Ann Jordan
     Controller............................................Mickey J. Walden
     Credit Analyst........................................Jennifer Johnson
     Facilities/Purchasing Manager.........................Max Hetrick, Jr.
     Training Manager......................................Denise Wall
     Commercial Loan Officer...............................Paul Steve Wise
     Commercial Loan Officer...............................Jerry Orem
     Loan Officer..........................................Jay H. Oxley
     Loan Officer..........................................David B. Price
     Loan Officer..........................................Ralph Peterson
     Loan Officer..........................................Sandra K. Ostler
     Loan Officer..........................................C. Evelyn White
     Loan Officer..........................................Christopher A. Minor
     Loan Officer..........................................Tarrance Schabel
     Loan Officer..........................................Joseph Surface
     Loan Officer..........................................Debbie Noel

                                BRANCH LOCATIONS OF LINCOLN FEDERAL SAVINGS BANK


                                                         [LINCOLN LOGO OMITTED]



[MAP OF BRANCH OFFICES
        OMITTED]                               1 - Plainfield - Main Office
                                               1121 East Main Street
                                               Plainfield, IN 46168
                                               317-839-6775
                                               fax 317-839-6775
                                               plainfield@lincolnfederal.com

                                               2 - Avon
                                               7648 E. US Highway 36
                                               Avon, IN 46123
                                               317-272-0467
                                               fax 317-272-7838
                                               avon@lincolnfederal.com

                                               3 - Brownsburg
                                               975 E. Main Street
                                               Brownsburg, IN 46112
                                               317-852-3134
                                               fax 317-852-9472
                                               brownsburg@lincolnfederal.com

                                               4 - Crawfordsville
                                               134 S. Washington
                                               Crawfordsville, IN 47933
                                               765-362-0200
                                               fax 765-392-9216
                                               crawfordsville@lincolnfederal.com

                                               5 - Frankfort--Downtown
                                               60 South Main Street
                                               Frankfort, IN 46041
                                               765-654-8533
                                               fax 765-654-7313
                                               frankfort@lincolnfederal.com

                                               6 - Frankfort
                                               1900 E. Wabash Street
                                               Frankfort, IN 46041
                                               765-654-8742
                                               fax 765-654-9885
                                               frankfort@lincolnfederal.com

                                               7 - Greenwood
                                               648 Treybourne Drive
                                               Greenwood, IN 46142
                                               317-881-1414
                                               fax 317-884-2200
                                               greenwood@lincolnfederal.com

                                               8 - Mooresville
                                               590 S. State Rd. 67
             www.lincolnfederal.com            Mooresville, IN 46158
                                               317-834-4100
                                               fax 317-834-4114
                                               mooresville@lincolnfederal.com


[EQUAL HOUSING LENDER    FDIC Insured
    LOGO OMITTED]