Form 10-K, Exhibit 13
period 2003-12-31
LINCOLN BANCORP /IN/
filed 2004-03-30
CIK 1070259

Exhibit 13

                               TABLE OF CONTENTS


Letter to Shareholders ..............................................          1
Selected Consolidated Financial Data ................................          3
Management's Discussion and Analysis ................................          4
Independent Accountants' Report .....................................         22
Consolidated Balance Sheets .........................................         23
Consolidated Statements of Income ...................................         24
Consolidated Statements of Comprehensive Income .....................         25
Consolidated Statements of Shareholders' Equity .....................         26
Consolidated Statements of Cash Flows ...............................         27
Notes to Consolidated Financial Statements ..........................         28
Directors and Executive Officers ....................................         46
Shareholder Information .............................................         47
Officers of Lincoln Bank ............................................         47
Branch Locations of Lincoln Bank ....................................         49



                                COMPANY OVERVIEW

     Lincoln Bancorp (the "Holding Company") is an Indiana corporation organized in September 1998 to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Lincoln Federal Savings Bank, which was renamed Lincoln Bank on September 1, 2003 ("Lincoln Bank" or the "Bank" and together with the Holding Company, the "Company"), in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on December 30, 1998. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of the Bank. Lincoln Bank was originally organized in 1884 as Ladoga Federal Savings and Loan Association ("Ladoga Federal"), located in Ladoga, Indiana. In 1979, Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, the Bank changed its name to Lincoln Federal Savings and Loan Association and, in 1984, changed its name to Lincoln Federal Savings Bank. On September 26, 2000, the Company acquired Citizens Bancorp ("Citizens"), the holding company of Citizens Savings Bank of Frankfort ("Citizens Savings"), a federally chartered savings bank. Citizens was merged into the Company and Citizens Savings was merged into the Bank. Citizens Loan and Service Corporation ("CLSC"), an Indiana corporation and wholly-owned subsidiary of Citizens Savings, continues as a subsidiary of the Bank. On March 10, 2004, Lincoln Bancorp signed a definitive agreement to acquire First Shares Bancorp, Inc., Greenwood, Indiana. First Shares Bancorp is a $176 million asset one-bank holding company and the owner of First Bank, an Indiana state-chartered commercial bank with two branches in Greenwood and with additional branches in Bargersville, Franklin, Morgantown, Nashville and Trafalgar. See Consolidated Financial Statements -- Note 21. At December 31, 2003, Lincoln Bank conducted its business from nine full service offices located in Hendricks, Montgomery, Clinton, Johnson and Morgan Counties, Indiana, with its main office located in Plainfield. The Bank's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate and commercial property. Lincoln Bank's deposit accounts are insured up to applicable limits required by the SAIF of the FDIC.

     Lincoln Bank offers a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) commercial real estate loans;
(iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts;
(xii) certificates of deposit; and (xiii) financial planning.

LETTER TO SHAREHOLDERS

To Our Shareholders, Customers and Friends:

     Initially, we want to explain why our report was not mailed to you in March. Our annual meeting of shareholders was delayed so that we could present to the shareholders this proposed merger with First Shares Bancorp, Inc., of Greenwood, Indiana, at our annual meeting. This avoids the expense of two mailings and two shareholder meetings. We are excited by our announcement on March 11, 2004 that a definitive agreement had been signed for Lincoln to acquire First Shares and First Bank, its subsidiary. First Shares has assets of $176 million and seven branches in Johnson, Morgan, and Brown counties. The combination with our bank will create a great suburban franchise with excellent future growth opportunities. The merger is subject to regulatory and shareholder approval.

     As you can see from the graphs, 2003 was a good year in many areas. We achieved several of our goals, but the interest rate environment reduced our margins and net interest income did not reach our expectations. We believe that conditions are likely to continue for awhile, and we are adjusting accordingly.

     Additionally, we purchased a vacated 27,000 square foot building located on the developing State Road 267/I-70 corridor on the South side of Plainfield that will be renovated into a branch and administrative offices. We anticipate occupying the new facility in the fourth quarter of 2004.

     Our Lincoln Bank Charitable Foundation provided 2003 grants in the amount of $187,047 strongly emphasizing that our commitment to our communities is more than just our thousands of volunteer hours.

     Dividends have been an important part of our strategy, as the graph indicates. The new tax laws make this investment tool even more valuable to the bank and shareholders. Dividends were increased 8.3% in December to $.52 per share, annually.

     In 2003, we added financial planning and investment services to the array of customer services we provide. We recognize the demand for comprehensive and unbiased personal financial planning to assist our customers in meeting their savings and retirement goals. We anticipate a growing demand for this type of assistance.

     We continue to emphasize training our staff to better serve and identify our customers' needs. This initiative includes advancing our computer skills, enhancing the service we provide our customers and improving management expertise. Alternative banking channels such as internet and telephone banking are becoming increasingly important as more people become proficient with these options. A new staff position was recently created to promote and educate our customers on how to better utilize online banking technology.

     Although 2004 will be challenging, we are excited about the impending addition of First Bank and look forward to working with their fine staff to make our bank an even better place to work and conduct business.

     On behalf of the entire staff, we want to thank you for your continued support and encouragement to be the best community bank we can be. Our growth and success can be attributed to a good partnership with our employees, customers, shareholders and the communities we serve. We invite you to make Lincoln your bank.


/s/ Tim Unger
Tim Unger, President and CEO


LETTER TO SHAREHOLDERS (cont'd)

(Charts containing the following information are omitted.)


Chart                                         1999        2000        2001         2002        2003
---------------------------------------     --------    --------    --------     --------    --------

Total Loans (in thousands)                  $234,761    $328,558    $357,665     $359,200    $441,559

Total Deposits (in thousands)               $204,982    $251,859    $252,106     $270,367    $321,839

Total Assets (in thousands)                 $410,828    $500,071    $492,670     $521,857    $591,685

Net Interest Income (in thousands)           $13,795     $13,713     $15,955      $15,976     $15,654

Book Value at Year End                        $14.54      $15.60      $16.73       $17.56      $17.96

Dividends                                      $0.28       $0.33       $0.37        $0.42       $0.49

EPS (fully diluted)                            $0.71       $0.69       $0.84        $1.00       $0.88

Donations                                    $96,600    $122,500    $168,655     $153,070    $187,047



SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

                                                                                     At December 31,
                                                        -------------------------------------------------------------------------
                                                           2003           2002             2001           2000             1999
                                                        -------------------------------------------------------------------------
                                                                                      (In thousands)
Summary of Financial Condition Data:
Total assets ........................................   $ 591,685       $ 521,857       $ 492,670       $ 500,071       $ 410,828
Cash and interest bearing deposits in other banks (1)      16,794          27,298          12,303          11,976          10,819
Investment securities available for sale ............      94,137          99,600          97,859         133,658         145,875
Investment securities held to maturity ..............       1,745           1,780           1,800             500             500
Mortgage loans held for sale ........................         355           3,073           2,330              --              --
Loans ...............................................     441,204         356,128         355,334         328,558         234,761
Allowance for loan losses ...........................      (3,532)         (2,932)         (2,648)         (2,367)         (1,761)
Net loans ...........................................     437,672         353,196         352,686         326,191         233,000
Premises and equipment ..............................       7,647           6,639           5,486           5,397           3,673
Federal Home Loan Bank stock ........................       9,270           8,160           7,734           7,734           5,447
Cash surrender value life insurance .................      12,506          11,905           1,764           1,677             408
Deposits ............................................     321,839         270,367         252,106         251,859         204,982
Borrowings ..........................................     184,693         163,258         148,858         154,248         110,252
Shareholders' equity ................................      79,227          82,120          86,243          88,589          91,743

                                                                                    Year Ended December 31,
                                                                -----------------------------------------------------------------
                                                                  2003          2002           2001         2000          1999
                                                                -----------------------------------------------------------------
                                                                                          (In thousands)
Summary of Operating Data:
Total interest income .....................................     $ 30,128      $ 31,315      $ 35,610      $ 32,258      $ 27,742
Total interest expense ....................................       14,474        15,338        19,655        18,545        13,947
                                                                --------      --------      --------      --------      --------
   Net interest income ....................................       15,654        15,977        15,955        13,713        13,795
Provision for loan losses .................................          753           302           488           283           384
                                                                --------      --------      --------      --------      --------
   Net interest income after provision for loan losses ....       14,901        15,675        15,467        13,430        13,411
                                                                --------      --------      --------      --------      --------
Other income (losses):

   Service charges on deposit accounts ....................          877           751           680           369           216
   Net realized and unrealized gains on loans .............          794         1,949           688           121            11
   Net realized gains (losses) on sales of securities
     available for sale ...................................          (35)          (21)            8           101            (4)
   Equity in losses of limited partnerships ...............         (138)         (147)         (159)         (370)         (323)
   Point of sale income ...................................          306           232           157            95            56
   Loan servicing fees ....................................          381           351           307           315            84
   Increase in cash surrender value of life insurance......          601           141            87            85            23
   Other ..................................................          645           478           502           272           551
                                                                --------      --------      --------      --------      --------
     Total other income ...................................        3,431         3,734         2,270           988           614
                                                                --------      --------      --------      --------      --------
Other expenses:

   Salaries and employee benefits .........................        7,194         6,695         6,376         5,201         3,859
   Net occupancy expenses .................................          834           674           624           458           357
   Equipment expenses .....................................          902           774           608           596           541
   Data processing fees ...................................        1,347         1,131         1,040           901           736
   Professional fees ......................................          407           488           461           322           209
   Director and committee fees ............................          257           247           245           240           224
   Advertising and business development ...................          429           433           470           376           259
   Amortization of mortgage servicing rights ..............           61           428           182           152           117
   Other ..................................................        2,137         1,947         1,733         1,221         1,029
                                                                --------      --------      --------      --------      --------
     Total other expenses .................................       13,568        12,817        11,739         9,467         7,331
                                                                --------      --------      --------      --------      --------
   Income before income taxes .............................        4,764         6,592         5,998         4,951         6,694
   Income taxes ...........................................        1,175         2,101         1,910         1,386         2,346
                                                                --------      --------      --------      --------      --------
Net income ................................................     $  3,589      $  4,491      $  4,088      $  3,565      $  4,348
                                                                ========      ========      ========      ========      ========

                                                                                                                         (Continued)

                                                                     Year Ended December 31,
                                                        ------------------------------------------------
                                                           2003      2002      2001      2000     1999
                                                        ------------------------------------------------
                                                                         (In thousands)
Supplemental Data:
Basic earnings per share ...........................     $   .91   $  1.04   $   .85   $   .69   $   .71
Diluted earnings per share .........................         .88      1.00       .84       .69       .71
Dividends per share ................................         .49       .42       .37       .33       .28
Dividend payout ratio ..............................       55.68%    42.00%    44.05%    47.83%    39.44%
Return on assets (2) ...............................         .64       .89       .81       .81      1.09
Return on equity (3) ...............................        4.53      5.31      4.58      4.03      4.29
Equity to assets (4) ...............................       13.39     15.74     17.51     17.72      2.33
Average equity to average assets ...................       14.18     16.85     17.61     20.09     25.45
Interest rate spread during period (5) .............        2.51      2.65      2.42      2.04      2.32
Net yield on interest earning assets (6) ...........        2.95      3.31      3.26      3.17      3.57
Efficiency ratio (7) ...............................       71.09     65.03     64.41     64.40     50.88
Other expenses to average assets (8) ...............        2.43      2.55      2.32      2.15      1.84
Average interest earning assets to average
   interest bearing liabilities ....................      116.25    120.68    120.95    126.30    134.83
Nonperforming assets to total assets (4) ...........         .46       .44       .34       .47       .28
Allowance for loan losses to total
   loans outstanding (4) (9) .......................         .80       .82       .74       .72       .75
Allowance for loan losses to nonperforming loans (4)      185.41    143.48    204.16    104.60    159.37
Net charge-offs to average total loans outstanding .         .04       .01       .06        --       .06
Number of full service offices (4) .................           9         9         8         8         6
---------------------------
(1)  Includes certificates of deposit in other financial institutions.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Interest rate spread is calculated by subtracting combined average interest cost from combined average  interest rate earned for the period  indicated.
(6)  Net interest income divided by average interest earning assets.
(7)  Other  expenses  (excluding  income tax expense)  divided by the sum of net interest income and noninterest income.
(8)  Other expenses divided by average total assets.
(9)  Total loans include loans held for sale.


================================================================================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

     The following discussion and analysis of the Company's financial condition and results of operations and should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto presented on pages 28 through 45.

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

Critical Accounting Policies

     Note 1 to the consolidated financial statements presented on pages 28 through 31 contains a summary of the Company's significant accounting policies for the year ended December 31, 2003. Certain of these policies are important to the portrayal of the Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses, the valuation of mortgage servicing rights, and the valuation of intangible assets.

     Allowance for loan losses. The allowance for loan losses represents management's estimate of probable losses inherent in the Company's loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

     The Company's strategy for credit risk management includes conservative, centralized credit policies, and uniform underwriting criteria for all loans as well as an overall credit limit for each customer significantly below legal lending limits. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit quality reviews and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality. A standard credit scoring system is used to assess credit risks during the loan approval process of all consumer loans while commercial loans are individually reviewed by a credit analyst with formal presentations to the Bank's Loan Committee.

     The Company's allowance consists of two components: probable losses estimated from individual reviews of specific loans and probable losses estimated from historical loss rates. Also, probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance are considered.

     Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the underlying collateral. The Company evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Estimated loss rates are applied to other commercial loans not subject to specific reserve allocations.

     Homogenous loans, such as consumer installment and residential mortgage loans, are not individually risk graded. Rather, these loans are risk graded based on their level of delinquency and nonaccrual status. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on estimates of future charge-offs by loan category.

     An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and estimated loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions.

     The Company's primary market area for lending is central Indiana. When evaluating the adequacy of allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Company's customers.

     The Company has not substantively changed any aspect to its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.

     Mortgage servicing rights. The Company recognizes the rights to service sold mortgage loans as separate assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and mortgage servicing rights based on the relative fair values of each. Mortgage servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. Mortgage servicing rights are evaluated for impairment based on the fair value of those rights. Factors included in the calculation of fair value of the mortgage servicing rights include, estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the mortgage servicing rights, resulting in different valuations of the mortgage servicing rights. The differing valuations will affect the carrying value of the mortgage servicing rights on the consolidated balance sheet as well as the amounts recorded in the consolidated income statement.

     Intangible assets. Management periodically assesses the impairment of its goodwill and the recoverability of its core deposit intangible. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If actual external conditions and future operating results differ from management's judgments, impairment and/or increased amortization charges may be necessary to reduce the carrying value of these assets to the appropriate value.

Average Balances and Interest Rates and Yields

     The following tables present, for the years ended December 31, 2003, 2002 and 2001, the average daily balances of each category of the Company's interest earning assets and interest bearing liabilities, and the interest and dividends earned or paid on such amounts.


                                                             Year Ended December 31,
                                    -------------------------------------------------------------------------------
                                                   2003                                  2002
                                    -------------------------------------------------------------------------------
                                                 Interest                              Interest
                                    Average        and         Average       Average      and        Average
                                    Balance    Dividends(6)   Yield/Cost     Balance  Dividends(6)  Yield/Cost
                                    -------------------------------------------------------------------------------
                                                              (Dollars in thousands)

Assets:
Interest earning assets:
   Interest bearing deposits ..     $ 16,525     $    145         .88%      $ 20,402     $    312       1.53%
   Mortgage-backed securities
      available for sale (1) ..       33,397        1,878        5.62         62,568        3,710       5.93
   Other investment securities
      available for sale (1) ..       62,179        1,808        2.91         42,816        1,843       4.30
   Other investment securities
      held to maturity ........        1,771           96        5.42          1,788           97       5.43
   Loans receivable (2) (5) (6)      407,384       25,742        6.32        347,874       24,863       7.15
   Stock in FHLB of
      Indianapolis ............        9,016          459        5.09          7,765          490       6.31
                                    --------     --------                   --------      -------
         Total interest earning
           assets .............      530,272       30,128        5.68        483,213       31,315       6.48
                                                 --------                                --------
Noninterest earning assets,
   net of allowance for loan
   losses and unrealized gain/
   loss on securities available
   for sale                           29,052                                  19,116
                                    --------                                --------
          Total assets              $559,324                                $502,329
                                    ========                                ========

Liabilities and Shareholders' Equity:

Interest bearing liabilities:
   Interest bearing demand
      deposits ..................    $23,625      $   150         .63%      $ 16,630           64        .38
   Savings deposits .............     34,399          331         .96         33,914          467       1.38
   Money market savings
      deposits ..................     75,754        1,047        1.38         52,473          977       1.86
   Certificates of deposit ......    152,012        4,878        3.21        147,020        6,084       4.14
   FHLB advances and
      securities sold under
      repurchase agreements .....    170,343        8,068        4.74        150,366        7,746       5.15
                                    --------      -------                  ---------      -------
   Total interest bearing
      liabilities ...............    456,133       14,474        3.17        400,403       15,338       3.83
                                                  -------                                 -------
Other liabilities ...............     23,881                                  17,290
                                    --------                                --------
          Total liabilities .....    480,014                                 417,693
Shareholders' equity ............     79,310                                  84,636
                                    --------                                --------
          Total liabilities and
             shareholders' equity   $559,324                                $502,329
                                    ========                                ========
Net interest earning assets .....                                           $ 82,810
Net interest income .............                 $15,654                                $ 15,977
                                                  =======                                ========
Interest rate spread (3) ........                                2.51%                                  2.65%
                                                                 ====                                   ====
Net yield on weighted average
   interest earning assets (4) ..                                2.95%                                  3.31%
                                                                 ====                                   ====
Average interest earning  assets
   to average interest bearing
   liabilities ..................     116.25%                                 120.68%
                                      ======                                  ======



[TABLE CONTINUED ON FOLLOWING PAGE]

[TABLE CONTINUED FROM PREVIOUS PAGE]

                                             Year Ended December 31,
                                    -----------------------------------------
                                                        2001
                                    -----------------------------------------
                                                      Interest
                                          Average        and        Average
                                          Balance    Dividends(6)  Yield/Cost
                                    -----------------------------------------
                                                (Dollars in thousands)


Assets:
Interest earning assets:
   Interest bearing deposits ..           $ 16,856     $    547        3.25%
   Mortgage-backed securities
      available for sale (1) ..             62,249        4,040        6.49
   Other investment securities
      available for sale (1) ..             61,305        3,738        6.10
   Other investment securities
      held to maturity ........                701           39        5.56
   Loans receivable (2) (5) (6)            340,235       26,671        7.84
   Stock in FHLB of
      Indianapolis ............              7,734          575        7.43
                                          --------     --------
         Total interest earning
           assets .............            489,080       35,610        7.28
                                                       --------
Noninterest earning assets,
   net of allowance for loan
   losses and unrealized gain/
   loss on securities available
   for sale                                 17,433
                                          --------
          Total assets                    $506,513
                                          ========

Liabilities and Shareholders' Equity

Interest bearing liabilities:
   Interest bearing demand
      deposits ..................         $ 15,512          157        1.01
   Savings deposits .............           31,297          821        2.62
   Money market savings
      deposits ..................           47,004        1,774        3.77
   Certificates of deposit ......          166,990        9,195        5.51
   FHLB advances and
      securities sold under
      repurchase agreements .....          143,577        7,708        5.37
                                          --------      -------
   Total interest bearing
      liabilities ...............          404,380       19,655        4.86
                                                        -------
Other liabilities ...............           12,931
                                          --------
          Total liabilities .....          417,311
Shareholders' equity ............           89,202
                                          --------
          Total liabilities and
             shareholders' equity         $506,513
                                          ========
Net interest earning assets .....         $ 84,700
Net interest income .............                       $15,955
                                                        =======
Interest rate spread (3) ........                                      2.42%
                                                                       ====
Net yield on weighted average
   interest earning assets (4) ..                                      3.26%
                                                                       ====
Average interest earning  assets
   to average interest bearing
   liabilities ..................            120.95%
                                             ======


Footnotes on following page

(1) Mortgage-backed securities available for sale and other investment securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.
(2)  Total loans, including loans held for sale, less loans in process.
(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(4) The net yield on weighted average interest earning assets is calculated by dividing net interest income by weighted average interest earning assets for the period indicated.
(5)  The balances include nonaccrual loans.
(6) Interest income on loans receivable includes loan fee income of $794,000, $801,000 and $760,000 for the years ended December 31, 2003, 2002 and 2001.



Interest Rate Spread

     The Company's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest earning assets and the rates paid on interest bearing liabilities and by the relative amounts of interest earning assets and interest bearing liabilities.

     The following table sets forth the weighted average effective interest rate that the Company earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, its interest rate spread and the net yield on weighted average interest earning assets for the periods shown. Average balances are based on average daily balances.


                                                                  Year Ended December 31,
                                                             -------------------------------
                                                                 2003      2002      2001
                                                             -------------------------------
Weighted average interest rate earned on:
   Interest earning deposits ............................         .88%     1.53%     3.25%
   Mortgage-backed securities available for sale ........        5.62      5.93      6.49
   Other investment securities available for sale .......        2.91      4.30      6.10
   Other investment securities held to maturity .........        5.42      5.43      5.56
   Loans ................................................        6.32      7.15      7.84
   FHLB stock ...........................................        5.09      6.31      7.43
   Total interest earning assets ........................        5.68      6.48      7.28
Weighted average interest rate cost of:
   Interest bearing demand deposits .....................         .63       .38      1.01
   Savings deposits .....................................         .96      1.38      2.62
   Money market savings deposits ........................        1.38      1.86      3.77
   Certificates of deposit ..............................        3.21      4.14      5.51
   FHLB advances and securities sold under repurchase
      agreements ........................................        4.74      5.15      5.37
   Total interest bearing liabilities ...................        3.17      3.83      4.86
Interest rate spread (1) ................................        2.51      2.65      2.42
Net yield on weighted average interest earning assets (2)        2.95      3.31      3.26

--------------------------
(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest earning assets and interest bearing liabilities.
(2) The net yield on weighted average interest earning assets is calculated by dividing net interest income by weighted average interest earning assets for the period indicated.

     The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                     Increase (Decrease) in Net Interest Income
                                                     ------------------------------------------
                                                                                     Total
                                                           Due to       Due to        Net
                                                            Rate        Volume      Change
                                                     ------------------------------------------
                                                                   (In thousands)
Year ended December 31, 2003 compared
to year ended December 31, 2002
   Interest earning assets:
      Interest earning deposits ....................     $  (116)     $   (51)     $  (167)
      Mortgage-backed securities available for sale         (183)      (1,649)      (1,832)
      Other investment securities available for sale        (711)         676          (35)
      Other investment securities held to maturity .          --           (1)          (1)
      Loans receivable .............................      (3,080)       3,959          879
      FHLB stock ...................................        (103)          72          (31)
                                                         -------      -------      -------
          Total ....................................      (4,193)       3,006       (1,187)
                                                         -------      -------      -------
   Interest bearing liabilities:
      Interest bearing demand deposits .............          52           34           86
      Savings deposits .............................        (143)           7         (136)
      Money market savings deposits ................        (293)         363           70
      Certificates of deposit ......................      (1,406)         200       (1,206)
      FHLB advances and securities sold under
         repurchase agreements .....................        (655)         977          322
                                                         -------      -------      -------
            Total ..................................      (2,445)       1,581         (864)
                                                         -------      -------      -------
   Net change in net interest income ...............     $(1,748)     $ 1,425      $  (323)
                                                         =======      =======      =======

Year ended December 31, 2002 compared
to year ended December 31, 2001
   Interest earning assets:
      Interest earning deposits ....................     $  (333)     $    98      $  (235)
      Mortgage-backed securities available for sale         (351)          21         (330)
      Other investment securities available for sale        (936)        (959)      (1,895)
      Other investment securities held to maturity .          (1)          59           58
      Loans receivable .............................      (2,396)         588       (1,808)
      FHLB stock ...................................         (87)           2          (85)
                                                         -------      -------      -------
          Total ....................................      (4,104)        (191)      (4,295)
                                                         -------      -------      -------
   Interest bearing liabilities:
      Interest bearing demand deposits .............        (104)          11          (93)
      Savings deposits .............................        (418)          64         (354)
      Money market savings deposits ................        (984)         187         (797)
      Certificates of deposit ......................      (2,100)      (1,011)      (3,111)
      FHLB advances and securities sold under
         repurchase agreements .....................        (319)         357           38
                                                         -------      -------      -------
            Total ..................................      (3,925)        (392)      (4,317)
                                                         -------      -------      -------
    Net change in net interest income ...............    $  (179)     $   201      $    22
                                                         =======      =======      =======


Financial Condition at December 31, 2003 Compared to Financial Condition at December 31, 2002

     Total assets were $591.7 million at December 31, 2003, an increase of $69.8 million, or 13.4%, compared to December 31, 2002. This increase was the result of adding $81.8 million to net loans, including loans held for sale, from the end of 2002 to year end 2003. Cash and cash equivalents were $16.8 million at December 31, 2003 compared to $27.3 million at year end 2002. Interest bearing deposits totaled $14.8 million at December 31, 2003 while the Company had $24.9 million interest bearing deposits at December 31, 2002. These deposits were reduced during 2003 to fund additional loan growth.

     Investment Securities. Total investment securities decreased by $5.5 million to $95.9 million at December 31, 2003 compared to the same date in 2002.

     Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2003 were $438.0 million, an increase of $81.8 million from December 31, 2002. Loan growth was experienced in residential and commercial lending. One-to-four family real estate mortgage loans and commercial, industrial and agricultural loans increased $50.4 million and $30.5 million, respectively, during 2003. During the fourth quarter of 2002, the Bank amended its policy and stopped selling fixed rate loans with maturity of 15 years or less. Excess cash was accumulating as a result of faster prepayments on existing residential mortgages. The reinvestment rate of investments was considerably lower than available rates on new commercial and residential loans and net interest income was beginning to decline. So, during the first quarter of 2003, the Bank temporarily changed its policy of selling nearly all of its eligible fixed rate residential real estate loan volume with maturities greater than 15 years in the secondary market and began keeping those loans. This policy was adopted as a result of the reduced spreads and lower yields available on alternative investments. Our long-term intentions are to increase the percentage mix of commercial and consumer loans kept in our loan portfolio while we decrease the percentage of one- to four-family real estate mortgage loans.

     The allowance for loan losses as a percentage of total loans decreased from ..82% to .80%. The decrease in the allowance as a percentage of total loans resulted from a slightly higher mix of residential real estate loans in the loan portfolio versus commercial and consumer loans. Residential real estate loans have lower risk characteristics than commercial and consumer loans and require less allowance. In addition, nonperforming loans as a percentage of total loans declined from .58% at the end of 2002 to .44% at year end 2003. The allowance for loan losses as a percentage of nonperforming loans was 185.4% and 143.5% at December 31, 2003 and 2002, respectively. Nonperforming loans were $1.9 million and $2.0 million at each date, respectively.

     Deposits. Deposits totaled $321.8 million at December 31, 2003, an increase of $51.4 million from December 31, 2002. Deposits grew in every major category. The largest increases were in interest bearing demand deposits, up $15.6 million and money market deposits, up $26.4 million. The increase in balance of the interest bearing demand deposits was the result of introducing a new higher rate checking account. The money market deposit increase was due to a new product, specifically, for high balance public fund deposits. We continue to emphasize attracting core checking account business from our customers.

     Borrowed Funds. FHLB advances were $184.7 million at December 31, 2003, an increase of $21.7 million from December 31, 2002.

     Shareholders' Equity. Shareholders' equity decreased by $2.9 million from $82.1 million at December 31, 2002 to $79.2 million at December 31, 2003. The decrease was the result of the $6.1 million repurchase of 328,448 shares of common stock and cash dividends of $2.0 million partially offset by the amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and RRP of $2.1 million, unrealized losses on securities of $.6 million and net income of $3.6 million.


Financial Condition at December 31, 2002 Compared to Financial Condition at December 31, 2001

     Total assets were $521.9 million at December 31, 2002, an increase of $29.2 million, or 5.9%, compared to December 31, 2001. Cash and cash equivalents were $27.3 million at December 31, 2002 compared to $12.3 million at year end 2001. Interest bearing deposits totaled $24.9 million at December 31, 2002 while the Company had $9.9 million interest bearing deposits at December 31, 2001. Excess cash generated from the investment portfolio provided more liquidity than we had opportunities to invest the funds at levels acceptable to our investment strategy.

     Investment Securities. Total investment securities increased by $1.7 million to $101.4 million at December 31, 2002 compared to the same date in 2001.

     Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2002 were $356.3 million, an increase of $1.3 million from December 31, 2001. Loan growth was experienced in construction and commercial lending. Real estate construction loans and commercial, industrial and agricultural loans increased $23.6 million and $42.0 million, respectively during 2002. For most of the year, the Bank continued its policy of selling nearly all of its eligible fixed rate residential real estate loan volume in the secondary market while retaining the local servicing of those loans. This policy was adopted as a result of the reduced spreads and lower yields available on residential mortgages; however, we still prefer to maintain local contact with our customer by retaining the servicing rights of these loans. During the fourth quarter of 2002, the Bank amended its policy and stopped selling fixed rate loans with maturity of 15 years or less. We will continue to increase the percentage mix of commercial and consumer loans kept in our loan portfolio while we decrease the percentage of one- to four-family real estate mortgage loans. The allowance for loan losses as a percentage of total loans increased from .74% to .82%. The increase in the allowance as a percentage of total loans resulted from a higher mix of commercial loans in the loan portfolio versus residential real estate loans that have lower risk characteristics. The allowance for loan losses as a percentage of nonperforming loans was 143.5% and 204.1% at December 31, 2003 and 2002, respectively. Nonperforming loans were $2.0 million and $1.3 million at each date, respectively.

     Deposits. Deposits totaled $270.4 million at December 31, 2002, an increase of $18.3 million from December 31, 2001. Deposits grew in every major category. The largest increases were in noninterest bearing demand deposits, up $4.1 million, and certificates of deposit, up $9.3 million. We continued to emphasize attracting core checking account business from our customers.

     Borrowed Funds. Securities sold under repurchase agreements and FHLB advances were $163.0 million at December 31, 2002, an increase of $14.9 million from December 31, 2001.

     Shareholders' Equity. Shareholders' equity decreased by $4.1 million from $86.2 million at December 31, 2001 to $82.1 million at December 31, 2002. The decrease was the result of the $9.1 million repurchase of 503,650 shares of common stock and cash dividends of $1.9 million partially offset by the amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and RRP of $1.8 million, unrealized gains on securities of $.6 million and net income of $4.5 million.


Comparison of Operating Results For Years Ended December 31, 2003 and 2002

     General. Net income for the year ended December 31, 2003 decreased $.9 million to $3.6 million compared to $4.5 million for the year ended December 31, 2002. The primary reason for the decrease in net income was the result of decreased net realized and unrealized gains on loans, down $1.2 million. Return on average assets for the years ended December 31, 2003 and 2002 was .64% and ..89%, respectively. Return on average equity was 4.53% for the year ended December 31, 2003 and 5.31% for the year ended December 31, 2002.

     Interest Income. Total interest income was $30.1 million for 2003 compared to $31.3 million for 2002. The decrease in interest income was due to a decrease in yield on interest earning assets. Average interest earning assets increased $47.1 million, or 9.7%. This was the result of a $59.5 million increase in average loans receivable partially offset by a $9.8 million decrease in available for sale securities and $3.9 million decrease in interest bearing deposits. The average yield on interest earning assets was 5.68% and 6.48% for the years ended December 31, 2003 and 2002, respectively.

     Interest Expense. Interest expense was $14.5 million for the year ended December 31, 2003 compared to $15.3 million for the same period in 2002, a decrease of approximately $.8 million, or 5.6%. Average interest bearing liabilities increased $55.7 million, or 13.9% to $456.1 million at the end of 2003 from $400.4 million at the end of 2002. The average cost of interest bearing liabilities was 3.17% and 3.83% for the years ended December 31, 2003 and 2002, respectively.

     Net Interest Income. Net interest income decreased $323,000, or 2.0%, during the year ended December 31, 2003 as compared to 2002. Net interest income increased $1,425,000 due to an increase in volume of net interest earning assets and liabilities and decreased $1,748,000 as a result of the change in average rate of the net interest earning assets and interest bearing liabilities. The interest rate spread was 2.51% and 2.65% for 2003 and 2002, respectively. The net yield on interest earning assets was 2.95% and 3.31% for the 2003 and 2002 periods, respectively.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2003 was $753,000 compared to $302,000 for 2002. The primary reason for the increase in the provision was the increase in loans held in our portfolio, which increased by $85.1 million. During the year ended December 31, 2003, net charge-offs were $153,000 compared to net charge-offs of $18,000 for 2002. The 2003 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and industry trends. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

     Service Charges on Deposit Accounts. Service charges on deposit accounts increased $126,000 or 16.8% from $751,000 for the year ended December 31, 2002 to $877,000 for 2003. This was the result of our continued efforts to increase checking accounts during 2003.

     Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $794,000 were recorded during the year ended December 31, 2003 as compared to $1,949,00 during 2002. This decrease was the result of selling fewer loans during 2003 compared to 2002. In 2002, loan sales totaled approximately $86.6 million while in 2003 loan sales approximated $30.7 million. This decline was the result of the change in the policy of selling nearly all fixed rate residential real estate loan volume. The change in policy occurred in the fourth quarter of 2002 and first quarter of 2003 and is discussed in more detail in "Loans and Allowances for Loan Losses." The decision to sell or retain loans is evaluated regularly depending on the Bank's interest rate sensitivity and excess investable funds. Future gains are not expected to be at 2002 or 2003 levels due to less refinancing residential loan volume and lower prices for loans sold in the market.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the years ended December 31, 2003 and 2002 amounted to $2.0 million and $7.0 million, respectively. Net losses of $35,000 and net losses of $21,000 were realized on those sales during the years ended December 31, 2003 and 2002, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships decreased $9,000, or 6.1%, from $147,000 for the year ended December 31, 2002 to $138,000 for 2003 due to the operating results of the limited partnership investments.

     Point of Sale Income. Point of sale income generated by our debit cardholders shopping at merchant locations increased $74,000 or 31.9% to $306,000 for the year ended December 31, 2003 compared to $232,000 for 2002. Our efforts toward increasing the number of checking accounts contributed to the rise in point of sale fee income.

     Loan Servicing Fees. Loan servicing fees earned for the year ended December 31, 2003 were $381,000 compared to $351,000 for 2002. This was a $30,000 or 8.5%
increase in fees and is directly related to the increase in the average balance of serviced loans.

     Increase in Cash Surrender Value of Life Insurance. The cash surrender value of life insurance increased $460,000, or 326.2%, from $141,000 for the year ended December 31, 2002 to $601,000 for 2003. This increase was due to the addition of $10 million of bank-owned life insurance in December 2002.

     Other Income. Other income increased $167,000, or 34.9%, from $478,000 for the year ended December 31, 2002 to $645,000 for 2003. No single item represented the majority of the increase in other income.

     Salaries and Employee Benefits. Salaries and employee benefits were $7,194,000 for the year ended December 31, 2003 compared to $6,695,000 for 2002, an increase of $499,000, or approximately 7.5%. Salaries increased $727,000 to $5,292,000 in 2003 from $4,565,000 in 2002. This was the result of incremental salary increases, increased commissions to residential loan originators due to refinancing volume, and the addition of staff needed to handle new business and to operate the new Greenwood branch for a full year. Employee benefits increased $244,000 from $2,629,000 in 2002 to $2,873,000 in 2003. This was the result of increased pension costs and higher health insurance costs. The increase in salaries expense was offset to some extent by the increase in capitalized costs to originate loans from $500,000 for the year ended December 31, 2002, to $972,000 for the year ended December 31, 2003. This increase was the result of increased loan production, and an increase in the origination costs for home equity loans. There were 134 full-time equivalent employees at December 31, 2003, compared to 122 at the end of 2002.

     Net Occupancy and Equipment Expenses. Combined occupancy and equipment expenses increased $288,000, or 19.9%, from $1,448,000 in 2002 to $1,736,000 in
2003 due primarily to the addition of the new Greenwood branch and remodeling of our Brownsburg branch in late 2002 and improvements made to our information technology infrastructure during 2002 and 2003.

     Data Processing Fees. Data processing fees increased $216,000, or 19.1%, from $1,131,000 in 2002 to $1,347,000 in 2003. This was primarily due to the new Greenwood branch and increased customer account activity.

     Professional Fees. Professional fees decreased $81,000, or 16.6%, from $488,000 in 2002 to $407,000 in 2003. Reduced consulting expenses was the primary reason for the decrease.

     Director and Committee Fees. Director and committee fees increased $10,000, or 4.0%, from $247,000 in 2002 to $257,000 in 2003.

     Advertising and Business Development. Advertising and business development expenses decreased $4,000, or .9%, from $433,000 in 2002 to $429,000 in 2003.

     Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights decreased $367,000 or 85.7% from $428,000 for the year ended December 31, 2002, to $61,000 for the year ended December 31, 2003. Release of $207,000 from the impairment valuation in 2003 and increasing the impairment valuation $265,000 during 2002 accounted for $472,000 of change in mortgage servicing rights amortization. The primary reason for this decrease was the result of the higher interest rates and slower prepayment speeds on serviced mortgages.

     Other Expenses. Other expenses increased $190,000, or 9.8%, from $1,947,000 for the year ended December 31, 2002, to $2,137,000 for the year ended December 31, 2003. Major increases included $149,000 due to the Bank name change and a $65,000 increase in deposit account losses almost entirely from two incidents. Expenses relating to office supplies, telephone, dues, unreimbursed loan costs, postage and regulatory assessments are also included in other expenses. The remaining decrease in other expenses of $24,000, from the 2002 period to the 2003 period resulted from a variety of expense categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense decreased $926,000 from the year ended December 31, 2002 to 2003. Income taxes were 25% and 32% of pre-tax income for the years ended December 31, 2003 and 2002, respectively. For both 2003 and 2002, the primary differences between the effective tax rate and the statutory tax rate relate to the benefit received from low income housing credits and nontaxable increase in cash value of life insurance.


Comparison of Operating Results For Years Ended December 31, 2002 and 2001

     General. Net income for the year ended December 31, 2002 increased $.4 million to $4.5 million compared to $4.1 million for the year ended December 31, 2001. The primary reason for the increase in net income was the result of increased net realized and unrealized gains on loans, up $1.3 million, partially offset by a $1.1 million increase in total other expenses. Return on average assets for the years ended December 31, 2002 and 2001 was .89% and .81%, respectively. Return on average equity was 5.31% for the year ended December 31, 2002 and 4.58% for the year ended December 31, 2001.

     Interest Income. Total interest income was $31.3 million for 2002 compared to $35.6 million for 2001. The decrease in interest income was due primarily to a decrease in yield on interest earning assets. Average interest earning assets decreased $5.9 million, or 1.2%. This was the result of an $18.5 million decrease in average other investment securities available for sale partially offset by a $7.6 million increase in loans receivable and $3.5 million increase in interest bearing deposits. The average yield on interest earning assets was 6.48% and 7.28% for the years ended December 31, 2002 and 2001, respectively.

     Interest Expense. Interest expense was $15.3 million for the year ended December 31, 2002 compared to $19.7 million for the same period in 2001, a decrease of $4.4 million, or 22.3%. Average interest bearing liabilities decreased $4.0 million, or 1.0% to $400.4 million at the end of 2002 from $404.4 million at the end of 2001. The average cost of interest bearing liabilities was 3.83% and 4.86% for the years ended December 31, 2002 and 2001, respectively.

     Net Interest Income. Net interest income increased $22,000, or .1%, during the year ended December 31, 2002 as compared to 2001. Net interest income increased $201,000 due to an increase in volume of net interest earning assets and liabilities and decreased $179,000 as a result of the change in average rate of the net interest earning assets and interest bearing liabilities. The interest rate spread was 2.65% and 2.42% for 2002 and 2001, respectively. The net yield on interest earning assets was 3.31% and 3.26% for the 2002 and 2001 periods, respectively.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2002 was $302,000 compared to $488,000 for 2001. During the year ended December 31, 2002, net charge-offs were $18,000 compared to net charge-offs of $207,000 for 2001. The 2002 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

     Service Charges on Deposit Accounts. Service charges on deposit accounts increased $71,000 or 10.4% from $680,000 for the year ended December 31, 2001 to $751,000 for 2002. This was the result of our efforts to increase checking accounts during 2002. Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $1,949,000 were recorded during the year ended December 31, 2002 as compared to $688,000 during 2001. In 2002, loan sales totaled approximately $86.6 million while in 2001 loan sales approximated $41.2 million.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the years ended December 31, 2002 and 2001 amounted to $7.0 million and $6.0 million, respectively. Net losses of $21,000 and net gains of $8,000 were realized on those sales during the years ended December 31, 2002 and 2001, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships decreased $12,000, or 7.5%, from $159,000 for the year ended December 31, 2001 to $147,000 for 2002 due to the operating results of the limited partnership investments.

     Point of Sale Income. Point of sale income increased $75,000 or 47.8% from $157,000 for 2001 to $232,000 for 2002. This was the result of increasing the number of our consumer checking account customers that utilized debit cards to make purchases at merchants.

     Loan Servicing Fees. Loan servicing fees earned for the year ended December 31, 2002 were $351,000 compared to $307,000 for the year ended December 31, 2001. This was a $44,000 or 14.3% increase from 2001 and was directly related to servicing more loans for the year.

     Increase in Cash Value of Life Insurance. The cash surrender value of life insurance increased $54,000 or 62.1% from $87,000 for the year ended December 31, 2001 to $141,000 for 2001. This was the result of the addition of $10 million of bank-owned life insurance in December 2002.

     Other Income. Other income decreased $24,000, or 4.8%, from $502,000 for the year ended December 31, 2001 to $478,000 for 2002. Salaries and Employee Benefits.

     Salaries and employee benefits were $6,695,000 million for the year ended December 31, 2002 compared to $6,376,000 for 2001, an increase of $319,000, or approximately 5.0%. Salaries increased $430,000 to $4,565,000 in 2002 from $4,135,000 in 2001. This was the result of incremental salary increases and the addition of staff needed to handle additional business and to operate the new Greenwood branch. Employee benefits increased $326,000 from $2,303,000 in 2001 to $2,629,000 in 2002. This was primarily the result of increased pension costs, increased employee stock ownership plan costs and higher health insurance costs. Capitalized costs to originate loans increased from $62,000 for the year ended December 31, 2001, to $500,000 for the year ended December 31, 2002. This increase was the result of increased loan production and an increase in the estimated costs capitalized for each loan we originate. The increase in costs per loan was primarily due to the increased use of commissioned loan originators. Capitalized costs reduced the overall expenses related to salaries and employee benefits. There were 122 full-time equivalent employees at December 31, 2002, compared to 113 at the end of 2001.

     Net Occupancy and Equipment Expenses. Combined occupancy and equipment expenses increased $216,000, or 17.5%, from $1,232,000 in 2001 to $1,448,000 in
2002 due primarily to the addition of the new Greenwood branch, remodeling of our Brownsburg branch and improvements made to our information technology infrastructure.

     Data Processing Fees. Data processing fees increased $91,000, or 8.7%, from $1,040,000 in 2001 to $1,131,000 in 2002. This was primarily due to the new Greenwood branch and increased customer account activity.

     Professional Fees. Professional fees increased $27,000, or 5.9%, from $461,000 in 2001 to $488,000 in 2002. Consulting expenses and costs to establish our investment subsidiary were the primary reasons for the increase.

     Director and Committee Fees. Director and committee fees increased $2,000, or .8%, from $245,000 in 2001 to $247,000 in 2002.

     Advertising and Business Development. Advertising and business development expenses decreased $37,000, or 7.9%, from $470,000 in 2001 to $433,000 in 2002.

     Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights increased $246,000 or 135.2% from $182,000 for the year ended December 31, 2001, to $428,000 for the year ended December 31, 2002. Temporary impairment of mortgage servicing rights was the primary reason for this increase and was the result of the low interest rates and faster prepayment speeds on serviced mortgages.

     Other  Expenses.   Other  expenses  increased  $214,000,   or  12.3%,  from
$1,733,000 for the year ended December 31, 2001, to $1,947,000 for the year ended December 31, 2002. Major increases included an increase of $54,000 in office supplies, a $51,000 increase in OREO expenses, and a $49,000 increase in telephone costs. Expenses relating to dues, unreimbursed loan costs, postage and regulatory assessments are also included in other expenses. The remaining increase in other expenses of $60,000, from the 2001 period to the 2002 period resulted from increases in a variety of expense categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense increased $191,000 from the year ended December 31, 2001 to 2002. Income taxes were 32% of pre-tax income for both years ended December 31, 2002 and 2001. For both 2002 and 2001, the primary differences between the effective tax rate and the statutory tax rate relate to the benefit received from low income housing credits.


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

     The Company's primary investment activity is the origination of loans. During the years ended December 31, 2003, 2002 and 2001, cash used to originate loans exceeded repayments and other changes by $82.8 million, $19.4 million and $29.1 million, respectively. Loan growth has been funded by a combination of cash flow generated from monthly repayments of mortgage-backed securities, proceeds from sales and maturities of securities available for sale, deposit growth and borrowings.

     During the years ended December 31, 2003, 2002 and 2001, the Company purchased $45.2 million, $36.3 million and $17.7 million of securities available for sale and held to maturity, respectively. During 2003, 2002 and 2001, these purchases were funded by proceeds from maturities of securities available for sale. During the years ended December 31, 2003, 2002 and 2001, the Company received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $47.6 million, $46.3 million and $49.7 million, respectively. During the years ended December 31, 2003, 2002 and 2001, the Company received proceeds for the sale of mortgage-backed and other securities available for sale of $2.0 million, $7.0 million and $6.0 million, which funds were used to fund its loan growth.

     The Company had outstanding loan commitments and unused lines of credit of $72.9 million and standby letters of credit outstanding of $603,000 at December 31, 2003. Management anticipates that the Company will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2003 totaled $96.8 million. Management believes that a significant portion of such deposits will remain with the Company based upon historical deposit flow data and the Company's competitive pricing in its market area.

     Liquidity management is both a daily and long-term function of the Company's management strategy. In the event that the Company should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. The Company had outstanding FHLB advances in the amount of $184.7 million at December 31, 2003. As an additional funding source, the Company has also sold securities under repurchase agreements. The Company had no outstanding securities sold under repurchase agreements at December 31, 2003.

     Other significant investing and financing activities for the Company included repurchases of common stock during 2003, 2002 and 2001. During 2003, 2002 and 2001, the Company repurchased common stock for $6.1 million, $9.1 million and $8.1 million, respectively. These transactions were funded by cash generated by the stock conversion at the end of 1998 plus dividends from the Bank.

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

     Pursuant to OTS capital regulations in effect at December 31, 2003, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 2003, Lincoln Bank's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Bank's capital ratios as of December 31, 2003:

                                         At December 31, 2003
                         ------------------------------------------------------
                          OTS Requirement       Lincoln Bank's Capital Level
                         ------------------------------------------------------
                          % of                   % of                  Amount
Capital Standard         Assets    Amount     Assets (1)   Amount     of Excess
----------------         ------------------------------------------------------
                                        (Dollars in thousands)

Tangible capital ....      1.5%   $ 8,860        10.7%     $62,968     $54,108
Core capital (2) ....      4.0     23,625        10.7       62,968      39,343
Risk-based capital ..      8.0     35,003        15.1       65,936      30,933
---------------------
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) The OTS has adopted a core capital requirement for savings associations comparable to that required by the OCC for national banks. The regulation requires core capital of at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Lincoln Bank is in compliance with this requirement.


Off-Balance Sheet Arrangements

     As of the date of this Annual Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement, or other contractual arrangement to which any entity unconsolidated with the Company is a party and under which the company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.


Contractual Obligations

     The  Company's  contractual   obligations  as  of  December  31,  2003  are
summarized in the following table.



                                                            Payments due by period
                                 -----------------------------------------------------------------------------
                                                                                                       More
                                                  Less than          1 to 3          3 to 5           than 5
Contractual Obligations            Total           1 year            years           years             years
-----------------------          -----------------------------------------------------------------------------
                                                             (Dollars in thousands)
Long Term Debt (1) .....         $184,693         $ 22,000         $  6,855         $ 20,838         $135,000
Capital Leases (2) .....               --               --               --               --               --
Operating Leases (3) ...              390               61              138              162               29
Purchase Obligations (4)            1,609              568            1,041               --               --
                                 --------         --------         --------         --------         --------
Total (5) ..............         $186,692          $22,629         $  8,034         $ 21,000         $135,029
                                 ========         ========         ========         ========         ========
---------------------------
(1)  Long term debt is  exclusively  FHLB advances.  See "Notes to  Consolidated
     Financial  Statements - Borrowings,"  contained in Note 11, for information related to collateral and amounts with various options.
(2)  Lincoln Bancorp had no capital leases.
(3)  A ten year  operating  lease was signed in 1999 by Lincoln  Bank,  a wholly owned  subsidiary  of  Lincoln  Bancorp,  for a  branch  bank  location  in
     Mooresville,  Indiana.  The lease contains rent adjustment  provisions over the life of the  lease and  allocation  of  expense  increases  for  shared expenses with other lease tenants.
(4)  The purchase  obligations are to pay for data processing  services.  A five year contract, with a minimum base payment for accounts and monthly charges for Bank application and ancillary processing systems, was executed in 2001 with an effective beginning date of October, 2001.
(5)  For   information   regarding   the   contractual   maturities  of  deposit
     liabilities,  which are not  included  in the above  table,  see  "Notes to
     Consolidated  Financial Statements - Deposits," contained in Note 9


Impact of Accounting Changes

     In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The FASB's Staff Position 150-3 deferred indefinitely the guidance in SFAS No. 150 on certain mandatorily redeemable noncontrolling interests.

     In January of 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, and in December 2003 the FASB deferred certain effective dates of
Interpretation No. 46. For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004. For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003. The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling interest through ownership of a majority voting interest in the entity. The Company has determined that it has no such interests.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation - Transition and Disclosure, which provides guidance for transition from the intrinsic value method of accounting for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects. The Company applies APB Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation cost for the Company's stock option plan been recorded based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and net income per share would have been adjusted to the proforma amounts indicated in
Note 1.

     In November 2002, FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued. FIN 45 requires the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The most significant FIN45 instruments of the Company are standby letters of credit. The Company has determined that its standby letters of credit obligations under FIN 45 are not material for disclosure.


Impact of Inflation and Changing Prices

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

Quarterly Results of Operations

     The following table sets forth certain quarterly results for the years ended December 31, 2003 and 2002.


                                             Net        Provision                     Basic       Diluted
 Quarter      Interest       Interest     Interest       For Loan        Net        Earnings      Earnings       Dividends
  Ended        Income        Expense       Income         Losses       Income       Per Share     Per Share      Per Share
---------------------------------------------------------------------------------------------------------------------------
                                    (In thousands except for per share data)
2003:
March          $ 7,425       $ 3,585      $ 3,840       $   165        $   903        $.23          $.22            $.12
June             7,577         3,682        3,895           269          1,037         .27           .26             .12
September        7,542         3,635        3,907           189            838         .21           .20             .12
December         7,584         3,572        4,012           130            811         .21           .20             .13
               -------       -------      -------       -------        -------
               $30,128       $14,474      $15,654       $   753        $ 3,589
               =======       =======      =======       =======        =======
2002:
March          $ 7,792       $ 3,940      $ 3,852       $    15        $ 1,110       $.25           $.24            $.10
June             7,895         3,892        4,003            65            942        .22            .21             .10
September        8,036         3,827        4,209            83          1,443        .33            .32             .10
December         7,592         3,679        3,913           139            996        .24            .23             .12
               -------       -------      -------       -------        -------
               $31,315       $15,338      $15,977       $   302        $ 4,491
               =======       =======      =======       =======        =======


     Quarterly net interest income increased only $99,000 from the fourth quarter of 2002 compared to the fourth quarter of 2003. This was despite the increase of $67.6 million in average interest earning assets between the two quarters. Shrinking margins and declining spreads, down 32 basis points and 12 basis points, respectively, required the Company to increase earning assets to offset the effect of declining interest rates during 2003. Additionally, by growing the loan portfolio it became necessary to increase the allowance for loan losses to provide for credit risk.


Quantitative and Qualitative Disclosures about Market Risks

     An important component of Lincoln Bank's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates, but decrease during periods of falling interest rates. Conversely, if Lincoln Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Bank's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Bank's earnings to material and prolonged changes in interest rates.

     The Bank's board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of its President and CEO T. Tim Unger, Senior Vice President and Chief Financial Officer John M. Baer, Senior Vice President and Retail Operations Manager Rebecca J. Morgan, Senior Vice President and Chief Lending Officer Paul S. Siebenmorgen, Controller Mickey J. Walden, Vice President and Loan Servicing Manager Maxwell O. Magee, and Assistant Vice President and Marketing Director Angela S. Coleman-Rao. The ALCO Committee meets weekly to manage and review Lincoln Bank's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

     Because of the lack of customer demand for adjustable-rate loans in its market area, Lincoln Bank primarily originates fixed-rate real estate loans, which accounted for approximately 61% of its loan portfolio at December 31, 2003. Lincoln Bank continues to offer and attempts to increase its volume of adjustable-rate loans when market interest rates make these type loans more attractive to customers.

     Loan growth in 2003 was limited primarily to residential real estate and commercial loans, up $50.4 million and $30.5 million, respectively. This growth was funded primarily with cash flow from deposit growth and borrowings, up $51.4 million and $21.4 million, respectively. Additionally, interest bearing deposits were reduced $10.1 million to help fund the loan growth.

     The Bank manages the relationship between interest rates and the effect on Lincoln Bank's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Lincoln Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by Lincoln Bank's Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

     Presented below, as of December 31, 2003, is an analysis performed by the OTS of Lincoln Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 100 basis points. It is estimated that at December 31, 2003, NPV would decrease 12% and 22% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 2% and 8% for the same increases at December 31, 2002. At the end of 2003 and 2002, information was not available for 200 and 300 basis point decreases. At December 31, 2003, 2.0% of the present value of Lincoln Bank's assets was approximately $12.3 million. The interest rate risk of a 200 basis point increase in market rates was $8.4 million at December 31, 2003. As noted, information regarding a 200 basis point decrease in market rates is not available. Lincoln Bank's exposure to interest rate risk results primarily from the concentration of fixed-rate mortgage loans in its portfolio.

                                December 31, 2003
 ---------------------------------------------------------------------------
  Change        Net Portfolio Value                 NPV as % of PV of Assets
 In Rates     $ Amount      $ Change     % Change       NPV Ratio   Change
 --------     --------     ----------    --------       ---------   ------
                            (Dollars in thousands)

  +300 bp*     $56,836      $(15,957)      (22)%         9.77%    (208) bp
  +200 bp       64,353        (8,441)      (12)         10.84     (102) bp
  +100 bp       69,694        (3,099)       (4)         11.53      (32) bp
     0 bp       72,794            --        --          11.85       --
  -100 bp       71,494        (1,300)       (2)         11.52      (34) bp


                               December 31, 2002
 ---------------------------------------------------------------------------
  Change        Net Portfolio Value                 NPV as % of PV of Assets
 In Rates     $ Amount      $ Change     % Change       NPV Ratio   Change
 --------     --------     ----------    --------       ---------   ------
                            (Dollars in thousands)

 +300 bp*      $68,068      $(6,156)        (8)%        13.23%     (51) bp
 +200 bp        72,441       (1,783)        (2)         13.81        7  bp
 +100 bp        75,504        1,280          2          14.14       40  bp
    0 bp        74,224                                  13.74
 -100 bp        69,200       (5,024)        (7)         12.71     (103) bp
------------------------
*  Basis points.

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

                         Independent Accountants' Report




Board of Directors
Lincoln Bancorp
Plainfield, Indiana

     We have audited the accompanying balance sheets of Lincoln Bancorp as of December 31, 2003 and 2002, and the related statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Bancorp as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

     As more fully discussed in Note 7, the Company changed its method of accounting for goodwill in 2002.


/s/ BKD, LLP

Indianapolis, Indiana
February 6, 2004, except for Note 21
      as to which the date is March 10, 2004

                                 Lincoln Bancorp
                               Plainfield, Indiana
                           Consolidated Balance Sheets
                           December 31, 2003 and 2002

Assets                                                                              2003                   2002
                                                                               ------------------------------------
  Cash and due from banks ............................................         $   1,964,033          $   2,366,192
  Interest-bearing demand deposits in other banks ....................            14,829,890             24,931,901
                                                                               -------------          -------------
    Cash and cash equivalents  ......................................             16,793,923             27,298,093
  Investment securities
    Available for sale ...............................................            94,136,926             99,600,288
    Held to maturity (market value $1,745,000 and $1,780,000) ........             1,745,000              1,780,000
                                                                               -------------          -------------
      Total investment securities ....................................            95,881,926            101,380,288
  Loans held for sale ................................................               354,900              3,072,689
  Loans, net of allowance for loan losses of $3,532,000 and $2,932,000           437,671,971            353,195,588
  Premises and equipment .............................................             7,647,150              6,639,023
  Investments in limited partnerships ................................             1,249,777              1,387,777
  Federal Home Loan Bank stock .......................................             9,270,200              8,160,400
  Interest receivable ................................................             2,441,270              2,165,630
  Goodwill  ..........................................................             1,563,594              1,563,594

  Cash value of life insurance .......................................            12,506,227             11,905,449
  Other assets .......................................................             6,304,312              5,088,394
                                                                               -------------          -------------
      Total assets ...................................................         $ 591,685,250          $ 521,856,925
                                                                               =============          =============
Liabilities
  Deposits
    Noninterest-bearing ..............................................         $  17,175,958          $  13,289,178
    Interest-bearing .................................................           304,663,176            257,077,485
                                                                               -------------          -------------
      Total deposits .................................................           321,839,134            270,366,663
  Borrowings .........................................................           184,692,618            163,258,142
  Interest payable ...................................................               913,705                942,250
  Other liabilities ..................................................             5,013,042              5,170,287
                                                                               -------------          -------------
      Total liabilities ..............................................           512,458,499            439,737,342
                                                                               -------------          -------------
Commitments and Contingencies

Shareholders' Equity
  Common stock, without par value
    Authorized - 20,000,000 shares
    Issued and outstanding - 4,411,891 and 5,154,920 shares ..........            43,383,386             45,790,320
  Retained earnings .......... .......................................            40,526,766             41,455,452
  Accumulated other comprehensive income (loss) ......................                (8,118)               552,409
  Unearned recognition and retention plan (RRP) shares.......... .....              (918,983)            (1,576,038)
  Unearned employee stock ownership plan (ESOP) shares ...............            (3,756,300)            (4,102,560)
                                                                               -------------          -------------
      Total shareholders' equity .....................................            79,226,751             82,119,583
                                                                               -------------          -------------
      Total liabilities and shareholders' equity .....................         $ 591,685,250          $ 521,856,925
                                                                               =============          =============

See Notes to Consolidated Financial Statements

                                           Lincoln Bancorp
                                           Plainfield, Indiana
                                   Consolidated Statements of Income
                              Years Ended December 31, 2003, 2002 and 2001

                                                               2003               2002               2001
                                                          ----------------------------------------------------
Interest and Dividend Income
   Loans receivable, including fees ...............       $ 25,741,861        $ 24,863,033        $ 26,671,243
   Investment securities

      Mortgage-backed securities ..................          1,878,255           3,709,861           4,039,631
      Other investment securities .................          1,904,220           1,940,146           3,776,635
   Deposits with financial institutions ...........            144,842             311,931             547,227
   Dividend income ................................            458,616             489,903             574,942
                                                          ------------        ------------        ------------
         Total interest and dividend income .......         30,127,794          31,314,874          35,609,678
                                                          ------------        ------------        ------------

Interest Expense

   Deposits  ......................................          6,406,223           7,592,303          11,947,089
   Repurchase agreements ..........................                 --             678,958             868,451
   Federal Home Loan Bank advances ................          8,067,428           7,067,155           6,839,128
                                                          ------------        ------------        ------------
          Total interest expense ..................         14,473,651          15,338,416          19,654,668
                                                          ------------        ------------        ------------

Net Interest Income ...............................         15,654,143          15,976,458          15,955,010
   Provision for loan losses ......................            752,739             301,904             487,608
                                                          ------------        ------------        ------------

Net Interest Income After Provision for Loan Losses         14,901,404          15,674,554          15,467,402
                                                          ------------        ------------        ------------

Other Income

   Service charges on deposit accounts ............            877,190             750,756             679,282
   Net gains on sales of loans ....................            794,412           1,949,032             688,293
   Net realized gains (losses) on sales of
      available-for-sale securities ...............            (34,614)            (21,240)              8,220
   Equity in losses of limited partnerships .......           (138,000)           (147,000)           (158,700)
   Point of sale income ...........................            305,698             232,367             157,460
   Loan servicing fees ............................            381,251             351,090             307,434
   Increase in cash value of life insurance .......            600,778             140,992              87,250
   Other income ...................................            644,442             478,483             500,685
                                                          ------------        ------------        ------------
      Total other income ..........................          3,431,157           3,734,480           2,269,924
                                                          ------------        ------------        ------------

Other Expenses
   Salaries and employee benefits .................          7,193,588           6,694,469           6,375,613
   Net occupancy expenses .........................            834,382             673,886             623,950
   Equipment expenses .............................            902,269             773,663             608,224
   Data processing fees ...........................          1,347,073           1,131,141           1,040,389
   Professional fees ..............................            406,642             488,467             461,120
   Director and committee fees ....................            256,636             247,421             244,532
   Advertising and business development ...........            429,000             433,353             470,407
   Mortgage servicing rights expense ..............             61,295             427,804             182,263
   Other expenses .................................          2,137,241           1,947,173           1,732,384
                                                          ------------        ------------        ------------
      Total other expenses ........................         13,568,126          12,817,377          11,738,882
                                                          ------------        ------------        ------------

Income Before Income Tax ..........................          4,764,435           6,591,657           5,998,444
   Income tax expense .............................          1,175,243           2,101,143           1,910,400
                                                          ------------        ------------        ------------

Net Income ........................................       $  3,589,192        $  4,490,514        $  4,088,044
                                                          ============        ============        ============

Basic Earnings per Share ..........................       $        .91        $       1.04        $        .85
                                                          ============        ============        ============

Diluted Earnings per Share $ ......................       $        .88        $       1.00        $        .84
                                                          ============        ============        ============


See Notes to Consolidated Financial Statements


                                               Lincoln Bancorp
                                             Plainfield, Indiana
                               Consolidated Statements of Comprehensive Income
                                Years Ended December 31, 2003, 2002 and 2001


                                                                   2003               2002              2001
                                                               -------------------------------------------------
Net income .............................................       $ 3,589,192        $ 4,490,514        $ 4,088,044
                                                               -----------        -----------        -----------
Other comprehensive income, net of tax
   Unrealized gains (losses) on securities
      available for sale
      Unrealized holding gains (losses) arising
         during the period, net of tax expense (benefit)
         of $(307,672), $313,002 and $1,263,774 ........          (583,372)           605,636          1,926,769
      Less:  Reclassification adjustment for gains
         (losses) included in net income, net of tax
         expense (benefit) of $(11,769), $(17,677)
         and $3,256 ....................................           (22,845)            (3,563)             4,964
                                                               -----------        -----------        -----------
                                                                  (560,527)           609,199          1,921,805
                                                               -----------        -----------        -----------
Comprehensive income ...................................       $ 3,028,665        $ 5,099,713        $ 6,009,849
                                                               ===========        ===========        ===========



See Notes to Consolidated Financial Statements


                                                  Lincoln Bancorp
                                                Plainfield, Indiana
                                  Consolidated Statements of Shareholders' Equity
                                   Years Ended December 31, 2003, 2002 and 2001

                                                                                               Accumulated
                                                                                                  Other
                                                      Common Stock                            Comprehensive      Unearned
                                              Shares                           Retained          Income            RRP
                                            Outstanding        Amount          Earnings          (Loss)       Compensation
------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 2001 .........          5,677,493     $ 55,496,031     $ 42,922,034     $ (1,978,595)    $ (3,019,796)

   Net income .....................                                            4,088,044
   Unrealized gains on securities,
      net of reclassification
      adjustment ..................                                                             1,921,805
   Purchase of common stock .......           (554,078)      (5,534,693)      (2,573,783)
   Stock options exercised ........             31,505          285,677
   Tax benefit on stock options
      and RRP .....................                              95,160
   ESOP shares earned .............                                              125,782
   Amortization of unearned
      compensation expense ........                                              (33,074)                          726,019
   Cash dividends ($.37 per share)                                            (1,816,506)
                                            ----------     ------------     ------------     ------------     ------------


Balances, December 31, 2001 .......          5,154,920       50,342,175       42,712,497          (56,790)      (2,293,777)
   Net income .....................                                            4,490,514
   Unrealized gains on securities,
       net of reclassification
       adjustment .................                                                               609,199
   Purchase of common stock .......           (503,650)      (5,036,500)      (4,063,566)
   Stock options exercised ........             25,131          307,832
   Tax benefit on stock options
      and RRP .....................                             176,813
   ESOP shares earned .............                                              299,471
   Amortization of unearned
      compensation expense ........                                              (35,989)                          717,739
   Cash dividends ($.42 per share)                                            (1,947,475)
                                            ----------     ------------     ------------     ------------     ------------


Balances, December 31, 2002 .......          4,676,401       45,790,320       41,455,452          552,409       (1,576,038)
   Net income .....................                                            3,589,192
   Unrealized losses on securities,
      net of reclassification
      adjustment ..................                                                              (560,527)
   Purchase of common stock .......           (328,448)      (3,284,480)      (2,799,369)
   Stock options exercised ........             63,938          620,639
   Tax benefit on stock options
      and RRP .....................                             256,907
   ESOP shares earned .............                                              285,271
   Amortization of unearned
      compensation expense ........                                              (31,015)                          657,055
   Cash dividends ($.49 per share)                                            (1,972,765)
                                            ----------     ------------     ------------     ------------     ------------


Balances, December 31, 2003 .......          4,411,891     $ 43,383,386     $ 40,526,766     $     (8,118)    $   (918,983)
                                            ==========     ============     ============     ============     ============

(Table continues on following page)


(Table continued from following page)



                                                Unearned
                                                  ESOP
                                                 Shares          Total
----------------------------------------------------------------------------
Balances, January 1, 2001 .........          $ (4,831,020)    $ 88,588,654

   Net income .....................                              4,088,044
   Unrealized gains on securities,
      net of reclassification
      adjustment ..................                              1,921,805
   Purchase of common stock .......                             (8,108,476)
   Stock options exercised ........                                285,677
   Tax benefit on stock options
      and RRP .....................                                 95,160
   ESOP shares earned .............               370,220          496,002
   Amortization of unearned
      compensation expense ........                                692,945
   Cash dividends ($.37 per share)                              (1,816,506)
                                             ------------     ------------


Balances, December 31, 2001 .......            (4,460,800)      86,243,305
   Net income .....................                              4,490,514
   Unrealized gains on securities,
       net of reclassification
       adjustment .................                                609,199
   Purchase of common stock .......                             (9,100,066)
   Stock options exercised ........                                307,832
   Tax benefit on stock options
      and RRP .....................                                176,813
   ESOP shares earned .............               358,240          657,711
   Amortization of unearned
      compensation expense ........                                681,750
   Cash dividends ($.42 per share)                              (1,947,475)
                                             ------------     ------------


Balances, December 31, 2002 .......            (4,102,560)      82,119,583
   Net income .....................                              3,589,192
   Unrealized losses on securities,
      net of reclassification
      adjustment ..................                               (560,527)
   Purchase of common stock .......                             (6,083,849)
   Stock options exercised ........                                620,639
   Tax benefit on stock options
      and RRP .....................                                256,907
   ESOP shares earned .............               346,260          631,531
   Amortization of unearned
      compensation expense ........                                626,040
   Cash dividends ($.49 per share)                              (1,972,765)
                                             ------------     ------------


Balances, December 31, 2003 .......           $(3,756,300)    $ 79,226,751
                                             ============     ============







See Notes to Consolidated Financial Statements

                                                 Lincoln Bancorp
                                               Plainfield, Indiana
                                      Consolidated Statements of Cash Flows
                                  Years Ended December 31, 2003, 2002 and 2001

                                                                             2003                    2002               2001
                                                                        ----------------------------------------------------------
Operating Activities
    Net income ..................................................       $  3,589,192            $  4,490,514        $  4,088,044
    Items not requiring (providing) cash
       Provision for loan losses  ...............................            752,739                 301,904             487,608
       Investment securities amortization (accretion), net ......            249,755                 369,183            (301,227)
       Loans originated for sale in the secondary market ........        (27,291,616)            (85,890,487)        (30,164,465)
       Proceeds from sale of loans in the secondary market ......         30,685,806              86,628,360          28,275,141
       Gain on sale of loans ....................................           (794,412)             (1,949,032)           (688,293)
       Amortization of net loan origination fees ................           (442,604)               (673,505)           (653,310)
       Mortgage servicing rights amortization ...................             61,295                 427,804             182,263
       Depreciation and amortization ............................            728,347                 647,236             576,716
       Amortization of unearned compensation expense ............            626,040                 681,750             692,945
       ESOP shares earned .......................................            631,531                 657,711             496,002
    Change in
       Interest receivable ......................................           (275,640)                293,600             651,350
       Interest payable .........................................            (28,545)               (216,916)           (360,111)
    Other adjustments ...........................................         (1,771,111)                767,453             809,101
                                                                        ------------            ------------        ------------
           Net cash provided by operating activities ............          6,720,777               6,535,575           4,091,764
                                                                        ------------            ------------        ------------

Investing Activities
   Net change in interest-bearing deposits ......................                 --               1,900,030            (910,055)
   Purchases of securities available for sale ...................        (45,234,451)            (36,336,132)        (15,933,358)
   Proceeds from sales of securities available for sale .........          1,950,490               7,018,750           6,038,957
   Proceeds from maturities of securities available for sale ....         47,606,596              46,347,586          49,203,665
   Purchases of securities held to maturity .....................                 --                      --          (1,800,000)
   Proceeds from maturities of securities held to maturity ......             35,000                  20,000             500,000
   Net changes in loans .........................................        (85,753,510)            (18,608,977)        (26,724,347)
   Purchase of premises and equipment ...........................         (1,750,581)             (1,801,938)           (665,364)
   Premiums on life insurance ...................................                 --             (10,000,000)                 --
   Other investing activities ...................................            393,610                  26,765             341,696
                                                                        ------------            ------------        ------------
          Net cash provided by (used in) investing activities ...        (82,752,846)            (11,433,916)         10,051,194
                                                                        ------------            ------------        ------------

Financing Activities
    Net change in
       Noninterest-bearing, interest-bearing demand, money
          market and savings deposits ...........................         45,934,588               8,959,165          14,081,460
       Certificates of deposit ..................................          5,537,883               9,280,985         (13,860,901)
    Proceeds from repurchase agreements .........................                 --                      --           5,000,000
    Repayment of repurchase agreements ..........................                 --             (15,000,000)         (4,600,000)
    Proceeds from FHLB advances .................................         61,000,000              50,000,000          31,855,000
    Repayment of FHLB advances ..................................        (39,351,209)            (20,145,157)        (37,191,097)
    Cash dividends ..............................................         (1,959,988)             (1,902,720)         (1,816,819)
    Purchase of common stock ....................................         (6,083,849)             (9,100,066)         (8,108,476)
    Other financing activities ..................................            450,474                (298,796)            (84,945)
                                                                        ------------            ------------        ------------
          Net cash provided by (used in) financing activities ...         65,527,899              21,793,411         (14,725,778)
                                                                        ------------            ------------        ------------

Net Change in Cash and Cash Equivalents .........................        (10,504,170)             16,895,070            (582,820)

Cash and Cash Equivalents, Beginning of Year ....................         27,298,093              10,403,023          10,985,843
                                                                        ------------            ------------        ------------
Cash and Cash Equivalents, End of Year ..........................       $ 16,793,923            $ 27,298,093        $ 10,403,023
                                                                        ============            ============        ============
Additional Cash Flows and Supplementary Information
   Interest paid ................................................       $ 14,502,196            $ 15,555,332        $ 20,014,779
   Income tax paid ..............................................          1,245,000               2,338,500           2,265,000
   Loan balances transferred to foreclosed real estate ..........          1,058,610                 352,687             521,932
   Securitization of loans ......................................                 --              18,222,209                  --

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Nature of Operations and Summary of Significant Accounting Policies

     The accounting and reporting policies of Lincoln Bancorp (Company) and its wholly owned subsidiary, Lincoln Bank (Bank), and the Bank's wholly owned subsidiaries, L-F Service Corporation (L-F Service), Citizens Loan and Service Corporation (CLSC) and LF Portfolio Services, Inc. (LF Portfolio), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

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

     The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. L-F Service invests in low income housing partnerships. CLSC develops land for residential housing. LF Portfolio manages the Company's investment securities portfolio.

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

     Loan securitizations - The Company securitizes certain mortgage loans and creates mortgage-backed securities for sale in the secondary market. Because the resulting securities are collateralized by the identical loans previously held, no gains or losses are recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

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

     Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2003, the allowance for loan losses is based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

     Premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 39 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

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

     Goodwill is annually tested for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

     Core deposit intangible is being amortized on an accelerated basis over ten years until such time that straight-line amortization exceeds the accelerated method. Such asset is periodically evaluated as to the recoverability of its carrying value.

     Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

     Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

     Stock options - The Company has a stock-based employee compensation plan, which is described more fully in Note 18. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.



                                                                        2003           2002             2001
                                                                    -------------------------------------------
        Net income, as reported .............................       $   3,589        $   4,491        $   4,088
        Less:  Total stock-based employee compensation
           cost determined under the fair value based method,
           net of income taxes ..............................            (252)            (256)            (227)
                                                                    ---------        ---------        ---------
        Pro forma net income ................................       $   3,337        $   4,235        $   3,861
                                                                    =========        =========        =========

        Earnings per share:
           Basic - as reported ..............................       $     .91     $       1.04     $        .85
           Basic - pro forma ................................             .85              .98              .81
           Diluted - as reported ............................             .88             1.00              .84
           Diluted - pro forma ..............................             .82              .95              .79


     Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares and RRP shares which have not vested have been excluded from the computation of average shares outstanding.

     Reclassifications of certain amounts in the 2002 and 2001 consolidated financial statements have been made to conform to the 2003 presentation.


Note 2: Restriction on Cash and Due From Banks

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2003 was $1,796,000.


Note 3: Investment Securities

                                                                        2003
                                              -------------------------------------------------------
                                                               Gross           Gross
                                             Amortized      Unrealized     Unrealized          Fair
                                                Cost           Gains          Losses          Value
                                              -------------------------------------------------------
Available for sale
   Federal agencies ...................       $ 45,403       $    146        $    (99)       $ 45,450
   Mortgage-backed securities  ........         21,761            614             (36)         22,339
   Marketable equity securities .......            252            102              --             354
   Corporate obligations ..............         20,595             30            (839)         19,786
   Municipal securities ...............          6,138             70              --           6,208
                                              --------        -------        --------        --------
       Total available for sale .......         94,149            962            (974)         94,137

Held to maturity - municipal securities          1,745             --              --           1,745
                                              --------        -------        --------        --------
       Total investment securities ....       $ 95,894       $    962        $   (974)       $ 95,882
                                              ========       ========        ========        ========


                                                                        2002
                                              -------------------------------------------------------
                                                               Gross           Gross
                                             Amortized      Unrealized     Unrealized          Fair
                                                Cost           Gains          Losses          Value
                                              -------------------------------------------------------

Available for sale
   Federal agencies ...................       $ 24,053       $    499        $    (47)       $ 24,505
   Mortgage-backed securities  ........         44,971          1,734              --          46,705
   Marketable equity securities .......            252             66              --             318
   Corporate obligations ..............         23,906             65          (1,527)         22,444
   Municipal securities ...............          5,574             54              --           5,628
                                              --------        -------        --------        --------
      Total available for sale ........         98,756          2,418          (1,574)         99,600

Held to maturity - municipal securities          1,780             --              --           1,780
                                              --------        -------        --------        --------
      Total investment securities .....       $100,536       $  2,418        $ (1,574)       $101,380
                                              ========       ========        ========        ========

     The amortized cost and fair value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 2003
                                          -------------------------------------------------
                                           Available for Sale           Held to Maturity
                                         Amortized        Fair        Amortized      Fair
                                           Cost          Value          Cost         Value
                                          -------------------------------------------------
       Within one year ............       $14,686       $14,744       $    50       $    50
       One to five years ..........        34,157        34,154           320           320
       Five to ten years ..........            --            --           685           685
       Over ten years .............        23,293        22,546           690           690
                                          -------       -------       -------       -------
                                           72,136        71,444         1,745         1,745
       Mortgage-backed securities .        21,761        22,339            --            --

       Marketable equity securities           252           354            --            --
                                          -------       -------       -------       -------
                Totals ............       $94,149       $94,137       $ 1,745       $ 1,745
                                          =======       =======       =======       =======


     Securities with a carrying value of $26,915,000 and $25,336,000 were pledged at December 31, 2003 and 2002 to secure FHLB advances.

     Proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $1,950,000, $7,019,000 and $6,039,000. Gross gains of $24,000,
     $165,000 and $8,000 and gross losses of $58,000,  $186,000 and $0 for 2003,
     2002 and 2001 were realized on those sales.

     The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003. These unrealized losses primarily resulted from recent increases in market interest rates. The unrealized losses in corporate obligations primarily relate to five variable-rate trust preferred debt securities issued by regional and national financial institutions. Based on evaluation of available evidence, including recent changes in market interest rates, management believes the declines in fair value for these securities are temporary.

                                    Less than 12 Months           12 Months or Longer                   Total
                                ---------------------------------------------------------------------------------------
                                   Fair        Unrealized        Fair         Unrealized        Fair        Unrealized
                                  Value           Loss           Value          Loss            Value          Loss
                                ---------------------------------------------------------------------------------------
Federal agencies .........       $ 12,895       $    (99)       $   --          $  --        $ 12,895        $    (99)
Mortgage-backed securities          6,624            (36)           --             --           6,624             (36)
Corporate obligations ....          1,187            (18)        15,449          (821)         16,636            (839)
                                 --------       --------        -------         ------       --------        --------
      Totals .............       $ 20,706       $   (153)       $15,449         $(821)       $ 36,155        $   (974)
                                 ========       ========        =======         ======       ========        ========


Note 4: Loans and Allowance

                                                      2003            2002
                                                    ------------------------
Real estate mortgage loans
    One-to-four family ......................       $215,399        $164,982
    Multi-family ............................          5,301           5,553
Real estate construction loans ..............         50,580          50,254
Commercial, industrial and agricultural loans        139,679         109,130
Consumer loans ..............................         45,120          43,889
                                                    --------        --------
                                                     456,079         373,808

Less
   Undisbursed portion of loans .............         15,088          17,743
   Net deferred loan fees and premiums ......           (213)            (63)
   Allowance for loan losses ................          3,532           2,932
                                                    --------        --------
      Total loans ...........................       $437,672        $353,196
                                                    ========        ========



                                  2003          2002           2001
                                -------------------------------------
Allowance for loan losses
   Balances, January 1 ..       $ 2,932        $ 2,648        $ 2,367
   Provision for losses .           753            302            488
   Recoveries on loans ..            91             59            119
   Loans charged off ....          (244)           (77)          (326)
                                -------        -------        -------

   Balances, December 31        $ 3,532        $ 2,932        $ 2,648
                                =======        =======        =======

     At December 31, 2003 and 2002, accruing loans delinquent 90 days or more totaled $272,000 and $747,000, respectively. Non-accruing loans at December 31, 2003 and 2002 were $1,633,000 and $1,296,000, respectively. Impaired loans were immaterial during the three years in the period ended December 31, 2003.


Note 5: Premises and Equipment

                                        2003            2002
                                      ------------------------
Land ..........................       $  1,653        $  1,653
Buildings and land improvements          6,555           6,178
Furniture and equipment .......          3,294           3,428
Construction in progress ......          1,017              --
                                      --------        --------
         Total cost ...........         12,519          11,259
Accumulated depreciation ......         (4,872)         (4,620)
                                      --------        --------

         Net ..................       $  7,647        $  6,639
                                      ========        ========

Note 6: Investments In Limited Partnerships

     The Company's investments in limited partnerships of $1,250,000 and $1,388,000 at December 31, 2003 and 2002 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $355,000, $374,000 and $355,000 for the years ended December 31, 2003, 2002 and 2001. Condensed combined financial statements of the partnerships are as follows:

                                                    2003         2002
                                                   -------------------
Assets
   Cash ....................................       $   88       $   60
   Note receivable - limited partner .......           --          248
   Land and property .......................        7,929        8,269
   Other assets ............................          699          707
                                                   ------       ------
      Total assets .........................       $8,716       $9,284
                                                   ======       ======

Liabilities
   Notes payable ...........................       $7,008       $7,336
   Other liabilities .......................          960          728
                                                   ------       ------
      Total liabilities ....................        7,968        8,064

Partners' equity ...........................          748        1,220
                                                   ------       ------

      Total liabilities and partners' equity       $8,716       $9,284
                                                   ======       ======


                                         2003           2002           2001
                                        --------------------------------------
Condensed statement of operations
   Total revenue ................       $ 1,763        $ 1,728        $ 1,735
   Total expenses ...............        (2,235)        (2,078)        (2,242)
                                        -------        -------        -------
      Net loss ..................       $  (472)       $  (350)       $  (507)
                                        =======        =======        =======


Note 7: Goodwill

     During 2002, the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of SFAS No. 142. Had the new method been applied retroactively, the previously reported 2001 net income would have increased by $88,000. No impairment loss was recorded in 2003 or 2002.


Note 8: Core Deposit Intangible

     The carrying basis of the recognized core deposit intangible included in other assets was $982,000 at December 31, 2003 and 2002 and the accumulated amortization of such intangible was $348,000 and $254,000 at those dates.

     Amortization expense for 2003, 2002 and 2001 was $94,000, $104,000 and $119,000. Annual estimated amortization expense for each of the next five years is $94,000.

Note 9: Deposits

                                                            2003         2002
                                                          ---------------------
Noninterest-bearing demand deposits ....................  $ 17,176     $ 13,289
Interest-bearing demand ................................    33,343       17,749
Money market savings deposits ..........................    80,179       53,775
Savings deposits .......................................    33,405       33,356
Certificates and other time deposits of $100,000 or more    50,575       39,504
Other certificates and time deposits ...................   107,161      112,694
                                                          --------     --------
   Total deposits ......................................  $321,839     $270,367
                                                          ========     ========


     At December 31, 2003, the scheduled maturities of time deposits are as follows:

        2004       $ 96,791
        2005         34,281
        2006         18,420
        2007          4,951
        2008          3,293
                   --------
                   $157,736
                   ========

Note 10: Securities Sold Under Repurchase Agreements

     There were no securities sold under agreements to repurchase at December 31, 2003 or 2002. Agreements outstanding during 2002 consisted of obligations of the Company to other parties. The obligations were secured by federal agency securities, and such collateral was held by a financial services company. The maximum amount of outstanding agreements at any month-end during 2002 totaled $15,000,000, and the daily average of such agreements totaled $11,425,000.


Note 11: Borrowings

                                        2003           2002
                                      -----------------------
Federal Home Loan Bank advances       $184,693       $163,010
Notes payable .................             --            248
                                      --------       --------
         Total borrowings .....       $184,693       $163,258
                                      ========       ========

                                                                         Amount
                                                                        --------
Aggregate annual maturities of borrowing at December 31, 2003, are
      2004                                                              $ 22,000
      2005                                                                 5,000
      2006                                                                 1,855
      2008                                                                20,838
      Thereafter                                                         135,000
                                                                        --------
                                                                        $184,693
                                                                        ========

     FHLB advances are secured by mortgage loans and investment securities totaling $321,553,000 at December 31, 2003. Advances, at interest rates from 1.1 to 6.1 percent, are subject to restrictions or penalties in the event of prepayment.

     At December 31, 2003, FHLB advances totaling $140,000,000 are subject to various options for the FHLB to convert the rates. If the FHLB exercises its option, the advance will be prepayable at the Bank's option, at par and without a penalty fee.


Note 12: Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans consist of the following:

                                           2003        2002        2001
                                         --------------------------------
Mortgage loan portfolio serviced for
   FHLMC ............................    $102,206    $130,336     $78,504
   Other investors ..................       7,650       5,404       7,271
                                            -----       -----       -----
                                         $109,856    $135,740     $85,775
                                         ========    ========     =======

     The aggregate fair value of capitalized mortgage servicing rights at December 31, 2003 and 2002 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights

                                           2003        2002         2001
                                          -------------------------------
Mortgage Servicing Rights
   Balances, January 1 ............       $ 770        $ 464        $ 399
   Servicing rights capitalized ...         118          469          247
   Amortization of servicing rights        (268)        (163)        (182)
                                          -----        -----        -----
                                            620          770          464
   Valuation allowance ............         (58)        (265)          --
                                          -----        -----        -----

   Balances, December 31 ..........       $ 562        $ 505        $ 464
                                          =====        =====        =====


     During 2002, the Company established a valuation allowance of $265,000 and in 2003, it reduced the valuation allowance by $207,000.

Note 13: Income Tax

                                                        2003            2002           2001
                                                      ---------------------------------------
Income tax expense
   Currently payable
      Federal .................................       $ 1,078         $ 1,911         $ 1,428
      State ...................................           108             359             392
   Deferred
      Federal .................................            21            (135)            126
      State ...................................           (32)            (34)            (36)
                                                      -------         -------         -------
   Total income tax expense ...................       $ 1,175         $ 2,101         $ 1,910
                                                      =======         =======         =======

Reconciliation of federal statutory to
  actual tax expense
      Federal statutory income tax at 34% .....       $ 1,622         $ 2,241         $ 2,039
      Effect of state income taxes ............            50             215             235
      Tax credits .............................          (355)           (374)           (355)
      Tax exempt interest .....................           (68)            (37)            (17)
      Cash value of life insurance ............          (204)            (48)            (30)
      ESOP expense in excess of cost ..........           106             102              43
      Other ...................................            24               2              (5)
                                                      -------         -------         -------
         Actual tax expense ...................       $ 1,175         $ 2,101         $ 1,910
                                                      =======         =======         =======

   Effective tax rate .........................          24.7%           31.9%           31.8%



     The components of the deferred tax asset are as follows at:

                                        2003           2002
                                       ----------------------
Assets
   Allowance for loan losses ...       $ 1,462        $ 1,186
   Deferred director fees ......           700            654
   Loss on limited partnerships             61             89
   Employee benefits  ..........           257            351
   Securities available for sale             4             --
   Other .......................            24             59
                                       -------        -------
      Total assets .............         2,508          2,339
                                       -------        -------

Liabilities
   State income tax ............          (105)           (94)
   FHLB stock dividends ........           (77)           (76)
   Mortgage servicing rights ...          (233)          (204)
   Core deposit intangible .....          (262)          (295)
   Securities available for sale            --           (292)
   Other .......................          (174)           (28)
                                       -------        -------
      Total liabilities ........          (851)          (989)
                                       -------        -------
                                       $ 1,657        $ 1,350
                                       =======        =======

     No valuation allowance was necessary at December 31, 2003 and 2002.

     Retained earnings include approximately $7,277,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2003, the unrecorded deferred income tax liability on the above amount was approximately $2,474,000.


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

     Financial instruments whose contract amount represents credit risk were as follows:

                                            2003          2002
                                           ---------------------
        Loan commitments ...........       $72,948       $70,617
        Standby letters of credit...           603           361


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

     The Company and the Bank are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


Note 15: Dividend and Capital Restrictions

     Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years.

     At December 31, 2003, the shareholder's equity of the Bank was $65,622,000. Although well capitalized, under current regulations in effect, the Bank is required to apply to the Office of Thrift Supervision to pay dividends to the Company.

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

     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2003 and 2002, the Bank was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2003 that management believes have changed the Bank's classification.

     The Bank's actual and required capital amounts and ratios are as follows:

                                                                                       2003
                                                                              Required for Adequate      To Be Well
                                                                Actual              Capital(1)         Capitalized(1)
                                                           Amount     Ratio      Amount     Ratio     Amount      Ratio
                                                          -------------------------------------------------------------
Total risk-based capital(1) (to risk-weighted assets)       $65,936     15.1%     $35,003      8.0%     $43,754     10.0%
Tier I capital(1) (to risk-weighted assets) .........        62,968     14.4       17,502      4.0       26,252      6.0
Core capital(1) (to adjusted total assets) ..........        62,968     10.7       23,625      4.0       29,531      5.0
Core capital(1) (to adjusted tangible assets) .......        62,968     10.7       11,813      2.0           --      N/A
Tangible capital(1) (to adjusted total assets) ......        62,968     10.7        8,860      1.5           --      N/A

(1)  As defined by regulatory agencies


                                                                                       2002
                                                                              Required for Adequate      To Be Well
                                                                Actual              Capital(1)         Capitalized(1)
                                                           Amount     Ratio      Amount     Ratio     Amount      Ratio
                                                          -------------------------------------------------------------
Total risk-based capital(1) (to risk-weighted assets)       $75,367     19.0%     $31,779      8.0%     $39,724     10.0%
Tier I capital(1) (to risk-weighted assets) .........        73,134     18.4       15,889      4.0       23,834      6.0
Core capital(1) (to adjusted total assets) ..........        73,134     14.1       20,781      4.0       25,976      5.0
Core capital(1) (to adjusted tangible assets) .......        73,134     14.1       10,390      2.0           --      N/A
Tangible capital(1) (to adjusted total assets) ......        73,134     14.1        7,793      1.5           --      N/A

(1)  As defined by regulatory agencies


Note 17: Employee Benefits

     The Company provides pension benefits for substantially all of its employees through its participation in a multi-employer pension fund. Separate actuarial valuations are not made with respect to each participating employer. Pension expense for 2003, 2002 and 2001 was $261,000, $164,000 and $120,000.

     The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $93,000, $89,000 and $82,000 for 2003, 2002 and 2001.

     The Company has a supplemental retirement plan for directors which provides for continuation of director fees upon events specified under the plan. Expense under the plan was $96,000, $77,000 and $71,000 for 2003, 2002 and 2001.

     The Company has an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share with funds provided by a loan from the Company. Accordingly, the common stock acquired by the ESOP is shown as a reduction of shareholders' equity. Unearned ESOP shares totaled 375,630 and 410,256 at December 31, 2003 and 2002 and had a fair value of $7,494,000 and $6,818,000 at those dates. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for 2003, 2002 and 2001 was $632,000, $658,000 and $496,000.
     At December 31, 2003 and 2002, the ESOP had 185,110 and 150,484 allocated shares, 375,630 and 410,256 suspense shares and no committed-to-be released shares.

     The Company has a Recognition and Retention Plan (RRP). The RRP has purchased or acquired 308,863 shares of Company common stock, and grants for 273,617 of these shares have been awarded to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. RRP expense for 2003, 2002 and 2001 was $626,000, $682,000 and
     $693,000.


Note 18: Stock Option Plan

     Under the Company's stock option plan, which is accounted for under the recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which generally vest at a rate of 20 percent a year. The Company has authorized the grant of options for up to 700,925 shares of the Company's common stock. The exercise price of each option, which has a 10-year life, is equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense is recognized.

     Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                 2002     2001
                                                               -----------------
Risk-free interest rates ..................................      3.3%      5.3%
Dividend yields ...........................................      2.4%      2.6%
Volatility factors of expected market price of common stock      9.2       9.5
Weighted-average expected life of the options .............    8 years   8 years

The pro forma effect on net income is disclosed in Note 1.

     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2003, 2002 and 2001.

                                                  2003                       2002                      2001
                                           -------------------------------------------------------------------------------
                                                        Weighted-                  Weighted-                 Weighted-
                                                         Average                    Average                   Average
                                            Shares   Exercise Price   Shares    Exercise Price   Shares   Exercise Price
                                           -------------------------------------------------------------------------------
Outstanding, beginning of year              609,633      $12.25       630,964      $12.20       675,769        $12.04
   Granted ....................                  --          --         9,000       16.20        28,000         13.06
Exercised .....................             (63,938)       9.71       (25,131)      12.25       (31,505)         9.07
   Forfeited ..................                  --          --        (5,200)      12.93       (41,300)        12.55
                                            -------                   -------                   -------
Outstanding, end of year ......             545,695       12.55       609,633       12.25       630,964         12.20
                                            =======                   =======                   =======

Options exercisable at year end             398,276                   335,262                   230,754
Weighted-average fair value of
   options granted during the
   year .......................                                                    $ 2.39                      $ 2.35



     As of December 31, 2003, other information in exercise price ranges for options outstanding and exercisable is as follows:



                                         Outstanding                     Exercisable
                                                  Weighted-
                                    Number         Average          Number         Weighted-
                                      of          Remaining           of            Average
        Exercise Price Ranges       Shares     Contractual Life     Shares      Exercise Price
        ------------------------------------------------------------------------------------------------
        11.45 - 13.06              536,695         5.6 years        396,476            $12.47
        16.20                        9,000         8.0 years          1,800             16.20
                                   -------                          -------
                                   545,695         5.6 years        398,276             12.49
                                   =======                          =======

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

     Interest Receivable/Payable - The fair value of interest receivable/payable approximates carrying values.

     Cash Value of Life Insurance - The fair value of cash value of life insurance approximates carrying value.

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

     The estimated fair values of the Company's financial instruments are as follows:


                                                                 2003                          2002
                                                        Carrying        Fair          Carrying        Fair
                                                         Amount         Value          Amount         Value
-------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents  ..................        $16,794        $16,794       $ 27,298       $ 27,298
   Securities available for sale ...............         94,137         94,137         99,600         99,600
   Securities held to maturity .................          1,745          1,745          1,780          1,780
   Loans, including loans held for sale, net ...        438,027        448,269        356,268        368,144
   Stock in FHLB ...............................          9,270          9,270          8,160          8,160
   Interest receivable .........................          2,441          2,441          2,166          2,166
   Cash value of life insurance ................         12,506         12,506         11,905         11,905

Liabilities
   Deposits ....................................        321,839        324,467        270,367        274,876
   Borrowings
      FHLB advances ............................        184,693        195,958        163,010        178,246
      Note payable - limited partnership .......             --             --            248            248
   Interest payable ............................            914            914            942            942
   Advances by borrowers for taxes and insurance            689            689            611            611


Note 20: Earnings Per Share

     Earnings per share (EPS) were computed as follows:

                                                                               2003
                                                                              Weighted-
                                                                               Average      Per-Share
                                                              Income           Shares         Amount
                                                            -----------------------------------------
Basic Earnings Per Share - income available to
   common shareholders ..............................       $    3,589        3,943,903       $ .91
Effect of Dilutive Securities - stock options .......               --          146,540
                                                            ----------       ----------       -----
Diluted Earnings Per Share - income available to
   common shareholders and assumed conversions  .....       $    3,589        4,090,443       $ .88
                                                            ==========       ==========       =====

                                                                                2002
                                                                              Weighted-
                                                                               Average      Per-Share
                                                              Income           Shares         Amount
                                                            -----------------------------------------


Basic Earnings Per Share - income available to
   common shareholders ..............................       $    4,491        4,321,834       $1.04
Effect of Dilutive Securities - stock options .......               --          156,572
                                                            ----------       ----------       -----
Diluted Earnings Per Share - income available to
   common shareholders and assumed conversions              $    4,491        4,478,406       $1.00
                                                            ==========       ==========       =====


                                                                                2001
                                                                              Weighted-
                                                                               Average      Per-Share
                                                              Income           Shares         Amount
                                                            -----------------------------------------
Basic Earnings Per Share - income available to
   common shareholders ..............................       $    4,088        4,789,607       $ .85
Effect of Dilutive Securities - stock options .......               --           76,917
                                                            ----------       ----------       -----
Diluted Earnings Per Share - income available to
   common shareholders and assumed conversions              $    4,088        4,866,524       $ .84
                                                            ==========       ==========       =====

Note 21: Subsequent Events

     On March 10, 2004, the Company signed a definitive agreement to acquire First Shares Bancorp, Inc., Greenwood, Indiana (First Shares). Under the terms of the agreement, the Company will exchange either .75 shares of the Company's common stock or $14.80 in cash for each share of First Shares' common stock. However, 50 percent of the aggregate consideration must be paid in shares of the Company's stock, and there may be pro rata allocations of cash or stock made to the shareholders of First Shares to ensure that this requirement is satisfied. The transaction is subject to approval by the shareholders of the Company and First Shares as well as regulatory authorities. As of December 31, 2003, First Shares had total assets and equity of $175,788,000 and $9,033,000.

Note 22: Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
     position, results of operations and cash flows of the Company:

                            Condensed Balance Sheets

                                                            2003          2002
                                                          ---------------------
Assets
   Cash and cash equivalents on deposit with Bank .       $14,023       $ 4,564
   Investment securities available for sale .......           354           318
   Investment in common stock of Bank  ............        65,622        76,648
   Other assets ...................................           207         1,250
                                                          -------       -------
            Total assets ..........................       $80,206       $82,780
                                                          =======       =======

Liabilities - other ...............................       $   979       $   660

Shareholders' Equity ..............................        79,227        82,120
                                                          -------       -------
         Total liabilities and shareholders' equity       $80,206       $82,780
                                                          =======       =======



                         Condensed Statements of Income

                                                        2003            2002           2001
                                                      ---------------------------------------
Income
   Dividends from subsidiary  .................        $15,000        $  1,040       $ 18,939
   Other income ...............................            156             219            297
                                                      --------        --------       --------
       Total income ...........................         15,156           1,259         19,236

Expenses ......................................            298             375            303
                                                      --------        --------       --------
Income before income tax benefit and equity
   in undistributed income of subsidiary ......         14,858             884         18,933

Income tax expense ............................             79              60              2
                                                      --------        --------       --------
Income before equity in undistributed income
   of subsidiary ..............................         14,779             824         18,931

Equity in undistributed (distribution in excess
   of) income of subsidiary ...................        (11,190)          3,667        (14,843)
                                                      --------        --------       --------
Net Income ....................................       $  3,589        $  4,491       $  4,088
                                                      ========        ========       ========

                                   Condensed Statements of Cash Flows

                                                            2003            2002            2001
                                                        -----------------------------------------
Operating Activities
   Net income ....................................       $  3,589         $ 4,491         $ 4,088
   Items not requiring (providing) cash
      Distributions in excess of (equity in
         undistributed) income of Bank ...........         11,190          (3,667)         14,843

      Other ......................................          2,103           1,025             898
                                                         --------        --------         -------
         Net cash provided by operating activities         16,882           1,849          19,829
                                                         --------        --------         -------

Financing Activities
   Repurchase of common stock  ...................         (6,084)         (9,100)         (8,108)
   Stock options exercised .......................            621             308             286
   Cash dividends ................................         (1,960)         (1,903)         (1,817)
                                                         --------        --------         -------
      Net cash used in financing activities ......         (7,423)        (10,695)         (9,639)
                                                         --------        --------         -------

Net Change in Cash and Cash Equivalents ..........          9,459          (8,846)         10,190

Cash and Cash Equivalents at Beginning of Year ...          4,564          13,410           3,220
                                                         --------        --------         -------
Cash and Cash Equivalents at End of Year .........       $ 14,023        $  4,564         $13,410
                                                         ========        ========         =======




DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

        Lester N. Bergum, Jr.              Fred W. Carter                       Dennis W. Dawes
             Attorney                         Emeritus                  President/Chief Executive Officer
                                                                           Hendricks Community Hospital
      W. Thomas Harmon                     Jerry Holifield
Co-owner, Crawfordsville Town and     Superintendent, Plainfield                 Wayne E. Kessler
     Country Homecenter, Inc.        Community School Corporation                   Emeritus

        David E. Mansfield               John C. Milholland                      T. Tim Unger
          Vice President,                 Retired Principal,                Chairman of the Board,
           Excel Group               Frankfort Senior High School     President and Chief Executive Officer

         Edward E. Whalen                                                         John L. Wyatt
            Emeritus                                                    Senior Financial Representative
                                                                            Northwestern Mutual Life
                                                                               Insurance Company




Executive Officers of Lincoln Bancorp

          T. Tim Unger                                                             John M. Baer
      Chairman of the Board,                                                 Secretary and Treasurer
President and Chief Executive Officer

         Rebecca J. Morgan                                                   Paul S. Siebenmorgen
          Vice President                                                          Vice President




Executive Officers of Lincoln Bank

          T. Tim Unger                                                             John M. Baer
President and Chief Executive Officer                                 Senior Vice President, Chief Financial
                                                                         Officer, Secretary and Treasurer
          Rebecca J. Morgan                 Jerry R. Holifield
     Senior Vice President and             Chairman of the Board               Paul S. Siebenmorgen
     Retail Operations Manager                                               Senior Vice President and
                                                                                Chief Lending Officer


Lester N. Bergum, Jr. (age 55) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

Dennis W. Dawes (age 58) has been President and Chief Executive Officer of Hendricks Community Hospital and President of Hendricks Community Hospital Foundation in Danville, Indiana since 1974.

W. Thomas Harmon (age 64) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

Jerry Holifield (age 62) became Chairman of the Board of the Bank in December 1999 and has been the Superintendent of the Plainfield Community School Corporation since 1991.

David E. Mansfield (age 61) became Vice President of the Excel Group in March 2003. Previously he had been an Administrative Supervisor for Marathon Oil, where he had worked since 1973.

John C. Milholland (age 67) retired in 2001. He previously served as Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

T. Tim Unger (age 63) has been President and Chief Executive Officer of Lincoln Bank since January, 1996.

John L. Wyatt (age 67) is a Senior Financial Representative for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

SHAREHOLDER INFORMATION

     The Holding Company's common stock, without par value ("Common Stock"), is listed on the NASDAQ National Market System under the symbol "LNCB." The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 2003 to December 31, 2003, were $19.96 and $16.45, respectively. On March 1, 2004, there were 1,078 shareholders of record.

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

                     Stock Price    Dividends
Quarter Ended      High      Low    Per Share
                  ------    ------  ---------
2003:
  March           $18.55    $16.45    $.12
  June             18.78     17.05     .12
  September        19.44     18.20     .12
  December         19.96     18.84     .13

2002:
  March           $18.25    $16.12    $.10
  June             19.00     16.90     .10
  September        18.93     16.65     .10
  December         19.30     16.27     .12


Transfer Agent and Registrar

Computershare Investor Services LLC
P.O. Box 2388
Chicago, IL  60690-2388
(888) 294-8217
Fax: (312) 601-4332
www.computershare.com


Corporate Counsel
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana  46204


Independent Auditor
BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46244


Shareholder and General Inquiries

The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2003 with the Securities and Exchange Commission. Copies of this Annual Report may be obtained without charge upon written request to:

     T. Tim Unger
     President and Chief Executive Officer
     Lincoln Bancorp
     1121 East Main Street
     P.O. Box 510
     Plainfield, Indiana 46168-0510

OFFICERS OF LINCOLN BANCORP

The following officers were elected/re-elected at the January 20, 2004, Board of Directors Meeting:


Chairman of the Board....................................................   Jerry R. Holifield
President/Chief Executive Officer........................................   t. Tim Unger
Senior Vice President/Chief Financial Officer/Secretary/Treasurer .......   John M. Baer
Senior Vice President/Retail Operations Manager .........................   Rebecca J. Morgan
Senior Vice President/Chief Lending Officer .............................   Paul S. Siebenmorgen
Vice President/Secondary Marketing/Loan Servicing Manager ...............   Maxwell O. Magee
Vice President/Commercial Loan Officer ..................................   M. Steve Johnson
Vice President/Commercial Loan Officer ..................................   Paul Steve Wise
Vice President/Commercial Loan Officer ..................................   Jerry P. Orem
Vice President/Frankfort Market Manager .................................   Deborah L. Graves
Vice President/Internal Auditor .........................................   Sidnye Georgette
Vice President/Consumer Lending Manager .................................   Carolyn J. Riensche
Assistant Vice President/Compliance Officer .............................   Rebecca S. Henderson
Assistant Vice President/Marketing Director .............................   Angela S. Coleman-Rao
Assistant Vice President/Greenwood Treybourne Branch Manager II .........   Paul L. Ross
Assistant Vice President/Brownsburg Branch Manager II ...................   Elizabeth A. Boltz
Assistant Vice President/Greenwood Summerfield Branch Manager III .......   Sonja R. White
Assistant Vice President/Deposit Operations Manager  ....................   Donna J. Coulson
Avon Branch Manager II ..................................................   Angela R. Barrera
Mooresville Branch Manager II ...........................................   Sharon Durham
Crawfordsville Branch Manager III .......................................   Jeffrey A. Bannon
Plainfield Branch Manager III ...........................................   Sandra L. Ahnafield
Human Resource Director .................................................   Ronald E. Love
Facilities/Purchasing Manager ...........................................   Max L. Hetrick, Jr.
Technology Manager/Information Systems Security .........................   Ryan C. Eldridge
Network Applications Administrator  .....................................   Robert E. Maar
Controller ..............................................................   Mickey J. Walden
Accounting Manager ......................................................   James C. Terry
Financial Analyst .......................................................   Linda R. Quillen
Processing/Underwriting Manager .........................................   Donna L. Bumgarner
Credit Analyst ..........................................................   Jennifer L. Meyers
Credit Analyst ..........................................................   Jennifer L. Denney
Training Manager  .......................................................   Beverly Denise Wall
Collections Manager .....................................................   Christopher P. Horton
Financial Planner .......................................................   John C. Eisenbarth
Commercial Loan Officer .................................................   Steven E. Anderson
Commercial Loan Officer .................................................   Andrew J. Pinegar
Commercial Loan Officer .................................................   Joseph Surface
Commissioned Loan Officer  ..............................................   Janelle C. Hedrick-Gamble
Commissioned Loan Officer  ..............................................   Rori S. Chaney
Loan Officer II .........................................................   Jay H. Oxley
Loan Officer II .........................................................   C. Evelyn White
Loan Officer II .........................................................   Sandra K. Ostler
Loan Officer II .........................................................   Wendy B. Young
Loan Officer I ..........................................................   Lee K. Randolph


BRANCH LOCATIONS OF LINCOLN BANCORP

                                                LINCOLN
                                                BANK (with logo)

                                        1. Plainfield - Main Office
                                           1121 East Main Street
                                           Plainfield, IN  46168
                                           (317) 839-6539
                                           fax (317) 839-6775
                                           plainfield@lincolnbank.biz
        [map omitted]
                                        2. Avon
                                           7648 East US Highway 36
                                           Avon, IN  46123
                                           (317) 272-0467
                                           fax (317) 272-7838
                                           avon@lincolnbank.biz

                                        3. Brownsburg
                                           975 East Main Street
                                           Brownsburg, IN  46112
                                           (317) 852-3134
                                           fax (317) 852-9472
                                           brownsburg@lincolnbank.biz

                                        4. Crawfordsville
                                           134 South Washington Street
                                           Crawfordsville, IN  47933
                                           (765) 362-0200
                                           fax (765) 362-9216
                                           crawfordsville@lincolnbank.biz

                                        5. Frankfort Downtown
                                           60 South Main Street
                                           Frankfort, IN  46041
                                           (765) 654-8533
                                           fax (765) 654-7313
                                           frankfort@lincolnbank.biz

                                        6. Frankfort
                                           1900 East Wabash Street
                                           Frankfort, IN  46041
                                           (765) 654-8742
                                           fax (765) 654-9885
                                           frankfort@lincolnbank.biz

                                        7. Greenwood
                                           648 Treybourne Drive
                                           Greenwood, IN  46142
                                           (317) 881-1414
                                           fax (317) 884-2200
                                           greenwood1@lincolnbank.biz

                                        8. Summerfield
                                           18 Providence Drive
                                           Greenwood, IN  46143
                                           (317) 883-3559
                                           fax (317) 883-3549
                                           gwood2@lincolnfederal.com

                                        9. Mooresville
                                           590 South State Road 67
                                           Mooresville, IN  46158
                                           (317) 834-4100
                                           fax (317) 834-4114
                                           mooresville@lincolnbank.biz


        www.lincolnbankonline.com

        FDIC Insured