Form 10-K, Exhibit 13
period 2004-12-31
LINCOLN BANCORP /IN/
filed 2005-03-31
CIK 1070259

2004 Annual Report








                                [PHOTOS OMITTED]








                                Lincoln Bancorp













                                               Financial Strength in Local Hands

Corporate Profile

Lincoln Bancorp (the "Company") underwent a major change in 2004 when it acquired First Shares Bancorp, Inc. ("FSB") in a merger transaction in August. Prior to the merger, the Company operated under a federal thrift charter, with nine banking offices in five central Indiana counties. Three of the counties are adjacent to Marion County, where Indianapolis is located. The merger with FSB added seven branch locations, south of Indianapolis and significantly increased Lincoln Bank's market share in that area. The Company, which is headquartered in Plainfield, Indiana, now operates from 17 locations in six counties in central Indiana, having recently opened a new branch in Plainfield.

   Subsequent to the merger, the Company petitioned the Indiana Department of Financial Institutions to change its thrift charter to a state-chartered commercial bank. The pending application is expected to be approved in the second or third quarter of 2005.

   Both banks were organized more than 100 years ago. Lincoln was organized in 1884 as Ladoga Federal Savings and Loan Association. In 1979, it merged with Plainfield First Federal Savings and Loan Association. After several name changes, it became Lincoln Bank in 2003.

   The Company's common stock is traded on Nasdaq under the symbol "LNCB." At December 31, 2004, approximately 10.8 percent of the 5.4 million outstanding shares of common stock was held by insiders and an additional 10.1 percent by the Company's ESOP. The annual cash dividend for 2004 was $0.53 per share.




[MAP OMITTED]

                       Consolidated Financial Highlights*



                                                                                               Percent
(Dollars in thousands, except per share amounts)    2004                   2003                 Change
--------------------------------------------------------------------------------------------------------
For the Year
    Interest income                               $ 34,328              $ 30,128                13.9%
    Interest expense                                15,528                14,474                 7.3%
    Net interest income                             18,800                15,654                20.1%
    Provision for loan losses                          655                   753               -13.0%
    Noninterest income                               3,963                 3,431                15.5%
    Noninterest expense                             17,396                13,568                28.2%
    Net income                                       3,655                 3,589                 1.8%

At Year End
    Assets                                        $808,967              $591,685                36.7%
    Securities                                     120,612                95,882                25.8%
    Loans, net                                     576,004               438,027                31.5%
    Deposits                                       516,329               321,839                60.4%
    Shareholders' equity                           101,755                79,227                28.4%

Per Share Data
    Basic earnings                                $   0.84              $   0.91                -7.7%
    Diluted earnings                                  0.81                  0.88                -8.0%
    Shareholders' equity                             18.96                 17.96                 5.6%
    Cash dividends                                    0.53                  0.49                 8.2%

Ratios
    Return on average equity                         4.08%                  4.53%               -9.9%
    Return on average assets                         0.53%                  0.64%              -17.2%
    Dividend payout                                 65.43%                 55.68%               17.5%
    Average equity to average assets                12.97%                 14.18%               -8.5%




* Includes the results of operations of First Shares Bancorp, Inc. from August 2, 2004, the date it was merged into Lincoln Bancorp.





1      Annual Report 2004



Lincoln Bancorp - 2004

Report to Shareholders


[PHOTO OMITTED]
Tim Unger, Chairman, President and
Chief Executive Officer

[PHOTO OMITTED]
Jerry Engle, Executive Vice President,
Chief Operating Officer and Director


     The most important event of 2004 for Lincoln Bancorp was the August 2, 2004, merger of First Shares Bancorp, Inc. ("FSB") of Greenwood, Indiana, into Lincoln Bancorp (the "Company"). Concurrently, First Bank, the bank owned by FSB, was merged into Lincoln Bank, the Company's subsidiary bank. As a result, Lincoln Bancorp increased its branch system to 16 offices from nine prior to the merger.

     Lincoln Bancorp had branches in five counties northwest, west, southwest, and south of Indianapolis. The merger increased market share southwest and south and added one more county south and contiguous to this market. The merger involved little overlap in terms of markets, physical location, or customers.

     FSB added approximately 7,800 households, including many business accounts, $155 million in loans and $235 million in assets.


Smooth Integration

     Nearly all of FSB's officers and employees joined Lincoln Bancorp when the two companies merged.

     Jerry Engle, the former President and Chief Executive Officer of FSB, became a Lincoln Bancorp director, its Chief Operating Officer and Executive Vice President when the merger was completed. The Board has slated him to replace Tim Unger, the Company's current President and Chief Executive Officer, upon Mr. Unger's retirement this year.

     Lincoln Bank operates under a federal savings bank charter. Its emphasis initially had been on encouraging savings deposits and making residential mortgage loans. For the past few years, the emphasis has been to attract more commercial accounts, and the Bank has achieved considerable success.

     First Bank was a state-chartered commercial bank. Its mix of assets leaned toward commercial lending, real estate development and building relationships with small businesses as well as with individual retail customers.

     Lincoln  Bank  has   petitioned   the  Indiana   Department   of  Financial
Institutions to change its thrift charter to a state-chartered commercial bank.

     The Company's Board of Directors at its December 6, 2004, strategic planning meeting approved a comprehensive new business plan and crafted the following simplified mission statement:





                                                          Lincoln Bancorp      2

     "The mission of Lincoln Bancorp is to provide financial solutions under the following guiding principles:

     o with integrity
     o as a team throughout the Bank
     o working together with customers
     o every customer we wait on is an opportunity."

     Given this mission, certain changes were indicated. Although retail lending activities will continue to be a core business, commercial lending (e.g., small business and real estate) and related deposit services will assume increasing importance. To this end, a program is already underway to gain new customers.

     In addition to lending and deposit generation, increased customer demand for "one stop" access to a broad range of financial services needs to be accommodated. As a consequence, we intend to focus on increasing fee generation services such as insurance, annuities, mutual funds, brokerage, financial planning and trust services.

     Further, we are now pursuing an active bank-wide sales culture to build customer relationships. We will increase the number and visibility of our financial products through a concerted, needs-based, cross-selling effort. This plan involves highly-focused calling programs that access customer marketing data along with a heightened employee training program that addresses customer needs and new bank products.

     Moreover, we will become a more technology-driven organization that provides all our customers with convenient access to an expanded menu of banking products and services. In this regard, we contemplate a much larger role for Internet-provided services.

     Finally, we also intend to leverage our large capital base to accelerate growth through strategic acquisitions and developing partnerships with providers of other sophisticated financial products.


Outlook

     The combination of the two companies provides an opportunity for growth, principally because it will expose many customers to a wider array of banking products than were previously offered. In addition, we have gained a larger presence in the Indianapolis area, where its suburbs are showing sizable growth. Finally, we have ample capital to underwrite and support the types of programs we need to achieve the growth we envision. We believe the best is yet to come.

     In closing, we wish to thank our directors for their wise counsel during the past year, our employees for their hard work and diligence in making our merger a success and our many customers for their continued loyal support.


Sincerely,

/s/ Tim Unger

Tim Unger, Chairman, President
and Chief Executive Officer



/s/ Jerry Engle

Jerry Engle, Executive Vice President,
Chief Operating Officer and Director


Plainfield, Indiana
March 31, 2005




3      Annual Report 2004

                              Review of Operations

[BAR CHARTS OMITTED]

Net Income
Millions of Dollars
00       3.6
01       4.1
02       4.5
03       3.6
04       3.7

Total Assets
Millions of Dollars
00       500
01       493
02       522
03       592
04       809

Net Interest Income
Millions of Dollars
00       13.7
01       16.0
02       16.0
03       15.7
04       18.8


2004 Compared with 2003

     The 2004 merger of First Shares Bancorp, Inc. ("FSB") into Lincoln Bancorp (the "Company") was slightly accretive to net income in 2004.

     Net income for 2004 was $3,655,000 compared with $3,589,000 for 2003. On a diluted per share basis, the Company's net income for 2004 amounted to $0.81 compared with $0.88 for 2003. The percentage decline in per share figures primarily reflects an increase in average diluted shares outstanding, which amounted to 4.52 million in 2004 compared with 4.09 million in 2003.

     The acquisition of FSB was accounted for under the purchase method of accounting. Accordingly, its net assets were recorded at their estimated fair value on August 2, 2004, the date of the merger, and its results of operations and financial position were included in the Company's consolidated operations from August 2, 2004.

     It should be noted that merger-related costs including systems conversions and operational improvements totaling $476,000 were expensed against earnings in the fourth quarter of 2004. Excluding these merger-related charges, net income for 2004 would have been approximately 8 percent higher.

     Net interest income amounted to $18.8 million for 2004 compared with $15.7 million for 2003, a gain of $3.1 million. The gain was due primarily to the inclusion of FSB's operations subsequent to the merger.

     Net interest margin declined to 2.93 percent in 2004 from 2.95 percent in 2003.

     Non-interest income (chiefly service charges on deposit accounts) increased approximately $532,000 to $4.0 million in 2004 compared with $3.4 million in 2003.

     Non-interest expense (primarily employee costs, occupancy, data processing, core deposit intangible amortization and merger-related costs) increased 27.9 percent to $17.4 million from $13.6 million, a $3.8 million increase over those of 2003. As with other comparative data for 2004, the vast majority of the increase reflected the inclusion of FSB's operations for the final five months of 2004.

     The return on average assets was 0.53 percent for 2004 compared with 0.64 percent for 2003. Return on average equity was 4.08 percent for 2004 compared with 4.53 percent for 2003. These returns are below those of comparably sized institutions, and their increase is a major goal of management going forward.

     In general terms, returns were lower because of certain low margin assets currently in the portfolio and generally higher operating expenses than are incurred by the Company's peer banks. The low margin assets will self-correct with time as they mature.

     Management intends to address its higher-than-normal operating expenses through an expansion of revenue by adding customers and selling additional bank products. Although certain expenses can and will be reduced, management believes increasing revenue is a better long-term solution than reducing costs.


Balance Sheet Comparisons

     Assets amounted to $809.0 million at December 31, 2004, an increase of $217.3 million from the previous year-end. Nearly all of the increase was due to the acquisition of FSB. Deposits rose to $516.3 million by 2004 year-end, a gain of $194.5 million. FSB contributed $183 million to





                                                          Lincoln Bancorp      4

[BAR CHARTS OMITTED]

Total Loans
Millions of Dollars
00       326
01       355
02       356
03       438
04       576


Total Deposits
Millions of Dollars
00       252
01       252
02       270
03       322
04       516

[PHOTOS OMITTED]

1) While the Company will continue to build its residential mortgage lending operation going forward, heightened emphasis will be placed on developing relationships with small businesses (2 & 3).



that gain, or 94 percent. Borrowed funds were essentially unchanged at year-end 2004 from year-end 2003.

     Non-performing loans to total loans at December 31, 2004, were 0.87 percent compared to 0.43 percent one year earlier. The increase was due to the placement of two commercial real estate loans aggregating $2.9 million in a non-accrual status in 2004. Non-performing assets increased to 0.85 percent of total assets at 2004 year-end compared with 0.46 percent one year earlier. The increase was due chiefly to the transfer of a $1.1 million commercial property loan into an "other real estate owned" category in 2004.


Stock Data

     The book value per share of the Company's common stock increased 5.6 percent by 2004 year-end to $18.96 compared with $17.96 at year-end 2003. During the past year, the price of the Company's common stock ranged from a high of $21.52 to a low of $16.12. At year-end it closed at $19.29 per share, or approximately 102 percent of book value. Approximately 10.8 percent of the stock is held by insiders and an additional 10.1 percent by the Company's ESOP. The cash dividend declared in the fourth quarter was $0.14 per share.

[BAR CHART OMITTED]

Cash Dividends Per Share
00       $0.33
01       $0.37
02       $0.42
03       $0.49
04       $0.53







5      Annual Report 2004

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

                                                                             At December 31,
                                                        -----------------------------------------------------------
                                                          2004       2003         2002        2001         2000
                                                        -----------------------------------------------------------
                                                                                 (In thousands)
Summary of Financial Condition Data:
Total assets                                            $808,967   $591,685     $521,857    $492,670      $500,071
Cash and cash equivalents                                 27,790     16,794       27,298      12,303        11,976
Interest-bearing deposits                                  2,188         --           --          --            --
Investment securities available for sale                 118,917     94,137       99,600      97,859       133,658
Investment securities held to maturity                     1,695      1,745        1,780       1,800           500
Mortgage loans held for sale                               8,821        355        3,073       2,330            --
Loans                                                    572,884    441,204      356,128     355,334       328,558
Allowance for loan losses                                 (5,701)    (3,532)      (2,932)     (2,648)       (2,367)
Net loans                                                567,183    437,672      353,196     352,686       326,191
Premises and equipment                                    14,416      7,647        6,639       5,486         5,397
Federal Home Loan Bank stock                              10,427      9,270        8,160       7,734         7,734
Cash surrender value life insurance                       17,751     12,506       11,905       1,764         1,677
Deposits                                                 516,329`   321,839      270,367     252,106       251,859
Borrowings                                               184,330    184,693      163,258     148,858       154,248
Shareholders' equity                                     101,755     79,227       82,120      86,243        88,589


                                                                         Year Ended December 31,
                                                        -----------------------------------------------------------
                                                          2004       2003         2002         2001         2000
                                                        -----------------------------------------------------------
                                                                                 (In thousands)
Summary of Operating Data:
Total interest income                                    $34,328    $30,128      $31,315     $35,610       $32,258
Total interest expense                                    15,528     14,474       15,338      19,655        18,545
                                                         ---------------------------------------------------------
  Net interest income                                     18,800     15,654       15,977      15,955        13,713
Provision for loan losses                                    655        753          302         488           283
                                                         ---------------------------------------------------------
  Net interest income after provision for loan losses     18,145     14,901       15,675      15,467        13,430
                                                         ---------------------------------------------------------
Other income (losses):
  Service charges on deposit accounts                      1,528        877          751         680           369
  Net realized and unrealized gains on loans                 661        794        1,949         688           121
  Net realized gains (losses) on sales of securities
    available for sale                                        --        (35)         (21)          8           101
  Equity in losses of limited partnerships                  (225)      (138)        (147)       (159)         (370)
  Point of sale income                                       380        306          232         157            95
  Loan servicing fees                                        380        381          351         307           315
  Increase in cash value of life insurance                   596        601          141          87            85
  Other                                                      643        645          478         502           272
                                                         ---------------------------------------------------------
    Total other income                                     3,963      3,431        3,734       2,270           988
                                                         ---------------------------------------------------------
Other expenses:
  Salaries and employee benefits                           8,692      7,194        6,695       6,376         5,201
  Net occupancy expenses                                   1,173        834          674         624           458
  Equipment expenses                                       1,055        902          774         608           596
  Data processing fees                                     1,722      1,347        1,131       1,040           901
  Professional fees                                          493        407          488         461           322
  Director and committee fees                                273        257          247         245           240
  Advertising and business development                       609        429          433         470           376
  Amortization of mortgage servicing rights                  191         61          428         182           152
  Other                                                    3,188      2,137        1,947       1,733         1,221
                                                         ---------------------------------------------------------
    Total  other expenses                                 17,396     13,568       12,817      11,739         9,467
                                                         ---------------------------------------------------------
  Income before income taxes                               4,712      4,764        6,592       5,998         4,951
  Income taxes                                             1,057      1,175        2,101       1,910         1,386
                                                         ---------------------------------------------------------
Net income                                               $ 3,655    $ 3,589      $ 4,491     $ 4,088       $ 3,565
                                                         =========================================================



                                                                                            Lincoln Bancorp      6

                                                                             At December 31,
                                                        -----------------------------------------------------------
                                                           2004       2003         2002         2001         2000
                                                        -----------------------------------------------------------
                                                                                 (In thousands)
Supplemental Data:
Basic earnings per share                                  $  .84       $.91        $1.04        $.85          $.69
Diluted earnings per share                                   .81        .88         1.00         .84           .69
Dividends per share                                          .53        .49          .42         .37           .33
Dividend payout ratio                                      65.43%     55.68%       42.00%      44.05%        47.83%
Return on assets (2)                                         .53        .64          .89         .81           .81
Return on equity (3)                                        4.08       4.53         5.31        4.58          4.03
Equity to assets (4)                                       12.58      13.39        15.74       17.51         17.72
Average equity to average assets                           12.97      14.18        16.85       17.61         20.09
Interest rate spread during period (5)                      2.61       2.51         2.65        2.42          2.04
Net yield on interest earning assets (6)                    2.93       2.95         3.31        3.26          3.17
Efficiency ratio (7)                                       76.42      71.09        65.03       64.41         64.40
Other expenses to average assets (8)                        2.52       2.43         2.55        2.32          2.15
Average interest earning assets to average
  interest bearing liabilities                            113.23     116.25       120.68      120.95        126.30
Nonperforming assets to total assets (4)                     .85        .46          .44         .34           .47
Allowance for loan losses to total
  loans outstanding (4) (9)                                  .98        .80          .82         .74           .72
Allowance for loan losses to nonperforming loans (4)      112.11     185.41       143.48      204.16        104.60
Net charge-offs to average total loans outstanding           .05        .04          .01         .06            --
Number of full service offices (4)                            16          9            9           8             8
_____________________________________
(1)  Includes certificates of deposit in other financial institutions.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Interest rate spread is calculated by subtracting combined average interest cost from combined average interest rate earned for the period indicated.
(6)  Net interest income divided by average interest earning assets.
(7)  Other  expenses  (excluding  income tax expense)  divided by the sum of net interest  income and  noninterest  income.
(8)  Other expenses divided by average total assets.
(9)  Total loans include loans held for sale.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

     The following discussion and analysis of the Company's financial condition and results of operations and should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto presented on pages 22 through 38.

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


Critical Accounting Policies

     Note 1 to the consolidated financial statements presented on pages 27 through 29 contains a summary of the Company's significant accounting policies for the year ended December 31, 2004. Certain of these policies are important to the portrayal of the




7      Annual Report 2004

Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses, the valuation of mortgage servicing rights, and the valuation of intangible assets.

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


Average Balances and Interest Rates and Yields

     The following tables present, for the years ended December 31, 2004, 2003 and 2002, the average daily balances of each category of the Company's interest earning assets and interest bearing liabilities, and the interest and dividends earned or paid on such amounts.




                                                          Lincoln Bancorp      8


                                                               Year Ended December 31,
                                        ---------------------------------------------------------------------------
                                                      2004                                  2003
                                        ---------------------------------------------------------------------------
                                                    Interest                              Interest
                                         Average       and         Average     Average       and          Average
                                         Balance   Dividends(6)   Yield/Cost   Balance   Dividends(6)   Yield/Cost
                                        ---------------------------------------------------------------------------
                                                              (Dollars in thousands)
Assets:
Interest earning assets:
   Interest bearing deposits            $ 13,985     $   153         1.09%    $ 16,525     $   145          .88%
   Federal funds sold                      4,943          83         1.68           --          --           --
   Mortgage-backed securities
     available for sale (1)               35,126       1,688         4.81       33,397       1,878         5.62
   Other investment securities
     available for sale (1)               69,285       1,608         2.32       62,179       1,808         2.91
   Other investment securities
     held to maturity                      1,715          94         5.48        1,771          96         5.42
   Loans receivable (2)(5)(6)            506,684      30,270         5.97      407,384      25,742         6.32
   Stock in FHLB of
     Indianapolis                          9,820         432         4.40        9,016         459         5.09
                                        --------     -------                  --------     -------
   Total interest earning
     assets                              641,558      34,328         5.35      530,272      30,128         5.68
                                                     -------                               -------
Noninterest earning assets
   net of allowance for loan
   losses and unrealized gain/
   loss on securities available
   for sale                               49,293                                29,052
                                        --------                              --------
     Total assets                       $690,851                              $559,324
                                        ========                              ========

Liabilities and Shareholders' Equity:
Interest bearing liabilities:
   Interest bearing demand
     deposits                           $ 37,650     $   230          .61%     $23,625    $    150          .63%
   Savings deposits                       38,028         251          .66       34,399         331          .96
   Money market savings
     deposits                             97,260       1,263         1.30       75,754       1,047         1.38
   Certificates of deposit               214,901       5,522         2.57      152,012       4,878         3.21
   FHLB advances and
       securities sold under
      repurchase agreements              178,769       8,262         4.62      170,343       8,068         4.74
                                        --------     -------                  --------     -------
   Total interest bearing
     liabilities                         566,608      15,528         2.74      456,133      14,474         3.17
                                                     -------                               -------
Other liabilities                         34,630                                23,881
                                        --------                              --------
   Total liabilities                     601,238                               480,014
Shareholders' equity                      89,613                                79,310
                                        --------                              --------
   Total liabilities and
     shareholders' equity               $690,851                              $559,324
                                        ========                              ========
Net interest earning assets             $ 74,950                              $ 74,139
Net interest income                                  $18,800                               $15,654
                                                     =======                               =======
Interest rate spread (3)                                             2.61%                                 2.51%
                                                                     ====                                  ====
Net yield on weighted average
   interest earning assets (4)                                       2.93%                                 2.95%
                                                                     ====                                  ====
Average interest earning  assets
  to average interest bearing
  liabilities                             113.23%                               116.25%
                                        ========                              ========


[TABLE CONTINUED]




                                                 Year Ended December 31,
                                         --------------------------------------
                                                         2002
                                         --------------------------------------
                                                        Interest
                                            Average       and          Average
                                            Balance   Dividends(6)   Yield/Cost
                                         --------------------------------------

Assets:
Interest earning assets:
   Interest bearing deposits                $ 20,402      $   312         1.53%
   Federal funds sold                             --           --           --
   Mortgage-backed securities
     available for sale (1)                   62,568        3,710         5.93
   Other investment securities
     available for sale (1)                   42,816        1,843         4.30
   Other investment securities
     held to maturity                          1,788           97         5.43
   Loans receivable (2)(5)(6)                347,874       24,863         7.15
   Stock in FHLB of
     Indianapolis                              7,765          490         6.31
                                            --------      -------
   Total interest earning
     assets                                  483,213       31,315         6.48
                                                          -------
Noninterest earning assets
   net of allowance for loan
   losses and unrealized gain/
   loss on securities available
   for sale                                   19,116
                                            --------
     Total assets                           $502,329
                                            ========

Liabilities and Shareholders' Equity:
Interest bearing liabilities:
   Interest bearing demand
     deposits                              $  16,630           64          .38
   Savings deposits                            3,914          467         1.38
   Money market savings
     deposits                                 52,473          977         1.86
   Certificates of deposit                   147,020        6,084         4.14
   FHLB advances and
       securities sold under
      repurchase agreements                  150,366        7,746         5.15
                                            --------      -------
   Total interest bearing
     liabilities                             400,403       15,338         3.83
                                                          -------
Other liabilities                             17,290
                                            --------
   Total liabilities                         417,693
Shareholders' equity                          84,636
                                            --------
   Total liabilities and
     shareholders' equity                   $502,329
                                            ========
Net interest earning assets                 $ 82,810
Net interest income                                       $15,977
                                                          =======
Interest rate spread (3)                                                  2.65%
                                                                          ====
Net yield on weighted average
   interest earning assets (4)                                            3.31%
                                                                          ====
Average interest earning  assets
  to average interest bearing
  liabilities                                 120.68%
                                            ========
_______________________________
(1)  Mortgage-backed   securities   available  for  sale  and  other  investment
     securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.
(2)  Total loans, including loans held for sale, less loans in process.
(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(4) The net yield on weighted average interest earning assets is calculated by dividing net interest income by weighted average interest earning assets for the period indicated.
(5)  The balances include nonaccrual loans.
(6) Interest income on loans receivable includes loan fee income of $348,000, $581,000 and $511,000 for the years ended December 31, 2004, 2003 and 2002.



9      Annual Report 2004

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




                                                                      2004        2003        2002
                                                                -----------------------------------------
Weighted average interest rate earned on:
     Interest earning deposits                                        1.09%        .88%       1.53%
     Federal funds sold                                               1.68          --          --
     Mortgage-backed securities available for sale                    4.81        5.62        5.93
     Other investment securities available for sale                   2.32        2.91        4.30
     Other investment securities held to maturity                     5.48        5.42        5.43
     Loans                                                            5.97        6.32        7.15
     FHLB stock                                                       4.40        5.09        6.31
     Total interest earning assets                                    5.35        5.68        6.48
Weighted average interest rate cost of:
     Interest bearing demand deposits                                  .61         .63         .38
     Savings deposits                                                  .66         .96        1.38
     Money market savings deposits                                    1.30        1.38        1.86
     Certificates of deposit                                          2.57        3.21        4.14
     FHLB advances and securities sold under repurchase
       agreements                                                     4.62        4.74        5.15
     Total interest bearing liabilities                               2.74        3.17        3.83
Interest rate spread (1)                                              2.61        2.51        2.65
Net yield on weighted average interest earning assets (2)             2.93        2.95        3.31
________________________
(1)  Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined  weighted average interest rate earned for the period  indicated.  Interest rate spread  figures must be considered in light of the  relationship  between the amounts of interest  earning assets and interest bearing liabilities.
(2)  The net yield on weighted  average interest earning assets is calculated by dividing net interest income by weighted  average  interest  earning assets for the period indicated.





                                                          Lincoln Bancorp     10

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

                                                      Increase (Decrease) in Net Interest Income
                                                      ------------------------------------------
                                                                                     Total
                                                           Due to       Due to        Net
                                                            Rate        Volume       Change
                                                      ------------------------------------------
                                                                    (In thousands)
Year ended December 31, 2004 compared
to year ended December 31, 2003
     Interest earning assets:
        Interest earning deposits                         $    32      $   (24)     $     8
        Federal funds sold                                     --           83           83
        Mortgage-backed securities available for sale        (284)          94         (190)
        Other investment securities available for sale       (392)         192         (200)
        Other investment securities held to maturity            1           (3)          (2)
        Loans receivable                                   (1,467)       5,995        4,528
        FHLB stock                                            (66)          39          (27)
                                                          ---------------------------------
                Total                                      (2,176)       6,376        4,200
                                                          ---------------------------------
     Interest bearing liabilities:
        Interest bearing demand deposits                       (6)          86           80
        Savings deposits                                     (112)          32          (80)
        Money market savings deposits                         (66)         282          216
        Certificates of deposit                            (1,103)       1,747          644
        FHLB advances and securities sold under
             repurchase agreements                           (199)         393          194
                                                          ---------------------------------
                Total                                      (1,486)       2,540        1,054
                                                          ---------------------------------
     Net change in net interest income                    $  (690)     $ 3,836      $ 3,146
                                                          =================================
Year ended December 31, 2003 compared
to year ended December 31, 2002
     Interest earning assets:
        Interest earning deposits                         $  (116)     $   (51)     $  (167)
        Mortgage-backed securities available for sale        (183)      (1,649)      (1,832)
        Other investment securities available for sale       (711)         676          (35)
        Other investment securities held to maturity           --           (1)          (1)
        Loans receivable                                   (3,080)       3,959          879
        FHLB stock                                           (103)          72          (31)
                                                          ---------------------------------
                Total                                      (4,193)       3,006       (1,187)
                                                          ---------------------------------
     Interest bearing liabilities:
        Interest bearing demand deposits                       52           34           86
        Savings deposits                                     (143)           7         (136)
        Money market savings deposits                        (293)         363           70
        Certificates of deposit                            (1,406)         200       (1,206)
        FHLB advances and securities sold under
             repurchase agreements                           (655)         977          322
                                                          ---------------------------------
                Total                                      (2,445)       1,581         (864)
                                                          ---------------------------------
     Net change in net interest income                    $(1,748)     $ 1,425      $  (323)
                                                          =================================



11      Annual Report 2004


Financial Condition at December 31, 2004 Compared to Financial Condition at December 31, 2003

     Total assets were $809.0 million at December 31, 2004, an increase of $217.3 million, or 36.7%, compared to December 31, 2003. This increase was the result of the acquisition of First Shares that added $235.5 million to total assets at the acquisition date of August 2, 2004.

     Investment Securities. Total investment securities increased by $24.7 million to $120.6 million at December 31, 2004 compared to the same date in 2003. The acquisition of First Shares increased investment securities by $14.1 million. In addition the Bank securitized $25.8 million of residential mortgage loans and placed the resulting securities in its own investment portfolio.
During the year, there were $15.2 million more investment maturities than investment purchases.

     Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2004 were $576.0 million, an increase of $138.0 million from December 31, 2003. The First Shares acquisition added $154.9 million to the loan portfolio while the securitization of $25.8 million of residential mortgage loans reduced the total loan growth for the year. Growth was experienced in all major categories of lending with the exception of residential mortgages which had declined $19.2 million in addition to the effect of the securitization discussed above.

     The allowance for loan losses as a percentage of total loans increased from ..80% to .98%. The increase in the allowance as a percentage of total loans resulted from a higher mix of commercial and consumer loans at December 31, 2004 versus residential mortgage loans. Residential mortgage loans have lower risk characteristics than commercial and consumer loans and required less allowance. In addition, nonperforming loans as a percentage of total loans increased from ..43% at the end of 2003 to .87% at year end 2004. The allowance for loan losses as a percentage of nonperforming loans was 112.11% and 185.4% at December 31, 2004 and 2003, respectively. Nonperforming loans were $5.1 million and $1.9 million at each date, respectively.

     Deposits. Deposits totaled $516.3 million at December 31, 2004, an increase of $194.5 million from December 31, 2003. The acquisition of First Shares added $183.2 million of deposits at the acquisition date. The largest changes in balances during 2004 occurred in money market deposits and certificates of deposit. Money market deposit accounts increased primarily from high balance public funds while certificates of deposit declined likewise due to public funds. We continue to emphasize attracting core checking accounts from our consumer and business customers.

     Borrowed Funds. Total borrowings were $184.3 million at December 31, 2004 compared to $184.7 million at December 31, 2003. Borrowings at the end of 2004 consisted of repurchase agreements totaling $6.5 million, a $3.0 million short-term note and $174.8 million of Federal Home Loan Bank advances.

     Shareholders' Equity. Shareholders' equity increased by $22.5 million from $79.2 million at December 31, 2003 to $101.7 million at December 31, 2004. The increase was the result of $18.8 million net addition as a result of the First Shares acquisition, unrealized gains on securities of $.2 million, net income of $3.7 million and the total of amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and recognition and retention plan ("RRP") of $2.2 million partially offset by $2.4 million of cash dividends.


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

     Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2003 were $438.0 million, an increase of $81.8 million from December 31, 2002. Loan growth was experienced in residential and commercial lending. One-to-four family real estate mortgage loans and commercial, industrial and agricultural loans increased $50.4 million and $30.5 million, respectively, during 2003. During the fourth quarter of 2002, the Bank amended its policy and stopped selling fixed rate loans with maturity of 15 years or less. Excess cash was accumulating as a result of faster prepayments on existing residential mortgages. The reinvestment rate of investments was considerably lower than available rates on new commercial and residential loans and net interest income was beginning to decline. So, during the first quarter of 2003, the Bank temporarily changed its policy of selling nearly all of its eligible fixed rate residential real estate loan volume with maturities greater than 15 years in the secondary market and began retaining those loans. This policy was adopted as a result of the reduced spreads and lower yields available on alternative investments. Our long-term intentions are to increase the percentage mix of commercial and consumer loans kept in our loan portfolio while decreasing the percentage of one- to four-family real estate mortgage loans.

     The allowance for loan losses as a percentage of total loans decreased from ..82% to .80%. The decrease in the allowance as a percentage of total loans resulted from a slightly higher mix of residential real estate loans in the loan portfolio versus




                                                          Lincoln Bancorp     12
commercial and consumer loans. Residential real estate loans have lower risk characteristics than commercial and consumer loans and require less allowance. In addition, nonperforming loans as a percentage of total loans declined from ..58% at the end of 2002 to .44% at year end 2003. The allowance for loan losses as a percentage of nonperforming loans was 185.4% and 143.5% at December 31, 2003 and 2002, respectively. Nonperforming loans were $1.9 million and $2.0 million at each date, respectively.

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


Comparison of Operating Results For Years Ended December 31, 2004 and 2003

     General. Net income for the year ended December 31, 2004 increased $.1 million to $3.7 million compared to $3.6 million for the year ended December 31, 2003. Operating results include First Shares since the acquisition on August 2, 2004. Return on average assets for the years ended December 31, 2004 and 2003 was .53% and .64%, respectively. Return on average equity was 4.08% for the year ended December 31, 2004 and 4.53% for the year ended December 31, 2003.

     Interest Income. Total interest income was $34.3 million for 2004 compared to $30.1 million for 2003. The increase in interest income was due to the acquisition of First Shares. Average interest earning assets increased $111.3 million, or 21.0%. This was primarily the result of the First Shares acquisition, but was greatly influenced by the steady growth of commercial loans during the year. The average yield on interest earning assets was 5.35% and 5.68% for the years ended December 31, 2004 and 2003, respectively.

     Interest Expense. Interest expense was $15.5 million for the year ended December 31, 2004 compared to $14.5 million for the same period in 2003, an increase of $1.0 million. Average interest bearing liabilities increased $110.5 million, or 24.2% to $566.6 million at the end of 2004 from $456.1 million at the end of 2003. The average cost of interest bearing liabilities was 2.74% and 3.17% for the years ended December 31, 2004 and 2003, respectively.

     Net Interest Income. Net interest income of $18.8 million was an increase of $3.1 million, or 20.1%, during the year ended December 31, 2004 as compared to 2003. Net interest income increased $3,836,000 due to an increase in volume of net interest earning assets and liabilities and decreased $690,000 as a result of the change in average rate of the net interest earning assets and interest bearing liabilities. The primary reason for the large increase in volumes was due to the assets and liabilities from the First Shares acquisition. The interest rate spread was 2.61% and 2.51% for 2004 and 2003, respectively. The net yield on interest earning assets was 2.93% and 2.95% for the 2004 and 2003 periods, respectively.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2004 was $655,000 compared to $753,000 for 2003. During the year ended December 31, 2004, net charge-offs were $243,000 compared to net charge-offs of $153,000 for 2003. The 2004 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and industry trends. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

     Service Charges on Deposit Accounts. Service charges on deposit accounts increased $651,000 or 74.2% from $877,000 for the year ended December 31, 2003 to $1,528,000 for 2004. This increase was partially the result of the First Shares acquisition and the Bank's efforts to increase the number of customers with checking accounts. However, the primary reason for the increase in service charge revenue was the introduction of Lincoln Advantage, the Bank's courtesy overdraft product introduced in the second quarter of 2004.

     Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $661,000 were recorded during the year ended December 31, 2004 as compared to $794,000 during 2003. This decrease was the result of smaller premiums received on sold loans during 2004 compared to 2003. Premiums averaged 2.59% in 2003 compared to 1.63% in 2004. In 2003, loan sales totaled approximately $30.7 million while in 2004 loan sales approximated $40.6 million. The increased loan sales were the





13      Annual Report 2004
result of the change in the policy of selling nearly all fixed rate residential real estate loan volume to now include all variable rate residential mortgages. The change in policy occurred in the third quarter of 2004. The decision to sell or retain loans is evaluated regularly depending on the Bank's interest rate sensitivity and excess investable funds. Future gains are not expected to be at 2003 or 2004 levels due to less refinancing residential loan volume and lower prices for loans sold in the market.

     Net Realized Gains (Losses) on Securities Available for Sale. There were no sales of securities available for sale during the year ended December 31, 2004. Proceeds from sales during 2003 amounted to $2.0 million. A net loss of $35,000 was realized on those sales during the year ended December 31, 2003.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships increased $87,000, or 63.0%, from $138,000 for the year ended December 31, 2003 to $225,000 for 2004 due to the operating results of the limited partnership investments.

     Point of Sale Income. Point of sale income generated by our debit cardholders shopping at merchant locations increased $74,000 or 24.2% to $380,000 for the year ended December 31, 2004 compared to $306,000 for 2003. Our efforts toward increasing the number of checking accounts contributed to the rise in point of sale fee income as did our acquisition of First Shares.

     Loan Servicing Fees. Loan servicing fees earned for the year ended December 31, 2004 were $380,000 compared to $381,000 for 2003.

     Increase in Cash Value of Life Insurance. The cash value of life insurance was $596,000 for the year ended December 31, 2004 compared to $601,000 for 2003.

     Other Income. Other income for 2004 was $643,000 compared to $645,000 for the year ended December 31, 2003.

     Salaries and Employee Benefits. Salaries and employee benefits were $8,692,000 for the year ended December 31, 2004 compared to $7,194,000 for 2003, an increase of $1,498,000, or approximately 20.8%. Salaries increased $1,270,000 to $6,562,000 in 2004 from $5,292,000 in 2003. This was the result of the First Shares merger. Employee benefits increased $39,000 from $2,873,000 in 2003 to $2,912,000 in 2004. All benefit costs increased as a result of the merger and escalating health care costs with the exception of pension expense and RRP expense. The reduction in pension and RRP costs partially offset the increase in the other Bank benefit costs. The Bank's defined benefit pension plan was frozen as of June 30, 2004. No further benefits are accruing to plan participants beyond what has been earned to that date, however, the Bank will have an on-going liability for any funding deficiencies. Pension costs in 2004 declined by $34,000 to $228,000 from $262,000 for the year ended December 31, 2003. Also, the majority of the Bank's RRP benefits were fully vested and accrued at June 30, 2004. RRP costs decreased by $347,000 for the year ended December 31, 2004 to $279,000 as compared to the costs in 2003 of $626,000. In addition, as Bank generates loans, it recognizes a cost to make a loan as a reduction in compensation expense. During 2004 total loan volume was less than volume for 2003 resulting in $190,000 less capitalized costs. There were 221 full-time equivalent employees at December 31, 2004, compared to 134 at the end of 2003.

     Net Occupancy and Equipment Expenses. Combined occupancy and equipment expenses increased $492,000, or 28.3%, from $1,736,000 in 2003 to $2,228,000 in
2004 due primarily to increasing our branch facilities from nine branches to sixteen after the merger.

     Data Processing Fees. Data processing fees increased $375,000, or 27.8%, from $1,347,000 in 2003 to $1,722,000 in 2004. This was primarily due to increased numbers of serviced accounts and system conversions related to the First Shares acquisition.

     Professional Fees. Professional fees increased $86,000, or 21.1%, from $407,000 in 2003 to $493,000 in 2004. Legal fees increased $41,000 during 2004 primarily from loan related issues.

     Director and Committee Fees. Director and committee fees increased $16,000, or 6.2%, from $257,000 in 2003 to $273,000 in 2004. This increase was due to the addition of new directors in the First Shares merger.

     Advertising and Business Development. Advertising and business development expenses increased $180,000, or 42.0%, from $429,000 in 2003 to $609,000 in
2004. Additional costs were incurred with expansion into new markets as a result of the merger.

     Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights increased $130,000 or 213.1% from $61,000 for the year ended December 31, 2003, to $191,000 for the year ended December 31, 2004. Release of $207,000 from the impairment valuation in 2003 accounted for the change in mortgage servicing rights amortization. The primary reason for this release was the result of the higher interest rates and slower prepayment speeds on serviced mortgages during 2003 versus lower rates and faster prepayment speeds during 2002 when the impairment valuation was established

     Other  Expenses.  Other  expenses  increased  $1,051,000,  or  49.2%,  from
$2,137,000 for the year ended December 31, 2003, to $3,188,000 for the year ended December 31, 2004. Major increases included core deposit intangible amortization of $286,000 and system and merger related conversion costs of $513,000. Expenses relating to office supplies, telephone, dues, unreimbursed loan costs, postage and regulatory assessments are also included in other expenses.

     Income Tax Expense. Income tax expense decreased $118,000 from the year ended December 31, 2003 to 2004. Income taxes were 22% and 25% of pre-tax income for the years ended December 31, 2004 and 2003, respectively. For both 2004 and




                                                          Lincoln Bancorp     14

2003, the primary differences between the effective tax rate and the statutory tax rate relate to the benefit received from low income housing credits, nontaxable increase in cash value of life insurance and tax exempt municipal interest income.


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




15      Annual Report 2004

     Increase in Cash Value of Life Insurance. The cash value of life insurance increased $460,000, or 326.2%, from $141,000 for the year ended December 31, 2002 to $601,000 for 2003. This increase was due to the addition of $10 million of bank-owned life insurance in December 2002.

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

     The Company's primary investment activity is the origination of loans. During the years ended December 31, 2004, 2003 and 2002, cash used to originate loans exceeded repayments and other changes by $2.4 million, $85.8 million and $18.6 million, respectively. Loan growth has been funded by a combination of cash flow generated from monthly repayments of mortgage-backed securities, proceeds from sales and maturities of securities available for sale, deposit growth and borrowings.

     During the years ended December 31, 2004, 2003 and 2002, the Company purchased $119.0 million, $45.2 million and $36.3 million of securities available for sale and held to maturity, respectively. During 2004, 2003 and 2002, these purchases were funded by proceeds from maturities of securities available for sale. During the years ended December 31, 2004, 2003 and 2002, the Company received proceeds from maturities of mortgage-backed securities and other securities available for sale and held





                                                          Lincoln Bancorp     16
to maturity of $134.2 million, $47.6 million and $46.3 million, respectively. During the year 2004, the Company did not sell any securities. During the years ended December 31, 2003 and 2002, the Company received proceeds for the sale of mortgage-backed and other securities available for sale of $2.0 million and $7.0 million, which funds were used to fund its loan growth.

     The Company had outstanding loan commitments and unused lines of credit of $115.2 million and standby letters of credit outstanding of $694,000 at December 31, 2004. Management anticipates that the Company will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis and other contingent sources to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2004 totaled $147.9 million. Management believes that a significant portion of such deposits will remain with the Company based upon historical deposit flow data and the Company's competitive pricing in its market area.

     Liquidity management is both a daily and long-term function of the Company's management strategy. In the event that the Company should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances, brokered deposits and federal funds purchased. The Company had outstanding FHLB advances in the amount of $174.8 million at December 31, 2004. As an additional funding source, the Company has also sold securities under repurchase agreements. The Company had $6.5 million outstanding securities sold under repurchase agreements at December 31, 2004.

     Other significant investing and financing activities for the Company included repurchases of common stock during 2003 and 2002. During 2003 and 2002, the Company repurchased common stock for $6.1 million and $9.1 million, respectively. No common stock was repurchased during 2004. These transactions were funded by cash generated by the stock conversion at the end of 1998 plus dividends from the Bank.

     The Financial Regulatory Relief and Economic Efficiency Act of 2000, which was signed into law on December 27, 2000, repealed the former statutory requirement that all savings associations maintain an average daily balance of liquid assets in a minimum amount of not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. The OTS adopted a rule that implemented this revised statutory requirement, although savings associations remain subject to the OTS regulation that requires them to maintain sufficient liquidity to ensure their safe and sound operation.

     Pursuant to OTS capital regulations in effect at December 31, 2004, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 2004, Lincoln Bank's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Bank's capital ratios as of December 31, 2004:

                                         At December 31, 2004

                           OTS Requirement       Lincoln Bank's Capital Level
                          ------------------------------------------------------
                           % of                  % of                    Amount
Capital Standard          Assets    Amount     Assets(1)     Amount    of Excess
--------------------------------------------------------------------------------
                                       (Dollars in thousands)

Tangible capital           1.5%    $11,719       9.5%        $74,145    $62,426
Core capital (2)           4.0      31,251       9.5          74,145     42,894
Risk-based capital         8.0      51,631      12.4          79,846     28,215
___________________________
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) The OTS has adopted a core capital requirement for savings associations comparable to that required by the OCC for national banks. The regulation requires core capital of at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Lincoln Bank is in compliance with this requirement.


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


17      Annual Report 2004

Contractual Obligations

     The  Company's  contractual   obligations  as  of  December  31,  2004  are
summarized in the following table.

                                         Payments due by period
                            ---------------------------------------------------
                                                                         More
                                       Less than   2 to 3    4 to 5     than 5
Contractual Obligations        Total    1 year      years     years      years
-------------------------------------------------------------------------------
                                          (Dollars in thousands)

Long Term Debt (1)          $177,829   $16,997     $2,875   $45,872    $112,085
Capital Leases (2)                --        --         --        --          --
Operating Leases (3)             718       209        351       158          --
Purchase Obligations (4)       4,576     1,734      2,135       707          --
Dividends declared (5)           703       703         --        --          --
                            ---------------------------------------------------
Total (6)                   $183,826   $19,643     $5,361   $46,737    $112,085
                            ===================================================
___________________________
(1) Long term debt is primarily FHLB advances. See "Notes to Consolidated Financial Statements - Borrowings," contained in Note 12, for information related to collateral and amounts with various options.
(2)  Lincoln Bancorp had no capital leases.
(3) Leased facilities for five locations with various expiration dates none of which expires beyond 2009. Some of the leases contain rent adjustment provisions over the life of the lease and allocation of expense increases for shared expenses with other lease tenants.
(4) The purchase obligations are to pay for data processing services including core system processing, item processing and ATM transaction processing. The contracts are for varied terms none of which extends beyond 2009.
(5) A dividend on common stock was declared by the Board of Directors to shareholders of record on December 31, 2004 and payable on January 15, 2005. This obligation is shown net of certain affiliate holdings.
(6) For information regarding the contractual maturities of deposit liabilities, which are not included in the above table, see "Notes to Consolidated Financial Statements - Deposits," contained in Note 10.


Impact of Accounting Changes

     In December, 2004, the Financial Accounting Standards Board (FASB) issued an amendment to SFAS 123 (SFAS 123R) which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 and generally requires that such transactions be accounted for using a fair value-based method. SFAS 123R will be effective for the Company beginning July 1, 2005. SFAS123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this Statement, if any, is recognized as of the required effective date.

     As of the required effective date, the Company will apply SFAS 123R using either the modified version of prospective application or the modified version of retrospective application. Under prospective transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for either recognition or pro forma disclosures. For periods before the required effective date, a company may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by SFAS 123.

     The Company is currently evaluating the effect of the recognition and measurement provisions of SFAS 123R but believes the adoption of SFAS 123R will not result in a material impact on the Company's results of operations or financial condition.


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




                                                          Lincoln Bancorp     18
benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that the Company has made. The Company is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.




Quarterly Results of Operations

     The following table sets forth certain quarterly results for the years ended December 31, 2004 and 2003.

                                              Net       Provision                  Basic        Diluted
Quarter         Interest    Interest        Interest     For Loan        Net      Earnings      Earnings   Dividends
 Ended           Income      Expense         Income       Losses       Income    Per Share     Per Share    Per Share
----------------------------------------------------------------------------------------------------------------------
                    (In thousands except for per share data)

2004:
March            $ 7,496     $ 3,467        $ 4,029        $200       $   812       $.21         $.20      $.13
June               7,328       3,424          3,904         223           936        .24          .23       .13
September          9,208       4,056          5,152         116         1,185        .26          .25       .13
December          10,296       4,581          5,715         116           722        .15          .14       .14
                 ------------------------------------------------------------
                 $34,328     $15,528        $18,800        $655        $3,655
                 ============================================================


2003:
March            $ 7,425     $ 3,585        $ 3,840        $165        $  903       $.23         $.22      $.12
June               7,577       3,682          3,895         269         1,037        .27          .26       .12
September          7,542       3,635          3,907         189           838        .21          .20       .12
December           7,584       3,572          4,012         130           811        .21          .20       .13
                 ------------------------------------------------------------
                 $30,128     $14,474        $15,654        $753        $3,589
                 ============================================================




     Quarterly net interest income increased $1,703,000 from the fourth quarter of 2003 compared to the fourth quarter of 2004. This was the result of the acquisition of First Shares.


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

     The Bank's board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of its President and CEO T. Tim Unger, Executive Vice President and COO Jerry R. Engle, Senior Vice President and Chief Financial Officer John M. Baer, Senior Vice President of Administration John Ditmars, Senior Vice President and Retail Sales Manager Rebecca J. Morgan, Senior Vice President and Chief Credit Officer, Jonathan D. Slaughter, Assistant Vice President and Senior Manager of Analysis Mickey J. Walden, and Assistant Vice President and Marketing Director Melinda Carter. The ALCO Committee meets weekly to manage and review Lincoln Bank's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

     Because of the lack of customer demand for adjustable-rate loans in its market area, Lincoln Bank primarily originates fixed-rate real estate loans, which accounted for approximately 51% of its loan portfolio at December 31, 2004. Lincoln Bank continues to offer and attempts to increase its volume of adjustable-rate loans when market interest rates make these type loans more attractive to customers.





19      Annual Report 2004

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

     Presented below, as of December 31, 2004, is an analysis performed by the OTS of Lincoln Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 100 basis points. It is estimated that at December 31, 2004, NPV would decrease 11% and 19% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 12% and 22% for the same increases at December 31, 2003. At the end of 2004 and 2003, information was not available for 200 and 300 basis point decreases. At December 31, 2004, 1% of the present value of Lincoln Bank's assets was approximately $8.0 million. The interest rate risk of a 200 basis point increase in market rates was $9.2 million at December 31, 2004. As noted, information regarding a 200 basis point decrease in market rates is not available. Lincoln Bank's exposure to interest rate risk results primarily from the concentration of fixed-rate mortgage loans in its portfolio.


                           December 31, 2004
--------------------------------------------------------------------------------
     Change                    Net Portfolio Value     NPV as % of PV of Assets
    In Rates     $ Amount     $ Change    % Change       NPV Ratio       Change
--------------------------------------------------------------------------------
                             (Dollars in thousands)

    +300 bp*     $69,053      $(16,332)     (19)%           9.00%       (168) bp
    +200 bp       76,161        (9,224)     (11)            9.79         (90) bp
    +100 bp       81,958        (3,426)      (4)           10.39         (30) bp
       0 bp       85,385            --       --            10.69           --
    -100 bp       84,237        (1,148)      (1)           10.45         (24) bp


                           December 31, 2003
--------------------------------------------------------------------------------
     Change                    Net Portfolio Value     NPV as % of PV of Assets
    In Rates     $ Amount     $ Change    % Change       NPV Ratio       Change
--------------------------------------------------------------------------------
                             (Dollars in thousands)

    +300 bp*     $56,836      $(15,957)     (22)%           9.77%       (208) bp
    +200 bp       64,353        (8,441)     (12)           10.84        (102) bp
    +100 bp       69,694        (3,099)      (4)           11.53         (32) bp
       0 bp       72,794            --       --            11.85           --
    -100 bp       71,494        (1,300)      (2)           11.52         (34) bp
_______________________
*  Basis points.

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


                                                          Lincoln Bancorp     20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Audit Committee, Board of Directors and Stockholders
Lincoln Bancorp
Plainfield, Indiana


     We have audited the  accompanying  consolidated  balance  sheets of Lincoln
Bancorp as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Bancorp as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ BKD, LLP


Indianapolis, Indiana
February 4, 2005










21      Annual Report 2004

CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003


Assets

                                                                                 2004                 2003
--------------------------------------------------------------------------------------------------------------------
    Cash and due from banks                                                 $     9,218,265      $     1,964,033
    Federal funds sold                                                            3,990,000                   --
    Interest-bearing demand deposits in other banks                              14,581,854           14,829,890
                                                                            ------------------------------------
               Cash and cash equivalents                                         27,790,119           16,793,923
    Interest-bearing deposits                                                     2,188,111                   --
    Investment securities
        Available for sale                                                      118,916,779           94,136,926
        Held to maturity (market value $1,695,000 and $1,745,000)                 1,695,000            1,745,000
                                                                            ------------------------------------
               Total investment securities                                      120,611,779           95,881,926
    Loans held for sale                                                           8,820,890              354,900
    Loans, net of allowance for loan losses of $5,701,000 and $3,532,000        567,182,726          437,671,971
    Premises and equipment                                                       14,416,140            7,647,150
    Investments in limited partnerships                                           1,024,777            1,249,777
    Federal Home Loan Bank stock                                                 10,427,000            9,270,200
    Interest receivable                                                           3,194,313            2,441,270
    Goodwill                                                                     23,906,877            1,563,594
    Core deposit intangibles                                                      4,017,274              634,148
    Cash value of life insurance                                                 17,751,275           12,506,227
    Other assets                                                                  7,635,652            5,670,164
                                                                            ------------------------------------

               Total assets                                                 $   808,966,933      $   591,685,250
                                                                            ====================================

Liabilities

    Deposits
        Noninterest-bearing                                                 $    36,956,251      $    17,175,958
        Interest-bearing                                                        479,372,500          304,663,176
                                                                            ------------------------------------
               Total deposits                                                   516,328,751          321,839,134
    Securities sold under repurchase agreement                                    6,500,277                   --
    Borrowings                                                                  177,829,382          184,692,618
    Interest payable                                                              1,145,877              913,705
    Other liabilities                                                             5,407,828            5,013,042
                                                                            ------------------------------------
               Total liabilities                                                707,212,115          512,458,499
                                                                            ------------------------------------

Commitments and Contingencies

Shareholders' Equity
    Common stock, without par value
        Authorized - 20,000,000 shares
        Issued and outstanding - 5,366,563 and 4,411,891 shares                  63,533,976           43,383,386
    Retained earnings                                                            42,092,418           40,526,766
    Accumulated other comprehensive income (loss)                                   182,864               (8,118)
    Unearned recognition and retention plan (RRP) shares                           (632,420)            (918,983)
    Unearned employee stock ownership plan (ESOP) shares                         (3,422,020)          (3,756,300)
                                                                            ------------------------------------
               Total shareholders' equity                                       101,754,818           79,226,751
                                                                            ------------------------------------

               Total liabilities and shareholders' equity                   $   808,966,933      $   591,685,250
                                                                            ====================================


See Notes to Consolidated Financial Statements


                                                                                          Lincoln Bancorp     22

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2004, 2003 and 2002


                                                               2004                2003                2002
-----------------------------------------------------------------------------------------------------------------
    Interest and Dividend Income
        Loans receivable, including fees                  $    30,269,756     $    25,741,861     $    24,863,033
        Investment securities
           Mortgage-backed securities                           1,688,236           1,878,255           3,709,861
           Other investment securities                          1,701,834           1,904,220           1,940,146
        Deposits with financial institutions                      153,452             144,842             311,931
        Federal funds sold                                         82,839                  --                  --
        Dividend income                                           432,218             458,616             489,903
                                                          -------------------------------------------------------
               Total interest and dividend income              34,328,335          30,127,794          31,314,874
                                                          -------------------------------------------------------

    Interest Expense
        Deposits                                                7,265,554           6,406,223           7,592,303
        Short-term borrowings                                      58,345                  --             678,958
        Federal Home Loan Bank advances                         8,203,842           8,067,428           7,067,155
                                                          -------------------------------------------------------
               Total interest expense                          15,527,741          14,473,651          15,338,416
                                                          -------------------------------------------------------

    Net Interest Income                                        18,800,594          15,654,143          15,976,458
        Provision for loan losses                                 655,100             752,739             301,904
                                                          -------------------------------------------------------

    Net Interest Income After Provision for Loan Losses        18,145,494          14,901,404          15,674,554
                                                          -------------------------------------------------------

    Other Income
        Service charges on deposit accounts                     1,527,886             877,190             750,756
        Net gains on sales of loans                               661,309             794,412           1,949,032
        Net realized losses on sales of
          available-for-sale securities                                --             (34,614)            (21,240)
        Equity in losses of limited partnerships                 (225,000)           (138,000)           (147,000)
        Point of sale income                                      380,287             305,698             232,367
        Loan servicing fees                                       379,811             381,251             351,090
        Increase in cash value of life insurance                  595,753             600,778             140,992
        Other income                                              642,849             644,442             478,483
                                                          -------------------------------------------------------
               Total other income                               3,962,895           3,431,157           3,734,480
                                                          -------------------------------------------------------

    Other Expenses
        Salaries and employee benefits                          8,691,996           7,193,588           6,694,469
        Net occupancy expenses                                  1,172,596             834,382             673,886
        Equipment expenses                                      1,055,183             902,269             773,663
        Data processing fees                                    1,721,641           1,347,073           1,131,141
        Professional fees                                         493,153             406,642             488,467
        Director and committee fees                               273,293             256,636             247,421
        Advertising and business development                      608,828             429,000             433,353
        Mortgage servicing rights expense                         191,509              61,295             427,804
        Other expenses                                          3,188,136           2,137,241           1,947,173
                                                          -------------------------------------------------------
               Total other expenses                            17,396,335          13,568,126          12,817,377
                                                          -------------------------------------------------------

    Income Before Income Tax                                    4,712,054           4,764,435           6,591,657
        Income tax expense                                      1,056,937           1,175,243           2,101,143
                                                          -------------------------------------------------------


    Net Income                                            $     3,655,117     $     3,589,192     $     4,490,514
                                                          =======================================================

    Basic Earnings per Share                              $          0.84     $          0.91     $          1.04
                                                          =======================================================

    Diluted Earnings per Share                            $          0.81     $          0.88     $          1.00
                                                          =======================================================



See Notes to Consolidated Financial Statements



23      Annual Report 2004



CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2004, 2003 and 2002


                                                               2004                2003                2002
-----------------------------------------------------------------------------------------------------------------

    Net income                                            $     3,655,117     $     3,589,192     $     4,490,514
                                                          -------------------------------------------------------

    Other comprehensive income, net of tax

        Unrealized gains (losses) on securities
          available for sale
           Unrealized holding gains (losses) arising
              during the period, net of tax expense
              (benefit) of $125,312, $(307,672), and
              $313,002                                            190,982            (583,372)            605,636
           Less:  Reclassification adjustment for
              losses included in net income, net of
              tax benefit of $(11,769) and $(17,677)                   --             (22,845)             (3,563)
                                                          -------------------------------------------------------
                                                                  190,982            (560,527)            609,199
                                                          -------------------------------------------------------

    Comprehensive income                                  $     3,846,099     $     3,028,665     $     5,099,713
                                                          =======================================================




See Notes to Consolidated Financial Statements





                                                                                            Lincoln Bancorp     24


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 2004, 2003 and 2002


                                                                     Accumulated
                                                                        Other
                                  Common Stock                      Comprehensive     Unearned      Unearned
                              Shares                     Retained      Income            RRP          ESOP
                           Outstanding     Amount        Earnings      (Loss)       Compensation     Shares         Total
-----------------------------------------------------------------------------------------------------------------------------

Balances, January 1, 2002     5,154,920   $50,342,175   $42,712,497   $ (56,790)    $(2,293,777)   $(4,460,800)  $ 86,243,305
  Net income                                              4,490,514                                                 4,490,514
  Unrealized gains on
    securities, net of
    reclassification
    adjustment                                                          609,199                                       609,199
  Purchase of common stock     (503,650)   (5,036,500)   (4,063,566)                                               (9,100,066)
  Stock options exercised        25,131       307,832                                                                 307,832
  Tax benefit on stock
    options and RRP                           176,813                                                                 176,813
  ESOP shares earned                                        299,471                                    358,240        657,711
  Amortization of unearned
    compensation expense                                    (35,989)                    717,739                       681,750
  Cash dividends ($0.42
    per share)                                           (1,947,475)                                               (1,947,475)
                              -----------------------------------------------------------------------------------------------


Balances, December 31, 2002   4,676,401    45,790,320    41,455,452     552,409      (1,576,038)    (4,102,560)    82,119,583
  Net income                                              3,589,192                                                 3,589,192
  Unrealized losses on
    securities, net of
    reclassification
    adjustment                                                         (560,527)                                     (560,527)
  Purchase of common stock     (328,448)   (3,284,480)   (2,799,369)                                               (6,083,849)
  Stock options exercised        63,938       620,639                                                                 620,639
  Tax benefit on stock
    options and RRP                           256,907                                                                 256,907
  ESOP shares earned                                        285,271                                    346,260        631,531
  Amortization of unearned
    compensation expense                                    (31,015)                    657,055                       626,040
  Cash dividends ($0.49
    per share)                                           (1,972,765)                                               (1,972,765)
                              -----------------------------------------------------------------------------------------------


Balances, December 31, 2003   4,411,891    43,383,386    40,526,766      (8,118)       (918,983)    (3,756,300)    79,226,751
  Net income                                              3,655,117                                                 3,655,117
  Unrealized gains on
    securities, net of
    reclassification
    adjustment                                                          190,982                                       190,982
  Shares issued in
    acquisition, net of
    cost                        878,685    18,849,086                                                              18,849,086
  Stock options exercised        75,987       902,310                                                                 902,310
  Tax benefit on stock
    options and RRP                           399,194                                                                 399,194
  ESOP shares earned                                        306,701                                    334,280        640,981
  Amortization of unearned
    compensation expense                                     (7,198)                    286,563                       279,365
  Cash dividends ($0.53
    per share)                                           (2,388,968)                                               (2,388,968)
                              -----------------------------------------------------------------------------------------------


Balances, December 31, 2004   5,366,563   $63,533,976   $42,092,418   $ 182,864       $(632,420)   $(3,422,020)  $101,754,818
                              ===============================================================================================


See Notes to Consolidated Financial Statements



25      Annual Report 2004


CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003 and 2002


                                                                      2004             2003              2002
------------------------------------------------------------------------------------------------------------------
    Operating Activities
        Net income                                                $   3,655,117     $   3,589,192    $   4,490,514
        Items not requiring (providing) cash
           Provision for loan losses                                    655,100           752,739          301,904
           Investment securities amortization (accretion), net          231,189           249,755          369,183
           Loans originated for sale in the secondary market        (48,551,004)      (27,291,616)     (85,890,487)
           Proceeds from sale of loans in the secondary market       40,649,597        30,685,806       86,628,360
           Gain on sale of loans                                       (661,309)         (794,412)      (1,949,032)
           Amortization of net loan origination fees                   (186,558)         (442,604)        (673,505)
           Mortgage servicing rights amortization                       191,509            61,295          427,804
           Depreciation and amortization                                979,584           728,347          647,236
           Deferred income tax expense                                  584,024           (11,083)        (168,486)
           Amortization of unearned compensation expense                279,365           626,040          681,750
           ESOP shares earned                                           640,981           631,531          657,711
        Change in
           Interest receivable                                          (29,696)         (275,640)         293,600
           Interest payable                                                (176)          (28,545)        (216,916)
        Other operating activities                                   (1,370,142)       (1,760,028)         935,939
                                                                  ------------------------------------------------
               Net cash provided by (used in) operating
                  activities                                         (2,932,419)        6,720,777        6,535,575
                                                                  ------------------------------------------------

    Investing Activities
        Net change in interest-bearing deposits                      (2,188,111)               --        1,900,030
        Purchases of securities available for sale                 (119,034,225)      (45,234,451)     (36,336,132)
        Proceeds from sales of securities available for sale                 --         1,950,490        7,018,750
        Proceeds from maturities of securities available for
          sale                                                      134,131,526        47,606,596       46,347,586
        Proceeds from maturities of securities held to maturity          50,000            35,000           20,000
        Net changes in loans                                         (2,370,430)      (85,753,510)     (18,608,977)
        Purchase of premises and equipment                           (4,704,813)       (1,750,581)      (1,801,938)
        Premiums on life insurance                                           --                --      (10,000,000)
        Net cash received in acquisition                             11,656,836                --               --
        Proceeds from sale of foreclosed real estate                  1,118,209           393,610          392,443
        Other investing activities                                       10,903                --         (365,678)
                                                                  ------------------------------------------------
               Net cash provided by (used in) investing
                  activities                                         18,669,895       (82,752,846)     (11,433,916)
                                                                  ------------------------------------------------

    Financing Activities
        Net change in
           Noninterest-bearing, interest-bearing demand, money
              market and savings deposits                            29,513,420        45,934,588        8,959,165
           Certificates of deposit                                  (18,021,234)        5,537,883        9,280,985
           Short-term borrowings                                      1,553,223                --      (15,000,000)
        Proceeds from borrowings                                     75,300,000        61,000,000       50,000,000
        Repayment of borrowings                                     (91,325,000)      (39,351,209)     (20,145,157)
        Cash dividends                                               (2,210,921)       (1,959,988)      (1,902,720)
        Purchase of common stock                                             --        (6,083,849)      (9,100,066)
        Exercise of stock options                                       902,310           620,639          307,832
        Other financing activities                                     (453,078)         (170,165)        (606,628)
                                                                  ------------------------------------------------
               Net cash provided by (used in) financing
                  activities                                         (4,741,280)       65,527,899       21,793,411
                                                                  ------------------------------------------------

    Net Change in Cash and Cash Equivalents                          10,996,196       (10,504,170)      16,895,070

    Cash and Cash Equivalents, Beginning of Year                     16,793,923        27,298,093       10,403,023
                                                                  ------------------------------------------------


    Cash and Cash Equivalents, End of Year                        $  27,790,119     $  16,793,923    $  27,298,093
                                                                  ================================================

    Additional Cash Flows and Supplementary Information
        Interest paid                                             $  15,527,741     $  14,502,196    $  15,555,332
        Income tax paid                                                 462,000         1,245,000        2,338,500
        Loan balances transferred to foreclosed real estate           1,750,671         1,058,610          352,687
        Securitization of loans                                      25,756,736                --       18,222,209


See Notes to Consolidated Financial Statements


                                                                                            Lincoln Bancorp     26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Table Dollar Amounts in Thousands, Except Share Data)


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

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. Generally, loans are placed on non-accrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

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




27      Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Table Dollar Amounts in Thousands, Except Share Data)


     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2004, the allowance for loan losses is based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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


                                                     2004       2003      2002
                                                    ---------------------------
Net income, as reported                             $3,655     $3,589    $4,491
Less:  Total stock-based employee compensation
   cost determined under the fair value based
   method, net of income taxes                         (65)      (252)     (256)
                                                    ------     ------    ------

Pro forma net income                                $3,590     $3,337    $4,235
                                                    ======     ======    ======

Earnings per share:
    Basic - as reported                             $  .84     $  .91    $ 1.04
    Basic - pro forma                                  .82        .85       .98
    Diluted - as reported                              .81        .88      1.00
    Diluted - pro forma                                .80        .82       .95



     In December 2004, the Financial Accounting Standards Board (FASB) issued an amendment to SFAS 123 (SFAS 123R) which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 and generally requires that such transactions be accounted for using a fair value-based method. SFAS 123R will be effective for the Company beginning July 1, 2005. SFAS123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this Statement, if any, is recognized as of the required effective date.

     As of the required effective date, the Company will apply SFAS 123R using either the modified version of prospective application or the modified version of retrospective application. Under prospective transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for either recognition or pro forma disclosures. For periods before the required effective date, a company may elect to apply a modified version of retrospective application under which financial statements for prior periods





                                                          Lincoln Bancorp     28
are adjusted on a basis consistent with the pro forma disclosures required for those periods by SFAS 123.

     The Company is currently evaluating the effect of the recognition and measurement provisions of SFAS 123R but believes the adoption of SFAS 123R will not result in a material impact on the Company's results of operations or financial condition.

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

Reclassifications of certain amounts in the 2003 and 2002 consolidated financial statements have been made to conform to the 2004 presentation.



Note 2: Business Combination

     On August 2, 2004, the Company acquired First Shares Bancorp, Inc., Greenwood, Indiana (First Shares), the holding company of First Bank, an Indiana commercial bank. First Shares was merged with and into the Company and immediately thereafter, First Bank was merged into the Lincoln Bank.

     The Company issued 878,685 shares of common stock at a cost of approximately $18.9 million net of registration costs of approximately $90,000, and paid cash of approximately $17.3 million to First Shares' shareholders. The Company has also paid or accrued an additional $374,000 in merger related expenses. The cash consideration was derived from borrowings by Lincoln Bank that were paid to the Company in the form of dividend distributions and borrowings by the Company under its line of credit.

     In addition, options for 31,500 shares of First Shares common stock were purchased at the closing of the transaction by the Company for an aggregate of $329,000 in cash. Moreover, options for an aggregate of 93,186 Company shares with an average option price per share of $7.42 were exchanged for options for 124,250 shares of First Shares common stock with an average option price of $5.56 per share.

     The acquisition was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated useful lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $22.3 million was allocated to goodwill and is not deductible for tax purposes. Additionally, core deposit intangibles of $3.8 million were recognized and are being amortized over 8.3 years using the 150% declining balance method. First Shares' results of operations and financial position were included in the Company's consolidated financial statements beginning August 2, 2004.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                                                         2004
                                                     --------------

Cash and cash equivalents                             $   29,790
Investment securities available for sale                  14,145
Loans, net of allowance for loan losses                  154,927
Premises and equipment                                     3,055
Goodwill                                                  22,343
Core deposit intangible                                    3,759
Cash surrender value life insurance                        4,657
Other assets                                               2,834
                                                      ----------
       Total assets acquired                             235,510
                                                      ----------

Deposits                                                 183,227
Borrowings                                                14,088
Other liabilities                                          1,340
                                                      ----------
       Total liabilities acquired                        198,655
                                                      ----------

       Net assets acquired                            $   36,855
                                                      ==========


     The following pro forma information, including the effect of the purchase accounting adjustments, depicts the results of operations as though the merger had taken place at the beginning of each period.

                                      2004           2003
                                   -------------------------

Net interest income                $   23,605      $  23,195
Net income                              2,590          4,757
Net income per share
    Basic                                 .53            .99
    Diluted                               .51            .95


     The pro forma results of operations do not purport to be indicative of the results which would actually have been obtained had the merger occurred on the dates indicated or which may be obtained in the future. Included in the pro forma results for 2004 were approximately $585,000 and $1.3 million, net of tax, of nonrecurring expenses related to stock option compensation and acquisition expenses included in the financial results of First Shares.


Note 3: Restriction on Cash and Due From Banks

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2004 was $3,370,000.




29      Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Table Dollar Amounts in Thousands, Except Share Data)





Note 4: Investment Securities

                                                                     2004
                                       -------------------------------------------------------------------
                                                             Gross           Gross
                                          Amortized       Unrealized       Unrealized         Fair
                                             Cost            Gains           Losses           Value
                                       -------------------------------------------------------------------
Available for sale
    Federal agencies                      $     43,102    $         17     $       (298)   $     42,821
    Mortgage-backed securities                  45,092             905             (103)         45,894
    Marketable equity securities                   357             124               --             481
    Corporate obligations                       19,099              40             (435)         18,704
    Municipal securities                        10,963              86              (32)         11,017
                                          -------------------------------------------------------------
       Total available for sale                118,613           1,172             (868)        118,917

Held to maturity - municipal securities          1,695              --               --           1,695
                                          -------------------------------------------------------------

       Total investment securities        $    120,308    $      1,172     $       (868)   $    120,612
                                          =============================================================


                                                                      2003
                                       -------------------------------------------------------------------
                                                             Gross           Gross
                                          Amortized       Unrealized       Unrealized         Fair
                                             Cost            Gains           Losses           Value
                                       -------------------------------------------------------------------

Available for sale
    Federal agencies                      $     45,403    $        146     $        (99)   $     45,450
    Mortgage-backed securities                  21,761             614              (36)         22,339
    Marketable equity securities                   252             102               --             354
    Corporate obligations                       20,595              30             (839)         19,786
    Municipal securities                         6,138              70               --           6,208
                                          -------------------------------------------------------------
       Total available for sale                 94,149             962             (974)         94,137

Held to maturity - municipal securities          1,745              --               --           1,745
                                          -------------------------------------------------------------

       Total investment securities        $     95,894    $        962     $       (974)   $     95,882
                                          =============================================================


     The amortized cost and fair value of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                    2004
                                     --------------------------------------------------------------------
                                            Available for Sale                 Held to Maturity
                                        Amortized          Fair           Amortized          Fair
                                           Cost            Value            Cost             Value
                                     --------------------------------------------------------------------
Within one year                         $     31,807    $     31,764     $         60     $         60
One to five years                             22,353          22,130              490              490
Five to ten years                              2,377           2,386              830              830
Over ten years                                16,627          16,262              315              315
                                        --------------------------------------------------------------
                                              73,164          72,542            1,695            1,695
Mortgage-backed securities                    45,092          45,894               --               --
Marketable equity securities                     357             481               --               --
                                        ------------    ------------     ------------     ------------

       Totals                           $    118,613    $    118,917     $      1,695     $      1,695
                                        ==============================================================


     Securities with a carrying value of $8,040,000 were pledged at December 31, 2004 to secure securities sold under agreements to repurchase. Securities with a carrying value of $51,834,000 and $26,915,000 were pledged at December 31, 2004 and 2003 to secure FHLB advances.

     No investment securities were sold in 2004. Proceeds from sales of securities available for sale during 2003 and 2002 were $1,950,000 and $7,019,000. Gross gains of $24,000 and $165,000 and gross losses of $58,000 and $186,000 for 2003 and 2002 were realized on those sales.

     Certain investment securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2004 and 2003, were $61,930,000 and $36,155,000 which is approximately





                                                          Lincoln Bancorp     30

51.3 percent and 37.7 percent of the Company's investment portfolio. These declines primarily resulted from recent increases in market interest rates. The unrealized losses in corporate obligations primarily relate to four variable-rate trust preferred debt securities issued by regional and national financial institutions.

     Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information, management believes the declines in fair value for these securities are temporary.

     Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

     The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003:

                                                            2004
                          ----------------------------------------------------------------------------
                            Less than 12 Months      12 Months or Longer             Total
                              Fair     Unrealized     Fair     Unrealized      Fair      Unrealized
                             Value        Loss       Value        Loss        Value         Loss
                          ----------------------------------------------------------------------------
Federal agencies             $ 27,052    $    (85)   $12,784     $   (213)    $39,836     $   (298)
Mortgage-backed                 5,601         (71)     3,064          (32)      8,665         (103)
   securities
Corporate obligations           1,523         (17)    10,493         (418)     12,016         (435)
Municipals                      1,413         (32)        --           --       1,413          (32)
                             ---------------------------------------------------------------------

       Totals                $ 35,589    $   (205)   $26,341     $   (663)    $61,930     $   (868)
                             =====================================================================

                                                             2003
                          ----------------------------------------------------------------------------
                             Less than 12 Months     12 Months or Longer             Total
                              Fair     Unrealized     Fair     Unrealized      Fair      Unrealized
                             Value        Loss        Value       Loss        Value         Loss
                          ----------------------------------------------------------------------------

Federal agencies             $ 12,895    $    (99)    $    --    $    --      $12,895     $    (99)
Mortgage-backed                 6,624         (36)         --         --        6,624          (36)
   securities
Corporate obligations           1,187         (18)     15,449       (821)      16,636         (839)
                             ---------------------------------------------------------------------

       Totals                $ 20,706    $   (153)    $15,449    $  (821)     $36,155     $   (974)
                             =====================================================================

Note 5: Loans and Allowance
                                                   2004        2003
                                                 ---------------------

Real estate mortgage loans
    One-to-four family                           $187,040     $215,399
    Multi-family                                    5,797        5,301
Real estate construction loans                     52,324       50,580
Commercial, industrial and agricultural loans     230,420      139,679
Consumer loans                                    108,202       45,120
                                                 ---------------------
                                                  583,783      456,079
Less
    Undisbursed portion of loans                   12,442       15,088
    Net deferred loan fees and premiums            (1,543)        (213)
    Allowance for loan losses                       5,701        3,532
                                                 ---------------------

       Total loans                               $567,183     $437,672
                                                 =====================

                                             2004      2003       2002
                                            ----------------------------

Allowance for loan losses
    Balances, January 1                     $3,532    $2,932     $2,648
    Allowance acquired in acquisition        1,757        --         --
    Provision for losses                       655       753        302
    Recoveries on loans                         38        91         59
    Loans charged off                         (281)     (244)       (77)
                                            ---------------------------

    Balances, December 31                   $5,701    $3,532     $2,932
                                            ===========================
31      Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Table Dollar Amounts in Thousands, Except Share Data)


     At December 31, 2004, impaired loans totaled $3,169,000 with an allocation of the allowance for loan losses of $812,000. Interest of $30,000 was recognized on average impaired loans of $1,781,000. All interest recognized on impaired loans during 2004 was on a cash basis. Impaired loans were immaterial during the years ended December 31, 2003 and 2002.

     At December 31, 2004 and 2003, accruing loans delinquent 90 days or more totaled $314,000 and $272,000, respectively. Non-accruing loans at December 31, 2004 and 2003 were $4,769,000 and $1,633,000, respectively.



Note 6:  Premises and Equipment

                                                  2004        2003
                                               ----------------------

Land                                             $ 2,521     $ 1,653
Buildings and land improvements                   11,637       6,555
Furniture and equipment                            6,083       3,294
Construction in progress                              --       1,017
                                                 -------------------
       Total cost                                 20,241      12,519
Accumulated depreciation                          (5,825)     (4,872)
                                                 -------------------

       Net                                       $14,416     $ 7,647
                                                 ===================


Note 7: Investments In Limited Partnerships

     The Company's investments in limited partnerships of $1,025,000 and $1,250,000 at December 31, 2004 and 2003 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). Pedcor was liquidated on July 27, 2004 with no asset distribution to any of the limited partners. In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $355,000, $355,000 and $374,000 for the years ended December 31, 2004, 2003 and 2002. Condensed combined financial statements of the partnerships are as follows:

                                                       2004     2003
                                                    -------------------

Assets
    Cash                                              $  129    $   88
    Land and property                                  3,898     7,929
    Other assets                                         465       699
                                                      ----------------

       Total assets                                   $4,492    $8,716
                                                      ================

Liabilities
    Notes payable                                     $2,902    $7,008
    Other liabilities                                    175       960
                                                      ----------------
       Total liabilities                               3,077     7,968

Partners' equity                                       1,415       748
                                                      ----------------

       Total liabilities and partners' equity         $4,492    $8,716
                                                      ================




                                        2004       2003        2002
                                       ------------------------------

Condensed statement of operations
    Total revenue                      $ 1,411    $ 1,763     $ 1,728
    Total expenses                      (1,667)    (2,235)     (2,078)
                                       ------------------------------

       Net loss                        $  (256)   $  (472)    $  (350)
                                       ==============================


Note 8: Goodwill

     During 2002, the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of SFAS No. 142. No impairment loss was recorded in 2004, 2003 or 2002. The increase in goodwill in 2004 resulted from goodwill acquired in the First Shares' acquisition totaling $22,343,000.



Note 9: Core Deposit Intangible

     The carrying basis of the recognized core deposit intangible included in other assets was $4,741,000 and $982,000 at December 31, 2004 and 2003 and the accumulated amortization of such intangible was $724,000 and $348,000 at those dates.

     Amortization expense for 2004, 2003 and 2002 was $376,000, $94,000 and $104,000. Annual estimated amortization expense for each of the next five years is:

           2005                                  $720,000
           2006                                   607,000
           2007                                   521,000
           2008                                   483,000
           2009                                   459,000




Note 10: Deposits

                                                              2004        2003
                                                            --------------------
Noninterest-bearing demand deposits                         $ 36,956    $ 17,176
Interest-bearing demand                                       46,982      33,343
Money market savings deposits                                129,392      80,179
Savings deposits                                              43,821      33,405
Certificates and other time deposits of $100,000 or more     107,389      50,575
Other certificates and time deposits                         151,789     107,161
                                                            --------------------

       Total deposits                                       $516,329    $321,839
                                                            ====================


     At December 31, 2004, the scheduled maturities of time deposits are as follows:

           2005                                        $147,896
           2006                                          73,776
           2007                                          22,423
           2008                                           9,416
           2009                                           5,667
                                                       --------
                                                       $259,178
                                                       ========




                                                          Lincoln Bancorp     32

Note 11: Securities Sold Under Repurchase Agreements

     Securities sold under agreements to repurchase were $6,500,000 at December 31, 2004. There were no securities sold under agreements to repurchase at December 31, 2003. Agreements outstanding during 2004 consisted of obligations of the Company to other parties. The obligations were secured by federal agency securities, and such collateral was held by a financial services company. The maximum amount of outstanding agreements at any month-end during 2004 totaled $6,511,000 and the daily average of such agreements totaled $2,456,000.



Note 12: Borrowings

                                                      2004       2003
                                                    --------------------

Federal Home Loan Bank advances                     $174,829    $184,693
Notes payable                                          3,000          --
                                                    --------------------

       Total borrowings                             $177,829    $184,693
                                                    ====================


                                                                        Amount
                                                                       --------

Aggregate annual maturities of borrowing at December 31, 2004, are

    2005                                                               $ 16,997
    2006                                                                  2,875
    2008                                                                 20,872
    2009                                                                 25,000
    Thereafter                                                          112,085
                                                                       --------
                                                                       $177,829
                                                                       ========


     FHLB advances are secured by mortgage loans and investment securities totaling $362,572,000 at December 31, 2004. Advances, at interest rates from 1.9 to 6.1 percent, are subject to restrictions or penalties in the event of prepayment.

     At December 31, 2004, FHLB advances totaling $143,000,000 are subject to various options by the FHLB to convert the rates. If the FHLB exercises its option, the advance will be prepayable at the Bank's option, at par and without a penalty fee.



Note 13: Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans consist of the following:

                                          2004       2003        2002
                                        --------------------------------

Mortgage loan portfolio serviced for
    FHLMC                               $136,147    $117,014    $153,173
    Other investors                        8,196       7,650       5,404
                                        --------------------------------

                                        $144,343    $124,664    $158,577
                                        ================================


     The aggregate fair value of capitalized mortgage servicing rights at December 31, 2004 and 2003 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

                                            2004     2003      2002
                                            -----------------------

Mortgage Servicing Rights
    Balances, January 1                     $ 620    $ 770    $ 464
    Servicing rights capitalized              207      118      469
    Amortization of servicing rights         (250)    (268)    (163)
                                            -----------------------
                                              577      620      770
    Valuation allowance                        (1)     (58)    (265)
                                            -----------------------

    Balances, December 31                   $ 576    $ 562    $ 505
                                            =======================


     During 2002, the Company established a valuation allowance of $265,000 and in 2004 and 2003, it reduced the valuation allowance by $57,000 and $207,000, respectively.



Note 14: Income Tax

                                             2004      2003      2002
                                            --------------------------

Income tax expense
    Currently payable
       Federal                              $  357    $1,078    $1,911
       State                                   116       108       359
    Deferred
       Federal                                 537        21      (135)
       State                                    47       (32)      (34)
                                            --------------------------

           Total income tax expense         $1,057    $1,175    $2,101
                                            ==========================

Reconciliation of federal statutory to
   actual tax expense
    Federal statutory income tax at 34%     $1,602    $1,622    $2,241
    Effect of state income taxes               108        50       215
    Tax credits                               (355)     (355)     (374)
    Tax exempt interest                        (95)      (68)      (37)
    Cash value of life insurance              (203)     (204)      (48)
    ESOP expense in excess of cost             104       106       102
    Other                                     (104)       24         2
                                            --------------------------

           Actual tax expense               $1,057    $1,175    $2,101
                                            ==========================

Effective tax rate                           22.4%     24.7%     31.9%



33      Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Table Dollar Amounts in Thousands, Except Share Data)



     The components of the deferred tax asset are as follows at:

                                                      2004        2003
                                                     -------------------

Assets
    Allowance for loan losses                        $ 2,229     $1,462
    Deferred director fees                             1,103        700
    Employee benefits                                    275        257
    Securities available for sale                         --          4
    Purchase accounting fair value adjustments           664         23
    Debt issuance amortization                           203         --
    Other                                                156         62
                                                     ------------------
       Total assets                                    4,630      2,508
                                                     ------------------

Liabilities
    State income tax                                    (114)      (105)
    Depreciation                                        (468)      (160)
    Prepaid expenses                                    (361)        --
    FHLB stock dividends                                (429)       (77)
    Mortgage servicing rights                           (243)      (233)
    Core deposit intangible                           (1,624)      (262)
    Securities available for sale                       (121)        --
    Other                                                (37)       (14)
                                                     ------------------
       Total liabilities                              (3,397)      (851)
                                                     ------------------

                                                     $ 1,233     $1,657
                                                     ==================


     No valuation allowance was necessary at December 31, 2004 and 2003.

     Retained earnings include approximately $7,277,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2004, the unrecorded deferred income tax liability on the above amount was approximately $2,474,000.



Note 15: Commitments and Contingent Liabilities

     In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

     Financial instruments whose contract amount represents credit risk were as follows:

                                                      2004       2003
                                                    -------------------

   Loan commitments                                 $115,238    $72,948
   Standby letters of credit                             694        603


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



Note 16: Dividend and Capital Restrictions

     Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years.

     At December 31, 2004, the shareholder's equity of the Bank was $102,778,000. Although well capitalized, under current regulations in effect, the Bank is required to apply to the Office of Thrift Supervision to pay dividends to the Company.



Note 17: Regulatory Capital

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



                                                          Lincoln Bancorp     34
can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2004 and 2003, the Bank was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2004 that management believes have changed the Bank's classification.


     The Bank's actual and required capital amounts and ratios are as follows:

                                                                    2004
                                                           Required for Adequate         To Be Well
                                          Actual                  Capital                Capitalized
                                    Amount       Ratio      Amount        Ratio       Amount       Ratio
                                ---------------------------------------------------------------------------

Total risk-based capital (to
   risk-weighted assets)          $  79,846       12.4%   $  51,631         8.0%    $  64,539       10.0%
Tier I capital (to
   risk-weighted assets)             74,145       11.5       25,816         4.0        38,723        6.0
Core capital (to adjusted total
   assets)                           74,145        9.5       31,251         4.0        39,064        5.0
Core capital (to adjusted
   tangible assets)                  74,145        9.5       15,625         2.0            --        N/A
Tangible capital (to adjusted
   total assets)                     74,145        9.5       11,719         1.5            --        N/A



                                                                    2003
                                                           Required for Adequate         To Be Well
                                          Actual                  Capital                Capitalized
                                    Amount       Ratio      Amount        Ratio       Amount       Ratio
                                ---------------------------------------------------------------------------

Total risk-based capital (to
   risk-weighted assets)          $  65,936       15.1%   $  35,003         8.0%    $  43,754       10.0%
Tier I capital (to
   risk-weighted assets)             62,968       14.4       17,502         4.0        26,252        6.0
Core capital (to adjusted total
   assets)                           62,968       10.7       23,625         4.0        29,531        5.0
Core capital (to adjusted
   tangible assets)                  62,968       10.7       11,813         2.0            --        N/A
Tangible capital (to adjusted
   total assets)                     62,968       10.7        8,860         1.5            --        N/A




Note 18: Employee Benefits

     The Company provides pension benefits for substantially all individuals who were employed by the Company prior to July 1, 2004 through its participation in a multi-employer pension fund. On June 30, 2004, the Company froze the defined-benefit pension plan and discontinued the accrual of benefits to plan participants beyond what was already earned to that date. Separate actuarial valuations are not made with respect to each participating employer. Pension expense for 2004, 2003 and 2002 was $228,000, $261,000 and $164,000.

     The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $138,000, $93,000 and $89,000 for 2004, 2003 and 2002.

     The Company has a supplemental retirement plan for directors which provides for continuation of director fees upon events specified under the plan. Expense under the plan was $65,000, $96,000 and $77,000 for 2004, 2003 and 2002.

     The Company has an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share with funds provided by a loan from the Company. Accordingly, the common stock acquired by the ESOP is shown as a reduction of shareholders' equity. Unearned ESOP shares totaled 342,202 and 375,630 at December 31, 2004 and 2003 and had a fair value of $6,601,000 and $7,494,000 at those dates. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for 2004, 2003 and 2002 was $641,000, $632,000 and $658,000. At December
31, 2004 and 2003, the ESOP had 202,487 and 178,203  allocated  shares,  342,202 and 375,630 suspense shares and no committed-to-be released shares.

     The Company has a Recognition and Retention Plan (RRP). The RRP has purchased or acquired 308,863 shares of Company common stock, and grants for 273,617 of these shares have been awarded to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. RRP expense for 2004, 2003 and 2002 was $279,000, $626,000 and $682,000.


Note 19: Stock Option Plan

     Under the Company's stock option plan, which is accounted for under the recognition and measurement principles of Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which generally vest at a rate of 20 percent





35      Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Table Dollar Amounts in Thousands, Except Share Data)


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

     Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:



                                                              2004       2002
                                                             -------------------

Risk-free interest rates                                       4.4%       3.3%
Dividend yields                                                2.6%       2.4%
Volatility factors of expected market price of common stock    8.8        9.2
Weighted-average expected life of the options                8 years     8 years


     The proforma effect on net income is disclosed in Note 1.

     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2004, 2003 and 2002.


                                      2004                       2003                       2002
                                          Weighted-                  Weighted-                 Weighted-
                                           Average                    Average                   Average
Options                        Shares   Exercise Price   Shares   Exercise Price    Shares   Exercise Price
------------------------------------------------------------------------------------------------------------

Outstanding, beginning of
   year                        545,695      $12.55       609,633      $12.25        630,964      $12.20
Granted                         90,000       18.50            --          --          9,000       16.20
Issued in connection with
   First Shares acquisition     93,186        7.42            --          --             --          --
Exercised                      (75,987)      11.87       (63,938)       9.71        (25,131)      12.25
Forfeited                      (11,600)      12.89            --          --         (5,200)      12.93
                               -------                  --------                    --------


Outstanding, end of year       641,294       12.71       545,695       12.55        609,633       12.25
                               =======                   =======                   ========


Options exercisable at
   year end                    524,202                   398,276                    335,262
Weighted-average fair
   value of options
   granted during the year                  $ 2.58                                               $ 2.39






     As of December 31, 2004, other information in exercise price ranges for options outstanding and exercisable is as follows:

                              Outstanding                    Exercisable
                                      Weighted-
                         Number        Average           Number      Weighted-
                           of         Remaining            of         Average
Exercise Price Ranges    Shares    Contractual Life      Shares   Exercise Price
--------------------------------------------------------------------------------
  $5.79 - $7.32           77,625      4.4 years          77,625      $ 7.12
  11.34 - 13.06          464,669      4.5 years         442,977       12.45
  16.20 - 18.50           99,000      9.3 years           3,600       16.20
                         -------                        -------

                         641,294      5.2 years         524,202       11.69
                         =======                        =======


Note 20: Fair Values of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and Cash Equivalents and Interest-Bearing Deposits - The fair value of cash and cash equivalents and interest-bearing deposits approximates carrying value.

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

Borrowings - The fair value of the borrowing is estimated using a discounted cash flow calculation, based on borrowing rates for periods comparable to the remaining terms to maturity of the borrowings.

Advance Payments by Borrowers for Taxes and Insurance - The fair value approximates carrying value.




                                                          Lincoln Bancorp     36

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

The estimated fair values of the Company's financial instruments are as follows:


                                             2004                   2003
                                      Carrying    Fair       Carrying     Fair
                                       Amount     Value      Amount       Value
                                    --------------------------------------------
Assets
    Cash and cash equivalents         $ 27,790   $ 27,790   $ 16,794    $ 16,794
    Interest-bearing deposits            2,188      2,188         --          --
    Securities available for sale      118,917    118,917     94,137      94,137
    Securities held to maturity          1,695      1,695      1,745       1,745
    Loans, including loans held
      for sale, net                    576,004    573,640    438,027     448,269
    Stock in FHLB                       10,427     10,427      9,270       9,270
    Interest receivable                  3,194      3,194      2,441       2,441
    Cash value of life insurance        17,751     17,751     12,506      12,506

Liabilities
    Deposits                           516,329    516,203    321,839     324,467
    Borrowings
       Securities sold under
          repurchase agreement           6,500      6,514         --          --
       FHLB advances                   174,829    181,532    184,693     195,958
       Note payable                      3,000      3,000         --          --
    Interest payable                     1,146      1,146        914         914
    Advances by borrowers for
      taxes and insurance                  292        292        689         689
    Off-balance sheet commitments



Note 21: Earnings Per Share

     Earnings per share were computed as follows:

                                                             2004
                                                           Weighted-
                                                            Average    Per-Share
                                                  Income     Shares     Amount
                                                 -------------------------------
Basic Earnings Per Share - income available to
   common shareholders                            $3,655   4,372,382     $ .84

Effect of Dilutive Securities - stock options         --     143,255
                                                  ----------------------------

Diluted Earnings Per Share - income available
   to common shareholders and assumed
   conversions                                    $3,655   4,515,637     $ .81
                                                  ============================



                                                             2003
                                                           Weighted-
                                                            Average    Per-Share
                                                  Income     Shares     Amount
                                                 -------------------------------
Basic Earnings Per Share - income available to
   common shareholders                            $3,589   3,943,903     $ .91

Effect of Dilutive Securities - stock options         --     146,540
                                                  ----------------------------

Diluted Earnings Per Share - income available
   to common shareholders and assumed
   conversions                                    $3,589   4,090,443     $ .88
                                                  ============================



                                                             2002
                                                           Weighted-
                                                            Average    Per-Share
                                                  Income     Shares     Amount
                                                  ----------------------------
Basic Earnings Per Share - income available to
   common shareholders                            $4,491   4,321,834     $1.04

Effect of Dilutive Securities - stock options         --     156,572
                                                  ----------------------------

Diluted Earnings Per Share - income available
   to common shareholders and assumed
   conversions                                    $4,491   4,478,406     $1.00
                                                  ============================





37      Annual Report 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Table Dollar Amounts in Thousands, Except Share Data)


Note 22: Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
position, results of operations and cash flows of the Company:


                            Condensed Balance Sheets

                                                              2004        2003
                                                           ---------------------

Assets
    Cash and cash equivalents on deposit with Bank           $  1,137    $14,023
    Investment securities available for sale                      582        354
    Investment in common stock of Bank                        102,778     65,622
    Other assets                                                1,044        207
                                                             -------------------

       Total assets                                          $105,541    $80,206
                                                             ===================

Liabilities
    Note payable                                             $  3,000    $    --
    Other                                                         786        979
                                                             -------------------
       Total liabilities                                        3,786        979

Shareholders' Equity                                          101,755     79,227
                                                             -------------------

       Total liabilities and shareholders' equity            $105,541    $80,206
                                                             ===================



                         Condensed Statements of Income

                                                     2004      2003       2002
                                                  ------------------------------
Income
    Dividends from Bank                            $ 5,000   $ 15,000    $ 1,040
    Other income                                        79        156        219
                                                   -----------------------------
       Total income                                  5,079     15,156      1,259

Expenses                                               343        298        375
                                                   -----------------------------

Income before income tax benefit and equity in
   undistributed income of Bank                      4,736     14,858        884
Income tax expense (benefit)                           (46)        79         60
                                                   -----------------------------

Income before equity in undistributed income of
   Bank                                              4,782     14,779        824
Equity in undistributed (distribution in excess
   of) income of Bank                               (1,127)   (11,190)     3,667
                                                   -----------------------------

Net Income                                         $ 3,655   $  3,589    $ 4,491
                                                   =============================


                       Condensed Statements of Cash Flows

                                                   2004       2003       2002
                                                --------------------------------
Operating Activities
    Net income                                   $  3,655   $ 3,589    $  4,491
    Items not requiring (providing) cash
       Distributions in excess of (equity in
          undistributed) income of Bank             1,127    11,190      (3,667)
       Other                                         (537)    2,103       1,025
                                                 ------------------------------
           Net cash provided by operating
             activities                             4,245    16,882       1,849
                                                 ------------------------------

Financing Activities
    Proceeds from borrowings                        3,000        --          --
    Repayment of borrowings                        (1,025)       --          --
    Repurchase of common stock                         --    (6,084)     (9,100)
    Stock options exercised                           902       621         308
    Net cash paid in acquisition                  (17,797)       --          --
    Cash dividends                                 (2,211)   (1,960)     (1,903)
                                                 ------------------------------
           Net cash used in financing activities  (17,131)   (7,423)    (10,695)
                                                 ------------------------------

Net Change in Cash and Cash Equivalents           (12,886)    9,459      (8,846)

Cash and Cash Equivalents at
   Beginning of Year                               14,023     4,564      13,410
                                                 ------------------------------

Cash and Cash Equivalents at
   End of Year                                   $  1,137   $14,023    $  4,564
                                                 ==============================



                                                          Lincoln Bancorp     38

SHAREHOLDER INFORMATION

     The Holding Company's common stock, without par value ("Common Stock"), is listed on the NASDAQ National Market System under the symbol "LNCB." The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 2004 to December 31, 2004, were $21.52 and $16.12, respectively. On March 1, 2005, there were 1,553 shareholders of record.

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

                                                    Stock Price       Dividends

Quarter Ended                                       High     Low      Per Share

2004:
  March                                            $21.52   $19.85      $.13
  June                                              20.30    16.12       .13
  September                                         19.70    18.25       .13
  December                                          19.75    18.84       .14

2003:
  March                                            $18.55   $16.45      $.12
  June                                              18.78    17.05       .12
  September                                         19.44    18.20       .12
  December                                          19.96    18.84       .13


Corporate Headquarters

Lincoln Bank
1121 East Main Street
Plainfield, IN  46168
Tel:  (317) 839-6539
Fax:  (317) 837-3927
www.lincolnbankonline.com

Transfer Agent and Registrar

Computershare Investor Services LLC
2 N. LaSalle Street, MEZZ
Chicago, IL  60602
(888) 294-8217
Fax: (312) 601-4332
www.computershare.com


Corporate Counsel

Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana  46204


Independent Auditor

BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46244


Shareholder and General Inquiries

The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2004 with the Securities and Exchange Commission. Copies of this Annual Report may be obtained without charge upon written request to:

     T. Tim Unger
     President and Chief Executive Officer
     Lincoln Bancorp
     905 Southfield Drive
     P.O. Box 510
     Plainfield, Indiana 46168-0510



39      Annual Report 2004

LINCOLN BANCORP, INC.

Board of Directors

T. Tim Unger (age 64) has been President and Chief Executive Officer of Lincoln Bank since January, 1996, and Chairman of the Board of the holding company since 1998. Previously, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

Lester N. Bergum, Jr. (age 56) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

Dennis W. Dawes (age 59) has been President of Hendricks Regional Health and Treasurer of Hendricks Regional Health Foundation in Danville, Indiana since 1974.

Jerry R. Engle (age 60) has been the Executive Vice President and Chief Operating Officer of the Bank, and Vice Chairman of the Board of Directors of the Holding Company, since the merger of First Shares in August 2004. Formerly, he was the President and Chief Executive Officer of First Shares and First Bank from March 1999 until joining the Company. Prior to that time, he was Chief Executive Officer of Citizens Bank of Central Indiana, a position he assumed in 1992 when Indiana Bancshares, Inc., of which he was Chief Executive Officer, merged into CNB Bancshares, Inc., the holding company for Citizens Bank.

W. Thomas Harmon (age 65) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

Jerry Holifield (age 63) became Chairman of the Board of the Bank in December 1999 and has been the Superintendent of the Plainfield Community School Corporation since 1991.

David E. Mansfield (age 62) became Vice President of the Excel Group in March 2003. Previously he had been an Administrative Supervisor for Marathon Oil, where he had worked since 1973.

R.J. McConnell (age 45) is a partner with the law firm of Bose McKinney & Evans LLP, Indianapolis, Indiana.

John C. Milholland (age 68) retired in 2001. He previously served as Principal of Frankfort Senior High School in Frankfort, Indiana since 1989. He currently is a real estate broker.

Frank A. Rogers (age 73) is the former Chairman of the Board of Directors of First Shares and First Bank, a position he held from 1998 until the merger of First Shares in August 2004. Mr. Rogers is an owner and operator of restaurants and hotels in Brown County, Indiana. He also is a partner in a partnership owning a nursing home in Brown County, Indiana. He was the Chief Executive Officer of three other financial institutions between 1960 and 1990. Mr. Rogers will retire from the Board at the conclusion of the Annual Meeting.

John L. Wyatt, CLU (age 68) is a Senior Agent for Northwestern Mutual Financial Network where he has been employed since 1960.


Emeritus Directors

Edward E. Whalen
Fred W. Carter
Wayne E. Kessler

EXECUTIVE AND CORPORATE OFFICERS

Lincoln Bancorp Executive Officers           John C. Eisenbarth                            Jennie E. Smith
T. Tim Unger                                 Financial Planner                             Manager Loan Operations
Chairman of the Board
                                             Kevin R. Wilson                               Jennifer L. Meyers
Jerry R. Engle                               Branch Manager Trafalgar                      Commercial Loan Officer
Vice Chairman
                                             Michael J. Goodin                             Jennifer Mathews
John M. Baer                                 VP Branch Manager Nashville                   AVP Credit Manager
Secretary and Treasurer
                                             Paul Ross                                     Jerry P. Orem
Rebecca J. Morgan                            AVP Branch Manager Treybourne                 VP Commercial Loan Manager
Vice President
                                                                                           John F. Beardsley
John Ditmars                                 Sally Wells                                   VP Commercial Loan Officer
Vice President                               AVP Branch Manager Franklin
                                                                                           John L. Purdie
Jonathan D. Slaughter                        Sandra S. Gammon                              VP Commercial Loan Officer
Vice President                               Branch Manager Avon
                                                                                           John Morin
Lincoln Bank Executive Officers              Sharon Durham                                 VP Regional Consumer Loan Manager
                                             Branch Manager Mooresville
Jerry R. Holifield                                                                         Kenneth L. Birkemeier
Chairman of the Board                        Shiela A. Wasnidge                            VP Commercial Loan Officer
                                             Branch Manager Plainfield Main Street
T. Tim Unger                                                                               Kevin W. Eckstein
President/CEO                                Troy Crum                                     AVP Commercial Loan Officer
                                             Branch Manager Plainfield Southfield Dr.
Jerry R. Engle                                                                             Lee K. Randolph
Rebecca J. Morgan                            Vince C. Binder                               Loan Officer Frankfort
John M. Baer                                 Branch Manager Greenwood
John B. Ditmars                                                                            M. Steve Johnson
Jonathan D. Slaughter                        William B. Canary                             VP Commercial Loan Officer
                                             Branch Manager Greenwood & Bargersville
Lincoln Bank Officers                                                                      Mark L.Truster
T. Tim Unger                                 John B. Ditmars                               AVP Commercial Loan Officer
President/CEO                                Senior VP/Administration
                                                                                           Maxwell O. Magee
Jerry R. Engle                               Kevin T. Scharnowske                          VP Loan Servicing Manager
Executive Vice President/COO                 VP Information Systems IS Security Officer
                                                                                           Paul Steve Wise
John M. Baer                                 Max L. Hetrick, Jr.                           VP Commercial Loan Officer
Senior VP/CFO/Secretary/Treasurer            Facilities/Purchasing Manager
                                                                                           Sandra K. Ostler
James C. Terry                               Melinda J. Carter                             Loan Officer Frankfort
Senior Financial Analyst                     AVP Marketing Director
                                                                                           Steven E.  Anderson
Linda R. Quillen                             Robert E. Maar                                Commerical Loan Officer
Financial Analyst                            Network Applications Administrator

Mickey J. Walden                             Tammy L. Hall                                 Bryan Mills
AVP Senior Manager Analysis                  AVP Security Officer                          Senior VP/Mortgage Lending Manager

Ramona Silot                                                                               Jennifer Dawson
Financial Analyst                            Jonathan D. Slaughter                         Human Resources Director
                                             Senior VP/Chief Credit Officer
                                                                                           Susan J. Haines
Rebecca J. Morgan                            Andrew J. Pinegar                             Internal Auditor
Senior VP/Retail Sales Manager               VP Commercial Loan Manager
                                                                                           Rebecca S. Henderson
Deborah L. Graves                            Carolyn J. Riensche                           Compliance Officer
VP Frankfort Market Manager                  VP Consumer Lending Manager

Donna J. Coulson                             Jay H. Oxley
AVP Deposit Operations                       Loan Officer Crawfordsville

Elizabeth A. Boltz                           Jeffrey A. Bannon
AVP Branch Operations                        Commercial Loan Officer

Helen F. Smith
Bank Secrecy Officer


                                LINCOLN BANCORP

                             1121 East Main Street
                           Plainfield, Indiana 46168
                                  317.839.6539
                           www.lincolnbankonline.com