Form 10-K, Exhibit 13
period 2005-12-31
LINCOLN BANCORP /IN/
filed 2006-03-31
CIK 1070259

Exhibit 13

LINCOLN BANCORP

2005 ANNUAL REPORT TO SHAREHOLDERS

Lincoln Bancorp

Corporate Profile

Contents

Consolidated Financial Highlights
Report to Shareholders
Review of Operations
Selected Financial Data
MD&A
Consolidated Financial Statements
Notes to Consolidated Financial Statements
Directors
Officers
Shareholder Information

[Map Omitted]

1 2 4 10 12 27 32 45 46 48
Lincoln Bancorp (the “Company”) and Lincoln Bank (the “Bank”) are headquartered in Plainfield, Indiana, with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Lincoln was organized in 1884 as Ladoga Federal Savings and Loan Association. In 1979, it merged with Plainfield First Federal Savings and Loan Association. After several name changes, it became Lincoln Bank in 2003. On August 2, 2004, Lincoln acquired First Shares Bancorp, Inc. (“First Bank”).

The Company’s common stock is traded on Nasdaq under the symbol “LNCB.” At December 31, 2005, approximately 20 percent of the 5.4 million outstanding shares of common stock was beneficially owned by insiders and an additional 10 percent by the Company’s ESOP. The annual cash dividend for 2005 was $0.56 per share.

	Consolidated Financial Highlights*		$ in thousands, except per share amounts

	Year ended December 31,	2005	2004	% Change

	For the Year
	Interest income	$43,882	$34,328	27.8%
[Graph Omitted]	Interest expense	21,008	15,528	35.3%
	Net interest income	22,874	18,800	21.7%
Net Income	Provision for loan losses	2,642	655	303.4%
(millions of dollars)	Noninterest income	5,067	3,963	27.9%
	Noninterest expense	24,140	17,396	38.8%
2003: 3.6	Net income	1,199	3,655	(67.2)%
2004: 3.7
2005: 1.2	At Year End
	Assets	$844,454	$808,967	4.4%
	Securities	151,565	120,612	25.7%
	Loans, net	594,546	567,183	4.8%
	Deposits	600,572	516,329	16.3%
	Shareholders' equity	99,940	101,755	(1.8)%
[Graph Omitted]
	Per Share Data
Total Assets	Basic earnings	$0.24	$0.84	(71.4)%
(millions of dollars)	Diluted earnings	0.23	0.81	(71.6)%
	Shareholders’ equity	18.55	18.96	(2.2)%
2003: 592	Cash dividends	0.56	0.53	5.7%
2004: 809
2005: 844	Ratios
	Return on average equity	1.18%	4.08%	(71.2)%
	Return on average assets	0.14%	0.53%	(73.6)%
	Dividend payout	243.48%	65.43%	272.1%
	Average equity to average assets	12.23%	12.97%	(5.7)%

	*Includes the results of operations of First Shares Bancorp, Inc. from August 2, 2004, the date it was merged into Lincoln Bancorp.

Report to Shareholders
Lincoln Bancorp

Jerry Engle, President & Chief Executive Officer	[Photo Omitted]

Upon my official appointment as CEO on June 1st of this past year, I found my job was going to be very challenging. In any merger, many issues and challenges are common. In addition one can expect their fair share of surprises. We seem to have had more than our share in 2005.
We were notified by a large commercial loan borrower that it was going to cease operations. This happened about the same time we elected to prepay $34 million of high cost borrowings with the Federal Home Loan Bank. In order to fund this prepayment, we sold lower yielding securities resulting in a loss on the sale, and we incurred a prepayment charge on the borrowings as well. Future earnings are expected to improve because of this transaction, which improved our net margin. This transaction decreased our balance sheet by $34 million. We also expensed the former CEO and a senior manager’s salaries and benefits due to retirement. This was done according to the guidelines of their contracts. Greater expense than anticipated was incurred for our frozen pension plan as well. As a result of lower investment yields earned on the assets in the plan because of an extremely low interest rate environment, a larger than expected contribution was required.
In addition, we found the need to expand our support staff in several key areas. We added positions in our compliance, operations and financial reporting groups to bring them to a level on par with other $850 million commercial banks. In this environment of regulatory scrutiny, we feel it was imperative to our future growth plans to have adequate staff in these areas. The infrastructure we have in place today should be able to support our growth plans over the next several years.
Consequently, instead of reporting an increase in corporate earnings for 2005 over 2004, we reported a decrease of $2.5 million to $1.2 million compared with $3.7 million for 2004. So much for the bad news.

A Changed Corporate Culture
Anytime an acquisition occurs, the integration of one company’s culture into another’s determines how quickly the two entities will begin operating as one larger firm. Everything from operating philosophies, existing banking relationships, and software platform integration to the introduction of new products and services is examined and subsequent strategies are developed to enable the surviving company to move forward.
The acquisition of First Shares was unique. First Shares operated as a commercial bank, and Lincoln functioned as a savings and loan institution. Upon completion of the acquisition, Lincoln attempted to operate as a true financial services company that offered a full array of products and services. However, it soon became apparent that we needed to quickly change Lincoln’s previous savings and loan culture in order to improve the merged banks’ operating performance.

Record Deposits & Customer Growth
We continued our focus on relationship banking by getting closer to our customers and offering them products and services they needed. We expanded the Bank by attracting more customers, and giving them something that is sorely lacking in today’s banking environment—a personal relationship with a bank.
We are paying competitive rates to attract depositors. More important, our effective sales and advertising campaigns combined with outstanding customer service were sufficient to increase the number of households banking with us by almost 7 percent. These efforts also expanded the number of products that these households use by almost 10 percent. Even though we have already had major gains in customer accounts, we have only scratched the surface in some of our markets.
We offer the products and services that our customers need and want. In several of our markets, we are the number one locally-owned bank in terms of deposits and market share. We are also a dominant market leader in terms of deposits in two of the three fastest growing counties in Indiana.
Growth in the communities we serve has translated into growth for our company as well. Loans increased $27 million to $595 million from 2004 to 2005. Deposits increased to their highest level in our history— to a record $601 million in 2005, up 16.3 percent from 2004 levels. Every major deposit category increased from last year’s balances.
As we continue our transformation from a traditional savings and loan institution to a commercial bank, we plan to add to our commercial lending staff to compete for commercial loans
We increased the annual cash dividend to 56 cents a share last year from 53 cents a share in 2004. This marks the 7th year in a row that we raised the cash dividend.
Despite the very real progress made in increasing deposits and loans, attracting new customers and building account relationships, we still have much to accomplish. We’ve got to get a better handle on our expenses, and we have already made some progress in this area. We continue to evaluate various opportunities to expand our non-interest income and to determine whether they fit strategically with the needs of our customers.
In conclusion, I am confident that 2006 will bring a better performance for our shareholders and customers alike.
Jerry Engle
President and Chief Executive Officer

Plainfield, Indiana, March 9, 2006

Review of Operations
Lincoln Bancorp

Our first full year of operations after merging with First Bank provided both opportunities and challenges. We worked through a sizable charge-off, restructured our balance sheet and assembled a management team that positioned us for substantial improvement in 2006.

Net interest income
Net interest income increased 21.7 percent in 2005. The increase was primarily due to the inclusion of First Bank for the entire year in 2005 versus only five months in 2004. Net interest margin increased 6 basis points from 2.93 percent to 2.99 percent. Yields on earning assets increased as interest rates rose throughout 2005. In addition, costs on interest bearing liabilities also rose. Our net spread, the difference between what we earn on our earning assets, and what we pay on our interest bearing liabilities widened slightly, from 2.61 percent to 2.64 percent. As short term rates have increased without a corresponding increase in medium and long term rates, we have been challenged to expand the margin to the extent we had hoped for in 2005.

Non Interest Income
Non interest income rose 27.9 percent in 2005 to $5.1 million from nearly $4.0 million in 2004. Again, the inclusion of First Bank was responsible for much of this increase. The largest increase was in service charges on deposit accounts, up nearly $600,000 to $2.1 million in 2005 from $1.5 million in 2004.
We have been pleased with the success of our new Lincoln Advantage product initially introduced in 2004 and expanded in 2005. Certain customers are identified that qualify for a courtesy overdraft program. These customers are no longer embarrassed financially with returned checks, and Lincoln still earns a fee for paying the presented items. This service is highly valued, given the embarrassment and additional costs associated with returned checks.

Non Interest Expenses
Non-interest expense (or other expenses) increased 38.8 percent in 2005 to $24.1 million from $17.4 million in 2004, a gain of $6.7 million during the past year.
The primary reason for the increase in expenses in 2005 when compared to 2004 was the full year of merged expenses of First Shares while only five months of expenses were recognized in 2004.
The restructuring of the balance sheet to pay off $34 million in higher rate Federal Home Loan Bank borrowings, funded by the sale of lower coupon investments, resulted in a $1.6 million prepayment charge. The losses generated by the sale of the investments totaled $497,000 and are reported as part of non-interest income. Gains on sales of securities unrelated to the restructuring helped reduce the loss on sale of securities to $97,000 for the year.
In addition, our provision for loan losses was approximately $2.0 million larger than it was in 2004. We discuss the need for this increased provision in greater detail below.

Net Income
Net income for 2005 was $1.2 million compared with $3.7 million for 2004, or $0.23 per diluted share compared with $0.81 per diluted share for 2004. Several factors led to these reduced results.
We reported in the second quarter a large commercial loan borrower filed for liquidation under Chapter 7 of the U.S. bankruptcy code. At that time the customer had four loans outstanding totaling $2.2 million. Ultimately the bank provided for and charged off a total of $1.5 million during 2005 related to this credit.

		1.	Lincoln Bank specializes in loans to small businesses.
[Photo Omitted]	[Photo Omitted]	2.	Providing mortgages on a new home to young couples enhances the life of the community, especially when the building contractor is a member of that community as well.
[Photo Omitted]	[Photo Omitted]	3.	Interim funds to help finance schools, hospitals and other public projects are an example of how Lincoln works with municipalities to construct needed projects in a timely manner.
		4.	Providing retirement plans for senior citizens helps any community to prosper.

[Graphs Omitted]
Total Net Loans at Year-end (millions of dollars) 2003: 438 2004: 567 2005: 595	Total Deposits (millions of dollars) 2003: 322 2004: 516 2005: 601	Cash Dividends Per Share 2003: $0.49 2004: $0.53 2005: $0.56

Operational Review, continued
Lincoln Bancorp

In general, increases in interest rates during 2005 benefitted the Company. A sizable reduction in borrowings with above-average interest rates was also accomplished.

Our total provision for loan losses in 2005 was $2,642,000, and more than half related solely to the bankruptcy above. In 2004, the provision for loan losses was sharply less at $655,000.
We also prepaid $33.9 million in Federal Home Loan Bank advances with an average weighted interest rate of 5.40 percent. In paying off these borrowings before they were due, we incurred pre-payment costs of $1.6 million. In addition we elected to sell some low-yielding securities with an average weighted yield of 3.00 percent from our available-for-sale investment portfolio to fund the prepayment of the borrowings. The proceeds from these securities sales were $497,000 below their cost basis.
Regardless, it made economic sense to prepay these Federal Home Loan Bank borrowings and also incur the $497,000 loss on the sale of securities because the overall

[Photo Omitted]
Lincoln provides funds for many reasons, including financing for family vacations, future college expenses, and home improvements.

interest cost to carry these borrowings to maturity was greater than the total costs involved to retire them early. We expect the early retirement of this debt to improve our net interest income in 2006 and thereafter.
We also incurred salary expense related to the retirement of our former Chairman and another senior officer.
These costs; the balance sheet restructuring, the substantial loan loss and the executive retirements cost total approximately $3.9 million, or approximately $2.4 million after tax. We do not expect these costs to repeat going forward.

Balance Sheet Comparisons
Lincoln Bancorp’s year-end assets increased 4.4 percent in 2005, despite the $34 million security sales to fund the prepayment of certain Federal Home Loan borrowings, to a record of nearly $845 million compared with 2004’s year-end total of $809 million, a year-over-year gain of approximately $35.5 million. Unlike income comparisons made above, both of these periods included the full effect of the First Bank merger.
Deposits increased 16.3 percent, growing to $601 million at December 31, 2005 from $516 million at December 31, 2004. Non interest bearing demand deposits comprised $16.8 million of this $85 million increase. In addition to funding the loan growth above, this increase also allowed us to reduce higher cost corporate borrowings by nearly $51 million.

Observations
Sizable opportunities for growth and profitability remain. The majority of Lincoln’s offices are located in

[Photo Omitted]

Providing mortgages opens the door to a variety of other accounts, including checking, savings, and on-line bill paying services.

Operational Review, continued
Lincoln Bancorp

[Graphs Omitted]

Borrowings by Lincoln (millions of dollars) 2003: 185 2004: 184 2005: 137	Total Liabilities (millions of dollars) 2003: 512 2004: 707 2005: 745	Shareholders’ Equity (millions of dollars) 2003: 79 2004: 102 2005: 100 the second and third fastest-growing counties in Indiana. We continue to work hard to take full advantage of the opportunities in these markets. In addition we continue to explore other areas in the Indianapolis metropolitan market not currently served by Lincoln.
We feel we are well positioned to meet the needs of our growing customer base through innovative products, well trained customer-oriented staff and convenient locations.
With the expanded coverage of the merged institutions we have expanded our public fund deposit base. We find these funds an attractive source of funding, and with our geographical dispersion, we are able to access multiple municipalities, reducing dependence on any single customer as a funding source.

Stock Data
During the past year, the common stock price per share of Lincoln Bancorp (“the Company”) ranged from a high of $19.50 to a low of $15.02. It closed at $16.45 per share on December 30, 2005. Two months into 2006, the common stock price per share ranged from a low of $15.81 to a high of $17.99. On March 1, 2006 the stock closed at $17.95 per share. At December 31, 2005, the Company’s book value per share was $18.55, a reduction of $0.41 per share from the previous year.
At year-end 2005, approximately 20 percent of the stock was beneficially owned by corporate insiders. The Company’s Employee Stock Ownership Plan held nearly 10 percent of the stock, and institutional and mutual fund investors owned 13 percent of the stock.
Cash dividends to shareholders amounted to $0.56 per share in 2005 and $0.53 in 2004.■

[Photo Omitted]	1.	Lincoln Bank places a major effort on employee training as it gives the financial tools to tellers and other front line personnel that enable them to help customers realize their financial objectives.

2.
We expanded our Lincoln Advantage service in 2005. It pays customer overdrafts, and thus eliminates the customer’s embarrassment. We charge a fee for this service, and it helped to increase our fees on deposit accounts in 2005 by $600,000, to $2.1 million.

[Photo Omitted]

Selected Consolidated Financial Data
Lincoln Bancorp

The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

	At December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Summary of Financial Condition Data:
Total assets	$844,454	$808,967	$591,685	$521,857	$492,670
Cash and cash equivalents	16,736	27,790	16,794	27,298	12,303
Interest-bearing deposits (1)	-	2,188	-	-	-
Investment securities available for sale	151,565	118,917	94,137	99,600	97,859
Investment securities held to maturity	-	1,695	1,745	1,780	1,800
Mortgage loans held for sale	428	8,821	355	3,073	2,330
Loans	600,389	572,884	441,204	356,128	355,334
Allowance for loan losses	(5,843)	(5,701)	(3,532)	(2,932)	(2,648)
Net loans	594,546	567,183	437,672	353,196	352,686
Premises and equipment	14,373	14,416	7,647	6,639	5,486
Federal Home Loan Bank stock	10,648	10,427	9,270	8,160	7,734
Cash surrender value life insurance	18,451	17,751	12,506	11,905	1,764
Deposits	600,572	516,329	321,839	270,367	252,106
Borrowings	137,136	184,330	184,693	163,258	148,858
Shareholders’ equity	99,940	101,755	79,227	82,120	86,243

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Summary of Operating Data:
Total interest income	$43,882	$34,328	$30,128	$31,315	$35,610
Total interest expense	21,008	15,528	14,474	15,338	19,655
Net interest income	22,874	18,800	15,654	15,977	15,955
Provision for loan losses	2,642	655	753	302	488
Net interest income after provision for loan losses	20,232	18,145	14,901	15,675	15,467
Other income (losses):
Service charges on deposit accounts	2,070	1,528	877	751	680
Net realized and unrealized gains on loans	759	661	794	1,949	688
Net realized gains (losses) on sales of securities available for sale	(97)	-	(35)	(21)	8
Equity in income/(losses) of limited partnerships	136	(225)	(138)	(147)	(159)
Point of sale income	583	380	306	232	157
Loan servicing fees	403	380	381	351	307
Increase in cash surrender value of life insurance	673	596	601	141	87
Other	540	643	645	478	502
Total other income	5,067	3,963	3,431	3,734	2,270
Other expenses:
Salaries and employee benefits	10,791	8,692	7,194	6,695	6,376
Net occupancy expenses	1,936	1,173	834	674	624
Equipment expenses	1,450	1,055	902	774	608
Data processing fees	2,355	1,722	1,347	1,131	1,040
Professional fees	636	493	407	488	461
Director and committee fees	389	273	257	247	245
Advertising and business development	747	609	429	433	470
Mortgage servicing rights expense	271	191	61	428	182
Core deposit intangibles expense	720	380	94	104	123
Prepayment Fee -Federal Home Loan Bank advances	1,622	-0-	-0-	-0-	-0-
Other	3,223	2,808	2,043	1,843	1,610
Total other expenses	24,140	17,396	13,568	12,817	11,739
Income before income taxes	1,159	4,712	4,764	6,592	5,998
Income tax expense (benefit)	(40)	1,057	1,175	2,101	1,910
Net income	$1,199	$3,655	$3,589	$4,491	$4,088

Footnotes on following page

	At December 31,
	2005	2004	2003	2002	2001

Supplemental Data:
Basic earnings per share	$0.24	$0.84	$0.91	$1.04	$0.85
Diluted earnings per share	0.23	0.81	0.88	1	0.84
Dividends per share	0.56	0.53	0.49	0.42	0.37
Dividend payout ratio	243.48%	65.43%	55.68%	42.00%	44.05%
Return on assets (2)	0.14	0.53	0.64	0.89	0.81
Return on equity (3)	1.18	4.08	4.53	5.31	4.58
Equity to assets (4)	11.83	12.58	13.39	15.74	17.51
Average equity to average assets	12.23	12.97	14.18	16.85	17.61
Interest rate spread during period (5)	2.64	2.61	2.51	2.65	2.42
Net yield on interest earning assets (6)	2.99	2.93	2.95	3.31	3.26
Efficiency ratio (7)	86.40	76.42	71.09	65.03	64.41
Other expenses to average assets (8)	2.89	2.52	2.43	2.55	2.32
Average interest earning assets to average interest bearing liabilities	112.59	113.23	116.25	120.68	120.95
Nonperforming assets to total assets (4)	0.45	0.85	0.46	0.44	0.34
Allowance for loan losses to total loans outstanding (4) (9)	0.97	0.98	0.80	0.82	0.74
Allowance for loan losses to nonperforming loans (4)	165.01	112.11	185.41	143.48	204.16
Net charge-offs to average total loans outstanding	0.42	0.05	0.04	0.01	0.06
Number of full service offices (4)	17	16	9	9	8

(1)	Includes certificates of deposit in other financial institutions.
(2)	Net income divided by average total assets.
(3)	Net income divided by average total equity.
(4)	At end of period.
(5)	Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(6)	Net interest income divided by average interest earning assets.
(7)	Other expenses (excluding income tax expense) divided by the sum of net interest income and noninterest income.
(8)	Other expenses divided by average total assets.
(9)	Total loans include loans held for sale.

Management’s Discussion and Analysis
Lincoln Bancorp	of financial condition and results of operation

General
The following discussion and analysis of the Company’s financial condition and results of operations and should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto presented on pages 27 through 44.
In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company’s general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

1. Management’s determination of the amount of loan loss allowance; and
2. The effect of changes in interest rates.

Critical Accounting Policies
Note 1 to the consolidated financial statements presented on pages 32 through 33 contains a summary of the Company’s significant accounting policies for the year ended December 31, 2005. Certain of these policies are important to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses, the valuation of mortgage servicing rights, and the valuation of intangible assets.

Allowance for loan losses. The allowance for loan losses represents management’s estimate of probable losses inherent in the Company’s loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.
The Company’s strategy for credit risk management includes conservative, centralized credit policies, and uniform underwriting criteria for all loans as well as an overall credit limit for each customer significantly below legal lending limits. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit quality reviews and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality. A standard credit scoring system is used to assess credit risks during the loan approval process of all consumer loans while commercial loans are individually reviewed by a credit analyst with formal presentations to the Bank’s Loan Committee.

The Company’s allowance consists of three components: probable losses estimated from individual reviews of specific loans, probable losses estimated from historical loss rates and probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance.
Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The Company evaluates the collectibility of both principal and interest when assessing the need for a reserve allocation. Estimated loss rates are applied to other commercial loans not subject to specific reserve allocations.
Homogenous loans, such as consumer installment and residential mortgage loans, are not individually risk graded. Rather, these loans are risk graded based on their level of delinquency and nonaccrual status. Reserves are established for each pool of loans based on the expected net charge-offs inherent in the portfolio at the balance sheet date. Historical loss charge-off’s as well as certain environmental factors are considered in establishing loss rates by loan category.
An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and estimated loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions.
The Company’s primary market area for lending is central Indiana. When evaluating the adequacy of the allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Company’s customers.
The Company has not substantively changed any aspect to its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.

Mortgage servicing rights. The Company recognizes the rights to service sold mortgage loans as separate assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and mortgage servicing rights based on the relative fair values of each. Mortgage servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. Mortgage servicing rights are evaluated for impairment based on the fair value of those rights. Factors included in the calculation of fair value of the mortgage servicing rights include: estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the mortgage servicing rights, resulting in different valuations of the mortgage servicing rights. The differing valuations will affect the carrying value of the mortgage servicing rights on the consolidated balance sheet as well as the amounts recorded in the consolidated income statement.

Intangible assets. Management periodically assesses the impairment of its goodwill and the recoverability of its core deposit intangible. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If actual external conditions and future operating results differ from management’s judgments, impairment and/or increased amortization charges may be necessary to reduce the carrying value of these assets to the appropriate value.

Management’s Discussion and Analysis
Lincoln Bancorp	of financial condition and results of operation

Average Balances and Interest Rates and Yields The following tables present, for the years ended December 31, 2005, 2004 and 2003, the average daily balances of each	category of the Company’s interest earning assets and interest bearing liabilities, and the interest and dividends earned or paid on such amounts.

Year Ended December 31,
2005			2004			2003
Average Balance	Interest and Dividends (6)	Average Yield/Cost	Average Balance	Interest and Dividends (6)	Average Yield/Cost	Average Balance	Interest and Dividends (6)	Average Yield/Cost
(Dollars in thousands)

Assets:
Interest earning assets:
Interest bearing deposits	$27,320	$622	2.28%	$13,985	$153	1.09%	$16,525	$145	0.88%
Federal funds sold	832	21	2.52	4,943	83	1.68	-	-	-
Mortgage-backed securities available for sale (1)	47,206	2,283	4.84	35,126	1,688	4.81	33,397	1,878	5.62
Other investment securities available for sale (1)	80,777	2,999	3.71	69,285	1,608	2.32	62,179	1,808	2.91
Other investment securities held to maturity	1,008	54	5.36	1,715	94	5.48	1,771	96	5.42
Loans receivable (2)(5)(6)	597,711	37,444	6.26	506,684	30,270	5.97	407,384	25,742	6.32
Stock in FHLB of Indianapolis	10,608	459	4.33	9,820	432	4.40	9,016	459	5.09
Total interest earning assets	765,462	43,882	5.73	641,558	34,328	5.35	530,272	30,128	5.68
Noninterest earning assets net of allowance for loan losses and unrealized gain/ loss on securities available for sale	68,635			49,293			29,052
Total assets	$834,097			$690,851			$559,324

Liabilities and Shareholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$47,027	$409	0.87%	$37,650	$230	0.61%	$23,625	$150	0.63%
Savings deposits	45,128	442	0.98	38,028	251	0.66	34,399	331	0.96
Money market savings deposits	124,280	3,236	2.60	97,260	1,263	1.30	75,754	1,047	1.38
Certificates of deposit	306,008	9,696	3.17	214,901	5,522	2.57	152,012	4,878	3.21
FHLB advances and securities sold under repurchase agreements	157,273	7,225	4.59	178,769	8,262	4.62	170,343	8,068	4.74
Total interest bearing liabilities	679,716	21,008	3.09	566,608	15,528	2.74	456,133	14,474	3.17
Other liabilities	52,391			34,630			23,881
Total liabilities	732,107			601,238			480,014
Shareholders’ equity	101,990			89,613			79,310
Total liabilities and shareholders’ equity	$834,097			$690,851			$559,324

Net interest earning assets	$85,746			$74,950			$74,139
Net interest income		$22,874			$18,800			$15,654
Interest rate spread (3)			2.64%			2.61%			2.51%
Net yield on weighted average interest earning assets (4)			2.99%			2.93%			2.95%
Average interest earning assets to average interest bearing liabilities	112.61%			113.23%			116.25%

Footnotes on following page

(1) Mortgage-backed securities available for sale and other investment securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.
(2) Total loans, including loans held for sale.
(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(4) The net yield on weighted average interest earning assets is calculated by dividing net interest income by weighted average interest earning assets for the period indicated.
(5) The balances include nonaccrual loans.
(6) Interest income on loans receivable includes loan fee income, including the effect of net deferred fees of $127,000, $348,000 and $581,000 for the years ended December 31, 2005, 2004 and 2003.

Interest Rate Spread
The Company’s results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest earning assets and the rates paid on interest bearing liabilities and by the relative amounts of interest earning assets and interest bearing liabilities.
The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Company’s interest income and expense during the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

	Increase (Decrease) in Net Interest Income
	Due to Rate	Due to Volume	Total Net Change
	(In thousands)
Year ended December 31, 2005 compared to year ended December 31, 2004
Interest earning assets:
Interest earning deposits	$248	$221	$469
Federal funds sold	29	(91)	(62)
Mortgage-backed securities available for sale	11	584	595
Other investment securities available for sale	1,090	301	1,391
Other investment securities held to maturity	(2)	(38)	(40)
Loans receivable	1,528	5,646	7,174
FHLB stock	(7)	34	27
Total	2,897	6,657	9,554

Interest bearing liabilities:
Interest bearing demand deposits	113	66	179
Savings deposits	138	53	191
Money market savings deposits	1,546	427	1,973
Certificates of deposit	1,481	2,693	4,174
FHLB advances and securities sold under repurchase agreements	(49)	(988)	(1,037)
Total	3,229	2,251	5,480
Net change in net interest income	$(332)	$4,406	$4,074

Management’s Discussion and Analysis
Lincoln Bancorp	of financial condition and results of operation

	Increase (Decrease) in Net Interest Income
	Due to Rate	Due to Volume	Total Net Change
	(In thousands)
Year ended December 31, 2004 compared to year ended December 31, 2003
Interest earning assets:
Interest earning deposits	$32	$(24)	$8
Federal funds sold	-	83	83
Mortgage-backed securities available for sale	(284)	94	(190)
Other investment securities available for sale	(392)	192	(200)
Other investment securities held to maturity	1	(3)	(2)
Loans receivable	(1,467)	5,995	4,528
FHLB stock	(66)	39	(27)
Total	(2,176)	6,376	4,200

Interest bearing liabilities:
Interest bearing demand deposits	(6)	86	80
Savings deposits	(112)	32	(80)
Money market savings deposits	(66)	282	216
Certificates of deposit	(1,103)	1,747	644
FHLB advances and securities sold under repurchase agreements	(199)	393	194
Total	(1,486)	2,540	1,054
Net change in net interest income	$(690)	$3,836	$3,146

Financial Condition at December 31, 2005 Compared to Financial Condition at December 31, 2004
Total assets were $844.5 million at December 31, 2005, an increase of $35.5 million or 4.4% compared to December 31, 2004. During the second quarter of 2005, the Bank restructured its balance sheet by selling $37.5 million of lower yielding investments and used the proceeds to prepay certain higher cost advances from the Federal Home Loan Bank of Indianapolis totaling $33.9 million. This had the effect of reducing the total balance sheet by approximately $34.0 million. Total deposits increased by $84.2 million and helped fund growth in net loans and investment securities totaling $27.4 and $30.9 million, respectively. Cash and cash equivalents plus interest-bearing deposits declined by $13.2 million. Total borrowings including securities sold under repurchase agreement decreased by $47.2 million partially as a result of the balance sheet restructuring discussed above.

Investment Securities. Total investment securities increased by $30.9 million to $151.6 million at December 31, 2005 compared to the same date in 2004. Excess deposit funds have been used to purchase investments until loan growth accelerates.

Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2005 were $594.5 million,

an increase of $18.5 million from December 31, 2004. Only consumer loans showed growth from the end of 2004 to December 31, 2005. Much of this growth came from the Bank’s indirect loan program. During 2005 the Bank expanded its efforts in the recreational vehicle and boat indirect loan market. The majority of these contracts were purchased from well known dealers that the bank had dealt with previously on a smaller scale. Our success has been the result of aggressive pricing and dealer incentives to attract premium credit quality borrowers. Loan growth has been negatively affected by a variety of factors: the flat yield curve that has allowed customers to request longer term fixed rate financing without the Bank being able to receive a commensurate risk adjusted return; substantial competition within the markets we serve; and, to a lesser degree, from staff changes and realignment within our commercial lending group. Given the successful deposit growth during 2005, maintaining net interest margin has been challenging without commensurate loan growth. Our long-term intentions are to increase loan growth and to increase the percentage mix of commercial and consumer loans retained in our loan portfolio while decreasing the percentage of one- to four-family real estate mortgage loans.
The allowance for loan losses as a percentage of total loans decreased from .98% to .97%. The decrease in the allowance as a percentage of total loans resulted from the charge-off of some troubled commercial loans during 2005 that required a higher allowance for loan losses. In addition, nonperforming loans as a percentage of total loans declined from .87% at the end of 2004 to .59% at year end 2005. The allowance for loan losses as a percentage of nonperforming loans was 165.0% and 112.1% at December 31, 2005 and 2004, respectively. Nonperforming loans were $3.5 million and $5.1 million at each date, respectively.

Deposits. Deposits totaled $600.6 million at December 31, 2005, an increase of $84.3 million from December 31, 2004. Deposits grew in every major category. The largest increases were in noninterest bearing demand deposits, up $16.8 million or 45.4%; savings deposits, up $8.8 million or 20.1%; money market savings deposits, up $5.0 million or 3.9%; and certificates of deposit, up $50.0 million or 19.3%. The increase in balance of the noninterest bearing demand deposits was the result of our efforts to attract commercial customers to our business checking account and consumer customers to our free checking. The savings deposit increase was due to expanding our premium rate savings account to all our markets. Money market savings deposits included substantial growth in our high rate money fund, designed specifically for public entities. Offsetting the growth in this product was a decline in our consumer money market deposit accounts. Many of these accounts migrated to the premium rate savings account noted above. The growth in certificates of deposit was the result of the success of some of our certificate of deposit special rates. We continue to emphasize attracting core checking account business from our customers.

Borrowed Funds. Total borrowed funds including securities sold under repurchase agreements were $137.1 million at December 31, 2005 compared to $184.3 million at the end of 2004. FHLB advances were $127.1 million at December 31, 2005, a decrease of $47.8 million from December 31, 2004 while customer repurchase agreements were $10.1 million at year end 2005 compared to $6.5 million at December 31, 2004. As discussed more fully in Operating Results below, at the end of June, 2005, Lincoln Bank prepaid certain high-rate Federal Home Loan Bank of Indianapolis advances funded by the sale of certain low-yielding securities in its investment portfolio as a strategic step to increase net interest income and improve net interest margin ratios in the future. Lincoln Bank prepaid $33.9 million of long-term advances. Notes payable were $3.0 million at December 31, 2004 while no balance was owed at the end of 2005.

Shareholders’ Equity. Shareholders’ equity decreased by $1.8 million from $101.7 million at December 31, 2004 to $99.9 million at December 31, 2005. The decrease was the result of unrealized losses on securities of $1.0 million, the $.3 million repurchase of 18,300 shares of common stock and cash dividends of $2.8 million partially offset by the amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and RRP of $1.1 million, and net income of $1.2 million.

Comparison of Operating Results For Years Ended December 31, 2005 and 2004
General. Net income for the year ended December 31, 2005 decreased $2.5 million to $1.2 million compared to $3.7 million for the year ended December 31, 2004. Operating results for 2004 include five months of operation after the acquisition of First Shares Bancorp on August 2, 2004 while the year 2005 includes twelve months. The primary factors that reduced net income for 2005 can be traced to the second quarter of 2005 when the Company took charges against income totaling $2,178,000 on an after-tax basis. The charges were comprised of three parts: 1) an additional provision to the allowance for loan losses for a deteriorated credit; 2) a sale of low-yielding investment securities and the prepayment of high-cost Federal Home Loan Bank advances as a restructuring of the balance sheet occurred; and, 3) the recognition of contract costs in regard to the retirement of the Company’s CEO and another senior officer. Return on average assets for the years ended December 31, 2005 and 2004 was .14% and .53%, respectively. Return on average equity was 1.18% for the year ended December 31, 2005 and 4.08% for the year ended December 31, 2004.

Interest Income. Total interest income was $43.9 million for 2005 compared to $34.3 million for 2004. The increase in interest income was due primarily to a full year of operation after the merger with First Shares as discussed above. However, approximately $2.9 million of the increase was the result of a 38 basis point increase in rates on interest earning assets. Average interest earning assets increased by $123.9 million or 19.3% to $765.5 million for 2005 compared to 2004. This was primarily the result of the First Shares acquisition, but the successful deposit growth we experienced was another key factor. The average yield on interest earning assets was 5.73% and 5.35% for the years ended December 31, 2005 and 2004, respectively.

Interest Expense. Interest expense was $21.0 million for the year ended December 31, 2005 compared to $15.5 million for the same period in 2004, an increase of approximately $5.5 million. Average interest bearing liabilities increased $113.1 million or 20.0% from $566.6 million in 2004 to $679.7 million in 2005. Average interest bearing deposits increased $134.6 million while borrowings decreased $21.5 million. The average cost of interest bearing liabilities was 3.09% and 2.74% for the years ended December 31, 2005 and 2004, respectively.

Net Interest Income. Net interest income increased $4.1 million or 21.8% during the year ended December 31, 2005 to $22.9 million as compared to $18.8 million for 2004. Net interest income increased $4.4 million due to an increase in volume of net interest earning assets and liabilities and decreased $.3 million as a result of the change in average rate of the net interest earning assets and interest bearing liabilities. The interest rate spread was 2.64% and 2.61% for 2005 and 2004, respectively. The net yield on interest earning assets was 2.99% and 2.93% for the 2005 and 2004 periods, respectively.

Management’s Discussion and Analysis
Lincoln Bancorp	of financial condition and results of operation

Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2005 was $2,642,000 compared to $655,000 for 2004. The primary reason for the increase in the provision was the result of a $1,546,000 provision for one credit. The entire amount of the provision for this credit was ultimately recognized as a charge-off during 2005. Additionally, the change in mix of loans in the portfolio to more consumer loans with higher risk profiles was another major factor in the increased provision. During the year ended December 31, 2005, net charge-offs were $2,500,000 compared to net charge-offs of $243,000 for 2004. The 2005 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and industry trends. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management’s control.

Service Charges on Deposit Accounts. Service charges on deposit accounts increased $542,000 or 35.5% from $1,528,000 for the year ended December 31, 2004 to $2,070,000 for 2005. In addition to the full year effect of the merger, the increase was the result of the continued success of our courtesy overdraft program called Lincoln Advantage.

Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $759,000 were recorded during the year ended December 31, 2005 as compared to $661,000 during 2004. This increase was the result of selling more loans during 2005 compared to 2004. In 2005, loan sales totaled approximately $64.2 million while in 2004 loan sales approximated $40.6 million. The average premium received on the sale of loans dropped from 1.63% in 2004 to 1.20% in 2005. Substantially all loan sales during both 2004 and 2005 were one- to four-family mortgage loans. The decision to sell or retain loans is evaluated regularly depending on the Bank’s interest rate sensitivity and excess investable funds. Future gains will depend on market prices for these loans as well as the Bank’s ability to originate residential real estate mortgage loans and its desire to retain or sell those loans.

Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the year ended December 31, 2005 amounted to $54.9 million with a net loss of $97,000. This includes $37.5 million that were sold in June 2005 as part of a balance sheet restructuring discussed earlier. This resulted in a loss of approximately $497,000. Other gains during the year offset the majority of this loss. There were no sales of securities available for sale during 2004.

Equity in Income (Losses) of Limited Partnership. Equity in income (losses) of limited partnership increased $361,000 from a loss of $225,000 for the year ended December 31, 2004 to income of $136,000 for 2005 due to the operating results of the limited partnership investment.

Point of Sale Income. Point of sale income generated by our debit cardholders shopping at merchant locations increased $203,000 or 53.4% to $583,000 for the year ended December 31, 2005 compared to $380,000 for 2004. Our efforts toward increasing the number of checking accounts and the full year of operation after the merger contributed to the rise in point of sale fee income.

Loan Servicing Fees. Loan servicing fees earned for the year ended December 31, 2005 were $403,000 compared to $380,000 for 2004. This was a $23,000 increase in fees and is directly related to the increase in the average balance of serviced loans.

Increase in Cash Value of Life Insurance. The cash value of life insurance increased $77,000 from $596,000 for the year ended December 31, 2004 to $673,000 for 2005. The increase was due to the full year effect of the merger of First Shares Bancorp in 2004 and its bank-owned life insurance policies.

Other Income. Other income decreased $103,000 from $643,000 for the year ended December 31, 2004 to $540,000 for 2005. The primary reason for the reduction in other income during 2005 was a net loss on sale of fixed assets totaling $114,000. The majority of this loss was due to the relocation of our Madison Avenue Branch in Greenwood to Greenwood Park Mall, but also included the abandonment of old signage and unused computer hardware and software and was partially offset by a gain on sale of a small operations building.

Salaries and Employee Benefits. Salaries and employee benefits were $10,791,000 for the year ended December 31, 2005 compared to $8,692,000 for 2004, an increase of $2,099,000 or approximately 24.1%. Salaries increased $2,444,000 to $8,224,000 in 2005 from $5,780,000 in 2004. This was primarily added costs from the First Shares merger while 2004 only reflected five months of the merged costs. Additionally, we have added staff to key sales and lending positions as well as support staff for the requirements of a larger organization. There were 231 full-time equivalent employees in December, 2005, compared to 221 at the end of 2004.
During 2005 we were able to reduce benefit costs by $345,000 from the level in 2004 despite the full year effect of the merged institutions. This was accomplished by freezing the existing defined benefit plan, changing hospitalization coverage to a new carrier and recognizing the last major accrual of the Bank’s recognition and retention plan during 2004.

Net Occupancy and Equipment Expenses. Combined occupancy and equipment expenses increased $1,158,000 or 52.0% from $2,228,000 in 2004 to $3,386,000 in 2005 due primarily to the merger of First Shares for a full year during 2005. Additionally, in January, 2005, the Company moved most of the administrative functions, deposit operations, technology and commercial lenders into a renovated office building in Plainfield, Indiana, a short distance from the previous headquarters. This was done to centralize various departments that were previously located in different buildings. In the new location, we also opened our 17th branch.

Data Processing Fees. Data processing fees increased $633,000 or 36.8% from $1,722,000 in 2004 to $2,355,000 in 2005. This was primarily due to the full year of merged operations of First Shares. The system conversion from First Shares’ in-house system to our third party provider system did not occur until November of 2004. A smaller portion of the increase in costs was due to an increase in the number of accounts serviced from 2004 to 2005.

Professional Fees. Professional fees increased $143,000 or 29.0% from $493,000 in 2004 to $636,000 in 2005. Added regulatory burdens and loan collection issues have comprised the majority of the professional fee increase.

Director and Committee Fees. Director and committee fees increased $116,000 from $273,000 in 2004 to $389,000 in 2005. A change in the estimates for the director supplemental retirement plan during 2005 resulted in increased expense for the year of $94,000. No change in benefits occurred pursuant to the plan.

Advertising and Business Development. Advertising and business development expenses increased $138,000 or 22.7% from $609,000 in 2004 to $747,000 in 2005. This was the result of additional markets due to the merger of First Shares.

Mortgage Servicing Rights Expense. Amortization of mortgage servicing rights increased $80,000 from $191,000 for the year ended December 31, 2004, to $271,000 for the year ended December 31, 2005. This was the result of faster prepayments speeds on the underlying loans resulting in greater amortization of servicing rights in 2005 than in 2004.

Prepayment Fee - Federal Home Loan Bank Advances. At the end of June, 2005, Lincoln Bank prepaid certain high-rate Federal Home Loan Bank of Indianapolis advances funded by the sale of certain low-yielding securities in its investment portfolio as a strategic step to increase net interest income and improve net interest margin ratios in the future. Lincoln Bank prepaid $33.9 million of long-term advances. As a result of this early extinguishment of debt, the Bank incurred a prepayment penalty of $1,521,000. The write-off of purchase accounting adjustments related to this debt amounted to approximately $101,000.

Core Deposit Intangibles Expense. Amortization of core deposit intangibles increased $340,000 from $380,000 for 2004 to $720,000 for 2005. This was the result of the acquisition of First Shares Bancorp on August 2, 2004.

Other Expenses. Other expenses increased $415,000 or 14.8% from $2,808,000 for the year ended December 31, 2004, to $3,223,000 for the year ended December 31, 2005. This was primarily due to the full year of merged operations of First Shares. Major increases from 2004 to 2005 included $255,000 of unreimbursed loan costs, $158,000 for office supplies and $105,000 for telephone. These increases were partially offset by a $106,000 decrease in OREO expenses.

Income Tax Expense. Income tax expense decreased $1,097,000 from $1,057,000 for the year ended December 31, 2004 to an income tax benefit of $40,000 for the year ended December 31, 2005. The benefit for 2005 was the result of lower net operating income that was more than offset by a greater amount of nontaxable income and low income housing tax credits.

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

Interest Income. Total interest income was $34.3 million for 2004 compared to $30.1 million for 2003. The increase in interest income was due to the acquisition of First Shares. Average interest earning assets increased $111.3 million or 21.0%. This was primarily the result of the First Shares acquisition, but was greatly influenced by the steady growth of commercial loans during the year. The average yield on interest earning assets was 5.35% and 5.68% for the years ended December 31, 2004 and 2003, respectively.

Interest Expense. Interest expense was $15.5 million for the year ended December 31, 2004 compared to $14.5 million for the same period in 2003, an increase of $1.0 million. Average interest bearing liabilities increased $110.5 million or 24.2% to $566.6 million at the end of 2004 from $456.1 million at the end of 2003. The average cost of interest bearing liabilities was 2.74% and 3.17% for the years ended December 31, 2004 and 2003, respectively.

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

Management’s Discussion and Analysis
Lincoln Bancorp	of financial condition and results of operation

net charge-offs were $243,000 compared to net charge-offs of $153,000 for 2003. The 2004 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and industry trends. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management’s control.

Service Charges on Deposit Accounts. Service charges on deposit accounts increased $651,000 or 74.2% from $877,000 for the year ended December 31, 2003 to $1,528,000 for 2004. This increase was partially the result of the First Shares acquisition and the Bank’s efforts to increase the number of customers with checking accounts. However, the primary reason for the increase in service charge revenue was the introduction of Lincoln Advantage, the Bank’s courtesy overdraft product introduced in the second quarter of 2004.

Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $661,000 were recorded during the year ended December 31, 2004 as compared to $794,000 during 2003. This decrease was the result of smaller premiums received on sold loans during 2004 compared to 2003. Premiums averaged 2.59% in 2003 compared to 1.63% in 2004. In 2003, loan sales totaled approximately $30.7 million while in 2004 loan sales approximated $40.6 million. The increased loan sales were the result of the change in the policy of selling nearly all fixed rate residential real estate loan volume to now include all variable rate residential mortgages. The change in policy occurred in the third quarter of 2004. The decision to sell or retain loans is evaluated regularly depending on the Bank’s interest rate sensitivity and excess investable funds. Future gains are not expected to be at 2003 or 2004 levels due to less refinancing residential loan volume and lower prices for loans sold in the market.

Net Realized Gains (Losses) on Securities Available for Sale. There were no sales of securities available for sale during the year ended December 31, 2004. Proceeds from sales during 2003 amounted to $2.0 million. A net loss of $35,000 was realized on those sales during the year ended December 31, 2003.

Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships increased $87,000 or 63.0% from $138,000 for the year ended December 31, 2003 to $225,000 for 2004 due to the operating results of the limited partnership investments.

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

Salaries and Employee Benefits. Salaries and employee benefits were $8,692,000 for the year ended December 31, 2004 compared to $7,194,000 for 2003, an increase of $1,498,000 or approximately 20.8%. Salaries increased $1,270,000 to $6,562,000 in 2004 from $5,292,000 in 2003. This was the result of the First Shares merger. Employee benefits increased $39,000 from $2,873,000 in 2003 to $2,912,000 in 2004. All benefit costs increased as a result of the merger and escalating health care costs with the exception of pension expense and RRP expense. The reduction in pension and RRP costs partially offset the increase in the other Bank benefit costs. The Bank’s defined benefit pension plan was frozen as of June 30, 2004. No further benefits are accruing to plan participants beyond what has been earned to that date; however, the Bank will have an on-going liability for any funding deficiencies. Pension costs in 2004 declined by $34,000 to $228,000 from $262,000 for the year ended December 31, 2003. Also, the majority of the Bank’s RRP benefits were fully vested and accrued at June 30, 2004. RRP costs decreased by $347,000 for the year ended December 31, 2004 to $279,000 as compared to the costs in 2003 of $626,000. In addition, as the Bank generates loans, it recognizes a cost to make a loan as a reduction in compensation expense. During 2004 total loan volume was less than volume for 2003 resulting in $190,000 less capitalized costs. There were 221 full-time equivalent employees at December 31, 2004, compared to 134 at the end of 2003.

Net Occupancy and Equipment Expenses. Combined occupancy and equipment expenses increased $492,000 or 28.3% from $1,736,000 in 2003 to $2,228,000 in 2004 due primarily to increasing our branch facilities from nine branches to sixteen after the merger.

Data Processing Fees. Data processing fees increased $375,000 or 27.8% from $1,347,000 in 2003 to $1,722,000 in 2004. This was primarily due to increased numbers of serviced accounts and system conversions related to the First Shares acquisition.

Professional Fees. Professional fees increased $86,000 or 21.1% from $407,000 in 2003 to $493,000 in 2004. Legal fees increased $41,000 during 2004 primarily from loan related issues.

Director and Committee Fees. Director and committee fees increased $16,000 or 6.2% from $257,000 in 2003 to $273,000 in 2004. This increase was due to the addition of new directors in the First Shares merger.

Advertising and Business Development. Advertising and business development expenses increased $180,000 or 42.0% from $429,000 in 2003 to $609,000 in 2004. Additional costs were incurred with expansion into new markets as a result of the merger.

Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights increased $130,000 or 213.1% from $61,000 for the year ended December 31, 2003, to $191,000 for the year ended December 31, 2004. Release of $207,000 from the impairment valuation in 2003 accounted for the change in mortgage servicing rights amortization. The primary reason for this release was the result of the higher interest rates and slower prepayment speeds on serviced mortgages during 2003 versus lower rates and faster prepayment speeds during 2002 when the impairment valuation was established

Other Expenses. Other expenses increased $1,051,000 or 49.2% from $2,137,000 for the year ended December 31, 2003, to $3,188,000 for the year ended December 31, 2004. Major increases included core deposit intangible amortization of $286,000 and system and merger related conversion costs of $513,000. Expenses relating to office supplies, telephone, dues, unreimbursed loan costs, postage and regulatory assessments are also included in other expenses.

Income Tax Expense. Income tax expense decreased $118,000 from the year ended December 31, 2003 to 2004. Income taxes were 22% and 25% of pre-tax income for the years ended December 31, 2004 and 2003, respectively. For both 2004 and 2003, the primary differences between the effective tax rate and the statutory tax rate relate to the benefit received from low income housing credits, nontaxable increase in cash value of life insurance and tax exempt municipal interest income.

Liquidity and Capital Resources
The Company’s primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans. In addition, securities maturities and amortization of mortgage-backed securities are structured to provide a source of liquidity. Sales of loans and available for sale securities can also provide liquidity should the need arise. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.
The Company’s primary investment activity is the origination of loans. During the years ended December 31, 2005, 2004 and 2003, cash used to originate loans exceeded repayments and other changes by $24.3 million, $2.4 million and $85.8 million, respectively. Loan growth has been funded by a combination of deposit growth, cash flow generated from monthly repayments of mortgage-backed securities and proceeds from sales and maturities of securities available for sale.
During the years ended December 31, 2005, 2004 and 2003, the Company purchased $178.4 million, $119.0 million and $45.2 million of securities available for sale, respectively. During 2005, 2004 and 2003, these purchases were funded by proceeds from sales and maturities of securities available for sale and deposit growth. During the years ended December 31, 2005, 2004 and 2003, the Company received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $90.9 million, $134.2 million and $47.6 million, respectively. During the year 2004, the Company did not sell any securities. During the years ended December 31, 2005 and 2003, the Company received proceeds for the sale of mortgage-backed and other securities available for sale of $54.9 million and $2.0 million, which funds were used to fund its investment securities available for sale, loan growth and reduction of borrowed funds.
The Company had outstanding loan commitments and unused lines of credit of $122.2 million and standby letters of credit outstanding of $1.8 million at December 31, 2005. Management anticipates that the Company will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis and other contingent sources to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2005 totaled $211.3 million. Management believes that a significant portion of such deposits will remain with the Company based upon historical deposit flow data and the Company’s competitive pricing in its market area. In addition, the liquidity sources listed above would also be available to fund any shortfalls that result from deposit run-off.
Liquidity management is both a daily and long-term function of the Company’s management strategy. In the event that the Company should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances, brokered deposits and federal funds purchased. The Company had outstanding FHLB advances in the amount of $127.1 million at December 31, 2005. As an additional funding source, the Company has also sold securities under repurchase agreements. The Company had $10.1 million outstanding securities sold under repurchase agreements at December 31, 2005.
Other significant investing and financing activities for the Company included repurchases of common stock during 2005 and 2003. During 2005 and 2003, the Company repurchased common stock for $285,000 and $6.1 million, respectively. No common stock was repurchased during 2004. These transactions were funded by dividends from the Bank.
OTS regulations require savings associations to maintain sufficient liquidity to ensure safe and sound operation.

Management’s Discussion and Analysis
Lincoln Bancorp	of financial condition and results of operation

Pursuant to OTS capital regulations in effect at December 31, 2005, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-

weighted assets ratio of 8%. At December 31, 2005, Lincoln Bank’s capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Bank’s capital ratios as of December 31, 2005:

	At December 31, 2005
	OTS Requirement		Lincoln Bank’s Capital Level
Capital Standard	% of Assets	Amount	% of Assets (1)	Amount	Amount of Excess
	(Dollars in thousands)

Tangible capital	1.50%	$12,268	8.70%	$71,186	$58,918
Core capital (2)	4.00	32,714	8.70	71,186	38,472
Risk-based capital	8.00	53,159	11.60	76,773	23,614

(1)	Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
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

Off-Balance Sheet Arrangements
As of the date of this Annual Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which any entity unconsolidated with the company is a party and under which the company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Contractual Obligations
The Company’s contractual obligations as of December 31, 2005 are summarized in the following table.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	2 to 3 years	4 to 5 years	More than 5years
	(Dollars in thousands)

Long Term Debt (1)	$127,072	$10,000	$0	$56,072	$61,000
Capital Leases (2)	-	-	-	-	-
Operating Leases (3)	2,043	322	422	397	902
Purchase Obligations (4)	2,593	1,416	923	254	-
Dividends Declared (5)	711	711	-	-	-
Total (6)	$132,419	$12,449	$1,345	$56,723	$61,902

(1)	Long term debt is primarily FHLB advances. See “Notes to Consolidated Financial Statements - Borrowings,” contained in Note 12, for information related to collateral and amounts with various options.
(2)	Lincoln Bancorp had no capital leases.
(3)
Leased facilities for six locations with various expiration dates none of which expires beyond 2015. Some of the leases contain rent adjustment provisions over the life of the lease and allocation of expense increases for shared expenses with other lease tenants.

(4)
The purchase obligations are to pay for office equipment rentals and data processing services including core system processing, item processing and ATM transaction processing. The contracts are for varied terms none of which extends beyond 2009.

(5)
A dividend on common stock was declared by the Board of Directors to shareholders of record on December 31, 2005 and payable on January 15, 2006. This obligation is shown net of certain affiliate holdings.

(6)
For information regarding the contractual maturities of deposit liabilities, which are not included in the above table, see “Notes to Consolidated Financial Statements - Deposits,” contained in Note 10.

Impact of Accounting Changes
In December 2004, FASB issued an amendment to SFAS 123 (SFAS 123R), which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value-based method. On April 14, 2005, the SEC amended the compliance date for SFAS 123R from the beginning of the first interim or annual period that begins after June 15, 2005 to the next fiscal year beginning after June 15, 2005. The Company adopted SFAS 123R as of January 1, 2006. Based on the current awards outstanding at December 31, 2005, the adoption of SFAS 123R will not have a significant impact on the Company’s results of operations. The effect on the Company’s results of operations depends on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided and possible performance condition requirements, and so cannot currently be predicted for future awards.
SFAS 123R applies to all awards granted after the effective date and to awards modified, repurchased, or cancelled after that date. The statement establishes standards for accounting for share-based payment transactions. Share-based payment transactions are those in which an entity exchanges its equity instruments for goods or services or in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of these equity instruments. SFAS 123R covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee stock purchase plans.
As of January 1, 2006, the Company applied SFAS 123R using the modified prospective method. This method requires that compensation expense be recorded for all unvested stock options and restricted stock awards over the requisite service period (generally the vesting schedule). For liability-classified awards, the Company measures the cost of employee services received in exchange for an award based on its current fair value. The fair value is re-measured subsequently at each reporting date through the settlement date, and changes in fair value are recognized as compensation cost. For equity-classified awards, the grant date fair value is recognized in earnings over the requisite service period.

Impact of Inflation and Changing Prices
The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.
The Company’s primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Company’s assets and liabilities are critical to the maintenance of acceptable performance levels.
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

Management’s Discussion and Analysis
Lincoln Bancorp	of financial condition and results of operation

Quarterly Results of Operations
The following table sets forth certain quarterly results for the years ended December 31, 2005 and 2004.

Quarter Ended	Interest Income	Interest Expense	Net Interest Income	Provision For Loan Losses	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share	Dividends Per Share
	(In thousands except for per share data)
2005
March	$10,109	$4,542	$5,567	$14	$979	$0.20	$0.19	$0.14
June	10,839	5,190	5,649	1,915	(1,639)	(0.33)	(0.33)	0.14
September	11,154	5,293	5,861	145	1,215	0.24	0.24	0.14
December	11,780	5,983	5,797	568	644	0.13	0.13	0.14
	$43,882	$21,008	$22,874	$2,642	$1,199

2004
March	$7,496	$3,467	$4,029	$200	$812	$0.21	$0.20	$0.13
June	7,328	3,424	3,904	223	936	0.24	0.23	0.13
September	9,208	4,056	5,152	116	1,185	0.26	0.25	0.13
December	10,296	4,581	5,715	116	722	0.15	0.14	0.14
	$34,328	$15,528	$18,800	$655	$3,655

Quantitative and Qualitative Disclosures about Market Risks
An important component of Lincoln Bank’s asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Bank’s assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates, but decrease during periods of falling interest rates. Conversely, if Lincoln Bank’s assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Bank’s policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Bank’s earnings to material and prolonged changes in interest rates.
The Bank’s board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability (“ALCO”) Committee. The ALCO Committee meets weekly to manage and review Lincoln Bank’s assets and liabilities. The ALCO Committee establishes interest rates for deposits and reviews loan product pricing. The committee considers the Bank’s interest rate risk position, liquidity needs and competitive pricing.
Fixed rate loans account for 54% of the Bank’s loan portfolio at December 31, 2005. We anticipate that as the Bank continues its efforts in expanding commercial lending that more variable rate loans will be originated.
The Bank manages the relationship between interest rates and the effect on Lincoln Bank’s net portfolio value (“NPV”). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Lincoln Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by Lincoln Bank’s Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.
Presented below, as of December 31, 2005, is an analysis performed by the OTS of Lincoln Bank’s interest rate risk as measured by changes in net portfolio value for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 200 basis points. It is estimated that at December 31, 2005, NPV would decrease 42% and 27% in the event of 300 and 200 basis point increases in market interest rates, respectively, compared to 19% and 11% for the same increases at December 31, 2004. At

December 31, 2005, 1% of the present value of Lincoln Bank’s assets was approximately $8.2 million. The NPV change of a 200 basis point increase in market rates was a decrease of $21.0 million at December 31, 2005. The NPV change of a 200 basis point decrease in market rates was an increase of $4.0 million at December 31, 2005. Lincoln Bank’s exposure to interest rate risk results primarily from long term fixed rate loans and short term deposit liabilities.

December 31, 2005
		Net Portfolio Value			NPV as %of PV of Assets
Change In Rates		$ Amount	$ Change	% Change	NPV Ratio	Change
(Dollars in thousands)

+300	bp*	$45,734	$(32,756)	(42)%	5.86%	(368	)bp
+200	bp	57,457	(21,033)	(27)	7.23	(231	)bp
+100	bp	69,144	(9,346)	(12)	8.54	(100	)bp
0	bp	78,490	-	-	9.54	—
-100	bp	83,319	4,829	6	9.99	46	bp
-200	bp	82,490	4,001	5	9.82	28	bp

December 31, 2004
		Net Portfolio Value			NPV as %of PV of Assets
Change In Rates		$ Amount	$ Change	% Change	NPV Ratio	Change
(Dollars in thousands)

+300	bp*	$69,053	$(16,332)	(19)%	9.00%	(168	)bp
+200	bp	76,161	(9,224)	(11)	9.79	(90	)bp
+100	bp	81,958	(3,426)	(4)	10.39	(30	)bp
0	bp	85,385	-	-	10.69	—
-100	bp	84,237	(1,148)	(1)	10.45	(24	) bp

* Basis points.

As noted previously, we have been successful in increasing our indirect loan portfolio. Many of these loans carry maturities from five to fifteen years. Although we expect a substantial portion of these loans to prepay prior to maturity the data above amortizes their cash flows over the stated maturity. Also, we have generally invested proceeds of maturities and sales of available for sale securities into slightly longer maturity instruments. Both of these balance sheet changes, along with an increase in short term public fund deposits have resulted in more liability sensitivity to changing interest rates as of December 31, 2005 when compared to the same date in 2004.
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

Report of Independent Registered Public Accounting Firm
Lincoln Bancorp

Audit Committee, Board of Directors and Shareholders
Lincoln Bancorp
Plainfield, Indiana

We have audited the accompanying consolidated balance sheets of Lincoln Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Bancorp as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Indianapolis, Indiana
January 27, 2006

Consolidated Balance Sheets
Lincoln Bancorp	December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$4,306,531	$9,218,265
Federal funds sold	-	3,990,000
Interest-bearing demand deposits in other banks	12,429,266	14,581,854
Cash and cash equivalents	16,735,797	27,790,119
Interest-bearing deposits	-	2,188,111
Investment securities
Available for sale	151,565,284	118,916,779
Held to maturity (market value $1,695,000)	-	1,695,000
Total investment securities	151,565,284	120,611,779
Loans held for sale	427,550	8,820,890
Loans, net of allowance for loan losses of $5,843,000 and $5,701,000	594,546,227	567,182,726
Premises and equipment	14,372,835	14,416,140
Investments in limited partnerships	1,160,825	1,024,777
Federal Home Loan Bank stock	10,648,200	10,427,000
Interest receivable	4,270,159	3,194,313
Goodwill	23,906,877	23,906,877
Core deposit intangible	3,297,441	4,017,274
Cash value of life insurance	18,451,167	17,751,275
Other assets	5,071,951	7,635,652
Total assets	$844,454,313	$808,966,933

Liabilities
Deposits
Noninterest-bearing	$53,730,336	$36,956,251
Interest-bearing	546,841,453	479,372,500
Total deposits	600,571,789	516,328,751
Securities sold under repurchase agreements	10,064,110	6,500,277
Borrowings	127,072,378	177,829,382
Interest payable	1,895,986	1,145,877
Other liabilities	4,910,117	5,407,828
Total liabilities	744,514,380	707,212,115

Commitments and Contingencies

Shareholders’ Equity
Common stock, without par value
Authorized - 20,000,000 shares
Issued and outstanding - 5,386,153 and 5,366,563 shares	63,772,164	63,533,976
Retained earnings	40,693,391	42,092,418
Accumulated other comprehensive income (loss)	(818,104)	182,864
Unearned recognition and retention plan (RRP) shares	(607,798)	(632,420)
Unearned employee stock ownership plan (ESOP) shares	(3,099,720)	(3,422,020)
Total shareholders’ equity	99,939,933	101,754,818
Total liabilities and shareholders’ equity	$844,454,313	$808,966,933

See Notes to Consolidated Financial Statements

Consolidated Statements of Income
Lincoln Bancorp	Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest and Dividend Income
Loans receivable, including fees	$37,444,106	$30,269,756	$25,741,861
Investment securities
Mortgage-backed securities	2,282,247	1,688,236	1,878,255
Other investment securities	3,053,172	1,701,834	1,904,220
Deposits with financial institutions	622,679	153,452	144,842
Federal funds sold	20,903	82,839	-
Dividend income	458,831	432,218	458,616
Total interest and dividend income	43,881,938	34,328,335	30,127,794

Interest Expense
Deposits	13,782,695	7,265,554	6,406,223
Short-term borrowings	261,183	58,345	-
Federal Home Loan Bank advances	6,964,183	8,203,842	8,067,428
Total interest expense	21,008,061	15,527,741	14,473,651

Net Interest Income	22,873,877	18,800,594	15,654,143
Provision for loan losses	2,641,511	655,100	752,739

Net Interest Income After Provision for Loan Losses	20,232,366	18,145,494	14,901,404

Other Income
Service charges on deposit accounts	2,070,228	1,527,886	877,190
Net gains on sales of loans	758,720	661,309	794,412
Net realized losses on sales of available-for-sale securities	(97,448)	-	(34,614)
Equity in income (losses) of limited partnerships	136,048	(225,000)	(138,000)
Point of sale income	583,340	380,287	305,698
Loan servicing fees	402,637	379,811	381,251
Increase in cash value of life insurance	673,004	595,753	600,778
Other income	540,395	642,849	644,442
Total other income	5,066,924	3,962,895	3,431,157

Other Expenses
Salaries and employee benefits	10,790,926	8,691,996	7,193,588
Net occupancy expenses	1,935,548	1,172,596	834,382
Equipment expenses	1,449,556	1,055,183	902,269
Data processing fees	2,354,933	1,721,641	1,347,073
Professional fees	636,003	493,153	406,642
Director and committee fees	389,255	273,293	256,636
Advertising and business development	747,082	608,828	429,000
Mortgage servicing rights expense	271,491	191,509	61,295
Core deposit intangible amortization	719,833	379,509	93,946
Prepayment fee - Federal Home Loan Bank advances	1,621,813	-	-
Other expenses	3,223,812	2,808,627	2,043,295
Total other expenses	24,140,252	17,396,335	13,568,126

Income Before Income Tax	1,159,038	4,712,054	4,764,435
Income tax expense (benefit)	(40,085)	1,056,937	1,175,243

Net Income	$1,199,123	$3,655,117	$3,589,192

Basic Earnings per Share	$0.24	$0.84	$0.91

Diluted Earnings per Share	$0.23	$0.81	$0.88

See Notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Income
Lincoln Bancorp	Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Net income	$1,199,123	$3,655,117	$3,589,192
Other comprehensive income, net of tax
Unrealized gains (losses) on securities available for sale
Unrealized holding gains (losses) arising during the period, net of tax expense (benefit) of $(598,387), $125,312, and $(307,672)	(1,081,338)	190,982	(583,372)
Less: Reclassification adjustment for losses included in net income, net of tax benefit of $(17,079) and $(11,769)	(80,370)	-	(22,845)
	(1,000,968)	190,982	(560,527)
Comprehensive income	$198,155	$3,846,099	$3,028,665

See Notes to Consolidated Financial Statements

Consolidated Statements of Shareholders’ Equity
Lincoln Bancorp	Years ended December 31, 2005, 2004 and 2003

				Accumulated
				Other
	Common Stock			Comprehensive	Unearned	Unearned
	Shares		Retained	Income	RRP	ESOP
	Outstanding	Amount	Earnings	(Loss)	Compensation	Shares	Total

Balances, January 1, 2003	4,676,401	$45,790,320	$41,455,452	$552,409	$(1,576,038)	$(4,102,560)	$82,119,583
Net income			3,589,192				3,589,192
Unrealized losses on securities, net of reclassification adjustment				(560,527)			(560,527)
Purchase of common stock	(328,448)	(3,284,480)	(2,799,369)				(6,083,849)
Stock options exercised	63,938	620,639					620,639
Tax benefit on stock options and RRP		256,907					256,907
ESOP shares earned			285,271			346,260	631,531
Amortization of unearned compensation expense			(31,015)		657,055		626,040
Cash dividends ($0.49 per share)			(1,972,765)				(1,972,765)

Balances, December 31, 2003	4,411,891	43,383,386	40,526,766	(8,118)	(918,983)	(3,756,300)	79,226,751
Net income			3,655,117				3,655,117
Unrealized gains on securities, net of reclassification adjustment				190,982			190,982
Shares issued in acquisition, net of cost	878,685	18,849,086					18,849,086
Stock options exercised	75,987	902,310					902,310
Tax benefit on stock options and RRP		399,194					399,194
ESOP shares earned			306,701			334,280	640,981
Amortization of unearned compensation expense			(7,198)		286,563		279,365
Cash dividends ($0.53 per share)			(2,388,968)				(2,388,968)

Balances, December 31, 2004	5,366,563	63,533,976	42,092,418	182,864	(632,420)	(3,422,020)	101,754,818
Net income			1,199,123				1,199,123
Unrealized losses on securities, net of reclassification adjustment				(1,000,968)			(1,000,968)
Purchase of common stock	(18,300)	(284,748)					(284,748)
Stock options exercised	37,890	433,703					433,703
Tax benefit on stock options and RRP		89,233					89,233
ESOP shares earned			229,640			322,300	551,940
Amortization of unearned compensation expense			8,130		24,622		32,752
Cash dividends ($0.56 per share)			(2,835,920)				(2,835,920)
Balances, December 31, 2005	5,386,153	$63,772,164	$40,693,391	$(818,104)	$(607,798)	$(3,099,720)	$99,939,933

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Lincoln Bancorp	Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Operating Activities
Net income	$1,199,123	$3,655,117	$3,589,192
Items not requiring (providing) cash
Provision for loan losses	2,641,511	655,100	752,739
Investment securities amortization (accretion), net	(53,120)	231,189	249,755
Investment securities loss	97,449	-	34,614
Loans originated for sale in the secondary market	(60,938,915)	(48,551,004)	(27,291,616)
Proceeds from sale of loans in the secondary market	64,168,598	40,649,597	30,685,806
Gain on sale of loans	(758,720)	(661,309)	(794,412)
Amortization of net loan origination fees	(314,346)	(186,558)	(442,604)
Amortization of purchase accounting adjustments	32,882	(22,099)	36,515
Amortization of mortgage servicing rights	271,491	191,509	61,295
Depreciation and amortization	1,570,600	979,584	728,347
Deferred income tax	(344,680)	584,024	(11,083)
Amortization of unearned compensation expense	32,752	279,365	626,040
ESOP shares earned	551,940	640,981	631,531
Change in
Interest receivable	(1,075,846)	(29,696)	(275,640)
Interest payable	750,109	(176)	(28,545)
Other operating activities	326,908	(1,348,043)	(1,831,157)
Net cash provided by (used in) operating activities	8,157,736	(2,932,419)	6,720,777

Investing Activities
Net change in interest-bearing deposits	2,188,111	(2,188,111)	-
Purchases of securities available for sale	(178,389,563)	(119,034,225)	(45,234,451)
Proceeds from sales of securities available for sale	54,888,743	-	1,950,490
Proceeds from maturities of securities available for sale	89,225,711	134,131,526	47,606,596
Proceeds from maturities of securities held to maturity	1,695,000	50,000	35,000
Net changes in loans	(24,314,547)	(2,370,430)	(85,753,510)
Purchase of premises and equipment	(1,891,109)	(4,704,813)	(1,750,581)
Net cash received in acquisition	-	11,656,836	-
Proceeds from sale of foreclosed real estate	2,243,308	1,118,209	393,610
Other investing activities	250,498	10,903	-
Net cash provided by (used in) investing activities	(54,103,848)	18,669,895	(82,752,846)

Financing Activities
Net change in
Noninterest-bearing, interest-bearing demand, money market and savings deposits	34,220,732	29,513,420	45,934,588
Certificates of deposit	50,419,722	(18,021,234)	5,537,883
Short-term borrowings	3,563,833	1,553,223	-
Proceeds from borrowings	23,000,000	75,300,000	61,000,000
Repayment of borrowings	(73,855,000)	(91,325,000)	(39,351,209)
Cash dividends	(2,828,016)	(2,210,921)	(1,959,988)
Purchase of common stock	(284,748)	-	(6,083,849)
Exercise of stock options	433,704	902,310	620,639
Other financing activities	221,563	(453,078)	(170,165)
Net cash provided by (used in) financing activities	34,891,790	(4,741,280)	65,527,899
Net Change in Cash and Cash Equivalents	(11,054,322)	10,996,196	(10,504,170)
Cash and Cash Equivalents, Beginning of Year	27,790,119	16,793,923	27,298,093
Cash and Cash Equivalents, End of Year	$16,735,797	$27,790,119	$16,793,923
Additional Cash Flows and Supplementary Information
Interest paid	$20,257,952	$15,527,741	$14,502,196
Income tax paid (refunded)	(1,050,862)	462,000	1,245,000
Loan balances transferred to foreclosed real estate	783,083	1,750,671	1,058,610
Securitization of loans	-	25,756,736	-

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
Lincoln Bancorp	December 31, 2005, 2004 and 2003 (Table Dollar Amounts in Thousands, Except Share Data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies
The accounting and reporting policies of Lincoln Bancorp (Company) and its wholly owned subsidiary, Lincoln Bank (Bank), and the Bank’s wholly owned subsidiaries, L-F Service Corporation (L-F Service), Citizens Loan and Service Corporation (CLSC) and LF Portfolio Services, Inc. (LF Portfolio), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.
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
The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. L-F Service invests in low income housing partnerships. CLSC develops land for residential housing. LF Portfolio manages part of the Company’s investment securities portfolio.

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

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. Generally, loans are placed on non-accrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and, therefore, excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb loan losses based on management’s continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2005, the allowance for loan losses is based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Stock options - The Company has a stock-based employee compensation plan, which is described more fully in Note 19. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2005	2004	2003

Net income, as reported	$1,199	$3,655	$3,589
Less: Total stock-based employee compensation cost determined under the fair value based method net of income taxes	(356)	(65)	(252)
Pro forma net income	$843	$3,590	$3,337
Earnings per share:
Basic - as reported	$0.24	$.84	$.91
Basic - pro forma	0.17	.82	.85
Diluted - as reported	0.23	.81	.88
Diluted - pro forma	0.16	.80	.82

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

Reclassifications of certain amounts in the 2004 and 2003 consolidated financial statements have been made to conform to the 2005 presentation.

Notes to Consolidated Financial Statements
Lincoln Bancorp	December 31, 2005, 2004 and 2003

Note 2: Business Combination
On August 2, 2004, the Company acquired First Shares Bancorp, Inc., Greenwood, Indiana (First Shares), the holding company of First Bank, an Indiana commercial bank. First Shares was merged with and into the Company and immediately thereafter, First Bank was merged into the Lincoln Bank.

2005

Cash and cash equivalents	$29,790
Investment securities available for sale	14,145
Loans, net of allowance for loan losses	154,927
Premises and equipment	3,055
Goodwill	22,343
Core deposit intangible	3,759
Cash value of life insurance	4,657
Other assets	2,834
Total assets acquired	235,510
Deposits	183,227
Borrowings	14,088
Other liabilities	1,340
Total liabilities acquired	198,655
Net assets acquired	$36,855

The Company issued 878,685 shares of common stock at a cost of approximately $18.9 million net of registration costs of approximately $90,000, and paid cash of approximately $17.3 million to First Shares’ shareholders. The Company has also paid or accrued an additional $374,000 in merger related expenses. The cash consideration was derived from borrowings by Lincoln Bank that were paid to the Company in the form of dividend distributions and borrowings by the Company under its line of credit.

The following pro forma information, including the effect of the purchase accounting adjustments, depicts the results of operations as though the merger had taken place at the beginning of each period.

	2004	2003
Net interest incxome	$23,605	$23,195
Net income	2,590	4,757
Net income per share
Basic	.53	.99
Diluted	.51	.95

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
The acquisition was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of acquisition. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated useful lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $22.3 million was allocated to goodwill and is not deductible for tax purposes. Additionally, core deposit intangibles of $3.8 million were recognized and are being amortized over 8.3 years using the 150% declining balance method. First Shares’ results of operations and financial position were included in the Company’s consolidated financial statements beginning August 2, 2004.
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

Note 3: Restriction on Cash and Due From Banks
The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2005 was $1,250,000.

Note 4: Investment Securities

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale
Federal agencies	$45,019	$4	$(406)	$44,617
Mortgage-backed securities	70,510	231	(367)	70,374
Marketable equity securities	222	18	-	240
Corporate obligations	14,442	7	(358)	14,091
Municipal securities	22,650	70	(477)	22,243
Total available for sale	$152,843	$330	$(1,608)	$151,565

	2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale
Federal agencies	$43,102	$17	$(298)	$42,821
Mortgage-backed securities	45,092	905	(103)	45,894
Marketable equity securities	357	124	-	481
Corporate obligations	19,099	40	(435)	18,704
Municipal securities	10,963	86	(32)	11,017
Total available for sale	118,613	1,172	(868)	118,917
Held to maturity - municipal securities	1,695	-	-	1,695
Total investment securities	$120,308	$1,172	$(868)	$120,612

The amortized cost and fair value of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of securities available for sale during 2005 were $54,889,000. Gross gains of $467,000 and gross losses of $564,000 were realized on those sales. No investment securities were sold in 2004. Proceeds from sales of securities available for sale during 2003 were $1,950,000. Gross gains of $24,000 and gross losses of $58,000 for 2003 were realized on those sales.

	2005
	Amortized	Fair
	Cost	Value
Within one year	$1,876	$1,867
One to five years	13,313	13,195
Five to ten years	30,408	30,131
Over ten years	36,514	35,758
	82,111	80,951
Mortgage-backed securities	70,510	70,374
Marketable equity securities	222	240
Totals	$152,843	$151,565

Securities with a carrying value of $14,683,000 and $8,040,000 were pledged at December 31, 2005 and 2004 to secure securities sold under agreements to repurchase. Securities with a carrying value of $15,393,000 and $51,834,000 were pledged at December 31, 2005 and 2004 to secure FHLB advances.

Certain investment securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2005 and 2004 were $114,713,000 and $61,930,000, which is approximately 75.7 and 51.3 percent of the Company’s investment portfolio. These declines primarily resulted from continued increases in market interest rates. The unrealized losses in corporate obligations primarily relate to four variable-rate trust preferred debt securities issued by regional and national financial institutions.
Substantially all of the Company’s investments are either mortgage-backed securities or debt instruments. Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information, management believes the declines in fair value for these securities are generally interest rate related and that all amounts due will be collected according to the contractual terms of the debt securities.

Notes to Consolidated Financial Statements
Lincoln Bancorp	December 31, 2005, 2004 and 2003

Therefore management has concluded that the declines in fair value for these securities are temporary. The Company does not hold any marketable equity securities where the amortized cost was less than the current market value as of December 31, 2005 and 2004.
Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.
The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

	2005
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Federal agencies	$38,614	$(406)	$-	$-	$38,614	$(406)
Mortgage-backed securities	43,355	(346)	1,978	(21)	45,333	(367)
Corporate obligations	1,124	(8)	10,565	(350)	11,689	(358)
Municipals	17,940	(454)	1,137	(23)	19,077	(477)
Totals	$101,033	$(1,214)	$13,680	$(394)	$114,713	$(1,608)

	2004
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Federal agencies	$27,052	$(85)	$12,784	$(213)	$39,836	$(298)
Mortgage-backed securities	5,601	(71)	3,064	(32)	8,665	(103)
Corporate obligations	1,523	(17)	10,493	(418)	12,016	(435)
Municipals	1,413	(32)	-	-	1,413	(32)
Totals	$35,589	$(205)	$26,341	$(663)	$61,930	$(868)

Note 5: Loans and Allowance
	2005	2004
Real estate mortgage loans
One-to-four family	$191,540	$187,040
Multi-family	5,220	5,797
Real estate construction loans	39,146	52,324
Commercial, industrial and agricultural loans	228,292	230,420
Consumer loans	140,745	108,202
	604,943	583,783
Less
Undisbursed portion of loans	7,419	12,442
Net deferred costs	(2,865)	(1,543)
Allowance for loan losses	5,843	5,701
Total loans	$594,546	$567,183

	2005	2004	2003
Allowance for loan losses
Balances, January 1	$5,701	$3,532	$2,932
Allowance acquired in acquisition	-	1,757	-
Provision for losses	2,642	655	753
Recoveries on loans	95	38	91
Loans charged off	(2,595)	(281)	(244)
Balances, December 31	$5,843	$5,701	$3,532

At December 31, 2005, impaired loans totaled $3,353,000 with an allocation of the allowance for loan losses of $538,000. Interest of $176,000 was recognized on average impaired loans of $5,956,000. Interest that would have been recognized on a cash basis totaled $185,000. At December 31, 2004, impaired loans totaled $3,169,000 with an allocation of the allowance for loan losses of $812,000. Interest of $30,000 was recognized on average impaired loans of $1,781,000. All interest recognized on impaired loans during 2004 was on a cash basis. Impaired loans were immaterial during the year ended December 31, 2003.
At December 31, 2005 and 2004, accruing loans delinquent 90 days or more totaled $759,000 and $314,000, respectively. Non-accruing loans at December 31, 2005 and 2004 were $2,782,000 and $4,769,000, respectively.

	2005	2004	2003
Condensed statement of operations
Total revenue	$735	$1,411	$1,763
Total expenses	(701)	(1,667)	(2,235)
Net income/(loss)	$34	$(256)	$(472)

Note 6: Premises and Equipment

	2005	2004
Land	$2,462	$2,521
Buildings and land improvements	12,633	11,637
Furniture and equipment	6,831	6,083
Total cost	21,926	20,241
Accumulated depreciation	(7,553)	(5,825)
Net	$14,373	$14,416

Note 7: Investments In Limited Partnerships
The Company’s investment in a limited partnership of $1,161,000 and $1,025,000 at December 31, 2005 and 2004 represents equity in a limited partnership organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnership based on the Company’s interest in the partnership, which is 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the income or losses of the partnerships, the Company has recorded the benefit of a low income housing tax credit of $150,000, $355,000 and $355,000 for the years ended December 31, 2005, 2004 and 2003. Condensed combined financial statements of the partnership are as follows:

Note 8: Goodwill
No impairment loss was recorded in 2005, 2004 or 2003. The increase in goodwill in 2004 resulted from goodwill acquired in the First Shares’ acquisition totaling $22,343,000.

Note 9: Core Deposit Intangible
The carrying basis of the recognized core deposit intangible was $4,741,000 at December 31, 2005 and 2004 and the accumulated amortization of such intangible was $1,444,000 and $724,000 at those dates.
Amortization expense for 2005, 2004 and 2003 was $720,000, $380,000 and $94,000. Annual estimated amortization expense for each of the next five years is:

	2005	2004
Assets			2006	$607,000
Cash	$ 165	$ 129	2007	521,000
Land and property	3,862	3,898	2008	483,000
Other assets	439	465	2009	483,000
Total assets	$4,466	$4,492	2010	459,000

Liabilities
Notes payable	$2,871	$2,902
Other liabilities	160	175
Total liabilities	3,031	3,077

Partners’ equity	1,435	1,415
Total liabilities and partners’ equity	$4,466	$4,492

Note 10: Deposits
	2005	2004

Noninterest-bearing demand deposits	$53,730	$36,956
Interest-bearing demand	50,578	46,982
Money market savings deposits	134,416	129,392
Savings deposits	52,647	43,821
Certificates and other time deposits of $100,000 or more	122,637	107,389
Other certificates and time deposits	186,564	151,789
Total deposits	$600,572	$516,329

At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$211,313
2007	66,571
2008	17,646
2009	7,344
2010	6,327
$309,201

Notes to Consolidated Financial Statements
Lincoln Bancorp	December 31, 2005, 2004 and 2003

Note 11: Securities Sold Under Repurchase Agreements
Securities sold under agreements to repurchase were $10,064,000 and $6,500,000 at December 31, 2005 and 2004. Agreements outstanding during 2005 and 2004 consisted of obligations of the Company to other parties. The obligations were secured by federal agency securities, and such collateral was held by a financial services company. The maximum amount of outstanding agreements at any month-end during 2005 totaled $11,215,000 and the daily average of such agreements totaled $8,303,000. The maximum amount of outstanding agreements at any month-end during 2004 totaled $6,511,000 and the daily average of such agreements totaled $2,456,000.
Note 13: Loan Servicing Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans consist of the following:
Note 12: Borrowings

	2005	2004
Federal Home Loan Bank advances	$127,072	$174,829
Notes payable	-	3,000
Total borrowings	$127,072	$177,829

Amount
Aggregate annual maturities of borrowing at December 31, 2005, are
2006	$10,000
2008	-
2009	15,000
2010	41,072
Thereafter	61,000
$127,072

	2005	2004	2003
Mortgage loan portfolio serviced for FHLMC	$120,577	$136,147	$117,014
Other investors	6,187	8,196	7,650
	$126,764	$144,343	$124,664

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2005 and 2004 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

	2005	2004	2003
Mortgage Servicing Rights
Balances, January 1	$576	$620	$770
Servicing rights capitalized	52	207	118
Amortization of servicing rights	(271)	(250)	(268)
	357	577	620
Valuation allowance	(2)	(1)	(58)
Balances, December 31	$355	$576	$562

Note 14: Income Tax

	2005	2004	2003
Income tax expense
Currently payable
Federal	$377	$357	$1,078
State	(72)	116	108
Deferred
Federal	(365)	537	21
State	20	47	(32)
Total income tax expense (benefit)	$(40)	$1,057	$1,175

Reconciliation of federal statutory to actual tax expense
Federal statutory income tax at 34%	$394	$1,602	$1,622
Effect of state income taxes	(34)	108	50
Tax credits	(150)	(355)	(355)
Tax exempt interest	(177)	(95)	(68)
Cash value of life insurance	(229)	(203)	(204)
ESOP expense in excess of cost	78	104	106
Other	78	(104)	24
Actual tax expense (benefit)	$(40)	$1,057	$1,175

Effective tax rate	(3.5)%	22.4%	24.7%

FHLB advances are secured by mortgage loans and investment securities totaling $275,860,000 at December 31, 2005. Advances, at interest rates from 3.3 to 5.6 percent, are subject to restrictions or penalties in the event of prepayment.
At December 31, 2005, FHLB advances totaling $107,000,000 are subject to various options by the FHLB to convert the rates. If the FHLB exercises its option, the advance will be prepayable at the Bank’s option, at par and without a penalty fee.
The Company has a line of credit for $5,000,000 from another financial institution. The line of credit matures on May 8, 2006 and carries an interest rate of LIBOR plus 1.65 percent. At December 31, 2005, there was no outstanding balance.

The components of the deferred tax asset are as follows at December 31:

	2005	2004
Assets
Allowance for loan losses	$2,355	$2,229
Deferred director fees	847	761
Employee benefits	273	275
Securities available for sale	460	-
Purchase accounting fair value adjustments	294	541
Debt issuance amortization	192	203
Stock options	342	342
Other	-	40
Total assets	4,763	4,391

Liabilities
State income tax	(163)	(114)
Depreciation	(482)	(468)
Prepaid expenses	(95)	(361)
FHLB stock dividends	(443)	(350)
Mortgage servicing rights	(150)	(243)
Core deposit intangible	(1,238)	(1,501)
Securities available for sale	-	(121)
Other	(33)	-
Total liabilities	(2,604)	(3,158)
	$2,159	$1,233

Financial instruments whose contract amount represents credit risk were as follows:

	2005	2004
Loan commitments	$122,174	$115,238
Standby letters of credit	1,784	694

No valuation allowance was necessary at December 31, 2005 and 2004.
Retained earnings include approximately $7,277,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of “bank” status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2005, the unrecorded deferred income tax liability on the above amount was approximately $2,474,000.

Note 15: Commitments and Contingent Liabilities
In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.
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
At December 31, 2005, the shareholder’s equity of the Bank was $98,171,000. Although well capitalized, under current regulations in effect, the Bank is required to apply to the Office of Thrift Supervision to pay dividends to the Company.

Note 17: Regulatory Capital
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity’s activities that are not part of the calculated ratios.

Notes to Consolidated Financial Statements
Lincoln Bancorp	December 31, 2005, 2004 and 2003

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank’s operations. At December 31, 2005 and 2004, the Bank was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2005 that management believes have changed the Bank’s classification.
The Bank’s actual and required capital amounts and ratios are as follows:

	2005
			Required for Adequate		To Be Well
	Actual		Capital		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets)	$76,773	11.6%	$53,159	8.0%	$66,449	10.0%
Tier I capital (to risk-weighted assets)	71,186	10.7	26,580	4.0	39,870	6.0
Core capital (to adjusted total assets)	71,186	8.7	32,714	4.0	40,893	5.0
Core capital (to adjusted tangible assets)	71,186	8.7	16,357	2.0	-	n/a
Tangible capital (to adjusted total assets)	71,186	8.7	12,268	1.5	-	n/a

	2004
			Required for Adequate		To Be Well
	Actual		Capital		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets)	$79,846	12.4%	$51,631	8.0%	$64,539	10.0%
Tier I capital (to risk-weighted assets)	74,145	11.5	25,816	4.0	38,723	6.0
Core capital (to adjusted total assets)	74,145	9.5	31,251	4.0	39,064	5.0
Core capital (to adjusted tangible assets)	74,145	9.5	15,625	2.0	-	n/a
Tangible capital (to adjusted total assets)	74,145	9.5	11,719	1.5	-	n/a

Note 18: Employee Benefits
The Company provides pension benefits for substantially all individuals who were employed by the Company prior to July 1, 2004 through its participation in a multi-employer pension plan. On June 30, 2004, the Company froze this defined-benefit pension plan and discontinued the accrual of benefits to plan participants beyond what was already earned to that date. Separate actuarial valuations are not made with respect to each participating employer. Pension expense for 2005, 2004 and 2003 was $171,000, $228,000 and $261,000.
The Company has a retirement savings 401(k) plan in which substantially all employees may participate. Prior to September 1, 2005, the Company matched employees’ contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. Beginning September 1, 2005, the Company matches employees’ contributions at the rate of 100 percent for the first 3 percent of W-2 earnings contributed by the participants. The Bank’s expense for the plan was $214,000, $138,000 and $93,000 for 2005, 2004 and 2003.
The Company has a supplemental retirement plan for directors which provides for continuation of director fees upon events specified under the plan. Expense under the plan was $159,000, $65,000 and $96,000 for 2005, 2004 and 2003.
The Company has an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share with funds provided by a loan from the Company. Accordingly, the common stock acquired by the ESOP is shown as a reduction of shareholders’ equity. Unearned ESOP shares totaled 309,972 and 342,202 at December 31, 2005 and 2004 and had a fair value of $5,099,000 and $6,601,000 at those dates. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for 2005, 2004 and 2003 was $552,000, $641,000 and $632,000. At December 31, 2005 and 2004, the ESOP had 209,240 and 202,487 allocated shares, 309,972 and 342,202 suspense shares and no committed-to-be released shares.
The Company has a Recognition and Retention Plan (RRP). The RRP has purchased or acquired 308,863 shares of Company common stock, and grants for 273,617 of these shares have been awarded to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year. The unearned portion of these stock awards is presented as a reduction of shareholders’ equity. RRP expense for 2005, 2004 and 2003 was $33,000, $279,000 and $626,000.

Note 19: Stock Option Plans
Under the Company’s stock option plans, which are accounted for under the recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected directors, officers and other key employees stock option awards. The Lincoln Bancorp 1999 Stock Option Plan authorized the grant of options for up to 700,925 shares of the Company’s common stock, which generally vest at a rate of 20 percent a year. The 2005 Stock Option Plan authorized the grant of options for up to 250,000 shares of the Company’s common stock, which may vest at the discretion of the Company. The exercise price of each option, which has a 10-year life, is equal to the market price of the Company’s stock on the date of grant; therefore, no compensation expense is recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

	2005	2004
Risk-free interest rates	4.4%	4.4%
Dividend yields	3.1%	2.6%
Volatility factors of expected market price of common stock	16.4	8.8
Weighted-average expected life of the options	8 years	8 years

The proforma effect on net income is disclosed in Note 1.
The following is a summary of the status of the Company’s stock option plan and changes in that plan as of and for the years ended December 31, 2005, 2004 and 2003.

	2005		2004		2003
Options	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding, beginning of year	641,294	$12.71	545,695	$12.55	609,633	$12.25
Granted	151,796	16.82	90,000	18.50	-	-
Issued in connection with First Shares acquisition	-	-	93,186	7.42	-	-
Exercised	(40,992)	12.04	(75,987)	11.87	(63,938)	9.71
Forfeited	(800)	13.06	(11,600)	12.89	-	-
Outstanding, end of year	751,298	13.58	641,294	12.71	545,695	12.55
Options exercisable at year end	633,606		524,202		398,276
Weighted-average fair value of options granted during the year		$2.92		$2.58

As of December 31, 2005, other information in exercise price ranges for options outstanding and exercisable is as follows:

	Outstanding		Exercisable
Exercise Price Ranges	Number of Shares	Weighted-Average Remaining Contractual Life	Number of Shares	Weighted-Average Exercise Price
$5.79 - $7.32	75,375	3.2 years	75,375	$7.16
11.34 - 13.06	425,127	3.5 years	413,035	12.46
15.75 - 18.75	250,796	9.3 years	145,196	16.61
	751,298	5.4 years	633,606	12.78

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

FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest Receivable/Payable - The fair value of interest receivable/payable approximates carrying values.

Notes to Consolidated Financial Statements
Lincoln Bancorp	December 31, 2005, 2004 and 2003

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

Off-Balance Sheet Commitments - Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.
The estimated fair values of the Company’s financial instruments are as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$16,736	$16,736	$27,790	$27,790
Interest-bearing deposits	-	-	2,188	2,188
Securities available for sale	151,565	151,565	118,917	118,917
Securities held to maturity	-	-	1,695	1,695
Loans, including loans held for sale, net	594,974	587,790	576,004	573,640
Stock in FHLB	10,648	10,648	10,427	10,427
Interest receivable	4,270	4,270	3,194	3,194

Liabilities
Deposits	600,572	598,509	516,329	516,203
Borrowings
Securities sold under repurchase agreement	10,064	10,064	6,500	6,514
FHLB advances	127,072	127,290	174,829	181,532
Note payable	-	-	3,000	3,000
Interest payable	1,896	1,896	1,146	1,146
Advances by borrowers for taxes and insurance	513	513	292	292
Off-balance sheet commitments	-	-	-	-

Note 21: Earnings Per Share Earnings per share were computed as follows

	2005
	Income	Weighted-Average Shares	Per-Share Amount
Basic Earnings Per Share - income available to common shareholders	$1,199	5,021,324	$.24
Effect of Dilutive Securities - stock options	-	110,661
Diluted Earnings Per Share - income available to common shareholders and assumed conversions	$1,199	5,131,985	$.23

	2004
	Income	Weighted-Average Shares	Per-Share Amount
Basic Earnings Per Share - income available to common shareholders	$3,655	4,372,382	$.84
Effect of Dilutive Securities - stock options	-	143,255
Diluted Earnings Per Share - income available to common shareholders and assumed conversions	$3,655	4,515,637	$.81

	2003
	Income	Weighted-Average Shares	Per-Share Amount
Basic Earnings Per Share - income available to common shareholders	$3,589	3,943,903	$.91
Effect of Dilutive Securities - stock options	-	146,540
Diluted Earnings Per Share - income available to common shareholders and assumed conversions	$3,589	4,090,443	$.88

Options to purchase 240,796 shares of common stock at exercise prices of $16.20 to $18.75 per share were outstanding at December 31, 2005, but were not included in the computation of diluted earning per share because the options were anti-dilutive.
Note 22: Condensed Financial Information (Parent Company Only) Presented below is condensed financial information as to financial position, results of operations and cash flows of the Parent Company:

Condensed Balance Sheets
	2005	2004
Assets
Cash and cash equivalents on deposit with Bank	$1,487	$1,137
Investment securities available for sale	240	582
Investment in common stock of Bank	98,171	102,778
Other assets	1,133	1,044
Total assets	$101,031	$105,541
Liabilities
Note payable	$-	$3,000
Other	1,091	786
Total liabilities	1,091	3,786
Shareholders’ Equity	99,940	101,755
Total liabilities and shareholders’ equity	$101,031	$105,541

Condensed Statements of Income
	2005	2004	2003
Income
Dividends from Bank	$5,000	$5,000	$15,000
Other income	356	79	156
Total income	5,356	5,079	15,156
Expenses	473	343	298
Income before income tax benefit and equity in undistributed income of Bank	4,883	4,736	14,858
Income tax expense (benefit)	(26)	(46)	79
Income before equity in undistributed income of Bank	4,909	4,782	14,779
Distribution in excess of income of Bank	(3,710)	(1,127)	(11,190)
Net Income	$1,199	$3,655	$3,589

Condensed Statements of Cash Flows
	2005	2004	2003
Operating Activities
Net income	$1,199	$3,655	$3,589
Items not requiring (providing) cash
Distributions in excess of income of Bank	3,710	1,127	11,190
Other	1,120	(537)	2,103
Net cash provided by operating activities	6,029	4,245	16,882
Financing Activities
Proceeds from borrowings	-	3,000	-
Repayment of borrowings	(3,000)	(1,025)	-
Repurchase of common stock	(285)	-	(6,084)
Stock options exercised	434	902	621
Net cash paid in acquisition	-	(17,797)	-
Cash dividends	(2,828)	(2,211)	(1,960)
Net cash used in financing activities	(5,679)	(17,131)	(7,423)
Net Change in Cash and Cash Equivalents	350	(12,886)	9,459
Cash and Cash Equivalents at Beginning of Year	1,137	14,023	4,564
Cash and Cash Equivalents at End of Year	$1,487	$1,137	$14,023

Notes to Consolidated Financial Statements
Lincoln Bancorp	December 31, 2005, 2004 and 2003

Note 23: Future Accounting Matters
Share-Based Compensation
In December 2004, FASB issued an amendment to SFAS 123 (SFAS 123R), which eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value-based method. On April 14, 2005, the SEC amended the compliance date for SFAS 123R from the beginning of the first interim or annual period that begins after June 15, 2005 to the next fiscal year beginning after June 15, 2005. The Company adopted SFAS 123R as of January 1, 2006. Based on the current awards outstanding at December 31, 2005, the adoption of SFAS 123R will not have a significant impact on the Company’s results of operations. The effect on the Company’s results of operations depends on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided and possible performance condition requirements, and so cannot currently be predicted for future awards.
SFAS 123R applies to all awards granted after the effective date and to awards modified, repurchased, or cancelled after that date. The statement establishes standards for accounting for share-based payment transactions. Share-based payment transactions are those in which an entity exchanges its equity instruments for goods or services or in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of these equity instruments. SFAS 123R covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee stock purchase plans.

As of January 1, 2006, the Company applied SFAS 123R using the modified prospective method. This method requires that compensation expense be recorded for all unvested stock options and restricted stock awards over the requisite service period (generally the vesting schedule). For liability-classified awards, the Company measures the cost of employee services received in exchange for an award based on its current fair value. The fair value is re-measured subsequently at each reporting date through the settlement date, and changes in fair value are recognized as compensation cost. For equity-classified awards, the grant date fair value is recognized in earnings over the requisite service period.

Earnings Per Share
The FASB has issued a proposed amendment to SFAS No. 128, Earnings Per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or share. The primary impact on the Company of the proposed Statement is the change to the treasury stock method for year-to-date diluted earnings per share.
Currently, SFAS No. 128 requires that the number of incremental shares included in the denominator be determined by computing a year-to-date weighted average of the number of incremental shares included in each quarterly diluted EPS computation. Under this proposed Statement, the number of incremental shares included in year-to-date diluted earnings per share would be computed using the average market price of common shares for the year-to-date period, independent of the quarterly computations. This computational change is not expected to have a significant impact on the Company’s diluted earnings per share.

Lincoln Bancorp, Inc. Board of Directors
Lincoln Bancorp

Lester N. Bergum, Jr. (age 57) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

Dennis W. Dawes (age 60) has been President and Chief Executive Officer of Hendricks Regional Health and Treasurer of Hendricks Community Hospital Foundation in Danville, Indiana since 1974.

Jerry R. Engle (age 60) has been President and Chief Executive Officer of the Bank since May 1, 2005 and Chairman of the Board, President and Chief Executive Officer of the Holding Company since June 1, 2005. Prior to this he was the Executive Vice President and Chief Operating Officer of the Bank, and Vice Chairman of the Board of Directors of the Holding Company, since the merger of First Shares in August 2004. Formerly, he was the President and Chief Executive Officer of First Shares and First Bank from March 1999 until joining the Company. Prior to that time, he was chief executive officer of Citizens Bank of Central Indiana, a position he assumed in 1992 when Indiana Bancshares, Inc., of which he was chief executive officer, merged into CNB Bancshares, Inc., the holding company for Citizens Bank.

W. Thomas Harmon (age 66) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

Jerry Holifield (age 64) became Chairman of the Board of the Bank in December 1999 and has been the Superintendent of the Plainfield Community School Corporation since 1991.

David E. Mansfield (age 63) became Vice President of The Excel Group, Greenwood, Indiana in March 2003. Previously he had been an Administrative Supervisor for Marathon Oil, where he had worked since 1973.

R.J. McConnell (age 45) is a partner with the law firm of Bose McKinney & Evans LLP, Indianapolis, Indiana.

John C. Milholland (age 69) retired in 2001. Currently is a real estate broker for Joe Risse Realty. He previously served as Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

Patrick A. Sherman (age 57) is a partner in the certified public accounting firm of Sherman and Armbruster, LLP located in Greenwood, Indiana.

T. Tim Unger (age 65) was President and Chief Executive Officer of Lincoln Bank since January, 1996 until May 1, 2005.

John L. Wyatt (age 69) is a Senior Agent for Northwestern Mutual Financial Network where he has been employed since 1960.

Executive and Corporate Officers
Lincoln Bancorp

Lincoln Bancorp
Executive Officers
Jerry R. Engle
Chairman of the Board, President and Chief Executive Officer

John Ditmars
Vice President

Jonathan D. Slaughter
Vice President

John M. Baer
Secretary and Treasurer

Lincoln Bank
Executive Officers
Jerry R. Engle
President & Chief Executive Officer

John Ditmars
Senior Vice President, Administration

John M. Baer
Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer

Jonathan D. Slaughter
Senior Vice President,
Chief Credit Officer

Bryan Mills
Senior Vice President,
Mortgage Lending Manager

Lincoln Bank Officers
Brad Davis
Vice President,
Chief Accounting Officer

Mickey J. Walden
VP, Senior Manager, Analysis

James C. Terry
Senior Financial Analyst

Linda R. Quillen
Financial Analyst

Ramona Silot
Financial Analyst

Jackie Hopper
Senior Accountant

Rick Green
VP, Retail Sales Manager

Elizabeth A. Boltz
AVP, Branch Operations

Deborah L. Graves
VP, Frankfort Market Manager

Kevin R. Wilson
Branch Manager, Trafalgar

Michael J. Goodin
VP, Branch Manager, Nashville

Paul Ross
AVP, Branch Manager, Treybourne

Sally Wells
AVP, Branch Manager, Franklin

Sandra S. Gammon
Branch Manager, Avon

Sharon Durham
Branch Manager, Mooresville

Shiela A. Wasnidge
Branch Manager, Plainfield Main Street

Troy Crum
Branch Manager, Southfield

William B. Canary
Branch Manager, Greenwood & Bargersville

Mary Taylor
Branch Manager, Crawfordsville

Carolyn Hobson
Branch Manager, Greenwood

Lori Tomey
Branch Manager, Brownsburg

Amanda Cooper
Branch Manager, Summerfield

John C. Eisenbarth
Financial Planner

Kevin T. Scharnowske
VP Information System/
IS Security Officer

Donna J. Coulson
AVP, Deposit Operations

Robert E. Maar
Network Applications Administrator

Max L. Hetrick Jr.
Facilities/Purchasing Manager

Melinda J. Carter
AVP, Marketing Director

Tammy L. Hall
AVP, Security Officer

Carolyn J. Riensche
VP, Consumer Lending Manager

Jay H. Oxley
Loan Officer, Crawfordsville

Sandra K. Ostler
Loan Officer, Frankfort

Debbie Hamilton
Consumer Loan Officer

Terri Webb
AVP, Director Loan Operations
and Servicing

Jerry P. Orem
VP, Commercial Lending Manager

John Morin
VP, Regional Commercial
Lending Manager

Sam Roberson
VP, Regional Commercial Lending Manager

Jeffrey A. Bannon
Commercial Loan Officer

Jennifer L. Meyers
Commercial Loan Officer

Jennifer Matthews
Commercial Loan Officer

John F. Beardsley
VP, Commercial Loan Officer

John L. Purdie
VP, Commercial Loan Officer

Kenneth L. Birkemeier
VP, Commercial Loan Officer

M. Steven Johnson
VP, Commercial Loan Officer

Paul Steve Wise
VP, Commercial Loan Officer

Steven E. Anderson
Commercial Loan Officer

Adam Treibic
Commercial Business Development Representative

Jenny Denny
Commercial Credit Manager

Bryan Mills
Senior VP, Mortgage Lending Manager

Christopher Horton
Manager, Real Estate Collections

Jennifer Coy
Business Services Representative

Stacy Hammonds
Business Services Representative,
Letter of Credit Manager

John Ehrhart
Business Services Representative

Jennifer Dawson
Director, Human Resources

Susan J. Haines
Director, Internal Audit

Peter Prichodko
Director, Compliance

Helen F. Smith
Bank Secrecy Officer

Rebecca S. Henderson
Compliance Officer

Shareholder Information
Lincoln Bancorp

The Holding Company’s common stock, without par value (“Common Stock”), is listed on the NASDAQ National Market System under the symbol “LNCB.” The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 2005 to December 31, 2005, were $19.50 and $15.02, respectively. On March 1, 2006, there were 1,598 shareholders of record.
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
The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Bank. Applicable law restricts the amount of dividends the Bank may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed the Bank’s year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company’s total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company’s common stock.
In addition to the foregoing, the portion of the Bank’s earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include any federal income taxes attributable to the distribution. The Holding Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank’s bad debt reserve or otherwise create federal tax liabilities.

Corporate Headquarters
Lincoln Bank
1121 East Main Street
Plainfield, IN 46168
Tel: (317) 839-6539
Fax: (317) 837-3927
www.lincolnbankonline.com

Transfer Agent and Registrar
Computershare Investor Services LLC
P. O. Box 2388
Chicago, IL 60690-2388
(888) 294-8217
Fax: (312) 601-4332
www.computershare.com

Corporate Counsel
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204

Independent Auditor
BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana 46244

Shareholder and General Inquiries
The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2005 with the Securities and Exchange Commission. Copies of this Annual Report may be obtained without charge upon written request to:

Jerry R. Engle
President and Chief Executive Officer
Lincoln Bancorp
905 Southfield Drive
P. O. Box 510
Plainfield, Indiana 46168-0510

	Stock Price
Quarter Ended	High	Low	Dividends Per Share
2005:
March	$19.50	$18.09	$.14
June	18.50	16.00	.14
September	17.60	15.50	.14
December	16.99	15.02	.14

2004:
March	$21.52	$19.85	$.13
June	20.30	16.12	.13
September	19.70	18.25	.13
December	19.75	18.84	.14

[Logo]

LINCOLN BANCORP
live. play. prosper.

Lincoln Bancorp   •   East Main Street   •   Plainfield, IN 46168   •   317-839-6539
www.lincolnbankonline.com