Form 10-K, Exhibit 13
period 2006-12-31
LINCOLN BANCORP /IN/
filed 2007-03-16
CIK 1070259

[LINCOLN BANCORP logo omitted]
[photos omitted]
2006 Annual Report

LINCOLN BANCORP

CORPORATE PROFILE

Lincoln Bancorp (the “Company”) and Lincoln Bank (the “Bank”) are headquartered in Plainfield, Indiana, with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Indianapolis, Mooresville, Morgantown, Nashville and Trafalgar.
Lincoln was organized in 1884 as Ladoga Federal Savings and Loan Association. In 1979, it merged with Plainfield First Federal Savings and Loan Association. After several name changes, it became Lincoln Bank in 2003. On August 2, 2004, Lincoln acquired First Shares Bancorp, Inc. (“First Bank”). On November 1, 2006, the Company became a state-chartered bank holding company. This change enabled the Bank to provide more banking services than were possible under its former thrift charter.
The Company’s common stock is traded on Nasdaq under the symbol “LNCB.” At December 31, 2006, approximately 14 percent of the 5.3 million outstanding shares of common stock was beneficially owned by insiders and an additional 9 percent by the Company’s ESOP. The annual cash dividend for 2006 was $0.56 per share, paid quarterly at the rate of $0.14 per share.

[map omitted]
Contents
Consolidated Financial Highlights	1
Report to Shareholders	2
Review of Operations	4
Selected Financial Data	10
MD&A	12
Consolidated Financial Statements	27
Notes to Consolidated
Financial Statements	32
Officers	46
Directors	48
Shareholder Information	49

CONSOLIDATED FINANCIAL HIGHLIGHTS ($ in thousands, except per share amounts)

Year ended December 31,	2006	2005	% Change

For the Year
Interest income	$51,218	$43,882	+16.7%
Interest expense	29,007	21,008	+38.1%
Net interest income	22,211	22,874	-2.9%
Provision for loan losses	884	2,642	-66.5%
Noninterest income	5,429	5,067	+7.1%
Noninterest expense	23,043	24,140	-4.5%
Net income	2,900	1,199	+141.9%

At Year End
Assets	$883,543	$844,454	+4.6%
Securities	151,237	151,565	-0.2%
Loans, net	629,283	594,546	+5.8%
Deposits	655,664	600,572	+9.2%
Stockholders' equity	99,300	99,940	-0.6%

Per Share Data
Basic earnings	$0.58	$0.24	+141.7%
Diluted earnings	0.56	0.23	+143.5%
Book value	18.63	18.55	+0.4%
Cash dividends	0.56	0.56	No change

Ratios
Return on average equity	2.89%	1.18%
Return on average assets	0.33%	0.14%
Dividend payout/Net income	100.00%	243.48%
Average equity to average assets	11.38%	12.23%

[CHART OMITTED]	[CHART OMITTED]	[CHART OMITTED]

[PHOTO OMITTED]	REPORT TO SHAREHOLDERS
Jerry Engle, President and Chief Executive Officer

Net income for 2006 was $2.9 million, or 56 cents per diluted share, compared with $1.2 million, or 23 cents per diluted share in 2005. This improvement is encouraging but still short of the mark. I am encouraged by the progress made in other areas of our operation, progress that is laying the groundwork to improve future earnings. Our progress has been slowed, and will continue to be affected, by the challenge of an “inverted yield curve.” In this environment short term interest rates are actually higher than longer term rates. This phenomenon is creating a challenge throughout the banking industry as the vast majority of banks are experiencing shrinking net interest margins.

Fierce Competition
Our franchise borders the Indianapolis market area, the number two economic growth area in the Midwest, second only to Columbus, Ohio. Opportunity comes at a price, however. We compete with 20 banks in Johnson County and 18 in Hendricks County. In this regard, Lincoln did very well. We held the number one deposit market share in Hendricks County and moved up to the second spot in Johnson County.
Competition for creditworthy loan customers and core deposit relationships is intense. Although we continue to provide responsive customer service to our relationship customers, we find that competition increasingly affects our pricing on both loans and deposits. This price competition and the inverted yield curve have caused our net interest margin to decline to 2.73 percent from 2.99 percent in 2005.

Highlights for the year include the following:
• Deposits increased $55.1 million.
• Overall net loans increased by 6 percent. More importantly, commercial loans increased by 10 percent as we continue our transformation from a traditional thrift into a commercial bank.

• Fee income was up 5.3 percent, largely because of an increase in new accounts and a very successful service we provide where we honor customer overdrafts for a fixed fee.
• Despite the narrowing of spreads on the loan side of our business, our investment portfolio delivered a marked improvement exceeding the performance of many of our peer banks.
• Our cash management account for public funds continued to be quite successful. The public entities we serve value the liquidity flexibility this account offers, as well as the competitive rates offered. We continue to expand our public entity relationships, diversifying them among the counties we serve.

State Chartered Bank
We became a state-chartered bank holding company on November 1, 2006. This change to a commercial bank better defines all the services Lincoln Bank provides and elevates our visibility in our markets. It also enhances the ability to accelerate the transition from our former thrift charter, which limited our commercial loan growth.
The charter change allows us to continue on our journey of shifting Lincoln Bank to a commercial bank structure. During 2006 we reshaped our commercial lending group, adjusting staffing where necessary and adding several experienced lenders from outside the organization. These changes were responsible for much of the increased commercial growth we experienced in the third and fourth quarter of 2006. With these staff additions and our current pipeline we expect the majority of our 2007 loan growth to be in commercial loans. Our growth has been, and will continue to be, constrained by our underwriting standards as we move into 2007. Our long-term intentions are to increase loan growth and to increase the percentage mix of commercial and consumer loans retained in our loan portfolio while decreasing the percentage of one-to-four family real estate mortgage loans.
“The outlook for our Company remains bright. Net income for 2006 was up considerably. Investments in commercial lending staff proved successful, and the markets we serve continued to prosper.”
Initiatives
We were able to renegotiate the contract with our core system processor and were able to receive a substantial reduction in our costs in exchange for a longer term contract.
We initiated an incentive plan for our lenders, encouraging profitable growth. We are also offering bankwide incentives for home equity loan referrals and maximizing our cross product efforts with our mortgage originators.
We have expanded our cash management staff and are using a team approach with our commercial lenders to provide full financial services to our commercial and small business customers. We view these commercial deposit relationships as a key component of our net interest margin management.
Additionally, we opened a loan production office on the far north side of

Indianapolis to attract business in the Carmel/Noblesville corridor. It should be noted that the costs to operate a loan production office are minimal compared to operating a branch office.

Outlook
The outlook for our Company is better than it has been for several years.
•  Our investment in commercial loan staff is beginning to reap rewards. The increases in both commercial loans booked and those in our pipeline bode well for a fast start in early 2007.
• We are well on our way toward building closer relationships with businesses, even though many are not located near any of our banking offices. We are introducing remote capture equipment that enables businesses to deposit checks electronically. By having this equipment, a business no longer needs a nearby branch location to transact its routine business. We believe this new technology will enable us to secure many more business accounts without having to bear the expense of building a new branch location.
• We’ve also begun a relationship with a marketing firm to attract new consumer checking accounts and improve fee income. Early 2007 results have substantially exceeded our expectations.
• Finally, we continue to evaluate opportunities for acquisitions as a way to expand our franchise value.

Sincerely,

/s/ Jerry R. Engle
Jerry R. Engle
President and Chief Executive Officer

Plainfield, Indiana
March 7, 2007

[photo omitted]

Wealthy individuals have access to tailored banking with several of Lincoln’s products. Access to a multitude of services, normally fee-based, are free of charge with particular deposit levels.

REVIEW OF OPERATIONS
Net income more than doubled in 2006 to $2.9 million versus the $1.2 million earned in 2005. Assets grew to a record $884 million, up 4.6% from 2005’s level.

Net interest income
Net interest income declined 2.9 percent in 2006 to $22,211,000. The decrease reflected the fact that short-term interest rates increased faster than medium- and long-term rates in 2006 Consequently, net interest margin decreased 26 basis points to 2.73 percent in 2006 from 2.99 percent in 2005. The margin compression was due to a higher net differential cost between what we paid to acquire interest-bearing deposits and the interest rate we were able to generate on interest-earning assets.
The average return on interest-earning assets increased by 56 basis points. At the same time, the average cost of interest-bearing liabilities increased 92 basis points.
Part of this negative differential reflects the fact that a portion of our loan portfolio is made up of longer-term loans made several years earlier at interest rates below current short-term rates. Some time will elapse before we are able to clear these loans from our portfolio and reinvest their proceeds at more attractive interest rates.

Noninterest Income
Noninterest income rose 7.2 percent in 2006 to $5.4 million from nearly $5.1 million in 2005. A major increase was obtained from service charges on deposit accounts. These were up nearly $110,000 at $2.2 million in 2006. Another sizable increase was a net realized gain of $14,000 on the sale of securities in 2006 compared with a net loss of $97,000 in 2005, a positive swing of $111,000.
One of the major factors impacting our noninterest income positively is an automatic overdraft protection provided to certain customers for a fee. This service is highly valued by customers. They are no longer embarrassed by having written an NSF check, and they are also spared the financial penalties exacted by merchants and others when they are presented with NSF checks.
Point of sale income generated by our debit cardholders shopping at merchant locations increased $135,000 or 23.2% to $718,000 compared to $583,000 for 2005. Our efforts toward increasing the number of checking accounts and the increased popularity of debit cards contributed to the rise in point of sale fee income.

  Although gain on sale of loans declined $241,000 to $518,000 in 2006 it still contributed significantly to our non interest income. Higher rates in 2006 slowed our mortgage loan production.

Noninterest Expense and Provision for
Loan Losses
Noninterest expense (”Other expense”) decreased 4.5 percent in 2006 to $23.0 million from $24.1 million in 2005, a reduction of approximately $1.1 million from the previous year.
The primary reason for the decrease in 2006 when compared with 2005 was a $720,000 reduction in “other miscellaneous expenses” and the absence of $1.6 million in prepayment fees on Federal Home Bank Advances that were incurred in 2005. These prepayment fees arose when we paid off $34 million in higher rate Federal Home Loan Bank borrowings and sold lower coupon investments in a balance sheet restructuring. Losses incurred on the sale of these investments totaled $497,000 and

Lincoln Bank helped United Way of Central Indiana Hendricks County launch the Imagination Library program which is designed to encourage reading.	Lincoln Bank donated $10,000 to the Franklin College Financial Literacy Program, which educates students about fiscal responsibility and ways to manage debt.
[photo omitted]	[photo omitted]

[photo omitted]	[photo omitted]
During 2006, home construction activity continued unabated in Lincoln’s two biggest markets, Johnson and Hendricks counties.	Online banking with Lincoln has never been easier. Usage of the Company’s website has doubled in the past two years.

were reported as part of noninterest income. Gains on sales of securities unrelated to the restructuring reduced the loss on sale of securities to $97,000 for the year.
Finally, we also incurred an additional salary expense in 2005 that was related to the retirement of our former Chairman and another senior officer.
Although noninterest expenses showed a decline from 2005 to 2006, much of that decline related to one-time events in 2005 — the prepayment fees on the Federal Home Loan Bank Advances and a one-time executive officers’ retirement charge. Adjusted for these one time events, our normalized non interest expenses were $773,000 higher in 2006. The largest single increase was $351,000, which reflected higher employee health-care costs.
In addition, our provision for loan losses in 2006 was approximately $1.8 million less than it was in 2005. The difference between the two years was largely due to a loan loss provision of $1.5 million in 2005 that related to a single account.

Net Income
Lincoln Bancorp earned $2.9 million, or 56 cents per diluted share, in 2006 and $1.2 million, or 23 cents per diluted share, in 2005.
Various one time charges in 2005, detailed above, were responsible for our improved net income, offset partially by net interest margin challenges that the Company expects will continue in the near term.

Balance Sheet Comparisons
Lincoln Bancorp’s 2006 year-end assets increased approximately 4.6 percent to a record of nearly $884 million compared with 2005’s year-end total of $844 million, a year-over-year gain of approximately $40 million. The net gain in assets was due largely to a $38 million increase in net loans outstanding. Securities remained flat at $151 million over the two periods.
On the liabilities side, our 2006 year-end deposits were up $55.1 million at $655.7 million compared with $600.6

[photo omitted]

Lincoln recently introduced Lincoln Online 4 Business, an Internet based product, designed for small businesses that want to utilize online accounting features normally reserved for desktop software. Customers can view cash positions, reconcile accounts, transfer funds and view transactions throughout the day. With help from Lincoln, customers are able to tailor the product to fit their needs.

[photo omitted]

Lincoln’s commercial loans increased nearly 10% last year, clearly indicating that its markets are growing.

million a year earlier. Securities sold under repurchase agreements were up $6.8 million while our Bank borrowings declined roughly $23 million.
Equity was slightly lower at $99.3 million compared with $99.9 million at year-end 2005. Regardless, book value per share increased to $18.63 per share from $18.55 per share at 2005 year-end as there were 56,466 fewer shares outstanding at 2006 year-end, due to common stock repurchases made during 2006.
Most of the stock repurchases were made in the $18.00-$20.00 per share price range. In this regard, management believes that purchases of its common stock at or near its current book value is a prudent use of its capital.
  The overall quality of Lincoln’s balance sheet also improved, as evidenced by the following asset quality measures. Nonperforming assets dwindled to 0.31 percent of total assets and net charge-off’s as a percentage of average loans decreased from .42 percent in 2005 to .10 percent

Lincoln Bank more than doubled earnings in 2006 compared to 2005, which included a balance sheet restructuring charge and a large loan loss.

in 2006. Our allowance for loan losses to total loans was virtually unchanged at 0.96 percent for 2006 compared with 0.97 percent a year earlier.

Stock Data
   The common stock price of Lincoln Bancorp (the “Company”) closed at $19.99 at year-end 2006 and at $16.45 per share the prior year, a gain of 21.5 percent on a year-over-year basis.
At year-end 2006, approximately 14 percent of the stock was beneficially owned by corporate insiders. The Company’s Employee Stock Ownership Plan held nearly 9 percent of the stock, and institutional and mutual fund investors owned 14 percent of the stock.

Cash dividends amounted to $0.56 per share in both 2006 and 2005.

Concluding Commentary
Opportunities for additional growth are promising. The majority of our offices are located in the second and third fastest-growing counties in Indiana. We have a dominant share in one county and a second market share ranking in the other. In addition, we opened a loan production office adjacent to Hamilton County, which is the fastest growing county in Indiana.
We believe our transition to a commercial bank will accelerate and our organic growth will continue because of the confidence we have in our sales staff as well as several new banking products we have to offer our customers.
  We look forward to 2007 and the opportunities and challenges it may present. Thank you to all of our customers, employees and shareholders for your continued support of Lincoln Bank. ■

[CHART OMITTED]	[CHART OMITTED]	[CHART OMITTED]

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

	At December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Summary of Financial Condition Data:
Total assets	$883,543	$844,454	$808,967	$591,685	$521,857
Cash and cash equivalents	18,409	16,736	27,790	16,794	27,298
Interest-bearing deposits (1)	—	—	2,188	—	—
Investment securities available for sale	151,237	151,565	118,917	94,137	99,600
Investment securities held to maturity	—	—	1,695	1,745	1,780
Mortgage loans held for sale	3,713	428	8,821	355	3,073
Loans	635,412	600,389	572,884	441,204	356,128
Allowance for loan losses	(6,129)	(5,843)	(5,701)	(3,532)	(2,932)
Net loans	629,283	594,546	567,183	437,672	353,196
Premises and equipment	14,297	14,373	14,416	7,647	6,639
Federal Home Loan Bank stock	8,808	10,648	10,427	9,270	8,160
Cash surrender value life insurance	20,171	18,451	17,751	12,506	11,905
Deposits	655,664	600,572	516,329	321,839	270,367
Borrowings	120,472	137,136	184,330	184,693	163,258
Shareholders’ equity	99,300	99,940	101,755	79,227	82,120

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)
Summary of Operating Data:
Total interest income	$51,218	$43,882	$34,328	$30,128	$31,315
Total interest expense	29,007	21,008	15,528	14,474	15,338
Net interest income	22,211	22,874	18,800	15,654	15,977
Provision for loan losses	884	2,642	655	753	302
Net interest income after provision for loan losses	21,327	20,232	18,145	14,901	15,675
Other income (losses):
Service charges on deposit accounts	2,180	2,070	1,528	877	751
Net realized and unrealized gains on sales of loans	518	759	661	794	1,949
Net realized gains (losses) on sales of securities available for sale	14	(97)	-	(35)	(21)
Point of sale income	718	583	380	306	232
Loan servicing fees	336	403	380	381	351
Increase in cash surrender value of life insurance	689	673	596	601	141
Other	974	676	418	507	331
Total other income	5,429	5,067	3,963	3,431	3,734
Other expenses:
Salaries and employee benefits	11,663	10,791	8,692	7,194	6,695
Net occupancy expenses	2,024	1,936	1,173	834	674
Equipment expenses	1,549	1,450	1,055	902	774
Data processing fees	2,334	2,355	1,722	1,347	1,131
Professional fees	873	636	493	407	488
Director and committee fees	435	389	273	257	247
Advertising and business development	940	747	609	429	433
Mortgage servicing rights expense	118	271	191	61	428
Core deposit intangibles expense	607	720	380	94	104
Prepayment Fee -Federal Home Loan Bank advances	—	1,622	—	—	—
Other	2,500	3,223	2,808	2,043	1,843
Total other expenses	23,043	24,140	17,396	13,568	12,817
Income before income taxes	3,713	1,159	4,712	4,764	6,592
Income tax expense (benefit)	813	(40)	1,057	1,175	2,101
Net income	$2,900	$1,199	$3,655	$3,589	$4,491

Footnotes on following page

	At December 31,
	2006	2005	2004	2003	2002

Supplemental Data:
Basic earnings per share	$0.58	$0.24	$0.84	$0.91	$1.04
Diluted earnings per share	0.56	0.23	0.81	0.88	1.00
Dividends per share	0.56	0.56	0.53	0.49	0.42
Dividend payout ratio	100.00%	243.48%	65.43%	55.68%	42.00%
Return on assets (2)	0.33	0.14	0.53	0.64	0.89
Return on equity (3)	2.89	1.18	4.08	4.53	5.31
Equity to assets (4)	11.24	11.83	12.58	13.39	15.74
Average equity to average assets	11.38	12.23	12.97	14.18	16.85
Interest rate spread during period (5)	2.28	2.64	2.61	2.51	2.65
Net yield on interest earning assets (6)	2.73	2.99	2.93	2.95	3.31
Efficiency ratio (7)	83.37	86.40	76.42	71.09	65.03
Other expenses to average assets (8)	2.61	2.89	2.52	2.43	2.55
Average interest earning assets to average interest bearing liabilities	112.51	112.59	113.23	116.25	120.68
Nonperforming assets to total assets (4)	0.31	0.45	0.85	0.46	0.44
Allowance for loan losses to total loans outstanding (4) (9)	0.96	0.97	0.98	0.80	0.82
Allowance for loan losses to nonperforming loans (4)	249.37	165.01	112.11	185.41	143.48
Net charge-offs to average total loans outstanding	0.10	0.42	0.05	0.04	0.01
Number of full service offices (4)	17	17	16	9	9
__________________
(1)	Includes certificates of deposit in other financial institutions.
(2)	Net income divided by average total assets.
(3)	Net income divided by average total equity.
(4)	At end of period.
(5)	Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(6)	Net interest income divided by average interest earning assets.
(7)	Other expenses (excluding income tax expense) divided by the sum of net interest income and noninterest income.
(8)	Other expenses divided by average total assets.
(9)	Total loans include loans held for sale.

MANAGEMENT’S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operation

General
The following discussion and analysis of the Company’s financial condition and results of operations and should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto presented on pages 27 through 45.
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

Critical Accounting Policies
Note 1 to the consolidated financial statements presented on pages 32 through 33 contains a summary of the Company’s significant accounting policies for the year ended December 31, 2006. Certain of these policies are important to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses, the valuation of mortgage servicing rights, and the valuation of intangible assets.

Allowance for loan losses. The allowance for loan losses represents management’s estimate of probable losses inherent in the Company’s loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.
The Company’s strategy for credit risk management includes conservative, centralized credit policies, and uniform underwriting criteria for all loans. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit quality reviews and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality. A standard credit scoring system is used to assess credit risks during the loan approval process of all consumer loans while commercial loans are individually reviewed by a credit analyst with formal presentations to the Bank’s Loan Committee.

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
Homogenous loans, such as consumer installment and residential mortgage loans, are not individually risk graded. Rather, these loans are risk graded based on their level of delinquency and nonaccrual status. Reserves are established for each pool of loans based on the expected net charge-offs inherent in the portfolio at the balance sheet date. Historical loss charge-offs as well as certain environmental factors are considered in establishing loss rates by loan category.
In addition, a review of certain “qualitative factors” is undertaken by the allowance for loan loss committee. This review is designed to account for any external factors that may not be fully included in the loss factors used above. Each qualitative factor is evaluated to determine its impact on the appropriate level of allowance that should be maintained. Each factor has two components: assessment and the trend. Depending on the evaluation each factor can add to or subtract from the calculated allowance.
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

MANAGEMENT’S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operation

Average Balances and Interest Rates and Yields The following tables present, for the years ended December 31, 2006, 2005 and 2004, the average daily balances of each	category of the Company’s interest earning assets and interest bearing liabilities, and the interest and dividends earned or paid on such amounts.

	Year Ended December 31,
	2006			2005			2004
	Interest	Average	Interest	Average	Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends (6)	Cost	Balance	Dividends (6)	Cost	Balance	Dividends(6)	Cost
	(Dollars in thousands)
Assets:
Interest earning assets:
Interest bearing deposits	$19,930	$582	2.92%	$27,320	$622	2.28%	$13,985	$153	1.09%
Federal funds sold	—	—	—	832	21	2.52	4,943	83	1.68
Mortgage-backed securities available for sale (1)	74,215	3,974	5.35	47,206	2,283	4.84	35,126	1,688	4.81
Other investment securities available for sale (1)	85,911	4,219	4.91	80,777	2,999	3.71	69,285	1,608	2.32
Other investment securities held to maturity	—	—	—	1,008	54	5.36	1,715	94	5.48
Loans receivable (2)(5)(6)	624,458	41,955	6.72	597,711	37,444	6.26	506,684	30,270	5.97
Stock in FHLB of Indianapolis	10,014	488	4.87	10,608	459	4.33	9,820	432	4.40
Total interest earning assets	814,528	51,218	6.29	765,462	43,882	5.73	641,558	34,328	5.35
Noninterest earning assets net of allowance for loan losses and unrealized gain/loss on securities available for sale	66,851			68,635			49,293
Total assets	$881,379			$834,097			$690,851

Liabilities and Shareholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$43,781	$420	0.96%	$47,027	$409	0.87%	$37,650	$230	0.61%
Savings deposits	71,383	1,752	2.45	45,128	442	0.98	38,028	251	0.66
Money market savings deposits	152,953	6,566	4.29	124,280	3,236	2.60	97,260	1,263	1.30
Certificates of deposit	341,528	14,900	4.36	306,008	9,696	3.17	214,901	5,522	2.57
FHLB advances and securities sold under repurchase agreements	114,341	5,369	4.70	157,273	7,225	4.59	178,769	8,262	4.62
Total interest bearing liabilities	723,986	29,007	4.01	679,716	21,008	3.09	566,608	15,528	2.74
Other liabilities	57,082			52,391			34,630
Total liabilities	781,068			732,107			601,238
Shareholders’ equity	100,311			101,990			89,613
Total liabilities and shareholders’ equity	$881,379			$834,097			$690,851

Net interest earning assets	$90,542			$85,746			$74,950
Net interest income		$22,211			$22,874			$18,800
Interest rate spread (3)			2.28%			2.64%			2.61%
Net yield on weighted average interest earning assets (4)			2.73%			2.99%			2.93%
Average interest earning assets to average interest bearing liabilities	112.51%			112.61%			113.23%

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
(6) Interest income on loans receivable includes loan fee income, including the effect of net deferred fees of ($245,000), $127,000 and $348,000 for the years ended December 31, 2006, 2005 and 2004.

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

	Increase (Decrease) in Net Interest Income
			Total
	Due to	Due to	Net
	Rate	Volume	Change
	(In thousands)
Year ended December 31, 2006 compared to year ended December 31, 2005
Interest earning assets:
Interest earning deposits	$(1,100)	$1,060	$(40)
Federal funds sold	N/A	(21)	(21)
Mortgage-backed securities available for sale	263	1,428	1,691
Other investment securities available for sale	1,035	185	1,220
Other investment securities held to maturity	N/A	(54)	(54)
Loans receivable	2,804	1,707	4,511
FHLB stock	53	(24)	29
Total	3,055	4,281	7,336
Interest bearing liabilities:
Interest bearing demand deposits	33	(22)	11
Savings deposits	944	366	1,310
Money market savings deposits	2,458	872	3,330
Certificates of deposit	3,975	1,229	5,204
FHLB advances and securities sold under repurchase agreements	179	(2,035)	(1,856)
Total	7,589	410	7,999
Net change in net interest income	$(4,534)	$3,871	$(663)

MANAGEMENT’S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operation
	Increase (Decrease) in Net Interest Income
			Total
	Due to	Due to	Net
	Rate	Volume	Change
	(In thousands)
Year ended December 31, 2005 compared to year ended December 31, 2004
Interest earning assets:
Interest earning deposits	$248	$221	$469
Federal funds sold	29	(91)	(62)
Mortgage-backed securities available for sale	11	584	595
Other investment securities available for sale	1,090	301	1,391
Other investment securities held to maturity	(2)	(38)	(40)
Loans receivable	1,528	5,646	7,174
FHLB stock	(7)	34	27
Total	2,897	6,657	9,554
Interest bearing liabilities:
Interest bearing demand deposits	113	66	179
Savings deposits	138	53	191
Money market savings deposits	1,546	427	1,973
Certificates of deposit	1,481	2,693	4,174
FHLB advances and securities sold under repurchase agreements	(49)	(988)	(1,037)
Total	3,229	2,251	5,480
Net change in net interest income	$(332)	$4,406	$4,074

Financial Condition at December 31, 2006 Compared to Financial Condition at December 31, 2005
Total assets were $883.5 million at December 31, 2006, an increase of $39.1 million or 4.6% compared to December 31, 2005. The majority of this increase was the result of an increase in loans, up $35.0 million, that was funded by a $55.1 million increase in deposits. In addition to funding our loan growth, the increase in deposits, along with a $6.8 million increase in securities sold under repurchase agreements, allowed us to reduce borrowings by $23.5 million.

Investment Securities. Total investment securities decreased by $.3 million to $151.2 million at December 31, 2006 compared to the same date in 2005. All investment securities were classified as available for sale.

Loans and Allowances for Loan Losses. Net loans at December 31, 2006 were $629.3 million, an increase of $34.7 million from December 31, 2005. Commercial loans experienced the majority of the loan growth during 2006. Commercial loans increased by $30.2 million, or 13.0% to $262.1 million. Residential mortgages increased by $7.5 million to $199.0 million. This increase was offset by a decrease in real estate construction loans, down $5.3 million to $30.2 million. During 2006 the Bank expanded its efforts to generate commercial loans. We reshaped our commercial lending group, adjusting staffing where necessary and adding several experienced lenders from outside the organization. These changes were responsible for much of the increased commercial growth we experienced later in 2006. With these staff additions and our current pipeline we expect the majority of our 2007 loan growth in commercial loans. Competition for the level of creditworthy borrowers that we target remains high in the markets that we serve. Our growth has been, and will continue to be, constrained by our underwriting standards as we move into 2007. Our long-term intentions are to increase loan growth and to increase the percentage mix of commercial and consumer loans retained in our loan portfolio while decreasing the percentage of one-to-four family real estate mortgage loans.
The allowance for loan losses as a percentage of total loans decreased from .97% to .96%. The decrease in the allowance as a percentage of total loans resulted from our analysis of the risk factors present in our portfolio that could result in future loan losses. Our nonperforming loans as a percentage of total loans improved from .59% at the end of 2005 to .38% at the end of 2006. The allowance for loan losses as a percentage of nonperforming loans was 249.4% and 165.0% at December 31, 2006 and 2005, respectively. Nonperforming loans were $2.5 million and $3.5 million at each date, respectively.

Deposits. Deposits totaled $655.7 million at December 31, 2006, an increase of $55.1 million or 9.2%, from December 31, 2005. Transaction account balances consisting of noninterest-bearing and interest-bearing demand deposits declined $6.8 million from the end of 2005 to $97.5 million at December 31, 2006. These deposits incur the lowest cost of our deposit categories. All other categories of deposits grew. This created additional pressure on net interest margin as our overall cost of deposits increased not only from higher interest rates, but also from the change in the mix of our deposits as money shifted to higher cost products. The largest increases were in money market savings deposits, up $8.3 million; savings deposits, including our popular Platinum Savings product, up $15.6 million; and certificates of deposit, up $37.9 million. The expansion of our interest-bearing deposits has been the result of having to meet the market pressures by raising interest rates. Customers have become extremely rate conscious with a general preference for shorter maturities resulting in a significant shift to our certificate of deposit special rates. This results in higher costs given the flat to inverted yield curve we experienced throughout 2006. We continue to emphasize attracting core checking account business from our new commercial and consumer customers by offering competitively priced accounts including an array of free checking products.

Borrowed Funds. Total borrowed funds including securities sold under repurchase agreements were $120.5 million at December 31, 2006 compared to $137.1 million at the end of 2005. FHLB advances were $103.6 million at December 31, 2006, a decrease of $23.5 million from December 31, 2005 while customer repurchase agreements increased $6.8 million at year end 2006 to $16.9 million.

Shareholders’ Equity. Shareholders’ equity decreased by $.6 million from $99.9 million at December 31, 2005 to $99.3 million at December 31, 2006. The decrease was the result of the recognition of additional pension liability per adoption of FAS 158 of $.2 million, repurchase of 102,661 shares of common stock of $2.0 million and cash dividends of $2.8 million partially offset by the amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and RRP of $1.3 million and net income of $2.9 million.

Comparison of Operating Results For Years Ended
December 31, 2006 and 2005
General. Net income for the year ended December 31, 2006 increased $1.7 million to $2.9 million compared to $1.2 million for the year ended December 31, 2005. Return on average assets for the years ended December 31, 2006 and 2005 was .33% and .14%, respectively. Return on average equity was 2.89% for the year ended December 31, 2006 and 1.18% for the year ended December 31, 2005.

Interest and Dividend Income. Total interest and dividend income was $51.2 million for 2006 compared to $43.9 million for 2005, an increase of $7.3 million. The increase in interest income was due to an increase in average earning assets of $49.1 million from $765.4 million for 2005 to $814.5 million for 2006 and the result of an increase in average earning asset yields by 56 basis points. The average yield on interest earning assets was 6.29% and 5.73% for the years ended December 31, 2006 and 2005, respectively.

Interest Expense. Interest expense was $29.0 million for the year ended December 31, 2006 compared to $21.0 million for the same period in 2005, an increase of $8.0 million. Average interest bearing liabilities increased $44.3 million to $724.0 million for 2006 from $679.7 million for 2005. The average cost of interest bearing liabilities was 4.01% and 3.09% for the years ended December 31, 2006 and 2005, respectively.

Net Interest Income. Net interest income for the year ended December 31, 2006 was $22.2 million compared to $22.9 million for the same period in 2005. The decline in net interest income in spite of increased average earning assets was the direct result of reduced spread. As shown above, average interest earning asset yields increased only 56 basis points while the cost of average interest bearing liabilities increased 92 basis points. This reduced our net interest spread from 2.64% in 2005 to 2.28% in 2006, or 36 basis points. Net interest income increased $3.8 million due to an increase in volume of net interest earning assets and liabilities and decreased $4.5 million as a result of the change in average rate of the net interest earning assets and interest bearing liabilities. Net interest margin was reduced to 2.73% for the twelve months ended December 31, 2006 from 2.99% for the same period in 2005.

Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2006 was $884,000 compared to $2,642,000 last year for the same period. The primary reason for the increased provision in 2005 was the result of a $1,546,000 provision for one credit. The entire amount of the provision for that credit was ultimately recognized as a charge-off during 2005. Nonperforming loans to total loans at December 31, 2006 were .38% compared to .59% at December 31, 2005, while nonperforming assets to total assets were .31% at December 31, 2006 compared to .45% at December 31, 2005. The allowance for loan losses as a percentage of loans at December 31, 2006 was .96% compared to .97% at December 31, 2005.
The 2006 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and industry trends. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management’s control.

Service Charges on Deposit Accounts. Service charges on deposit accounts increased $110,000 or 5.3% from $2,070,000 for the year ended December 31, 2005 to $2,180,000 for 2006. The primary reason for the increase in service charge revenue was the continued success of the Bank’s courtesy overdraft product.

Net Realized and Unrealized Gains on Sales of Loans. Net realized and unrealized gains on sales of loans of $518,000 were recorded during the year ended December 31, 2006 as compared to $759,000 during 2005. This decrease was the result of fewer loans sold during 2006 compared to 2005. In 2006, loan sales totaled approximately $37.7 million while in 2005 loan sales

MANAGEMENT’S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operation

approximated $64.2 million. The decrease in loan sales was the result of a short-term change in the policy of selling nearly all fixed rate residential real estate loan volume with maturities over 15 years during 2005 to adding all loans into our portfolio to help compensate for slow loan demand in other loan categories. This policy was implemented in the fourth quarter of 2005 and continued into the second quarter of 2006. At that time, loan demand increased in commercial loans and we changed our policy to sell all residential real estate loan volume that qualifies for sale in the secondary market. The average premium received on the sale of loans increased from 1.20% in 2005 to 1.39% during 2006. Substantially all loan sales during 2005 and 2006 were one- to-four-family mortgage loans. The decision to sell or retain loans is evaluated regularly depending on the Bank’s interest rate sensitivity and excess investable funds. Future gains will depend on market prices for these loans as well as the Bank’s ability to originate residential real estate mortgage loans and its desire to retain or sell those loans.

Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from sales of securities available for sale during the year ended December 31, 2006 amounted to $17.0 million with a net gain of $14,000. During 2005 proceeds from sales of securities available for sale were $54.9 million with a net loss of $97,000. This included $37.5 million that were sold in June 2005 as part of a balance sheet restructuring that resulted in a loss of approximately $497,000.

Point of Sale Income. Point of sale income generated by our debit cardholders shopping at merchant locations increased $135,000 or 23.2% to $718,000 for the year ended December 31, 2006 compared to $583,000 for 2005. Our efforts toward increasing the number of checking accounts and the increased popularity of debit cards contributed to the rise in point of sale fee income.

Loan Servicing Fees. Loan servicing fees earned for the year ended December 31, 2006 were $336,000 compared to $403,000 for 2005. The decline in loan servicing income was directly related to the decrease in the average balance of serviced loans. Loan servicing income averages approximately 29 basis points of serviced loans.

Increase in Cash Value of Life Insurance. The increase in cash surrender value of life insurance was $689,000 for the year ended December 31, 2006 compared to $673,000 for 2005.

Other Income. Other income for 2006 was $974,000 compared to $676,000 for the year ended December 31, 2005. The largest increase was due to a loss on abandonment of fixed assets during 2005 totaling $114,000 while losses on abandonment of fixed assets were only $7,000 in 2006.

Salaries and Employee Benefits. Salaries and employee benefits were $11,663,000 for the year ended December 31, 2006 compared to $10,791,000 for 2005, an increase of $872,000 or approximately 8.1%. The largest cost increase was due to increased hospitalization benefit costs, up $351,000 in 2006 from 2005. In addition, employee merit raises in early 2006 contributed approximately $265,000 to the increase. Increases in expense for the recognition and retention plan as well as option expense recognized for the first time in 2006 in accordance with FAS 123(R) totaled an additional $170,000 of the $872,000 increase. The Company employed approximately 226 full-time equivalent employees in December, 2006, compared to 231 during December, 2005.

Net Occupancy Expenses. Occupancy expenses increased $88,000 or 4.5% from $1,936,000 in 2005 to $2,024,000 in 2006. Most of this increase related to premises leased during 2005 that incurred a full year expense in 2006. Increased rent, leasehold improvement depreciation and property taxes were several areas where expense increased.

Equipment Expenses. Equipment expenses totaled $1,549,000 in 2006 compared to $1,450,000 for 2005, an increase of $99,000 or 6.8%. Most of this increase was due to increased depreciation and software amortization expense as fixed assets were added with relatively short lives.

Data Processing Fees. Data processing fees decreased $21,000 or .9% from $2,355,000 in 2005 to $2,334,000 in 2006. This was primarily due to renegotiating the contract with our major core system processor during 2006. New pricing became effective in April, 2006; however, as part of our renegotiation we signed a five year contract with our servicer. Costs for 2006 would have been less with the new contract except for increased volume of business and other services added to improve customer service.

Professional Fees. Professional fees increased $237,000 or 37.3% from $636,000 in 2005 to $873,000 in 2006. The increase was the direct result of additional costs required as a result of compliance with the Sarbanes-Oxley Act.

Director and Committee Fees. Director and committee fees increased $46,000 or 11.8% from $389,000 in 2005 to $435,000 in 2006. This increase included one additional director added in late 2005, increased fees for a portion of the year for a previously internal officer that served as an outside director in early 2006 and the annual increase in directors fees.

Advertising and Business Development. Advertising and business development expenses increased $193,000 or 25.8% from $747,000 in 2005 to $940,000 in 2006. Television ads and branding efforts increased in 2006 as we concentrated on improving consumer and commercial penetration in the markets we serve. Part of the cost increase was related to costs incurred at the end of 2006 as we began a new deposit marketing program targeting new consumer checking customers. This program will be fully implemented in 2007.

Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights decreased $153,000 or 56.5% from $271,000 for the year ended December 31, 2005, to $118,000 for the year ended December 31, 2006. Rising interest rates along with the majority of our sold mortgages being sold on a service released to the buyer basis have resulted in lower amortization of our mortgage servicing asset.

Core Deposit Intangibles Expense. Amortization of core deposit intangibles decreased $113,000 from $720,000 for 2005 to $607,000 for 2006. This was the result of less amortization as a result of utilizing a declining balance method of amortization.

Other Expenses. Other expenses decreased $723,000 or 22.4% from $3,223,000 for the year ended December 31, 2005, to $2,500,000 for the year ended December 31, 2006. Certain expenses were lower in 2006 than in 2005. We experienced a loss on sale of other real estate in 2005 that reversed to a gain on sale of other real estate in 2006. This was responsible for $133,000 of the improvement in other expenses. Office supplies expense was $136,000 lower in 2006 than in 2005. Merger related expenses that carried over into 2005, as well as improved supplies expense management were responsible for this substantial improvement. Expenses relating to telephone, dues, unreimbursed loan costs, postage and regulatory assessments are also included in other expenses.

Income Tax Expense. Income tax expense increased $853,000 from the year ended December 31, 2005 to 2006. Income taxes were 22% of pre-tax income for the year ended December 31, 2006. A tax benefit of $40,000 was incurred in 2005 as a result of lower net operating income that was more than offset by a greater amount of nontaxable income and low income housing tax credits.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operation

Service Charges on Deposit Accounts. Service charges on deposit accounts increased $542,000 or 35.5% from $1,528,000 for the year ended December 31, 2004 to $2,070,000 for 2005. In addition to the full year effect of the merger, the increase was the result of the continued success of our courtesy overdraft program called Lincoln Advantage.

Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $759,000 were recorded during the year ended December 31, 2005 as compared to $661,000 during 2004. This increase was the result of selling more loans during 2005 compared to 2004. In 2005, loan sales totaled approximately $64.2 million while in 2004 loan sales approximated $40.6 million. The average premium received on the sale of loans dropped from 1.63% in 2004 to 1.20% in 2005. Substantially all loan sales during both 2004 and 2005 were 1-4 family mortgage loans. The decision to sell or retain loans is evaluated regularly depending on the Bank’s interest rate sensitivity and excess investable funds. Future gains will depend on market prices for these loans as well as the Bank’s ability to originate residential real estate mortgage loans and its desire to retain or sell those loans.

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

Other Income. Other income increased $258,000 from $418,000 for the year ended December 31, 2004 to $676,000 for 2005. The primary reason for the increase in other income during 2005 was equity in income (losses) of limited partnership increased $361,000 from a loss of $225,000 for the year ended December 31,

2004 to income of $136,000 for 2005 due to the operating results of the limited partnership investment. Partially offsetting this increase was a net loss on sale of fixed assets totaling $114,000. The majority of this loss was due to the relocation of our Madison Avenue Branch in Greenwood to Greenwood Park Mall, but also included the abandonment of old signage and unused computer hardware and software and was partially offset by a gain on sale of a small operations building.

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

Director and Committee Fees. Director and committee fees increased $116,000 from $273,000 in 2004 to $389,000 in 2005. A change in the estimates for the director supplemental retirement plan during 2005 resulted in increased expense for the year of $94,000. No change in benefits occurred to the plan.

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
The Company’s primary investment activity is the origination of loans. During the years ended December 31, 2006, 2005 and 2004, cash used to originate loans exceeded repayments and other changes by $37.1 million, $24.3 million and $2.4 million respectively. Loan growth has been funded by a combination of deposit growth, cash flow generated from monthly repayments of mortgage-backed securities and proceeds from sales and maturities of securities available for sale.
During the years ended December 31, 2006, 2005 and 2004, the Company purchased $38.0 million, $178.4 million and $119.0 million of securities available for sale, respectively. During 2006, 2005 and 2004, these purchases were funded by proceeds from sales and maturities of securities available for sale and deposit growth. During the years ended December 31, 2006, 2005 and 2004, the Company received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $21.4 million, $90.9 million and $134.2 million respectively. During the year 2004, the Company did not sell any securities. During the years ended December 31, 2006 and 2005, the Company received proceeds for the sale of mortgage-backed and other securities available for sale of $17.0 and $54.9 million which funds were used to fund its investment securities available for sale, loan growth and reduction of borrowed funds.
The Company had outstanding loan commitments and unused lines of credit of $116.1 million and standby letters of credit outstanding of $5.5 million at December 31, 2006. Management anticipates that the Company will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis and other contingent sources to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2006 totaled $264.9 million. Management believes that a significant portion of such deposits will remain with the Company based upon historical deposit flow data and the Company’s competitive pricing in its market area. In addition, the liquidity sources listed above would also be available to fund any shortfalls that result from deposit run-off.
Liquidity management is both a daily and long-term function of the Company’s management strategy. In the event that the Company should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances, brokered deposits and federal funds purchased. The Company had outstanding FHLB advances in the amount of $103.6 million at December 31, 2006. As an additional funding source, the Company has also sold securities under repurchase agreements. The Company had $16.9 million outstanding securities sold under repurchase agreements at December 31, 2006.
Other significant investing and financing activities for the Company included repurchases of common stock during 2006 and 2005. During 2006 and 2005, the Company repurchased common stock for $1,973,000 and $285,000, respectively. No common

MANAGEMENT’S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operation

stock was repurchased during 2004. These transactions were funded by dividends from the Bank.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations)

to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).
Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject. The Company and Bank’s actual capital amounts and ratios under the state charter are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital (to Risk-Weighted Assets)
Consolidated	$79,198	12.0%	$53,038	8.0%		N/A
Bank	75,902	11.0	54,979	8.0	$68,724	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	73,069	11.0	26,519	4.0		N/A
Bank	69,773	10.2	27,489	4.0	41,234	6.0

Tier I Capital (to Average Assets)
Consolidated	73,069	8.4	34,582	4.0		N/A
Bank	69,773	8.1	34,582	4.0	43,228	5.0

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

Contractual Obligations
The Company’s contractual obligations as of December 31, 2006 are summarized in the following table.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	2 to 3 years	4 to 5 years	More than 5 years
	(Dollars in thousands)
Long Term Debt (1)	$103,608	$16,550	$15,000	$32,058	$40,000
Operating Leases (2)	4,134	322	672	654	2,486
Purchase Obligations (3)	9,053	1,817	3,635	3,601	—
Dividends Declared (4)	707	707	—	—	—
Total (5)	$117,502	$19,396	$19,307	$36,313	$42,486
_________
(1) Long term debt is primarily FHLB advances. See “Notes to Consolidated Financial Statements - Borrowings,” contained in Note 12, for information related to collateral and amounts with various options.
(2) Leased facilities for six locations with various expiration dates none of which expires beyond 2027. Some of the leases contain rent adjustment provisions over the life of the lease and allocation of expense increases for shared expenses with other lease tenants.
(3) The purchase obligations are to pay for office equipment rentals and data processing services including core system processing, item processing and ATM transaction processing. The contracts are for varied terms none of which extends beyond 2011.
(4) A dividend on common stock was declared by the Board of Directors to shareholders of record on December 31, 2006 and payable on January 15, 2007. This obligation is shown net of certain affiliate holdings.
(5) For information regarding the contractual maturities of deposit liabilities, which are not included in the above table, see “Notes to Consolidated Financial Statements - Deposits,” contained in Note 10.

Impact of Accounting Changes
In March 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not intend to carry servicing rights at fair value and therefore does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated financial position or results of operations.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06_5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85_4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company has not completed its evaluation of the impact of adoption of this issue.
On February 15, 2007, the FASB issued its Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. FAS 159 permits entities to elect to report most financial assets and liabilities at their fair value with changes in fair value included in net income. The fair value option may be applied on an instrument-by-instrument or instrument class-by-class basis. The option is not available for deposits withdrawable on demand, pension plan assets and obligations, leases, instruments classified as stockholders’ equity, investments in consolidated subsidiaries and variable interest entities and certain insurance policies. The new standard is effective at the beginning of the Company’s fiscal year beginning January 1, 2008, and early application may be elected in certain circumstances. The Company expects to first apply the new standard at the beginning of its 2008 fiscal year. The Company is currently evaluating and has not yet determined the impact the new standard is expected to have on its financial position, results of operations or cash flows.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS of Financial Condition and Results of Operation

Quantitative and Qualitative Disclosures about Market Risks
An important component of Lincoln Bank’s asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Bank’s assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates, but decrease during periods of falling interest rates. Conversely, if Lincoln Bank’s assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Bank’s policy has been to mitigate the interest rate risk inherent in its historical business, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Bank’s earnings to material and prolonged changes in interest rates.
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
As noted above effective November 1, 2006, the Bank converted from a federal savings bank charter to the charter of an Indiana commercial bank. Previously the interest rate risk analysis presented was summarized from a regulatory report provided by the OTS. Since the charter conversion, management has relied upon a third party interest rate risk model. This model was also used in 2005 and we have presented the results of that model at December 31, 2005 for comparative purposes. Although similar in concept to the NPV analysis performed by the OTS, management cannot confirm that all calculations and assumptions of the two models align. One key difference that can be identified is that the current third party model does estimate fair market value for transaction deposits where the OTS model assumed book value approximated market value. Presented below, as of December 31, 2006, is an analysis showing the present value impact of changes in interest rates, assuming a comprehensive mark-to-market environment. Noninterest sensitive assets and liabilities such as cash, accounts receivable, fixed assets, and other liabilities are excluded from the analysis.

Economic Value
	Present Value at December 31, 2006 Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(In Thousands)
Interest Sensitive Assets
Investments	$164,398	$162,623	$160,045	$154,521	$148,496
Loans	645,847	637,404	624,753	608,960	592,438
Total interest sensitive assets	810,245	800,027	784,798	763,481	740,934

Interest Sensitive Liabilities
Deposits	(640,002)	(629,328)	(619,314)	(609,910)	(601,070)
Borrowings and repurchase agreements	(127,439)	(123,547)	(120,660)	(118,874)	(118,014)
Total interest sensitive liabilities	(767,441)	(752,875)	(739,974)	(728,784)	(719,084)

Net market value as of December 31, 2006	42,804	47,152	44,824	34,697	21,850
Change from current	(2,020)	2,328	—	(10,127)	(22,974)

Presented below is the same third party interest rate risk model result as of December 31, 2005.

Economic Value
	Present Value at December 31, 2005 Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(In Thousands)
Interest Sensitive Assets
Investments	$165,849	$164,373	$162,213	$157,224	$152,061
Loans	607,207	599,695	587,790	573,047	557,200
Total interest sensitive assets	773,056	764,068	750,003	730,271	709,261

Interest Sensitive Liabilities
Deposits	(559,823)	(549,122)	(539,072)	(529,625)	(520,736)
Borrowings and repurchase agreements	(146,022)	(140,959)	(137,354)	(135,168)	(133,789)
Total interest sensitive liabilities	(705,845)	(690,081)	(676,426)	(674,793)	(654,525)

Net market value as of December 31, 2005	67,211	73,987	73,577	55,478	54,736
Change from current	(6,366)	410	—	(18,099)	(18,841)

The estimated net market value of interest sensitive assets and liabilities in the current environment at that date declined from $73.6 million at December 31, 2005 to an estimated net market value at December 31, 2006 of $44.8 million. Fluctuations in external interest rates including the inversion of the yield curve have resulted in our short term and non-maturity deposit liabilities re-pricing at a faster rate and a substantially narrower spread than historically experienced. Generally, the result of a narrower spread is a lower net market value. The tables also illustrate the effect of an immediate and parallel shift in the yield curve on the Company’s financial assets. As of December 31, 2006 the company is at a higher risk of increasing rates than it is of declining rates.
These tables should be used with caution. The net market value sensitivities do not necessarily represent the changes in net asset value that would actually occur under the given interest rate scenarios, as sensitivities do not reflect changes in value of the company as a going concern, nor consider potential re-balancing or other management actions that might be taken in the future under asset/liability management as interest rates change.
In addition, the shocks presented of immediate and parallel shifts in the yield curve in up, and down 100 basis point increments are unlikely to occur as most historical changes in rates have occurred gradually and in a non-linear fashion. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to re-pricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the tables.
Presented below, for comparative purposes, as of December 31, 2005, is an analysis performed by the OTS of Lincoln Bank’s interest rate risk as measured by changes in net portfolio value (“NPV”) for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 200 basis points. It is estimated that at December 31, 2005, NPV would decrease 42% and 27% in the event of 300 and 200 basis point increases in market interest rates, respectively, compared to 19% and 11% for the same increases at December 31, 2004. At December 31, 2005, 1% of the present value of Lincoln Bank’s assets was approximately $8.2 million. The NPV change of a 200 basis point increase in market rates was a decrease of $21.0 million at December 31, 2005. The NPV change of a 200 basis point decrease in market rates was an increase of $4.0 million at December 31, 2005. Lincoln Bank’s exposure to interest rate risk results primarily from long term fixed rate loans and short term deposit liabilities.

December 31, 2005
	Net Portfolio Value			NPV as % of PV of Assets
Change In Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
(Dollars in thousands)
+300 bp*	$45,734	$(32,756)	(42)%	5.86%	(368) bp
+200 bp	57,457	(21,033)	(27)	7.23	(231) bp
+100 bp	69,144	(9,346)	(12)	8.54	(100) bp
0 bp	78,490	—	—	9.54	—
-100 bp	83,319	4,829	6	9.99	46 bp
-200 bp	82,490	4,001	5	9.82	28 bp
____________________
* Basis points.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Shareholders
Lincoln Bancorp
Plainfield, Indiana

We have audited the accompanying consolidated balance sheets of Lincoln Bancorp as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Bancorp as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Lincoln Bancorp’s internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 8, 2007 expressed unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

/s/ BKD, LLP

Indianapolis, Indiana
March 8, 2007

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$4,457,257	$4,306,531
Interest-bearing demand deposits in other banks	13,951,460	12,429,266
Cash and cash equivalents	18,408,717	16,735,797
Investment securities available for sale	151,237,001	151,565,284
Loans held for sale	3,713,010	427,550
Loans, net of allowance for loan losses of $6,129,069 and $5,842,565	629,283,375	594,546,227
Premises and equipment	14,296,685	14,372,835
Investment in limited partnership	1,252,091	1,160,825
Federal Home Loan Bank stock	8,808,200	10,648,200
Interest receivable	4,785,639	4,270,159
Goodwill	23,906,877	23,906,877
Core deposit intangible	2,690,255	3,297,441
Cash value of life insurance	20,171,426	18,451,167
Other assets	4,989,513	5,071,951
Total assets	$883,542,789	$844,454,313

Liabilities
Deposits
Noninterest-bearing	$51,062,255	$53,730,336
Interest-bearing	604,601,833	546,841,453
Total deposits	655,664,088	600,571,789
Securities sold under repurchase agreements	16,863,656	10,064,110
Borrowings	103,608,175	127,072,378
Interest payable	2,460,498	1,895,986
Other liabilities	5,646,466	4,910,117
Total liabilities	784,242,883	744,514,380

Commitments and Contingencies

Shareholders’ Equity
Common stock, without par value
Authorized - 20,000,000 shares
Issued and outstanding - 5,329,687 and 5,386,153 shares	62,020,927	63,772,164
Retained earnings	41,035,822	40,693,391
Accumulated other comprehensive loss	(961,453)	(818,104)
Unearned recognition and retention plan (RRP) shares	—	(607,798)
Unearned employee stock ownership plan (ESOP) shares	(2,795,390)	(3,099,720)
Total shareholders’ equity	99,299,906	99,939,933
Total liabilities and shareholders’ equity	$883,542,789	$844,454,313

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest and Dividend Income
Loans, including fees	$41,954,365	$37,444,106	$30,269,756
Investment securities
Mortgage-backed securities	3,973,952	2,282,247	1,688,236
Other investment securities	4,219,329	3,053,172	1,701,834
Deposits with financial institutions	582,191	622,679	153,452
Federal funds sold	79	20,903	82,839
Dividend income	488,372	458,831	432,218
Total interest and dividend income	51,218,288	43,881,938	34,328,335

Interest Expense
Deposits	23,637,540	13,782,695	7,265,554
Short-term borrowings	526,972	261,183	58,345
Federal Home Loan Bank advances	4,842,538	6,964,183	8,203,842
Total interest expense	29,007,050	21,008,061	15,527,741

Net Interest Income	22,211,238	22,873,877	18,800,594
Provision for loan losses	884,120	2,641,511	655,100

Net Interest Income After Provision for Loan Losses	21,327,118	20,232,366	18,145,494

Other Income
Service charges on deposit accounts	2,179,719	2,070,228	1,527,886
Net gains on sales of loans	517,985	758,720	661,309
Net realized gains (losses) on sales of available-for-sale securities	14,409	(97,448)	—
Point of sale income	717,956	583,340	380,287
Loan servicing fees	335,795	402,637	379,811
Increase in cash value of life insurance	688,826	673,004	595,753
Other income	974,765	676,443	417,849
Total other income	5,429,455	5,066,924	3,962,895

Other Expenses
Salaries and employee benefits	11,662,880	10,790,926	8,691,996
Net occupancy expenses	2,023,932	1,935,548	1,172,596
Equipment expenses	1,548,629	1,449,556	1,055,183
Data processing fees	2,333,977	2,354,933	1,721,641
Professional fees	873,243	636,003	493,153
Director and committee fees	434,812	389,255	273,293
Advertising and business development	939,971	747,082	608,828
Mortgage servicing rights expense	118,125	271,491	191,509
Core deposit intangible amortization	607,185	719,833	379,509
Prepayment fee - Federal Home Loan Bank advances	—	1,621,813	—
Other expenses	2,500,441	3,223,812	2,808,627
Total other expenses	23,043,195	24,140,252	17,396,335

Income Before Income Tax	3,713,378	1,159,038	4,712,054
Income tax expense (benefit)	812,946	(40,085)	1,056,937

Net Income	$2,900,432	$1,199,123	$3,655,117

Basic Earnings per Share	$0.58	$0.24	$0.84

Diluted Earnings per Share	$0.56	$0.23	$0.81

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Net income	$2,900,432	$1,199,123	$3,655,117

Other comprehensive income, net of tax

Unrealized gains (losses) on securities available for sale
Unrealized holding gains (losses) arising during the period, net of tax expense (benefit) of $14,497, $(598,387) , and $125,312	23,057	(1,081,338)	190,982
Less: Reclassification adjustment for gains (losses) included in net income, net of tax expense (benefit) of $5,072 and $(17,079)	9,337	(80,370)	—
	13,720	(1,000,968)	190,982

Comprehensive income	$2,914,152	$198,155	$3,846,099

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2006, 2005 and 2004

				Accumulated
				Other
	Common Stock			Comprehensive	Unearned	Unearned
	Shares		Retained	Income	RRP	ESOP
	Outstanding	Amount	Earnings	(Loss)	Compensation	Shares	Total
Balances, January 1, 2004	4,411,891	$43,383,386	$40,526,766	$(8,118)	$(918,983)	$(3,756,300)	$79,226,751
Net income			3,655,117				3,655,117
Unrealized gains on securities, net of reclassification adjustment				190,982			190,982
Shares issued in acquisition, net of cost	878,685	18,849,086					18,849,086
Stock options exercised	75,987	902,310					902,310
Tax benefit on stock options and RRP		399,194					399,194
ESOP shares earned			306,701			334,280	640,981
Amortization of unearned compensation expense			(7,198)		286,563		279,365
Cash dividends ($0.53 per share)			(2,388,968)				(2,388,968)

Balances, December 31, 2004	5,366,563	63,533,976	42,092,418	182,864	(632,420)	(3,422,020)	101,754,818
Net income			1,199,123				1,199,123
Unrealized losses on securities, net of reclassification adjustment				(1,000,968)			(1,000,968)
Purchase of common stock	(18,300)	(284,748)					(284,748)
Stock options exercised	37,890	433,703					433,703
Tax benefit on stock options and RRP		89,233					89,233
ESOP shares earned			229,640			322,300	551,940
Amortization of unearned compensation expense			8,130		24,622		32,752
Cash dividends ($0.56 per share)			(2,835,920)				(2,835,920)

Balances, December 31, 2005	5,386,153	63,772,164	40,693,391	(818,104)	(607,798)	(3,099,720)	99,939,933
Net income			2,900,432				2,900,432
Unrealized gains on securities, net of reclassification adjustment				13,720			13,720
Purchase of common stock	(102,661)	(1,973,291)					(1,973,291)
Stock options exercised	46,195	563,605					563,605
Tax benefit on stock options and RRP		85,772					85,772
Stock option expense		89,241					89,241
ESOP shares earned			260,542			304,330	564,872
Amortization of unearned compensation expense		91,234	21,190				112,424
Reclassification of unearned compensation to common stock upon adoption of SFAS 123(R)		(607,798)			607,798		—
Recognition of additional pension liability per adoption of FAS 158				(157,069)			(157,069)
Cash dividends ($0.56 per share)			(2,839,733)				(2,839,733)
Balances, December 31, 2006	5,329,687	$62,020,927	$41,035,822	$(961,453)	$—	$(2,795,390)	$99,299,906

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Operating Activities
Net income	$2,900,432	$1,199,123	$3,655,117
Items not requiring (providing) cash
Provision for loan losses	884,120	2,641,511	655,100
Investment securities amortization (accretion), net	26,121	(53,120)	231,189
Investment securities loss (gain)	(14,409)	97,449	—
Loans originated for sale in the secondary market	(40,523,885)	(60,938,915)	(48,551,004)
Proceeds from sale of loans in the secondary market	37,737,643	64,168,598	40,649,597
Gain on sale of loans	(517,985)	(758,720)	(661,309)
Amortization of net loan origination fees	575,238	(314,346)	(186,558)
Amortization of purchase accounting adjustments	267,553	32,882	(22,099)
Amortization of mortgage servicing rights	118,125	271,491	191,509
Depreciation and amortization	1,760,839	1,570,600	979,584
Deferred income tax	(313,146)	(344,680)	584,024
Amortization of unearned compensation expense	112,424	32,752	279,365
Option expense recognized	89,241	—	—
ESOP shares earned	564,872	551,940	640,981
Tax benefit from stock options exercised	(85,772)	—	—
Change in
Interest receivable	(515,480)	(1,075,846)	(29,696)
Interest payable	564,512	750,109	(176)
Other operating activities	(27,520)	326,908	(1,348,043)
Net cash provided by (used in) operating activities	3,602,923	8,157,736	(2,932,419)

Investing Activities
Net change in interest-bearing deposits	—	2,188,111	(2,188,111)
Purchases of securities available for sale	(38,002,500)	(178,389,563)	(119,034,225)
Proceeds from sales of securities available for sale	16,988,689	54,888,743	—
Proceeds from maturities of securities available for sale	21,353,526	89,225,711	134,131,526
Proceeds from maturities of securities held to maturity	—	1,695,000	50,000
Net changes in loans	(37,135,911)	(24,314,547)	(2,370,430)
Purchase of premises and equipment	(1,692,870)	(1,891,109)	(4,704,813)
Premiums on life insurance	(1,031,433)	(26,888)	—
Net cash received in acquisition	—	—	11,656,836
Proceeds from sale of foreclosed real estate	1,097,460	2,243,308	1,118,209
Redemption of Federal Home Loan Bank stock	1,840,000	—	—
Other investing activities	1,100	277,386	10,903
Net cash provided by (used in) investing activities	(36,581,939)	(54,103,848)	18,669,895

Financing Activities
Net change in
Noninterest-bearing, interest-bearing demand, money market and savings deposits	17,163,186	34,220,732	29,513,420
Certificates of deposit	38,074,323	50,419,722	(18,021,234)
Short-term borrowings	6,799,546	3,563,833	1,553,223
Proceeds from borrowings	156,780,000	23,000,000	75,300,000
Repayment of borrowings	(180,230,000)	(73,855,000)	(91,325,000)
Cash dividends	(2,843,294)	(2,828,016)	(2,210,921)
Purchase of common stock	(1,973,290)	(284,748)	—
Exercise of stock options	563,605	433,704	902,310
Reduction in taxes paid due to tax benefit on stock options exercised	85,772	—	—
Other financing activities	232,088	221,563	(453,078)
Net cash provided by (used in) financing activities	34,651,936	34,891,790	(4,741,280)
Net Change in Cash and Cash Equivalents	1,672,920	(11,054,322)	10,996,196
Cash and Cash Equivalents, Beginning of Year	16,735,797	27,790,119	16,793,923
Cash and Cash Equivalents, End of Year	$18,408,717	$16,735,797	$27,790,119
Additional Cash Flows and Supplementary Information
Interest paid	$28,442,538	$20,257,952	$15,527,741
Income tax paid (refunded)	1,126,701	(1,050,862)	462,000
Loan balances transferred to foreclosed real estate	1,119,623	783,083	1,750,671
Securitization of loans	—	—	25,756,736

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004 (Table Dollar Amounts in Thousands, Except Share Data)

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
The Company is a holding company whose principal activity is the ownership and management of the Bank. The Bank switched from a federal thrift charter to a state charter in 2006 and provides full banking services in a single significant business segment. As a state chartered bank, the Bank is subject to regulation by the Department of Financial Institutions, State of Indiana and the Federal Deposit Insurance Corporation.
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

Loan securitizations - The Company occasionally securitizes certain mortgage loans and creates mortgage-backed securities for sale in the secondary market. Because the resulting securities are collateralized by the identical loans previously held, no gains or losses are recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and, therefore, excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2006, the allowance for loan losses is based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Stock options - The Company has a stock-based employee compensation plan, which is described more fully in Note 19. Prior to 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. The Company selected the modified prospective application. Accordingly, on January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled.
The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2005	2004
Net income, as reported	$1,199	$3,655
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(356)	(65)
Pro forma net income	$843	$3,590
Earnings per share:
Basic - as reported	$0.24	$.84
Basic - pro forma	0.17	.82
Diluted - as reported	0.23	.81
Diluted - pro forma	0.16	.80

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

Reclassifications of certain amounts in the 2005 and 2004 consolidated financial statements have been made to conform to the 2006 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004 (Table Dollar Amounts in Thousands, Except Share Data)

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

2004
Net interest income	$23,605
Net income	2,590
Net income per share
Basic	.53
Diluted	.51

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

NOTE 3: RESTRICTION ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2006 was $422,000.

NOTE 4: INVESTMENT SECURITIES
	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale
Federal agencies	$53,553	$3	$(588)	$52,968
Mortgage-backed securities	64,663	113	(475)	64,301
Marketable equity securities	222	27	—	249
Corporate obligations	13,432	—	(239)	13,193
Municipal securities	20,622	63	(159)	20,526
Total available for sale	$152,492	$206	$(1,461)	$151,237

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale
Federal agencies	$45,019	$4	$(406)	$44,617
Mortgage-backed securities	70,510	231	(367)	70,374
Marketable equity securities	222	18	—	240
Corporate obligations	14,442	7	(358)	14,091
Municipal securities	22,650	70	(477)	22,243
Total available for sale	$152,843	$330	$(1,608)	$151,565

  The amortized cost and fair value of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	2006
	Amortized	Fair
	Cost	Value
Within one year	$5,075	$5,064
One to five years	12,085	11,943
Five to ten years	35,659	35,277
Over ten years	34,788	34,403
	87,607	86,687
Mortgage-backed securities	64,663	64,301
Marketable equity securities	222	249
Totals	$152,492	$151,237

Securities with a carrying value of $18,841,000 and $14,683,000 were pledged at December 31, 2006 and 2005 to secure securities sold under agreements to repurchase. Securities with a carrying value of $11,767,000 and $15,393,000 were pledged at December 31, 2006 and 2005 to secure FHLB advances.
Proceeds from sales of securities available for sale during 2006 were $16,989,000. Gross gains of $53,000 and gross losses of $39,000 were realized on those sales. Proceeds from sales of securities available for sale during 2005 were $54,889,000. Gross gains of $467,000 and gross losses of $564,000 were realized on those sales. No investment securities were sold in 2004.
Certain investment securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2006 and 2005 were $123,557,000 and $114,713,000, which is approximately 81.7 and 75.7 percent of the Company’s investment portfolio. These declines primarily resulted from continued increases in market interest rates. The unrealized losses in corporate obligations primarily relate to four variable-rate trust preferred debt securities issued by regional and national financial institutions.
Substantially all of the Company’s investments are either mortgage-backed securities or debt instruments. Based on evaluation of available evidence, including recent changes in market interest rates and credit rating information, management believes the declines in fair value for these securities are generally interest rate related and that all amounts due will be collected according to the contractual terms of the debt securities. Therefore management has concluded that the declines in fair value for these securities are temporary. The Company does not hold any marketable equity securities where the amortized cost was less than the current market value as of December 31, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004 (Table Dollar Amounts in Thousands, Except Share Data)

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

	2006
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Federal agencies	$7,981	$(17)	$38,463	$(571)	$46,444	$(588)
Mortgage-backed securities	18,894	(50)	31,805	(425)	50,699	(475)
Corporate obligations	1,508	(4)	10,683	(235)	12,191	(239)
Municipals	8,194	(70)	6,029	(89)	14,223	(159)
Totals	$36,577	$(141)	$86,980	$(1,320)	$123,557	$(1,461)

	2005
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Federal agencies	$38,614	$(406)	$—	$—	$38,614	$(406)
Mortgage-backed securities	43,355	(346)	1,978	(21)	45,333	(367)
Corporate obligations	1,124	(8)	10,565	(350)	11,689	(358)
Municipals	17,940	(454)	1,137	(23)	19,077	(477)
Totals	$101,033	$(1,214)	$13,680	$(394)	$114,713	$(1,608)

NOTE 5: LOANS AND ALLOWANCE
	2006	2005
Real estate mortgage loans
One-to-four family	$198,990	$191,540
Multi-family	6,392	5,220
Real estate construction loans	30,226	35,507
Commercial, industrial and agricultural loans	262,132	231,931
Consumer loans	139,649	140,745
	637,389	604,943
Less
Undisbursed portion of loans	5,088	7,419
Net deferred loan fees and premiums	(3,111)	(2,865)
Allowance for loan losses	6,129	5,843
Total loans	$629,283	$594,546

	2006	2005	2004
Allowance for loan losses
Balances, January 1	$5,843	$5,701	$3,532
Allowance acquired in acquisition	—	—	1,757
Provision for losses	884	2,642	655
Recoveries on loans	86	95	38
Loans charged off	(684)	(2,595)	(281)
Balances, December 31	$6,129	$5,843	$5,701

Impaired loans totaled $2,568,000 and $3,353,000 at December 31, 2006 and 2005, respectively. An allowance for loans losses of $492,000 and $538,000 relates to impaired loans of $1,631,000 and $3,353,000, at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, impaired loans of $967,000 had no related allowance for loan losses.
Interest of $176,000, 185,000, and $30,000 was recognized on average impaired loans of $2,889,000, $5,956,000 and $1,781,000 for 2006, 2005 and 2004, respectively. Included in the above interest is $92,000, $9,000 and $30,000 of interest that was recognized on a cash basis during 2006, 2005 and 2004, respectively.
At December 31, 2006 and 2005, accruing loans delinquent 90 days or more totaled $1,000 and $759,000, respectively. Non-accruing loans at December 31, 2006 and 2005 were $2,457,000 and $2,782,000, respectively.

NOTE 6: PREMISES AND EQUIPMENT
	2006	2005
Land	$2,638	$2,462
Buildings and land improvements	13,398	12,633
Furniture and equipment	7,394	6,831
Total cost	23,430	21,926
Accumulated depreciation	(9,133)	(7,553)
Net	$14,297	$14,373

NOTE 7: INVESTMENT IN LIMITED PARTNERSHIP
The Company’s investment in a limited partnership of $1,252,000 and $1,161,000 at December 31, 2006 and 2005 represents equity in a limited partnership organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnership based on the Company’s interest in the partnership, which is 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the income or losses of the partnerships, the Company has recorded the benefit of a low income housing tax credit of $0, $150,000 and $355,000 for the years ended December 31, 2006, 2005 and 2004. Condensed financial statements of the partnership are as follows:

	2006	2005
Assets
Cash	$168	$165
Land and property	3,764	3,862
Other assets	414	439
Total assets	$4,346	$4,466

Liabilities
Notes payable	$2,835	$2,871
Other liabilities	108	160
Total liabilities	2,943	3,031

Partners’ equity	1,403	1,435
Total liabilities and partners’ equity	$4,346	$4,466

	2006	2005	2004
Condensed statement of operations
Total revenue	$773	$735	$1,411
Total expenses	805	701	(1,667)
Net income (loss)	$(32)	$34	$(256)

NOTE 8: GOODWILL
No impairment loss was recorded in 2006, 2005 or 2004. The goodwill relates primarily to goodwill acquired in the First Shares’ acquisition totaling $22,343,000.

NOTE 9: CORE DEPOSIT INTANGIBLE
The carrying basis of the recognized core deposit intangible was $4,741,000 at December 31, 2006 and 2005 and the accumulated amortization of such intangible was $2,051,000 and $1,444,000 at those dates.
Amortization expense for 2006, 2005 and 2004 was $607,000, $720,000 and $380,000. Annual estimated amortization expense for each of the next five years is:

2007	$521,000
2008	483,000
2009	483,000
2010	459,000
2011	389,000

NOTE 10: DEPOSITS
	2006	2005
Noninterest-bearing demand deposits	$51,062	$53,730
Interest-bearing demand deposits	46,482	50,578
Money market savings deposits	142,717	134,416
Savings deposits	68,273	52,647
Certificates and other time deposits of $100,000 or more	129,779	122,637
Other certificates and time deposits	217,351	186,564
Total deposits	$655,664	$600,572

At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$264,872
2008	63,407
2009	9,241
2010	8,078
2011	1,532
$347,130

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004 (Table Dollar Amounts in Thousands, Except Share Data)

NOTE 11: SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Securities sold under agreements to repurchase were $16,864,000 and $10,064,000 at December 31, 2006 and 2005. Agreements outstanding during 2006 and 2005 consisted of obligations of the Company to other parties. The obligations were secured by federal agency securities, and such collateral was held by a financial services company. The maximum amount of outstanding agreements at any month-end during 2006 totaled $16,864,000 and the daily average of such agreements totaled $11,722,000. The maximum amount of outstanding agreements at any month-end during 2005 totaled $11,215,000 and the daily average of such agreements totaled $8,303,000.

NOTE 12: BORROWINGS
Borrowings at December 31, 2006 and 2005, included Federal Home Loan Bank advances or $103,608,000 and $127,072,000.

Amount
Aggregate annual maturities of borrowing at December 31, 2006, are
2007	$ 16,550
2008	—
2009	15,000
2010	31,058
2011	1,000
Thereafter	40,000
$103,608

FHLB advances are secured by mortgage loans and investment securities totaling $320,285,000 at December 31, 2006. Advances, at interest rates from 3.3 to 5.6 percent, are subject to restrictions or penalties in the event of prepayment.
At December 31, 2006, FHLB advances totaling $77,000,000 are subject to various options by the FHLB to convert the rates. If the FHLB exercises its option, the advance will be prepayable at the Bank’s option, at par and without a penalty fee.
The Company has an available line of credit with the FHLB totaling $5,000,000. The line of credit expires October 24, 2007 and bears interest rate equal to the current variable advance rate. At December 31, 2006, there was no outstanding balance.
The Company has a line of credit for $5,000,000 from another financial institution. The line of credit matures on May 8, 2007 and carries an interest rate of LIBOR plus 1.50 percent. At December 31, 2006, there was no outstanding balance.

NOTE 13: LOAN SERVICING Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans consist of the following:

	2006	2005	2004
Mortgage loan portfolio serviced for FHLMC	$104,231	$120,577	$136,147
Other investors	5,693	6,187	8,196
	$109,924	$126,764	$144,343

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2006 and 2005 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

	2006	2005	2004
Mortgage Servicing Rights
Balances, January 1	$355	$576	$620
Servicing rights capitalized	18	52	207
Amortization of servicing rights	(118)	(271)	(250)
	255	357	577
Valuation allowance	—	(2)	(1)
Balances, December 31	$255	$355	$576

Prior to 2004, the Company established a valuation allowance. In 2005, the valuation allowance increased by $1,000. In 2006 and 2004, the valuation allowance declined by $2,000 and $58,000, respectively.

NOTE 14: INCOME TAX
	2006	2005	2004
Income tax expense
Currently payable
Federal	$1,037	$377	$357
State	89	(72)	116
Deferred
Federal	(175)	(365)	537
State	(138)	20	47

Total income tax expense (benefit)	$813	$(40)	$1,057

Reconciliation of federal statutory to actual tax expense
Federal statutory income tax at 34%	$1,263	$394	$1,602
Effect of state income taxes	(32)	(34)	108
Tax credits	26	(150)	(355)
Tax exempt interest	(276)	(177)	(95)
Cash value of life insurance	(234)	(229)	(203)
ESOP expense in excess of cost	86	78	104
Other	(20)	78	(104)
Actual tax expense (benefit)	$813	$(40)	$1,057

Effective tax rate	21.9%	(3.5)%	22.4%

The components of the deferred tax asset are as follows at December 31:

	2006	2005
Assets
Allowance for loan losses	$2,511	$2,355
Deferred director fees	891	847
Employee benefits	316	273
Securities available for sale	471	460
Purchase accounting fair value adjustments	150	294
Debt issuance amortization	180	192
Stock options	366	342
Pension liability	103	—
Net operating loss carryforward	157	—
Total assets	5,145	4,763

Liabilities
State income tax	(210)	(163)
Depreciation	(515)	(482)
Prepaid expenses	(187)	(95)
FHLB stock dividends	(430)	(443)
Mortgage servicing rights	(107)	(150)
Core deposit intangible	(1,027)	(1,238)
Other	(83)	(33)
Total liabilities	(2,559)	(2,604)
	$2,586	$2,159

As of December 31, 2006 the Company had approximately $1,957,000 of state tax loss carryforward available to offset future franchise tax. The state loss carryforwards expire in tax years 2024 through 2026.
No valuation allowance was necessary at December 31, 2006 and 2005.
Retained earnings include approximately $7,277,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of “bank” status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2006, the unrecorded deferred income tax liability on the above amount was approximately $2,474,000.

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

Financial instruments whose contract amount represents credit risk were as follows:

	2006	2005
Loan commitments	$116,138	$122,174
Standby letters of credit	5,531	1,784

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
The Bank has several noncancellable operating leases, primarily for leased premises, that expire over the next 20 years. These leases generally contain renewal options for periods ranging from 180 months to 10 years. Rental expense for these leases was $359,000, $335,000, and $143,000 for the years ended December 31, 2006, 2005 and 2004, respectively.
Future minimum lease payments under operating leases are:

Operating Leases
2007	$322
2008	343
2009	329
2010	330
2011	(324)
Thereafter	2,486
Total minimum lease payments	$4,134

NOTE 16: DIVIDEND AND CAPITAL RESTRICTIONS
Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years.
At December 31, 2006, the shareholder’s equity of the Bank was $96,423,000. Although well capitalized, under current regulations in effect, the Bank is required to apply to the Indiana Department of Financial Institutions to pay dividends to the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004 (Table Dollar Amounts in Thousands, Except Share Data)

NOTE 17: REGULATORY CAPITAL
The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2006, the Company and Bank were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company and Bank must maintain capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company and Bank’s category.
The Company and Bank’s actual capital amounts and ratios under the state charter are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital (to Risk-Weighted Assets)
Consolidated	$79,198	12.0%	$53,038	8.0%	$—	N/A
Bank	75,902	11.0	54,979	8.0	68,724	10.0%

Tier I Capital (to Risk-Weighted Assets)
Consolidated	73,069	11.0	26,519	4.0	—	N/A
Bank	69,773	10.2	27,489	4.0	41,234	6.0

Tier I Capital (to Average Assets)
Consolidated	73,069	8.4	34,582	4.0	—	N/A
Bank	69,773	8.1	34,582	4.0	43,228	5.0

In November 2006, the Company and Bank switched from a federal thrift chartered to a state bank charter. The Bank’s actual capital amounts and ratios for 2005 are presented in the following table.
There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank’s operations. At December 31, 2005, the Bank was categorized as well capitalized and met all subject capital adequacy requirements.
The Bank’s actual and required capital amounts and ratios under the federal thrift charter are as follows:

	2005
	Actual		Required for Adequate Capital		To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital (to risk-weighted assets)	$76,773	11.6%	$53,159	8.0%	$66,449	10.0%
Tier I capital (to risk-weighted assets)	71,186	10.7	26,580	4.0	39,870	6.0
Core capital (to adjusted total assets)	71,186	8.7	32,714	4.0	40,893	5.0
Core capital (to adjusted tangible assets)	71,186	8.7	16,357	2.0	—	N/A
Tangible capital (to adjusted total assets)	71,186	8.7	12,268	1.5	—	N/A

NOTE 18: EMPLOYEE BENEFITS AND CHANGE IN ACCOUNTING PRINCIPLE
The Company provides pension benefits for substantially all individuals who were employed by the Company prior to July 1, 2004 through its participation in a multi-employer pension plan. On June 30, 2004, the Company froze this defined-benefit pension plan and discontinued the accrual of benefits to plan participants beyond what was already earned to that date. Separate actuarial valuations are not made with respect to each participating employer. Pension expense for 2006, 2005 and 2004 was $172,000, $171,000 and $228,000.

awarded to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year. The unearned portion of these stock awards is presented as a reduction of shareholders’ equity. RRP expense for 2006, 2005 and 2004 was $112,000, $33,000 and $279,000.

Unvested RRP shares at December 31, 2006:
	Number of	Grant Date
	Shares	Fair Value
Beginning of year	4,600	$17.37
Granted	25,409	15.81
Vested	(1,800)	17.20
Forfeited or expired	—	—

End of year	28,209	$15.98

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. Prior to September 1, 2005, the Company matched employees’ contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. Beginning September 1, 2005, the Company matches employees’ contributions at the rate of 100 percent for the first 3 percent of W-2 earnings contributed by the participants. The Bank’s expense for the plan was $244,000, $214,000 and $138,000 for 2006, 2005 and 2004.
The Company has a supplemental retirement plan for directors which provides for continuation of director fees upon events specified under the plan. On December 31, 2006, the Company adopted the recognition provision of SFAS No. 158, Employers’ Accounting for Defined, Pension and other Post-Retirement Plans. Upon adoption of SFAS No. 158, the Company recorded an adjustment of $260,000 to increase the plan liability to the projected benefit obligation. The net of tax adjustment to accumulated other comprehensive loss was $157,000. The plan liability was $1,224,000 and $867,000 at December 31, 2006 and 2005. Expense under the plan was $172,000, $159,000 and $65,000 for 2006, 2005 and 2004. Certain disclosures required by SFAS No. 158 have been omitted because they are immaterial to the financial statements.
The Company has an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share with funds provided by a loan from the Company. Accordingly, the common stock acquired by the ESOP is shown as a reduction of shareholders’ equity. Unearned ESOP shares totaled 278,940 and 309,972 at December 31, 2006 and 2005 and had a fair value of $5,576,000 and $5,099,000 at those dates. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for 2006, 2005 and 2004 was $565,000, $552,000 and $641,000. At December 31, 2006 and 2005, the ESOP had 219,186 and 209,240 allocated shares, 278,940 and 309,972 suspense shares and no committed-to-be released shares.
The Company has a Recognition and Retention Plan (RRP). The RRP has purchased or acquired 308,863 shares of Company common stock, and grants for 291,226 of these shares have been

       Unearned compensation at December 31, 2006 related to the RRP shares is $451,000 and will be recognized over a weighted average period of 3.8 years.

NOTE 19: STOCK OPTION PLANS
The Company’s Stock Option Plans (the Plans), which are shareholder approved, permit the grant of stock options to its directors, officers and other key employees. The Lincoln Bancorp 1999 Stock Option Plan authorized the grant of options for up to 700,925 shares of the Company’s common stock, which generally vest at a rate of 20 percent a year and have a 10-year contractual term. The Lincoln Bancorp 2005 Stock Option Plan authorized the grant of options for up to 250,000 shares of the Company’s common stock, which may vest at the discretion of the Company and have a 10-year contractual term. The Company believes that such awards better align the interests of its directors and employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plans). The Company generally issues shares from its authorized shares to satisfy option exercises.
The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005	2004
Expected volatility	18.4%	16.4%	8.8%
Expected dividends	3.1%	3.1%	2.6%
Expected term (in years)	8	8	8
Risk-free rate	4.9%	4.4%	4.4%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004 (Table Dollar Amounts in Thousands, Except Share Data)

A summary of option activity under the Plan as of December 31, 2006 and changes during the year then ended, is presented below:

	2006
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	751,298	$13.58
Granted	9,000	17.66
Exercised	46,195	12.20
Forfeited or expired	—	—

Outstanding, end of year	714,103	$13.72	4.6	$4,478,000

Exercisable, end of year	623,711	$13.07	4.1	$4,316,000

The weighted-average grant-date fair value of options granted during the years 2006, 2005 and 2004 was $3.69, $2.92 and $2.58, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004, was $306,000, $265,000 and $531,000, respectively.
As of December 31, 2006, there was $90,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.2 years.
During 2006, the Company recognized $89,000 of share-based compensation expense and $25,000 of tax benefit related to the share based compensation expense.

NOTE 20: ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive loss at December 31, 2006 and 2005 consisted of:

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

	2006	2005
Net unrealized loss on available-for-sale securities, net of income tax benefit	$(804)	$(818)
Pension liability not yet recognized in net periodic benefit cost- net loss, net of income tax benefit	(157)	—
Total deposits	$(961)	$(818)

NOTE 21: FAIR VALUES OF FINANCIAL INSTRUMENTS
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

The estimated fair values of the Company’s financial instruments are as follows:
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$18,409	$18,409	$16,736	$16,736
Securities available for sale	151,237	151,237	151,565	151,565
Loans, including loans held for sale, net	632,996	624,753	594,974	587,790
Stock in FHLB	8,808	8,808	10,648	10,648
Interest receivable	4,786	4,786	4,270	4,270

Liabilities
Deposits	655,664	656,588	600,572	598,509
Borrowings
Securities sold under repurchase agreement	16,864	16,864	10,064	10,064
FHLB advances	103,608	103,796	127,072	127,290
Interest payable	2,460	2,460	1,896	1,896
Advances by borrowers for taxes and insurance	745	745	513	513
Off-balance sheet commitments

NOTE 22: EARNINGS PER SHARE
Earnings per share were computed as follows:
	2006
	Income	Weighted-Average Shares	Per-Share Amount
Basic Earnings Per Share - income available to common shareholders	$2,900	5,041,962	$.58
Effect of Dilutive Securities - stock options	—	129,449
Diluted Earnings Per Share - income available to common shareholders and assumed conversions	$2,900	5,171,411	$.56

	2005
	Income	Weighted-Average Shares	Per-Share Amount
Basic Earnings Per Share - income available to common shareholders	$1,199	5,021,324	$.24
Effect of Dilutive Securities - stock options	—	110,661
Diluted Earnings Per Share - income available to common shareholders and assumed conversions	$1,199	5,131,985	$.23

	2004
	Income	Weighted-Average Shares	Per-Share Amount
Basic Earnings Per Share - income available to common shareholders	$3,655	4,372,382	$.84
Effect of Dilutive Securities - stock options	—	143,255
Diluted Earnings Per Share - income available to common shareholders and assumed conversions	$3,655	4,515,637	$.81

Options to purchase 240,796 shares of common stock at exercise prices of $16.20 to $18.75 per share were outstanding at	December 31, 2005, but were not included in the computation of diluted earning per share because the options were anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006, 2005 and 2004 (Table Dollar Amounts in Thousands, Except Share Data)

NOTE 23: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)
Presented below is condensed financial information as to financial position, results of operations and cash flows of the Parent Company:

Condensed Balance Sheets
	2006	2005
Assets
Cash and cash equivalents on deposit with Bank	$1,725	$1,487
Investment securities available for sale	249	240
Investment in common stock of Bank	96,005	98,171
Other assets	2,064	770
Total assets	$100,043	$100,668

Liabilities
Note payable	$—	$—
Other	743	728
Total liabilities	743	728

Shareholders’ Equity	99,300	99,940
Total liabilities and shareholders’ equity	$100,043	$100,668

Condensed Statements of Income
	2006	2005	2004
Income
Dividends from Bank	$5,450	$5,000	$5,000
Other income	28	356	79
Total income	5,478	5,356	5,079
Expenses	398	473	343
Income before income tax benefit and equity in undistributed income of Bank	5,080	4,883	4,736
Income tax benefit	(41)	(26)	(46)
Income before equity in undistributed income of Bank	5,121	4,909	4,782
Distribution in excess of income of Bank	(2,221)	(3,710)	(1,127)
Net Income	$2,900	$1,199	$3,655

Condensed Statements of Cash Flows
	2006	2005	2004
Operating Activities
Net income	$2,900	$1,199	$3,655
Items not requiring (providing) cash
Distributions in excess of income of Bank	2,221	3,710	1,127
Other	(726)	1,120	(537)
Net cash provided by operating activities	4,395	6,029	4,245

Financing Activities
Proceeds from borrowings	—	—	3,000
Repayment of borrowings	—	(3,000)	(1,025)
Repurchase of common stock	(1,973)	(285)	—
Stock options exercised	564	434	902
Net cash paid in acquisition	—	—	(17,797)
Tax benefit on stock options exercised	86
Cash dividends	(2,834)	(2,828)	(2,211)
Net cash used in financing activities	(4,157)	(5,679)	(17,131)
Net Change in Cash and Cash Equivalents	238	350	(12,886)
Cash and Cash Equivalents at Beginning of Year	1,487	1,137	14,023
Cash and Cash Equivalents at End of Year	$1,725	$1,487	$1,137

NOTE 24: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
Quarter Ending	Interest Income	Interest Expense	Net Interest Income	Provision For Loan Losses	Net Income (Loss)	Basic Earnings (Loss) Per Share	Diluted Earnings (Loss) Per Share	Dividends Per Share
2006
March	$12,005	$6,411	$5,594	$236	$779	$0.15	$0.15	$0.14
June	12,777	7,051	5,726	266	786	0.16	0.15	0.14
September	13,112	7,582	5,530	120	840	0.17	0.16	0.14
December	13,324	7,963	5,361	262	495	0.10	0.10	0.14
	$51,218	$29,007	$22,211	$884	$2,900
2005
March	$10,109	$4,542	$5,567	$14	$979	$0.20	$0.19	$0.14
June	10,839	5,190	5,649	1,915	(1,639)	(0.33)	(0.33)	0.14
September	11,154	5,293	5,861	145	1,215	0.24	0.24	0.14
December	11,780	5,983	5,797	568	644	0.13	0.13	0.14
	$43,882	$21,008	$22,874	$2,642	$1,199

NOTE 25: FUTURE ACCOUNTING MATTERS
In March 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not intend to carry servicing rights at fair value and therefore does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated financial position or results of operations.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06_5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85_4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company has not completed its evaluation of the impact of adoption of this issue.
On February 15, 2007, the FASB issued its Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. FAS 159 permits entities to elect to report most financial assets and liabilities at their fair value with changes in fair value included in net income. The fair value option may be applied on an instrument-by-instrument or instrument class-by-class basis. The option is not available for deposits withdrawable on demand, pension plan assets and obligations, leases, instruments classified as stockholders’ equity, investments in consolidated subsidiaries and variable interest entities and certain insurance policies. The new standard is effective at the beginning of the Company’s fiscal year beginning January 1, 2008, and early application may be elected in certain circumstances. The Company expects to first apply the new standard at the beginning of its 2008 fiscal year. The Company is currently evaluating and has not yet determined the impact the new standard is expected to have on its financial position, results of operations or cash flows.

EXECUTIVE AND CORPORATE OFFICERS

Lincoln Bancorp
Executive Officers
Jerry R. Engle
Chairman of the Board, President
and Chief Executive Officer

John B. Ditmars
Executive Vice President

Jonathan D. Slaughter
Vice President

John M. Baer
Secretary and Treasurer

Lincoln Bank
Executive Officers
Jerry R. Engle
President & Chief Executive Officer

John B. Ditmars
Executive Vice President &
Chief Operating Officer

John M. Baer
Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer

Jonathan D. Slaughter
Senior Vice President,
Chief Credit Officer

Bryan Mills
Senior Vice President,
Mortgage Lending Manager

J. Douglas Bennett
Senior Vice President,
Business Development

Lincoln Bank Officers
Brad Davis
Vice President,
Chief Accounting Officer

Mickey J. Walden
VP, Senior Manager, Analysis

James C. Terry
Senior Financial Analyst

Linda R. Quillen
Financial Analyst

Elizabeth A. Boltz
AVP, Branch Operations/Consumer Lending

Sally Wells
AVP, Branch Operations/Consumer Lending

Deborah L. Graves
VP, Frankfort Market Manager

Sandra S. Gammon
Branch Manager, Avon

Michael J. Goodin
VP, Branch Manager, Nashville

Sharon Durham
Branch Manager, Mooresville

Shiela A. Taylor
Branch Manager, Plainfield

Troy Crum
Branch Manager, Brownsburg

Janna Kruml
Branch Manager, Southfield

Mary Taylor
Branch Manager, Crawfordsville

John F. Beardsley
VP, Branch Manager, Morgantown

Debra Beckner
Branch Manager, Greenwood

Jennifer Wilson
Branch Manager, Franklin

Kim Collier
Branch Manager, Greenwood

William B. Canary
Branch Manager, Greenwood & Bargersville

Carolynn Hobson
Branch Manager, Greenwood

John C. Eisenbarth
Financial Planning Services

Kevin T. Scharnowske
VP Information System/
IS Security Officer

Ramona Silot
Information Systems Data Analyst

Donna J. Coulson
AVP, Deposit Operations

Robert E. Maar
Information Systems Manager

Max L. Hetrick Jr.
Facilities/Purchasing Manager

Melinda J. Carter
AVP, Marketing Director

Tammy L. Hall
AVP, Security Officer

Jay H. Oxley
Loan Officer, Crawfordsville

Sandra K. Ostler
Loan Officer, Frankfort

Debbie Hamilton
AVP, Indirect Lending Manager

Terri Webb
AVP, Director Loan Operations

Jerry P. Orem
VP, Commercial Lending Manager

John Morin
VP, Regional Commercial
Lending Manager

Sam Roberson
VP, Director of Commercial Credit
and Loan Review

Jennifer L. Meyers
AVP, Commercial Banking Officer

Jennifer Mathews-Miner
VP, Commercial Banking Officer

John L. Purdie
VP, Commercial Banking Officer

Kenneth L. Birkemeier
VP, Commercial Banking Officer

M. Steven Johnson
VP, Commercial Banking Officer

Steven E. Anderson
AVP, Commercial Banking Officer

George Dougherty
VP, Commercial Banking Officer

Adam Treibic
Commercial Business Development

Jeff Olds
VP, Commercial Real Estate

Michael Mathew
VP, Commercial Banking Officer

Dan Southard
VP, Commercial Banking Officer

Eric Eddleman
Commercial Banking Officer

Stacy Hammonds
AVP, Business Service,
Cash Management

John Ehrhart
Business Development

Max Hank
Business Development

Jenny Denny
Commercial Credit Manager

Christopher Horton
Manager, Real Estate Collections

Lisa Eschelman
Manager, Consumer Collections

Jennifer Dawson
Director, Human Resources

Susan J. Haines
Director, Internal Audit

Peter Prichodko
VP, Director, Compliance

Helen F. Smith
Bank Secrecy Officer

Rebecca S. Henderson
AVP, Compliance Officer

Jeffrey Jex
Loan Review Specialist

LINCOLN BANCORP, INC. BOARD OF DIRECTORS

Lester N. Bergum, Jr.
(age 58) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as President of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

Dennis W. Dawes
(age 61) is President of Hendricks Regional Health, President of Hendricks Regional Health Foundation, Vice Chairman of Suburban Health Organization and Vice Chairman of Crises Pregnancy Centers of Central Indiana.

Jerry R. Engle
(age 62) has been President and Chief Executive Officer of the Bank since May 1, 2005 and Chairman of the Board, President and Chief Executive Officer of the Holding Company since June 1, 2005. Prior to this he was the Executive Vice President and Chief Operating Officer of the Bank, and Vice Chairman of the Board of Directors of the Holding Company, since the merger of First Shares in August 2004. Formerly, he was the President and Chief Executive Officer of First Shares and First Bank from March 1999 until joining the Company. Prior to that time, he was Chief Executive Officer of Citizens Bank of Central Indiana, a position he assumed in 1992 when Indiana Bancshares, Inc., of which he was Chief Executive Officer, merged into CNB Bancshares, Inc., the holding company for Citizens Bank.

W. Thomas Harmon
(age 67) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

Jerry Holifield
(age 65) became Chairman of the Board of the Bank in December 1999 and has been the Superintendent of the Plainfield Community School Corporation since 1991.

David E. Mansfield
(age 64) became Vice President of The Excel Group, Greenwood, Indiana in March 2003. Previously he had been an Administrative Supervisor for Marathon Oil, where he had worked since 1973.

R.J. McConnell
(age 47) is a partner with the law firm of Bose McKinney & Evans LLP, Indianapolis, Indiana.

John C. Milholland
(age 70) retired in 2001. Currently is a real estate broker for Joe Risse Realty. He previously served as Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

Patrick A. Sherman
(age 59) is a partner in the certified public accounting firm of Sherman and Armbruster, LLP located in Greenwood, Indiana. He is also Secretary and Treasurer for The Phoenix Group, a fluid management company.

John L. Wyatt
(age 70) is a Senior Agent for Northwestern Mutual Financial Network where he has been employed since 1960.

SHAREHOLDER INFORMATION

The Holding Company’s common stock, without par value (“Common Stock”), is listed on the NASDAQ Global Market LLC under the symbol “LNCB.” The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 2006 to December 31, 2006, were $20.23 and $15.81, respectively. On February 26, 2007, there were 1,005 shareholders of record.

Total Performance Graph*
(December 31, 2001 to December 31, 2006)
The following graph shows the performance of the Holding Company’s Common Stock since December 31, 2001, in comparison to the NASDAQ Combined Bank Index, KBW Bank Index and the NASDAQ National Market.

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
    The Holding Company is not subject to FDIC and Federal Reserve Bank regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Bank. Applicable law restricts the amount of dividends the Bank may pay to the Holding Company without obtaining the prior approval of the Indiana Department of Financial Institutions to an amount that does not exceed the Bank’s year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company’s total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company’s common stock.
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

Corporate Headquarters
Lincoln Bank
905 Southfield Drive
Plainfield, IN 46168
Tel: (317) 839-6539
Fax: (317) 837-3927
www.lincolnbankonline.com

Transfer Agent and Registrar
Computershare Investor Services LLC

For Regular Mail:
P. O. Box 43078, Providence, RI 02940-3078

The Street Address for Overnight Delivery is:
250 Royall Street, Mail Stop 1A, Canton, MA 02021

The Lockbox Address for Voluntary Contributions is:
P.O. Box 5709, Carol Stream, IL 60197-5709
www.computershare.com

Corporate Counsel
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204

Independent Auditor
BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana 46244

Shareholder and General Inquiries
The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2006 with the Securities and Exchange Commission. Copies of this Annual Report may be obtained without charge upon written request to:

Jerry R. Engle, President and Chief Executive Officer
Lincoln Bancorp
905 Southfield Drive, P.O. Box 510 Plainfield, Indiana 46168-0510

	Stock Price		Dividends
Quarter Ended	High	Low	Per Share
2006:
March	$19.00	$15.81	$.14
June	18.87	17.35	.14
September	18.69	17.11	.14
December	20.23	18.18	.14

2005:
March	$19.50	$18.09	$.14
June	18.50	16.00	.14
September	17.60	15.50	.14
December	16.99	15.02	.14

[Lincoln Bancorp logo]
905 Southfield Drive
Plainfield, IN 46168
(317) 839-6539
www.lincolnbankonline.com